As filed with the U.S. Securities and Exchange Commission on September 26, 2024

Registration Statement No. 333-277077

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________________

Amendment No. 3

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________________

FORTUNE RISE ACQUISITION CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

______________________________________

Delaware (State or other jurisdiction of incorporation or organization	6770 (Primary Standard Industrial Classification Code Number)	86-1850747 (I.R.S. Employer Identification Number)

______________________________________

13575 58th Street North, Suite 200

Clearwater, Florida 33760

(727) 440-4603

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ryan Spick

Principal Executive Officer

Fortune Rise Acquisition Corporation

13575 58th Street North, Suite 200

Clearwater, Florida 33760

(727) 440-4603

(Name, address, including zip code, and telephone number, including area code of agent for service)

______________________________________

Copies to:

Andrew M. Tucker Michael K. Bradshaw, Jr. Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW, Suite 900 Washington, DC 20001 Phone: (202) 689-2808	J. Martin Tate Kunzler Bean & Adamson PC 57 E. Broadway, Suite 1000 Salt Lake City, Utah 84111 Phone: 801-939-3698

______________________________________

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective and after all conditions under the BCA to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer): ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer): ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus/consent solicitation statement is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus/consent solicitation statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT

SUBJECT TO COMPLETION, DATED [●], 2024

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

On October 24, 2023, Fortune Rise Acquisition Corporation, a Delaware corporation (“FRLA”) and Water on Demand, Inc., a Texas corporation (“WODI”) entered into a Business Combination Agreement (as amended February 6, 2024, the “Business Combination Agreement”), pursuant to which FRLA Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of FRLA (“Merger Sub”) will merge with and into WODI (the “Merger”), with WODI as the surviving corporation in the Merger and, after giving effect to the Merger, WODI will be a wholly-owned subsidiary of FRLA (the “Combined Company”). The Combined Company will change its name to “Water on Demand, Inc.” The Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.”

Pursuant to the Business Combination Agreement, at the Effective Time, (A) each share of FRLA Class A common stock, par value $0.0001 per share (“FRLA Class A Common Stock”) and each share of FRLA Class B common stock, par value $0.0001 per share (“FRLA Class B Common Stock”) (other than such shares of FRLA Class B Common Stock held by Fortune Rise Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) which were forfeited pursuant to the Sponsor Letter Agreement (as defined below)) that is issued and outstanding immediately prior to the Merger shall become one share of FRLA common stock, par value $0.0001 per share (“Common Stock”), (B) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of WODI (“WODI Common Stock”); (C) each share of WODI preferred stock (“WODI Preferred Stock”) shall convert to WODI Common Stock in accordance with the terms thereof immediately prior to the Effective Time; (D) each share of WODI Common Stock (other than the WODI Common Stock held as treasury stock by WODI) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive that number shares of Common Stock equal to the Merger Consideration (as defined below); (E) any shares of WODI Common Stock that are restricted or subject to vesting shall automatically vest and be converted into shares of Common Stock granted as part of the Merger Consideration; (F) certain convertible promissory notes issued by WODI shall convert into shares of WODI Common Stock; and (G) each share of WODI Common Stock held by WODI as treasury stock immediately prior to the Effective Time will be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

WODI shareholders shall be entitled to, with respect to each outstanding share of WODI Common Stock, a number of shares of Common Stock, equal to the Exchange Ratio (the “Merger Consideration,” and the shares of Common Stock issued as Merger Consideration, the “Merger Consideration Shares”), where the Exchange Ratio is equal to the quotient of (A) (i) $32,000,000, divided by (ii) the sum of the aggregate number of shares of WODI Common Stock outstanding immediately prior to the Effective Time and the number of restricted stock grants subject to vesting, and (B) (i) the aggregate amount of cash on deposit in the Trust Account (without giving effect to the redemption of any shares by FRLA’s public stockholders) as of two business days prior to the Closing Date, including interest not previously released to FRLA to pay taxes of FRLA divided by (ii) the total number of then issued and outstanding shares of FRLA Class A Common Stock (without giving effect to the redemption of any shares by FRLA’s public stockholders).

Concurrently with the execution of the Business Combination Agreement, the Sponsor, FRLA and WODI entered into a Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor agreed to (a) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) accept or alternatively waive any adjustment to the conversion ratio set forth in the Certificate of Incorporation or other governing documents of FRLA and/or any other anti-dilution or similar protection with respect to the FRLA Class B Common Stock, such that the FRLA Class B Common Stock will convert into Common Stock at the Closing on a one-to-one basis, and (c) subject to potential forfeiture certain of the FRLA Class B Common Stock currently held by the Sponsor and certain FRLA Class A Common Stock issuable to the Sponsor on exercise of a warrant owned by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

FRLA will hold a special meeting of its stockholders in connection with the proposed Business Combination which is referred to as the “FRLA Special Meeting.” WODI will similarly seek the approval of its shareholders of the Business Combination by written consent which is referred to as the “WODI Shareholder Consent.”

WODI designs and manufactures a complete line of water treatment systems for municipal, industrial and pure water applications and is rolling out a unique “pay-as-you-go” financing program to support such services. WODI utilizes a wide range of technologies, including chemical injection, media filters, membrane, ion exchange and SCADA (supervisory control and data acquisition) technology in turnkey systems. The WODI board of directors unanimously recommends that WODI shareholders approve the proposals set forth in the WODI Shareholder Consent.

FRLA is a Delaware blank check company established for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” The FRLA board of directors unanimously recommends that FRLA stockholders vote “FOR” each of the proposals to be considered at the FRLA Special Meeting.

Presuming no redemptions by the FRLA shareholders, it is anticipated that upon completion of the Business Combination, FRLA’s public stockholders would retain an ownership interest of approximately 38.6% of the Combined Company, the Sponsor and directors of FRLA will retain an ownership interest of approximately 17.9% of the Combined Company, the Representatives will retain an ownership interest of approximately 1.5% of the Combined Company, and the WODI shareholders will own approximately 42.0% of the Combined Company. The ownership and voting power percentages with respect to the Combined Company (a) does not take into account (i) the redemption of any shares by FRLA’s public stockholders, (ii) the issuance of any additional shares upon the Closing under the Incentive Plan, (iii) the potential issuance of additional shares underlying equity-linked FRLA securities (such as warrants), or (iv) the potential issuance of additional shares underlying equity-linked WODI securities (such as warrants, RSUs, stock options and any other equity-linked securities that may be issued by WODI prior to the Closing) that are to be converted, at the Closing, into equity-linked FRLA securities. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the FRLA stockholders will be different.

As of June 30, 2024, there was approximately $35.6 million in FRLA’s trust account (the “Trust Account”). On [     ], 2024, the record date for the FRLA Special Meeting of stockholders, the last sale price of FRLA’s Class A Common Stock was $[     ].

Each stockholder’s vote is very important. Whether or not you plan to participate in the virtual FRLA Special Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting virtually at the FRLA Special Meeting if such stockholder subsequently chooses to participate in the FRLA Special Meeting.

We encourage you to read this proxy statement/prospectus/consent solicitation statement carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 33.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy of or accuracy of this proxy statement/prospectus/consent solicitation statement. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus/consent solicitation statement is dated [     ], 2024 and is first being mailed to stockholders of FRLA and WODI on or about [     ], 2024.

Ryan Spick	T. Riggs Eckelberry
Principal Executive Officer	Chief Executive Officer
Fortune Rise Acquisition Corporation	Water on Demand, Inc.
[ ], 2024	[ ], 2024

FORTUNE RISE ACQUISITION CORPORATION

13575 58th Street North, Suite 200

Clearwater, Florida 33760

Telephone: (727) 440-4603

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF

FORTUNE RISE ACQUISITION CORPORATION

To be held on [     ], 2024

To Fortune Rise Acquisition Corporation Stockholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the stockholders of Fortune Rise Acquisition Corporation (“FRLA”, “we”, “our”, or “us”), which will be held virtually at [     ] Eastern Time, on [     ], 2024 at [     ] (the “FRLA Special Meeting”). You can participate in the virtual FRLA Special Meeting as described in “The FRLA Special Meeting.”

During the FRLA Special Meeting, FRLA’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “FRLA Proposals”:

•To consider and vote upon a proposal to approve the transactions contemplated under the Business Combination Agreement, dated as of October 24, 2023 (as amended February 6, 2024, the “Business Combination Agreement”), by and among FRLA, FRLA Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of FRLA (“Merger Sub”), and Water on Demand, Inc., a Texas corporation (“WODI”), a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as Annex A. This Proposal is referred to as the “FRLA Business Combination Proposal” or “FRLA Proposal 1.”

•To consider and vote upon a proposal to approve the Amended and Restated Certificate of Incorporation of FRLA, a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as Annex B (the “Amended Charter”). This Proposal is referred to as the “FRLA Charter Amendment Proposal” or “FRLA Proposal 2.”

•To consider and vote upon, on a non-binding basis, certain differences between FRLA’s Current Charter and the Amended Charter, a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as Annex B, for the following amendments (collectively, the “FRLA Advisory Charter Proposals” or “FRLA Proposal 3”):

oChange to Authorized Capital Stock – to increase the total number of shares the Combined Company is authorized to issue (“Advisory Proposal 3A”);

oRight of Stockholders to Act by Written Consent – to provide the right of the stockholders of the Combined Company to act by written consent except to the extent otherwise provided in our bylaws (“Advisory Proposal 3B”); and

oRight of Stockholders to Call Meetings– to provide the right of the stockholders of the Combined Company to call a special meeting to the extent otherwise provided in our bylaws (“Advisory Proposal 3C”).

•To consider a vote upon a proposal to approve the 2024 Fortune Rise Acquisition Corporation Equity Incentive Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as Annex D, to be effective upon the consummation of the Business Combination. This Proposal is referred to as the “FRLA Incentive Plan Proposal” or “FRLA Proposal 4.”

•To consider a vote upon a proposal to elect T. Riggs Eckelberry, Stephen Hall, Taron Lexton, Beau Vuillemot, Leslie Brock, and Jean-Louis Kindler as members of the Board of Directors effective as of the Closing until the expiration of their respective terms and until their respective successors are duly appointed and qualified. This Proposal is called the “FRLA Director Election Proposal” or “FRLA Proposal 5.”

•To consider and vote upon a proposal to approve the issuance of the Common Stock in connection with transactions contemplated in the Business Combination Agreement as required by Nasdaq listing requirements. This Proposal is referred to as the “FRLA Nasdaq Proposal” or “FRLA Proposal 6.”

•To consider a vote upon a proposal to approve the adjournment of the FRLA Special Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals. This Proposal is called the “FRLA Adjournment Proposal” or “FRLA Proposal 7.”

The FRLA Business Combination Proposal is conditioned upon the approval of FRLA Proposals 2, 4, 5 and 6. FRLA Proposals 2, 4, 5 and 6 are dependent upon the approval of the FRLA Business Combination Proposal. It is important for you to note that in the event that the FRLA Business Combination Proposal is not approved, FRLA will not consummate the Business Combination. If FRLA does not consummate the Business Combination and fails to complete an initial business combination by November 5, 2024, FRLA will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Current Charter to extend the date by which the Business Combination may be consummated.  On September 23, 2024, FRLA filed a definitive proxy statement with the SEC to be distributed to holders of FRLA’s common stock in connection with FRLA’s solicitation of proxies for a vote by FRLA’s stockholders with respect to a proposal to amend FRLA’s Certificate of Incorporation to extend the date by which FRLA must complete a Business Combination from November 5, 2024 to up to May 5, 2025, by electing to extend the date to consummate a business combination on a monthly basis for up to six times by an additional one month each time, unless the Closing shall have occurred prior thereto.

Approval of the FRLA Business Combination Proposal, the FRLA Advisory Charter Proposals, the FRLA Charter Amendment Proposal, the FRLA Incentive Plan Proposal, the FRLA Nasdaq Proposal and the FRLA Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of FRLA Class A Common Stock and FRLA Class B Common Stock (together, the “FRLA Shares”) present in person by virtual attendance or represented by proxy and entitled to vote at the FRLA Special Meeting or any adjournment thereof. Approval of the FRLA Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding FRLA Shares.

As of [     ], 2024, there were 3,828,048 shares of FRLA Class A common stock, par value $0.0001 per share (“FRLA Class A Common Stock”) and 2,443,750 shares of FRLA Class B common stock, par value $0.0001 per share (“FRLA Class B Common Stock”) issued and outstanding and entitled to vote. Only FRLA stockholders who hold common stock of record as of the close of business on [     ], 2024 are entitled to vote at the FRLA Special Meeting or any adjournment of the FRLA Special Meeting. This proxy statement/prospectus/consent solicitation statement is first being mailed to FRLA stockholders on or about [     ], 2024.

Investing in FRLA’s securities involves a high degree of risk. See “Risk Factors” beginning on page 34 for a discussion of information that should be considered in connection with an investment in FRLA’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the virtual FRLA Special Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the FRLA Special Meeting no later than the time appointed for the FRLA Special Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your FRLA Shares online if you subsequently choose to participate in the virtual FRLA Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the FRLA Special Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the FRLA Special Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual FRLA Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the FRLA Special Meeting.

You may revoke a proxy at any time before it is voted at the FRLA Special Meeting by executing and returning a proxy card dated later than the previous one, by participating in the virtual FRLA Special Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to [     ], that is received by the proxy solicitor before we take the vote at the FRLA Special Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

FRLA’s board of directors recommends that FRLA stockholders vote “FOR” approval of each of the Proposals. When you consider FRLA’s Board of Director’s recommendation of these Proposals, you should keep in mind that FRLA’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “FRLA Proposal 1 – The FRLA Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

On behalf of the FRLA Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,

Ryan Spick

Principal Executive Officer

Fortune Rise Acquisition Corporation

[     ], 2024

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU: (A) HOLD SHARES OF PUBLIC FRLA CLASS A COMMON STOCK, OR (B) HOLD SHARES OF PUBLIC FRLA CLASS A COMMON STOCK THROUGH PUBLIC FRLA UNITS AND YOU ELECT TO SEPARATE YOUR PUBLIC UNITS INTO THE UNDERLYING PUBLIC FRLA CLASS A COMMON STOCK AND WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC FRLA CLASS A COMMON STOCK; AND (II) PRIOR TO [     ] P.M., EASTERN TIME, ON [     ], 2024, (A) SUBMIT A WRITTEN REQUEST TO [     ] THAT FRLA REDEEM YOUR PUBLIC FRLA CLASS A COMMON STOCK FOR CASH AND (B) DELIVER YOUR SHARE CERTIFICATES (IF ANY) TO [     ], PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE FRLA SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT FOR MORE SPECIFIC INSTRUCTIONS.

WATER ON DEMAND, INC.

13575 58th Street North, Suite 200

Clearwater, FL 33760

Telephone: (727) 440-4603

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To the Stockholders of Water on Demand, Inc.:

We are pleased to enclose the proxy statement/prospectus/consent solicitation statement relating to the proposed merger of FRLA Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Fortune Rise Acquisition Corporation, a Delaware corporation (“FRLA”) with and into Water on Demand, Inc., a Texas corporation (“WODI”), pursuant to a Business Combination Agreement, dated as of October 24, 2023 (as amended February 6, 2024, the “Business Combination Agreement”), by and among FRLA, Merger Sub and WODI. If (i) the Business Combination Agreement is adopted and the merger and the other transactions contemplated thereby (collectively, the “Business Combination”) are approved by FRLA’s stockholders and WODI’s shareholders, and (ii) the Business Combination is successfully completed, Merger Sub will merge with and into WODI with WODI surviving the merger as a wholly-owned subsidiary of FRLA, and all shares of WODI stock issued and outstanding immediately prior to the effective time of the Business Combination (the “Effective Time”) (other than those properly exercising any applicable dissenters rights under Texas law) will be converted into the right to receive a pro rata portion of the merger consideration upon the terms and conditions set forth in the Business Combination Agreement. Upon the consummation of the Business Combination, FRLA will change its name to “Water on Demand, Inc.”

The proxy statement/prospectus/consent solicitation statement attached to this notice is being delivered to you on behalf of WODI’s board of directors to request that holders of the outstanding shares of WODI’s common stock (“WODI Common Stock”) as of the record date of [_____] execute and return written consents to adopt and approve the Business Combination, the Business Combination Agreement, and the other transactions contemplated therein.

The attached proxy statement/prospectus/consent solicitation statement describes the proposed Business Combination and the actions to be taken in connection therewith and provides additional information about the parties involved. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus/consent solicitation statement.

A summary of the appraisal rights that may be available to you under Section 21.460 of the Texas Business Organizations Code (“TBOC”) with respect to the Business Combination is described in “No Appraisal Rights.” A copy of Section 21.460 of the TBOC is attached as Annex E to this proxy statement/prospectus/consent solicitation statement.

The WODI Board of Directors has considered the Business Combination and the terms of the Business Combination Agreement and has unanimously determined that the Business Combination and the Business Combination Agreement are advisable, fair to and in the best interests of WODI and its shareholders, and recommends that the WODI shareholders approve the Business Combination and the Business Combination Agreement by submitting a written consent.

Please complete, date and sign the written consent enclosed with this proxy statement/prospectus/consent solicitation statement and return it promptly to WODI by one of the means described in “WODI’s Solicitation Of Written Consents.”

By Order of the Board of Directors,

T. Riggs Eckelberry

Chief Executive Officer

Water on Demand, Inc.

[     ], 2024

ADDITIONAL INFORMATION

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by FRLA and WODI with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact our proxy solicitor:

For FRLA Stockholders:	For WODI Shareholders:

[ ]	Jon Peraza at jon@originclear.com

If you would like to request documents, please do so no later than [     ], 2024, to receive them before the FRLA Special Meeting. Please be sure to include your complete name and address in your request. Please see the section titled “Where You Can Find More Information” to find out where you can find more information about FRLA and WODI.

ABOUT THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by FRLA, constitutes a prospectus of FRLA under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Common Stock to be issued to WODI’s shareholders pursuant to the Business Combination Agreement. This document also constitutes a proxy statement of FRLA under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and a consent solicitation statement by WODI.

You should rely only on the information contained in this proxy statement/prospectus/consent solicitation statement in deciding how to vote on the Business Combination. Neither FRLA nor WODI has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus/consent solicitation statement. Do not rely upon any information or representations made outside of this proxy statement/prospectus/consent solicitation statement. The information contained in this proxy statement/prospectus/consent solicitation statement may change after the date of this proxy statement/prospectus/consent solicitation statement. Do not assume after the date of this proxy statement/prospectus/consent solicitation statement that the information contained in this proxy statement/prospectus/consent solicitation statement is still correct.

Information contained in this proxy statement/prospectus/consent solicitation statement regarding FRLA and its business, operations, management and other matters has been provided by FRLA, and information contained in this proxy statement/prospectus/consent solicitation statement regarding WODI and its business, operations, management and other matters has been provided by WODI.

This proxy statement/prospectus/consent solicitation statement does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and FRLA’s and WODI’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus/consent solicitation statement, we have not independently verified the market and industry data contained in this proxy statement/prospectus/consent solicitation statement or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus/consent solicitation statement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ANNEX A – BUSINESS COMBINATION AGREEMENT

ANNEX B – AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ANNEX C – AMENDED AND RESTATED BYLAWS

ANNEX D – FRLA INCENTIVE EQUITY PLAN

ANNEX E – SPONSOR LETTER

ANNEX F – APPRAISAL RIGHTS

ANNEX G – OPINION OF THE BENCHMARK COMPANY, LLC

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/consent solicitation statement contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of FRLA and/or WODI and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus/consent solicitation statement including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of WODI” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FRLA.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of FRLA and WODI as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by FRLA and the following:

•actual results may vary from expectations regarding WODI and WODI’s ability to meet expectations related to its products, technologies and services and its ability to attract and retain revenue-generating customers and execute on its growth plans;

•the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect WODI or the expected benefits of the Business Combination, if not obtained;

•the failure to realize the anticipated benefits of the Business Combination;

•the ability of FRLA prior to the Business Combination, and the Combined Company following the Business Combination, to maintain the listing of FRLA’s securities on Nasdaq;

•costs related to the Business Combination;

•the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the transactions contemplated under the Business Combination Agreement by the stockholders of FRLA;

•the risk of actual or alleged failure to comply with data privacy laws and regulations;

•the outcome of any legal proceedings that may be instituted against FRLA or WODI related to the Business Combination;

•the attraction and retention of qualified directors, officers, employees and key personnel of FRLA and WODI prior to the Business Combination, and of the Combined Company following the Business Combination;

•the impact from future regulatory, judicial, and legislative changes in WODI’s industry;

•the uncertain effects of the COVID-19 pandemic, Russian invasion of Ukraine and the conflict in Israel and Gaza and the effects of such events on capital markets; and

•those factors set forth in documents of FRLA filed, or to be filed, with SEC.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of FRLA and WODI prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus/consent solicitation statement and attributable to FRLA, WODI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus/consent solicitation statement. Except to the extent required by applicable law or regulation, FRLA and WODI undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus/consent solicitation statement or to reflect the occurrence of unanticipated events.

CERTAIN DEFINED TERMS

Unless otherwise stated in this proxy statement/prospectus/consent solicitation statement, the terms “we,” “us,” “our,” or “FRLA” refer to Fortune Rise Acquisition Corporation, a Delaware corporation. Further in this document:

“Amended Bylaws” means the Amended & Restated Bylaws of FRLA to take effect upon FRLA’s stockholders approving the Amended & Restated Bylaws, in the form included as Annex C to this proxy statement/prospectus/consent solicitation statement, as further described in the “Charter Amendment Proposal” and the “Advisory Proposal” sections of this proxy statement/prospectus/consent solicitation statement.

“Amended Charter” means the Second Amended & Restated Certificate of Incorporation of FRLA to take effect upon FRLA’s stockholders approving the Second Amended & Restated Certificate of Incorporation, in the form included as Annex B to this proxy statement/prospectus/consent solicitation statement, as further described in the “Charter Amendment Proposal” and the “Advisory Charter Proposals” sections of this proxy statement/prospectus/consent solicitation statement.

“Boards” means FRLA Board and the WODI Board.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of October 24, 2023, by and among FRLA, Merger Sub and WODI, as amended on February 6, 2024, and as it may be further amended or supplemented.

“Business Combination” means the merger contemplated by the Business Combination Agreement.

“Certificate of Incorporation” or “Current Charter” means FRLA’s current Amended and Restated Certificate of Incorporation, as amended.

“Closing Date” means date of the consummation of the Business Combination.

“Closing” means the consummation of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means FRLA after the Business Combination, renamed “Water on Demand, Inc.”

“Common Stock” means the common stock, par value $0.0001 per share, of FRLA, into which the FRLA Class A Common Stock and FRLA Class B Common Stock shall convert at the Effective Time, and following the Closing, the common stock, par value $0.0001 per share of the Combined Company.

“Company Support Agreements” means the agreements entered into simultaneously with execution of the Business Combination Agreement pursuant to which certain stockholders of WODI and FRLA agreed to vote all of the shares of WODI Stock beneficially owned by them in favor of the Business Combination.

“Effective Time” means the time at which the Business Combination becomes effective.

“Equity Value Per Share” means (a) the Equity Value, divided by (b) the Fully Diluted Company Shares.

“Equity Value” means $32,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means (a) the Equity Value Per Share, divided by (b) the FRLA Share Value.

“Founder Shares” means the FRLA Class B Common Stock.

“FRLA Board” means the board of directors of FRLA.

“FRLA Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of FRLA.

“FRLA Class B Common Stock” means the Class B common stock, $0.0001 par value per share, of FRLA.

“FRLA Common Stock” means the common stock, $0.0001 par value per share, of FRLA.

“FRLA Shares” means the FRLA Class A Common Stock and the FRLA Class B Common Stock.

“FRLA Special Meeting” means the special meeting of the stockholders of FRLA, which will be held at [     ], Eastern time, on [     ], 2024.

“Fully Diluted Company Shares” means the sum of (a) the aggregate number of shares of WODI Common Stock issued and outstanding as of immediately prior to the Effective Time, (b) that number of restricted stock grants subject to vesting and (c) the number of shares of WODI Common Stock issuable upon conversion of a share of Company Preferred Stock based on the then applicable conversion ratio.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Entity” means any United States or non-United States (a) federal, state, regional, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private); provided, however, that (for the avoidance of doubt) institutional review boards shall not be “Governmental Entities” hereunder.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan” means the 2024 Fortune Rise Acquisition Corporation Equity Incentive Plan.

“Initial Stockholders” means the Sponsor and other initial holders of FRLA Class B Common Stock.

“IPO” refers to the initial public offering of 9,775,000 Units of FRLA consummated on November 5, 2021.

“IRS” means the United States Internal Revenue Service.

“Lock-Up Agreements” means the agreements to be entered into in connection with the Closing, pursuant to which the Sponsor and certain WODI shareholders agreed to certain restrictions on transfer of shares of Common Stock they will receive pursuant to the Business Combination.

“Merger Consideration Shares” means an aggregate number of shares of FRLA Common Stock equal to the product of (i) the Exchange Ratio, multiplied by (ii) the aggregate number of issued and outstanding shares of WODI Common Stock issued and outstanding as of the Closing.

“Merger Consideration Spreadsheet” the spreadsheet to be delivered by WODI to FRLA at the Closing setting forth, among other things, calculations of the Per Share Merger Consideration Amount, the Exchange Ratio, the Merger Consideration Shares.

“Merger Sub” means FRLA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of FRLA.

“OCLN” means OriginClear, Inc., a Nevada corporation and parent corporation to WODI.

“Order” means any outstanding writ, order, judgment, injunction, binding decision or determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Organizational Documents” means organizational or governing documents of an applicable entity.

“Outside Date” means July 24, 2024.

“Per Share Merger Consideration Amount” means an amount equal to (a) the Aggregate Exercise Price, divided by (b) the number of Fully Diluted Company Shares.

“Private Placement Shares” means the 545,500 shares of FRLA Class A Common Stock issued to the Sponsor and the Representatives in a private placement.

“Public Shares” means the currently outstanding 3,162,548 FRLA Class A Common Shares sold as part of the Public Units in FRLA’s IPO or acquired in the secondary market.

“Public Units” means the units of FRLA sold in the IPO, each consisting of one share of FRLA Class A Common Stock and one-half of one redeemable Public Warrant.

“Public Warrants” means the warrants underlying the Public Units sold in the IPO. Each whole Public Warrant entitles the holder thereof to purchase one share of FRLA Class A Common Stock for $11.50 per share (subject to adjustment).

“Representatives” means U.S. Tiger Securities, Inc. and EF Hutton, a division of Benchmark Investment LLC.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Fortune Rise Sponsor, LLC, a Delaware limited liability company.

“Sponsor Letter Agreement” means the agreement entered into simultaneously with execution of the Business Combination Agreement pursuant to which certain stockholders of WODI and FRLA agreed to vote all of the shares of FRLA stock beneficially owned by them in favor of the Business Combination.

“TBOC” means the Texas Business Organizations Code.

“Trust Account” means FRLA’s trust account maintained by Wilmington Trust, National Association.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of August 30, 2021 by and between FRLA and Wilmington Trust, National Association, as trustee.

“VStock” means VStock Transfer, LLC, FRLA’s transfer agent.

“WODI” means Water on Demand, Inc., a Texas corporation.

“WODI Board” means the board of directors of WODI.

“WODI Charter” means the certificate of incorporation of WODI in effect immediately prior to the Effective Time.

“WODI Common Stock” means shares of common stock of WODI, par value $0.0001 per share.

“WODI Convertible Notes” means the Convertible Promissory Notes issued by WODI pursuant to that certain Convertible Note Purchase Agreements.

“WODI RSG” means those shares of restricted stock in WODI.

“WODI Stock” means the shares of WODI Common Stock immediately prior to the Closing.

“WODI shareholders” means the holders of WODI Stock immediately prior to the Effective Time.

“WODI Shareholder Consent” means the written consent of the WODI shareholders in connection with the Business Combination and the Business Combination Agreement.

“WODI Warrants” refer to the warrants issued by WODI and assumed by FRLA in connection with the Business Combination.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”), the share calculations and ownership percentages set forth in this proxy statement/prospectus/consent solicitation statement with respect to FRLA’s stockholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus/consent solicitation statement):

1.No public stockholders exercise their redemption rights in connection with the Closing of the Business Combination, and the balance of the Trust Account as of the Closing is the same as its balance on June 30, 2024 of approximately $35.6 million. Please see the section entitled “The FRLA Special Meeting — Redemption Rights.”

2.There are no transfers by the Sponsor of FRLA securities currently held by the Sponsor on or prior to the Closing Date.

3.No holders of Public Warrants exercise any of the outstanding Public Warrants.

4.There are no issuances of equity securities of FRLA prior to or in connection with the Closing.

5.That none of the WODI shareholders exercises appraisal rights in connection with the Closing.

6.That, unless otherwise noted or as described in item 7 below, that for all purposes the number of outstanding shares and equity-linked securities of each of FRLA and WODI is the same as the number of outstanding shares and equity-linked securities of FRLA and WODI, respectively, as of [     ], 2024.

7.That each WODI Convertible Note be converted into shares of Common Stock in accordance with its terms and interest earned on which is computed, for purposes of this proxy statement/prospectus/consent solicitation statement, as of [     ], 2024.

8.That each WODI RSG is automatically vested and the shares of Common Stock shall be exchanged for Merger Consideration.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of FRLA, may have regarding the Proposals being considered at the FRLA Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus/consent solicitation statement because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the FRLA Special Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus/consent solicitation statement.

Q:What is the purpose of this document?

A:FRLA, Merger Sub, and WODI, have agreed to the Business Combination under the terms of the Business Combination Agreement, which is attached to this proxy statement/prospectus/consent solicitation statement as Annex A, and is incorporated into this proxy statement/prospectus/consent solicitation statement by reference. FRLA is holding a special meeting of its stockholders (the “FRLA Special Meeting”) to obtain approval of the FRLA Business Combination Proposal, the FRLA Charter Amendment Proposal, the FRLA Advisory Charter Proposals, the FRLA Incentive Plan Proposal, the FRLA Director Election Proposal, the FRLA Nasdaq Proposal, and the FRLA Adjournment Proposal. WODI is seeking the approval of its shareholders for the Business Combination and Business Combination Agreement by written consent (the “WODI Shareholder Consent”). This proxy statement/prospectus/consent solicitation statement summarizes the information that you need to know in order to cast your vote. Your vote is very important.

Q:Who is entitled to vote for FRLA?

A:The FRLA Board has set [     ], 2024 as the record date (the “FRLA Record Date”) for determining FRLA stockholders entitled to vote at the FRLA Special Meeting. Holders of outstanding shares of FRLA Class A Common Stock and FRLA Class B Common Stock as of the close of business on the FRLA Record Date will be entitled to vote in person or by proxy on the FRLA Proposals.

Q:Who is entitled to vote for WODI?

A:The WODI Board has set [     ], 2024 as the record date (the “WODI Record Date”) for determining WODI shareholders entitled to sign and deliver written consents with respect to this consent solicitation statement. Holders of outstanding shares of WODI common stock or WODI preferred stock as of the close of business on the WODI Record Date will be entitled to vote in person or by proxy on the WODI Proposals.

Q:What are the FRLA stockholders being asked to vote on?

A:Below are the Proposals that the FRLA stockholders are being asked to vote on:

•FRLA Proposal 1 — The FRLA Business Combination Proposal to approve the Business Combination Agreement and the Business Combination.

•FRLA Proposal 2 — The FRLA Charter Amendment Proposal to approve the Amended and Restated Certificate of Incorporation (the “Amended Charter”) attached to this proxy statement/prospectus/consent solicitation statement as Annex B.

•FRLA Proposal 3 — The FRLA Charter Advisory Proposals to consider and vote upon, on a non-binding basis, certain differences between FRLA’s Current Charter and the Amended Charter:

oAdvisory Proposal 3A: Change to Authorized Capital Stock – to increase the total number of shares the Combined Company is authorized to issue;

oAdvisory Proposal 3B: Right of Stockholders to Act by Written Consent – to provide the right of the stockholders of the Combined Company to act by written consent except to the extent otherwise provided in our bylaws; and

oAdvisory Proposal 3C: Right of Stockholders to Call Meetings – to provide the right of the stockholders of the Combined Company to call a special stockholder meeting to the extent otherwise provided in our bylaws.

•FRLA Proposal 4 — The FRLA Incentive Plan Proposal to approve the Incentive Plan.

•FRLA Proposal 5 — The FRLA Director Election Proposal to elect T. Riggs Eckelberry, Stephen Hall, Taron Lexton, Beau Vuillemot, Leslie Brock, and Jean-Louis Kindler as members of the Board of Directors, effective as of the Closing.

•FRLA Proposal 6 — The FRLA Nasdaq Proposal to approve the issuance of more than 20% of the issued and outstanding shares of common stock in connection with (i) the terms of the Business Combination Agreement, which will result in a change of control, as required by Nasdaq Listing Rule 5635(a) and (b).

•FRLA Proposal 7 — The FRLA Adjournment Proposal to approve the adjournment of the FRLA Special Meeting.

Q:What are the WODI stockholders being asked to vote on?

A:The WODI shareholders are being asked to vote on the WODI Business Combination Proposal to approve the Business Combination, the Business Combination Agreement and the other transactions contemplated therein.

Q:What vote is required to approve the Proposals?

A:The required vote for each proposal is as follows:

•FRLA Proposal 1 — The FRLA Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy and entitled to vote at the FRLA Special Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 1. Broker non-votes will have no effect on the vote for Proposal 1.

•FRLA Proposal 2 — The FRLA Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2.

•FRLA Proposal 3 — The FRLA Charter Advisory Proposals require the affirmative vote of a majority of the voting power of FRLA Shares. Abstentions will have the effect of a vote “AGAINST” Proposal 3. Broker non-votes will have no effect on the vote for Proposal 3.

•FRLA Proposal 4 — The FRLA Incentive Plan Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote. Abstentions will have the effect of a vote “AGAINST” Proposal 4. Broker non-votes will have no effect on the vote for Proposal 4.

•FRLA Proposal 5 — Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the FRLA Special Meeting. This means that the six director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the FRLA Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the FRLA Director Election Proposal, will have no effect on the FRLA Director Election Proposal.

•FRLA Proposal 6 — The FRLA Nasdaq Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy and entitled to vote at the FRLA Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 6. Broker non-votes will have no effect on the vote for Proposal 6.

•FRLA Proposal 7 — The FRLA Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the FRLA Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 7. Broker-non votes have no effect on the vote for Proposal 7.

Q:Are any of the Proposals conditioned on one another?

A:The FRLA Business Combination Proposal is conditioned upon the approval of FRLA Proposals 2, 4, 5 and 6. FRLA Proposals 2, 4, 5 and 6 are dependent upon approval of the Business Combination Proposal. It is important for you to note that in the event that the FRLA Business Combination Proposal is not approved, FRLA will not consummate the Business Combination. If FRLA does not consummate the Business

Combination and fails to complete an initial business combination by November 5, 2024, FRLA will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which the Business Combination may be consummated.  On September 23, 2024, FRLA filed a definitive proxy statement with the SEC to be distributed to holders of FRLA’s common stock in connection with FRLA’s solicitation of proxies for a vote by FRLA’s stockholders with respect to a proposal to amend FRLA’s Certificate of Incorporation to extend the date by which FRLA must complete a Business Combination from November 5, 2024 to up to May 5, 2025, by electing to extend the date to consummate a business combination on a monthly basis for up to six times by an additional one month each time, unless the Closing shall have occurred prior thereto.

Q:How will FRLA’s Initial Stockholders vote?

A:Pursuant to a letter agreement, the Initial Stockholders agreed to vote their respective shares of common stock acquired by them prior to the IPO and any shares of common stock purchased by them in the open market after the IPO in favor of the Business Combination Proposal and related proposals (“Letter Agreement”). In addition, in connection with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Letter Agreement with WODI pursuant to which it agreed to vote all shares of FRLA Class B Common Stock beneficially owned by it in favor of the Business Combination Proposal. As of June 30, 2024, a total of 2,283,750 shares of common stock, or approximately 36% of the outstanding shares, were subject to the Sponsor Letter Agreement. As a result, 692,150 shares of common stock held by the public stockholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the FRLA Special Meeting.

As of the date of this proxy/prospectus, the Initial Stockholders have not made any purchases of shares and/or warrants from investors and currently do not intend to. If any of the Initial Stockholders enter into any such arrangements:

•any such purchases of securities would be made at a price no higher than the redemption price;

•shares acquired in such transactions (i) would not be voted in favor of approving the Business Combination and (ii) holders of such shares would waive their right to redemption rights with respect to such shares; and

•FRLA will disclose in a Current Report on Form 8-K prior to the FRLA Special Meeting the following information:

•the amount of securities purchased in such transaction(s), along with the purchase price;

•the purpose of such purchases;

•the impact, if any, of the purchases on the likelihood that the Business Combination will be approved;

•the identities of security holders who sold such shares (if not purchased on the open market) or the nature of security holders (e.g., 5% security holders) who sold such shares; and

•the number of securities for which FRLA has received redemption requests pursuant to its redemption offer.

The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented for approval at the FRLA Special Meeting are approved. Any such purchases of public shares and other transactions may thereby increase the likelihood of obtaining the necessary approval of FRLA’s stockholders. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any incentives has not been determined as of the date of this proxy statement/prospectus/consent solicitation statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on FRLA Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the FRLA Special Meeting. If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the FRLA Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus/consent solicitation statement, no agreements to such effect have been entered into with any such investor or holder.

Q:How many votes do I and others have?

A:FRLA stockholders are entitled to one vote for each Public Share held as of the FRLA Record Date. As of the close of business on the Record Date, there were 3,162,548 outstanding Public Shares.

WODI shareholders are entitled to one vote for each share of WODI common stock (on an as-converted-to-common stock basis) held as of the WODI Record Date. As of the close of business on the Record Date, there were 13,399,267 outstanding shares of WODI common stock and no outstanding shares of WODI preferred stock.

Q:What will happen in the Business Combination?

A:At the Closing of the Business Combination, Merger Sub will merge with and into WODI, with WODI surviving such merger as the surviving entity. Upon consummation of the Business Combination, WODI will become a wholly-owned subsidiary of FRLA. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by FRLA’s public stockholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus/consent solicitation statement as Annex A.

Q:What is the consideration being paid to WODI security holders?

A:Subject to the terms of the Business Combination Agreement and customary adjustments set forth therein, the consideration to be delivered to WODI Security Holders in connection with the Business Combination are the Merger Consideration Shares which will consist of newly issued shares of Common Stock of the Combined Company. The number of newly-issued shares of Common Stock that each holder of WODI Common Stock will receive as a result of the Business Combination will be the product of the number of shares of WODI Common Stock held by such holder and the Exchange Ratio. At the Closing, the WODI shareholders will receive the Merger Consideration Shares. WODI shareholders that have validly exercised appraisal rights pursuant to Section 21.460 of the TBOC (“Dissenting Stockholders”) with respect to shares of WODI Stock (“Dissenting Shares”) shall not be entitled to receive any portion of the Merger Consideration Shares with respect to the Dissenting Shares, unless and until such Dissenting Stockholder has effectively withdrawn or lost such dissenting stockholder’s appraisal rights under the TBOC.

Q:What equity stake will current stockholders of FRLA and WODI shareholders hold in the Combined Company after the Closing?

A:If any of FRLA’s public stockholders exercise their redemption rights, the percentage of the Combined Company’s outstanding Common Stock held by FRLA’s public stockholders will decrease and the percentages of the Combined Company’s outstanding Common Stock held by the Sponsor, the Initial Stockholders and by the WODI shareholders will increase, in each case relative to the percentage held if none of the Public Shares are redeemed. Upon the issuance of Common Stock in connection with the Business Combination, the percentage ownership of the Combined Company by FRLA public stockholders who do not redeem their Public Shares will be diluted. FRLA public stockholders that do not redeem their FRLA Public Shares in connection with the Business Combination will experience further dilution upon the exercise of the Public Warrants that are retained after the Closing. The percentage of the total number of outstanding shares of Common Stock of the Combined Company that will be owned by FRLA public stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.

The following table illustrates varying ownership levels in the Combined Company, assuming no redemptions by FRLA public stockholders, 25% redemption by FRLA public stockholders, 50% redemption by FRLA public stockholders, 75% redemption by FRLA public stockholders and the maximum redemptions by FRLA public stockholders:

	Scenario 1 Assuming No Redemptions(d)		Scenario 2 Assuming 25% Redemptions(e)
Equity Capitalization Summary	Shares	%	Shares	%
WODI Shareholders(a)	3,438,688	42.0%	3,438,688	46.5%
FRLA Public Stockholders(c)	3,162,548	38.6%	2,371,911	32.1%
FRLA Initial Stockholders(b)	1,466,750	17.9%	1,466,750	19.8%
Representatives Shares	120,000	1.5%	120,000	1.6%
Total Common Stock	8,187,986	100.0%	7,397,349	100.0%

	Scenario 3 Assuming 50% Redemptions(f)		Scenario 4 Assuming 75% Redemptions(g)
Equity Capitalization Summary	Shares	%	Shares	%
WODI Shareholders(a)	3,438,688	52.1%	3,438,688	59.1%
FRLA Public Stockholders(c)	1,581,274	23.9%	790,637	13.6%
FRLA Initial Stockholders(b)	1,466,750	22.2%	1,466,750	25.2%
Representatives Shares	120,000	1.8%	120,000	2.1%
Total Common Stock	6,606,712	100.0%	5,816,075	100.0%

	Scenario 5 Assuming Maximum Redemptions(h)
Equity Capitalization Summary	Shares	%
WODI Shareholders(a)	3,438,688	68.4%
FRLA Public Stockholders(c)	-	0.0%
FRLA Initial Stockholders(b)	1,466,750	29.2%
Representatives Shares	120,000	2.4%
Total Common Stock	5,025,438	100.0%

(a)Includes shares issued in connection with the conversion of convertible notes, preferred shares and restricted stock grants.

(b)Including forfeiture of 1,522,500 shares of FRLA Class B Common Stock owned by FRLA Sponsor pursuant to the Sponsor Letter Agreement.

(c)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption.

(d)The numbers set forth in this column assume that no Public Shares as of the date of this proxy statement/prospectus are redeemed.

(e)The numbers set forth in this column assume that 790,637 Public Shares, or approximately 25%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(f)The numbers set forth in this column assume that 1,581,274 Public Shares, or approximately 50%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(g)The numbers set forth in this column assume that 2,371,911 Public Shares, or approximately 75%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(h)The numbers set forth in this column assume that all issued and outstanding Public Shares are redeemed at $11.25 per share.

Stockholders will experience additional dilution to the extent FRLA assumes warrants upon the Closing of the Business Combination. The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below includes (i) up to 531,330 shares underlying WODI’s 3,817,935 warrants issued to investors to purchase WODI common stock at an exercise price of $0.0001 per share assumed by FRLA at the exchange ratio of 0.13916711 and (ii) up to 4,887,500 shares underlying FRLA public warrants.

	Scenario 1 Assuming No Redemptions(d)		Scenario 2 Assuming 25% Redemptions(e)
Equity Capitalization Summary	Shares	%	Shares	%
WODI Shareholders(a)	3,970,018	29.2%	3,970,018	31.1%
FRLA Public Stockholders(c)	8,050,048	59.1%	7,259,411	56.6%
FRLA Initial Stockholders(b)	1,466,750	10.8%	1,466,750	11.4%
Representatives Shares	120,000	0.9%	120,000	0.9%
Total Common Stock	13,606,816	100.0%	12,816,179	100.0%

	Scenario 3 Assuming 50% Redemptions(f)		Scenario 4 Assuming 75% Redemptions(g)
Equity Capitalization Summary	Shares	%	Shares	%
WODI Shareholders(a)	3,970,018	33.0%	3,970,018	35.3%
FRLA Public Stockholders(c)	6,468,774	53.8%	5,678,137	50.5%
FRLA Initial Stockholders(b)	1,466,750	12.2%	1,466,750	13.1%
Representatives Shares	120,000	1.0%	120,000	1.1%
Total Common Stock	12,025,542	100.0%	11,234,905	100.0%

	Scenario 5 Assuming Maximum Redemptions(h)
Equity Capitalization Summary	Shares	%
WODI Shareholders(a)	3,970,018	38.0%
FRLA Public Stockholders(c)	4,887,500	46.9%
FRLA Initial Stockholders(b)	1,466,750	14.0%
Representatives Shares	120,000	1.1%
Total Common Stock	10,444,268	100.00%

(a)Includes shares issued in connection with the conversion of convertible notes, preferred shares and restricted stock grants and 531,330 shares underlying WODI’s warrants assumed by FRLA upon consummation of the BCA.

(b)Includes forfeiture of 1,522,500 shares of FRLA Class B Common Stock owned by FRLA Sponsor pursuant to the Sponsor Letter Agreement.

(c)Includes the exercise of 4,887,500 FRLA public warrants, for which, each warrant entitles the holder thereof to purchase one share of FRLA common stock at an exercise price of $11.50 per share.

(d)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that no Public Shares as of the date of this proxy statement/prospectus are redeemed.

(e)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that 790,637 Public Shares, or approximately 25%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(f)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that 1,581,274 Public Shares, or approximately 50%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(g)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that 2,371,911 Public Shares, or approximately 75%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(h)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that all issued and outstanding Public Shares are redeemed at $11.25 per share.

Underwriting Fees as a Percentage of Initial Public Offering Proceeds Net of Redemptions

	No redemptions(2)	25% redemptions(3)	50% redemptions(4)	75% redemptions(5)	Maximum redemptions(6)
Initial Public Offering underwriting fees(1)	1,955,000	1,955,000	1,955,000	1,955,000	1,955,000
Initial Public Offering proceeds net of redemptions	32,257,990	24,193,492	16,128,995	8,064,497	—
Underwriting fees as a % of Initial Public Offering proceeds net of redemptions (approx.)	6.1%	8.1%	12.1%	24.2%	100.0%

____________

(1)      $1,955,000 underwriting discount was paid at the consummation of the Initial Public Offering.

(2)      This scenario assumes that no Public Shares (excluding the Redeemed Public Shares) are redeemed.

(3)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 790,637 Public Shares are redeemed, resulting in an aggregate payment of approximately $8.8 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(4)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 1,581,274 Public Shares are redeemed, resulting in an aggregate payment of approximately $17.8 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(5)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 2,371,911 Public Shares are redeemed, resulting in an aggregate payment of approximately $26.7 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(6)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that a maximum of 3,162,548 Public Shares are redeemed, resulting in an aggregate payment of approximately $35.6 million from the Trust Account based on an assumed redemption price of $11.25 per share.

Deferred Business Combination Fee as a Percentage of Deferred Public Offering Proceeds Net of Redemptions

	No redemptions(2)	25% redemptions(3)	50% redemptions(4)	75% redemptions(5)	Maximum redemptions(6)
Deferred Business Combination fees(1)	3,421,250	3,421,250	3,421,250	3,421,250	3,421,250
Initial Public Offering proceeds net of redemptions	32,257,990	24,193,492	16,128,995	8,064,497	—
Deferred Business Combination Fee as a % of Initial Public Offering proceeds net of redemptions (approx.)	10.6%	14.1%	21.2%	42.4%	100.0%

____________

(1)      $2,421,250 of the Deferred Business Combination Fee is payable at the closing of the Business Combination.

(2)      This scenario assumes that no Public Shares (excluding the Redeemed Public Shares) are redeemed.

(3)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 790,637 Public Shares are redeemed, resulting in an aggregate payment of approximately $8.9 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(4)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 1,581,274 Public Shares are redeemed, resulting in an aggregate payment of approximately $17.8 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(5)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 2,371,911 Public Shares are redeemed, resulting in an aggregate payment of approximately $26.7 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(6)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that a maximum of 3,162,548 Public Shares are redeemed, resulting in an aggregate payment of approximately $35.6 million from the Trust Account based on an assumed redemption price of $11.25 per share.

Q:Do any of FRLA’s directors or officers have interests that may conflict with FRLA stockholder interests with respect to the Business Combination?

A:In considering the recommendation of the Board to approve the FRLA Business Combination Agreement, FRLA stockholders should be aware that certain FRLA executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of FRLA stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “FRLA Proposal 1 – The FRLA Business Combination Proposal — Interests of FRLA’s Directors and Officers in the Business Combination”.

Q:Do any of WODI’s directors or officers have interests in the Business Combination that may differ from or be in addition to the interests of WODI shareholders?

A:WODI’s executive officers and certain non-employee directors may have interests in the Business Combination that may be different from, or in addition to, the interests of WODI shareholders, generally. These interests may cause the directors and executive officers of WODI to view the Business Combination differently than WODI shareholders may generally view it. The WODI Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement, and in recommending that the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement be approved by WODI shareholders. For more information on the interests of WODI’s directors and executive officers in the Merger, see the sections titled “Security Ownership of Certain Beneficial Owners and Management,” “Certain Relationships and Related Party Transactions” and “Directors and Executive Officers of the Combined Company After the Business Combination” of this proxy statement/prospectus/consent solicitation statement for a further discussion of these interests.

Q:When and where is the FRLA Special Meeting?

A:The FRLA Special Meeting will take place at [     ], on [     ], 2024, at [     ] a.m.

Q:What is the quorum requirement for the FRLA Special Meeting?

A:Stockholders representing a majority of the shares of FRLA Class A Common Stock and FRLA Class B Common Stock issued and outstanding as of the FRLA Record Date and entitled to vote at the FRLA Special Meeting must be present by virtual attendance or represented by proxy in order to hold the FRLA Special Meeting and conduct business. This is called a quorum. Shares of FRLA Class A Common Stock and FRLA Class B Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:Did the FRLA Board obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination?

A:Yes. The FRLA Board obtained a fairness opinion from The Benchmark Company, LLC, dated October 24, 2023, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by FRLA in the Business Combination was fair, from a financial point of view, to FRLA’s unaffiliated public stockholders. See the section of this proxy statement/prospectus entitled “Description of Fairness Opinion of Benchmark” for additional information.

Q:Are FRLA stockholders required to vote against the Business Combination Proposal in order to have their Public Shares redeemed?

A:No. FRLA stockholders are not required to vote against the Business Combination Proposal in order to have the right to demand that FRLA redeem your Public Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of Public Shares for cash are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of Public Shares electing to exercise their redemption rights will not be entitled to receive such payments and their Public Shares will be returned to them.

Q:How do FRLA stockholders exercise their redemption rights?

A:If you are a public stockholder and you seek to have your Public Shares redeemed, you must (i) demand, no later than [     ] p.m., Eastern Time on [     ], 2024 (at least two business days before the FRLA Special Meeting), that FRLA redeem your shares into cash; and (ii) submit your request in writing to VStock, at the address listed at the end of this section and deliver your shares to VStock physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the FRLA Special Meeting. Any corrected or changed written demand of redemption rights must be received by VStock two business days before the FRLA Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to VStock at least two business days before the FRLA Special Meeting. FRLA stockholders may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of common stock as of the FRLA Record Date. Any public

stockholder who holds Public Shares on or before [     ], 2024 (two business days before the FRLA Special Meeting) will have the right to demand that his, her or its Public Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination. The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of Public Shares. Holders of Public Warrants and Public Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Public Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Public stockholders who redeem their Public Shares into their share of the Trust Account still have the right to continue to hold any Public Warrants they hold outside of such Public Unit; however, no fractional warrants will be issued upon separation of the Public Units and only whole warrants will trade. Please see the section titled “The FRLA Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of common stock for cash.

Q:What are the material U.S. federal income tax consequences of the Business Combination to me?

A:The material U.S. federal income tax considerations that may be relevant to you in respect of the Business Combination are discussed in more detail in the sections titled “Material U.S. Federal Income Tax Consequences.” The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus/consent solicitation statement is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:What are the U.S. federal income tax consequences of FRLA stockholders exercising their redemption rights?

A:In the event that a U.S. Holder elects to redeem its Public Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of common stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the common stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the common stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock redeemed exceeds one year. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Consequences — Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights — Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences.

Q:What do I need to do now?

A:You are urged to read carefully and consider the information contained in this proxy statement/prospectus/consent solicitation statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus/consent solicitation statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:How can I vote?

A:If you are a stockholder of record, you may vote online at the virtual FRLA Special Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the FRLA Special Meeting we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual FRLA Special Meeting and vote online, if you choose.

•To vote online at the virtual FRLA Special Meeting follow the instructions below under “How may I participate in the virtual FRLA Special Meeting?”

•To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the FRLA Special Meeting we will vote your shares as you direct.

•To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

•To vote via the Internet, FRLA stockholders should go to [     ] and follow the instructions. Please have your proxy card available when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for FRLA stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on [     ], 2024. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the FRLA Special Meeting or attend the virtual FRLA Special Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you plan to vote at the virtual FRLA Special Meeting, you will need to contact VStock at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares FRLA Class A Common Stock you held as of the FRLA Record Date, your name and email address. You must contact VStock for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the FRLA Special Meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the FRLA Special Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to VStock. Requests for registration should be directed to VStock Transfer, LLC, Attn: Shaindy Diamond at (212) 828-8436 or email info@vstocktransfer.com. Requests for registration must be received no later than [     ] p.m., Eastern Time, on [     ], 2024.

WODI shareholders may vote by completing and signing the written consent provided with this proxy statement/prospectus/consent solicitation statement and returning it to WODI on or before [     ]. Once WODI shareholders have completed, dated and signed the written consent, they may deliver it to WODI by emailing a copy to Jon Peraza at jon@originclear.com.

Q:How may I participate in the virtual FRLA Special Meeting?

A:If you are a stockholder of record as of the FRLA Record Date for the FRLA Special Meeting, you should receive a proxy card from VStock, containing instructions on how to attend the virtual FRLA Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact VStock at (212) 828-8436 or info@vstocktransfer.com.

You can pre-register to attend the virtual FRLA Special Meeting starting on [     ], 2024. Go to [     ], enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the FRLA Special Meeting you will need to re-log into the website using your control number.

Q:Who can help answer any other questions I might have about the virtual FRLA Special Meeting?

A:If you have any questions concerning the virtual FRLA Special Meeting (including accessing the meeting by virtual means) or need help voting your shares of common stock, please contact [     ] at [     ] or email [     ].

The Notice of FRLA Special Meeting, proxy statement/prospectus/consent solicitation statement and form of Proxy Card are available at: [     ].

Q:If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the FRLA Special Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have the same effect as a vote against the Charter Amendment Proposal and will have no effect on the Business Combination Proposal.

Q:What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:FRLA will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the FRLA Special Meeting. For purposes of approval, an abstention on any Proposals will have the same effect as a vote “AGAINST” such Proposal.

Q:If I am not going to attend the FRLA Special Meeting should I return my proxy card instead?

A:Yes. Whether you plan to attend the FRLA Special Meeting virtually or not, please read the enclosed proxy statement/prospectus/consent solicitation statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:How can I submit a proxy?

A:FRLA stockholders may submit a proxy by (a) visiting [website] and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free [phone number] in the U.S. or [__] from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

WODI shareholders may submit a proxy by (a) visiting [website] and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free [phone number] in the U.S. or [__] from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

Q:Can I change my vote after I have mailed my proxy card or written consent?

A:Yes. You may change your vote at any time before your proxy is voted at the FRLA Special Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the virtual FRLA Special Meeting, in person and casting your vote or by voting again by the telephone or Internet voting options, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the FRLA Special Meeting. If you hold your shares of common stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies.

WODI shareholders may change or revoke their consent to a proposal at any time before the consents of a sufficient number of shares to approve and adopt such proposal have been filed with WODI’s corporate secretary. WODI shareholders who wish to change or revoke a previously given consent before that time may do so by delivering a notice of revocation or by delivering a new written consent with a later date. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

For FRLA Stockholders: [ ]	For WODI Shareholders: Jon Peraza at jon@originclear.com

Unless revoked, a proxy will be voted at the virtual FRLA Special Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:What will happen if I return my proxy card or written consent without indicating how to vote?

A:If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares of common stock or preferred stock represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the FRLA Special Meeting and cannot be voted. Written consents which are signed by WODI shareholders without indicating a decision on a proposal will be deemed to have approved the Business Combination and adopted the Business Combination Agreement and the transactions contemplated thereby.

Q:Should FRLA stockholders send in their share certificates now to have their shares of common stock redeemed?

A:FRLA stockholders who intend to have their Public Shares redeemed should send their certificates to VStock at least two business days before the FRLA Special Meeting. Please see “The FRLA Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Q:Should WODI shareholders send in their stock certificates now?

A:No. WODI shareholders SHOULD NOT send in any stock certificates now. If the Business Combination Agreement is adopted and the Business Combination is consummated, transmittal materials, with instructions for their completion, will be provided under separate cover to WODI shareholders who hold physical stock certificates and the stock certificates should be sent at that time in accordance with such instructions.

Q:Who will solicit the proxies and pay the cost of soliciting proxies for the FRLA Special Meeting and WODI Shareholder consents?

A:FRLA will pay the cost of soliciting proxies for the FRLA Special Meeting. FRLA has engaged [     ] to assist in the solicitation of proxies for the FRLA Special Meeting. FRLA has agreed to pay [     ] a fee of $[     ], plus disbursements, and will reimburse [     ] for its reasonable out-of-pocket expenses and indemnify [     ] and its affiliates against certain claims, liabilities, losses, damages, and expenses. FRLA will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of common stock for their expenses in forwarding soliciting materials to beneficial owners of the common stock and in obtaining voting instructions from those owners. FRLA directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

The expense of preparing, printing and mailing the WODI consent solicitation materials is being borne by WODI. Officers and employees of WODI may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

Q:What happens if I sell my shares before the FRLA Special Meeting or effective time of the WODI Shareholder Consent?

A:The FRLA Record Date for the FRLA Special Meeting is earlier than the date of the FRLA Special Meeting, as well as the date that the Business Combination is expected to be consummated, and the WODI Record Date for the WODI Shareholder Consent is earlier than the expected effective date of the WODI Shareholder consent, as well as the date that the Business Combination is expected to be consummated. If FRLA stockholders transfer their FRLA Shares after the FRLA Record Date, but before the FRLA Special Meeting, unless the transferee obtains a proxy to vote those shares, such FRLA stockholder would retain their right to vote at the FRLA Special Meeting, but will transfer ownership of the shares and will not hold an interest in FRLA after the Business Combination is consummated. If WODI shareholders transfer their shares of WODI common stock after the WODI Record Date, but before the effective date of the WODI Shareholder Consent, unless the transferee obtains a proxy to vote those shares, such WODI shareholder would retain their right to submit a written consent, but will transfer ownership of the shares and will not hold an interest in WODI after the Business Combination is consummated.

Q:When is the Business Combination expected to be completed?

A:The Closing is expected to take place (a) as promptly as practicable, but in no event later than the third business day following the satisfaction or waiver of the conditions described in Article VI of the Business Combination Agreement or (b) such other date as agreed to by the parties to the Business Combination Agreement in writing, in each case subject to the satisfaction or waiver of the Closing conditions. The Business Combination Agreement may be terminated by either FRLA or WODI if the Business Combination is not consummated on or before the Outside Date, subject to certain exceptions. For a description of the conditions to the completion of the Business Combination, see the section titled “FRLA Proposal 1 – The FRLA Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q:Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Business Combination Agreement that are discussed in this proxy statement/prospectus/consent solicitation statement. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 34 of this proxy statement/prospectus/consent solicitation statement.

Q:May FRLA stockholders seek statutory appraisal rights or dissenter rights with respect to their FRLA shares?

A:No. Appraisal rights are not available to holders of shares of common stock of FRLA in connection with the proposed Business Combination. For additional information, see the section titled “The FRLA Special Meeting — No Appraisal Rights.”

Q:May WODI shareholders dissent and require appraisal of their shares?

A:Holders of shares of WODI stock who (i) do not consent to the adoption of the Business Combination Agreement, (ii) follow the procedures set forth in Section 21.460 of the TBOC (including making a written demand of appraisal to WODI within 20 days after the date of mailing of the notice of appraisal rights) and (iii) have not otherwise waived the appraisal rights, will be entitled, under Section 21.460 of the TBOC, to have their shares appraised by a court of appropriate jurisdiction and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid on the amount determined to be “fair value”. The “fair value” of their shares as so determined could be more than, the same as or less than the consideration payable pursuant to the Business Combination Agreement. Failure to follow the procedures specified under Section 21.460 of the TBOC may result in the loss of appraisal rights. See “No Appraisal Rights” herein and Section 21.460 of the TBOC attached as Annex F.

Q:What happens if the Business Combination is not consummated?

A:If FRLA does not consummate the Business Combination by November 5, 2024, then pursuant to Article IX of its Current Charter, FRLA’s officers must take all actions necessary in accordance with the Delaware General Corporation Law to dissolve and liquidate FRLA as soon as reasonably possible. Following dissolution, FRLA will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of the Public Shares. The estimated consideration that each share of common stock would be paid at liquidation would be approximately $11.25 per share for stockholders based on amounts on deposit in the Trust Account as of June 30, 2024. The closing price of our common stock on the Nasdaq Stock Market as of [     ], 2024 was $[     ]. The Initial Stockholders waived the right to any liquidation distribution with respect to any shares of common stock held by them. On September 23, 2024, FRLA filed a definitive proxy statement with the SEC to be distributed to holders of FRLA’s common stock in connection with FRLA’s solicitation of proxies for a vote by FRLA’s stockholders with respect to a proposal to amend FRLA’s Certificate of Incorporation to extend the date by which FRLA must complete a Business Combination from November 5, 2024 to up to May 5, 2025, by electing to extend the date to consummate a business combination on a monthly basis for up to six times by an additional one month each time, unless the Closing shall have occurred prior thereto.

Q:What happens to the funds deposited in the Trust Account following the Business Combination?

A:Following the Closing of the Business Combination, holders of Public Shares exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to WODI to fund working capital needs of the Combined Company. As of June 30, 2024, there was approximately $35.6 million in the Trust Account. FRLA estimates that approximately $11.25 per outstanding Public Share will be paid to the investors exercising their redemption rights.

Q:Who will manage the Combined Company after the Business Combination?

A:As a condition to the Closing of the Business Combination, all of the officers and directors of FRLA will resign. For information on the anticipated management of the Combined Company, see the section titled “Directors and Executive Officers of the Combined Company After the Business Combination” in this proxy statement/prospectus/consent solicitation statement.

Q:Who can help answer my questions?

A:If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus/consent solicitation statement, the enclosed proxy card or the WODI Shareholder Consent, please contact our proxy solicitor:

For FRLA Stockholders: [ ]	For WODI Shareholders: Jon Peraza at jon@originclear.com

You may also obtain additional information about FRLA from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement/prospectus/consent solicitation statement but may not contain all of the information that may be important to you. Accordingly, FRLA encourages you to read carefully this entire proxy statement, including the Business Combination Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by FRLA’s stockholders.

The Parties to the Business Combination

Fortune Rise Acquisition Corporation

Fortune Rise Acquisition Corporation (“FRLA”) was incorporated as a blank check company formed under the laws of the State of Delaware on February 1, 2021. FRLA was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. FRLA’s sponsor is Fortune Rise Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).

On November 5, 2021, FRLA consummated its initial public offering (“IPO”) of 9,775,000 units (the “Public Units”), consisting of one share of Class A common stock, par value $0.0001 per share (the “FRLA Class A Common Stock”) and one-half of one redeemable warrant to purchase one share of FRLA Class A Common Stock for $11.50 per share (the “Public Warrants”), at $10.00 per Unit, including 1,275,000 Public Units issued pursuant to the underwriters’ full exercise of the over-allotment option, generating gross proceeds of $97,750,000. Simultaneously with the closing of the IPO, FRLA consummated the sale of 545,500 shares of FRLA Class A Common Stock (the “Private Placement Shares”) at a price of $10.00 per Private Placement Share in a private placement to the Sponsor and Representatives, generating gross proceeds of $5,455,000.

After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Placement Shares, a total of $99,705,000 was deposited into the FRLA’s trust account (the “Trust Account”), maintained by Wilmington Trust, National Association as trustee.

The amounts held in the Trust Account may only be used by FRLA upon the consummation of a business combination, except that there can be released to FRLA, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination or FRLA’s liquidation.

On December 22, 2022, Water on Demand, Inc., a Nevada corporation, acquired all of membership interests of the Sponsor.

On October 24, 2023, FRLA and Water on Demand, Inc., a Texas corporation (“WODI”) entered into a Business Combination Agreement (the “Business Combination Agreement”). FRLA must liquidate unless it consummates its initial business combination by November 5, 2024. On September 23, 2024, FRLA filed a definitive proxy statement with the SEC to be distributed to holders of FRLA’s common stock in connection with FRLA’s solicitation of proxies for a vote by FRLA’s stockholders with respect to a proposal to amend FRLA’s Certificate of Incorporation to extend the date by which FRLA must complete a Business Combination from November 5, 2024 to up to May 5, 2025, by electing to extend the date to consummate a business combination on a monthly basis for up to six times by an additional one month each time, unless the Closing shall have occurred prior thereto.

As of June 30, 2024, FRLA had cash outside the Trust Account of $3,957 available for its working capital needs. As of June 30, 2024, there was approximately $35.6 million held in the Trust Account.

The FRLA Class A Common Stock, Public Units, and Public Warrants are currently listed on the Nasdaq Stock Market, under the symbols “FRLA,” “FRLAU,” and “FRLAW,” respectively. The FRLA Class A Common Stock and Public Warrants commenced trading on the Nasdaq Stock Market separately on or about December 22, 2021.

FRLA’s principal executive offices are located at 13575 58th Street North, Suite 200, Clearwater, Florida 33760 and its telephone number is 727-440-4603.

Water on Demand, Inc. (formerly, Progressive Water Treatment, Inc.)

Water on Demand, Inc. (“WODI”) is an enterprise of companies organized by OriginClear, Inc., a Nevada public corporation (“OCLN”). WODI designs, manufactures installs and maintains a complete line of water treatment systems for municipal, industrial and pure water applications using a wide range of technologies, including chemical injection, media filters, membrane, ion exchange and SCADA (supervisory control and data acquisition) technology in turnkey systems.

WODI was formed as Progressive Water Treatment, Inc. in 2000 as a Texas corporation and was acquired by OCLN in 2015. In September 2023, WODI merged with Water on Demand, Inc., a Nevada corporation (“WODI NV”), a pay-as-you-go water financing company which was also a former subsidiary of OCLN. As a result of the merger, Progressive Water Treatment, Inc. changed its name to Water on Demand, Inc.

For more information on WODI, please see the sections titled “Information about WODI” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of WODI.”

Merger Sub

FRLA Merger Sub, Inc. (“Merger Sub”) is a Delaware corporation and is a wholly-owned subsidiary of FRLA formed to consummate the Business Combination. Pursuant to the Business Combination Agreement, FRLA Merger Sub will merge with and into WODI, with WODI surviving the merger as a wholly-owned subsidiary of FRLA.

The Business Combination Agreement

On October 24, 2023, FRLA entered into the Business Combination Agreement by and among FRLA, Merger Sub and WODI, which was amended on February 6, 2024. Pursuant to the terms of the agreement, a business combination between FRLA and WODI will be effected through the merger of Merger Sub with and into WODI (the “Merger”), with WODI surviving the merger as a wholly-owned subsidiary of FRLA (the “Combined Company”). The Combined Company will change its name to “Water on Demand, Inc.” The Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.” The Board of Directors of FRLA (the “FRLA Board”) has (i) approved and declared advisable the Business Combination Agreement, the Business Combination and the other transactions contemplated thereby and (ii) recommended approval of the Business Combination Agreement and related matters by the stockholders of FRLA.

Merger Consideration

If the FRLA Business Combination Proposal is approved, pursuant to the Business Combination Agreement, at the Effective Time, (A) each share of FRLA Class A Common Stock and each share of FRLA Class B Common Stock (other than such shares of FRLA Class B Common Stock held by the Sponsor which were forfeited pursuant to the Sponsor Letter Agreement) that is issued and outstanding immediately prior to the Merger shall become one share of Common Stock, (B) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into one share of WODI Common Stock; (C) each share of WODI Preferred Stock shall convert to WODI Common Stock in accordance with the terms thereof immediately prior to the Effective Time; (D) each share of WODI Common Stock (other than the WODI

Common Stock held as treasury stock by WODI) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive that number shares of Common Stock equal to the Merger Consideration (as defined below); (E) any shares of WODI Common Stock that are restricted or subject to vesting shall automatically vest and be converted into shares of Common Stock granted as part of the Merger Consideration; (F) certain convertible promissory notes issued by WODI shall convert into shares of WODI Common Stock; and (G) each share of WODI Common Stock held by WODI as treasury stock immediately prior to the Effective Time will be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

WODI shareholders shall be entitled to, with respect to each outstanding share of WODI Common Stock, a number of shares of Common Stock, equal to the Exchange Ratio (the “Merger Consideration,” and the shares of Common Stock issued as Merger Consideration, the “Merger Consideration Shares”), where the Exchange Ratio is equal to the quotient of (A) (i) $32,000,000, divided by (ii) the sum of the aggregate number of shares of WODI Common Stock outstanding immediately prior to the Effective Time, and (B) (i) the aggregate amount of cash on deposit in the Trust Account (without giving effect to the redemption of any shares by FRLA’s public stockholders) as of two business days prior to the Closing Date, including interest not previously released to FRLA to pay taxes of FRLA divided by (ii) the total number of then issued and outstanding FRLA Class A Common Stock (without giving effect to the redemption of any shares by FRLA’s public stockholders).  The Exchange Ratio for exchange of FRLA shares for WODI shares under the two assumed redemption scenarios (assuming no redemptions and maximum redemptions) is 0.13916711.

The total consideration to be received by WODI Security Holders at the Closing will be the issue of Common Stock with an aggregate value equal to $32,000,000.

Closing

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the Closing will take place on the date that is no later than the third business day after the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Representations and Warranties

The Business Combination Agreement contains representations and warranties of WODI relating to, among other things, corporate existence and power, corporate authorization, capitalization, indebtedness, non-contravention, consents, capital structure, organizational documents, assumed names, subsidiaries, financial statements, absence of certain changes, properties, title to WODI’s assets, litigation, contracts, licenses and permits, compliance with laws, intellectual property, customers and suppliers, employees and employee benefit plans, withholding, labor matters, real and personal property, tax matters, environmental laws, finder’s fees, directors and officers, certain business practices, international trade matters, anti-bribery compliance, compliance with health care laws and certain contracts, insurance, related party transactions and data privacy matters.

The Business Combination Agreement contains representations and warranties of FRLA and Merger Sub relating to, among other things, corporate existence and power, corporate authorization, governmental authorization, non-contravention, finder’s fees, issuance of shares, capitalization, information supplied, FRLA’s Trust Account, related party transactions, listing, board approval, internal controls, financial statements, absence of changes, litigation, compliance with laws, tax matters, and contracts.

None of the representations, warranties or covenants, including any rights upon breach of such representations, warranties or covenants will survive the Closing except for such covenants and agreements that by their terms expressly apply post-Closing.

Covenants

The Business Combination Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Business Combination and efforts to satisfy conditions to consummation of the Business Combination. The Business Combination Agreement also contains additional covenants of the parties, including, among others, those with respect to access to certain information, notification of the occurrence of certain facts and circumstances, listing, indemnification, directors’ and officers’ insurance, and cooperation in the preparation of this proxy statement/prospectus/consent solicitation statement.

Conditions to Closing

The consummation of the Business Combination is conditioned upon, among other things, (i) the absence of any applicable law or order restraining, prohibiting or imposing any condition on the consummation of the Business Combination and related transactions, (ii) the Form S-4 becoming effective in accordance with the provisions of the Securities Act, (iii) the conditional approval for listing by Nasdaq of the shares of Common Stock to be issued in connection with the transactions contemplated by the Business Combination Agreement and satisfaction of initial and continued listing requirements, (iv) the election of certain individuals to the FRLA Board as set forth in the Business Combination Agreement, (v) approval by FRLA stockholders of the Business Combination and related transactions, (vi) approval by the WODI shareholders of the Business Combination and related transactions, (vii) solely with respect to FRLA and Merger Sub, (A) the fundamental representations and warranties of WODI being true and correct in all respects unless failure would not have or reasonably be expected to have a Material Adverse Effect (as defined in the Business Combination Agreement) on WODI or any of its subsidiaries, (B) WODI having duly performed or complied with all of its obligations under the Business Combination Agreement in all material respects, and (C) no event having occurred that would result in a Material Adverse Effect on WODI or any of its subsidiaries, and (viii) solely with respect to WODI, (A) the fundamental representations and warranties of FRLA and Merger Sub being true and correct in all respects unless failure would not have or reasonably be expected to have a Material Adverse Effect (as defined in the Business Combination Agreement) on FRLA or Merger Sub, and (B) FRLA and Merger Sub having duly performed or complied with all of their respective obligations under the Business Combination Agreement in all material respects.

Termination

The Business Combination Agreement may be terminated at any time prior to the Effective Time as follows:

(i)by mutual written consent of FRLA and WODI;

(ii)by either FRLA or WODI if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied by the earlier of (A) the Outside Date and (B) 30 days following receipt by the breaching party of a written notice of the breach

(iii)by either FRLA or WODI if the Business Combination and related transactions are not consummated on or before the Outside Date, provided that, no party shall have the right to terminate the agreement for this cause if their own breach of covenants or obligations under the Business Combination Agreement was the proximate cause of the failure to consummate the Business Combination prior to the Outside Date;

(iv)by either FRLA or WODI, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable;

(v)by either FRLA or WODI if the FRLA Special Meeting, has been held (including any adjournment thereof), has concluded, and either FRLA’s stockholders have duly voted and failed to approve the

Business Combination Agreement, the Business Combination and the related transactions or if WODI fails to obtain the approval of the WODI shareholders by the WODI Shareholder Consent;

(vi)by WODI should FRLA not have timely taken such actions as are reasonably necessary pursuant to the Trust Agreement and the Governing Documents of FRLA to extend the period of time for it to complete an initial business combination for an additional period of an aggregate of six (6) months from November 5, 2023; provided, that WODI timely deposit into the Trust Account the funds required for such extension by the Trust Agreement;

(vii)by FRLA should WODI not deposit into the Trust Account in a timely manner the funds necessary to extend the period for FRLA to complete an initial business combination for an additional period of an aggregate of six (6) months from November 5, 2023; and

(viii)by FRLA should: (i) Nasdaq not approve the initial listing application for the Combined Company with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement; (ii) the Combined Company not have satisfied all applicable initial listing requirements of Nasdaq; or (iii) the common stock of the Combined Company not have been approved for listing on Nasdaq prior to the Closing Date.

Certain Related Agreements

Sponsor Letter Agreement. Concurrently with the execution of the Business Combination Agreement, the Sponsor, FRLA and WODI entered into a Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor agreed to (a) vote in favor of the Business Combination Agreement and the Business Combination, (b) waive any adjustment to the conversion ratio set forth in the Certificate of Incorporation or other governing documents of FRLA or any other anti-dilution or similar protection with respect to the FRLA Class B Common Stock, such that the FRLA Class B Common Stock will convert into Common Stock at the Closing on a one-to-one basis, and (c) subject certain of the FRLA Class B Common Stock currently held by the Sponsor to potential forfeiture, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Incentive Plan. FRLA has agreed to approve and adopt an equity incentive plan (the “Incentive Plan”) to be effective as of the Closing and in a form mutually acceptable to FRLA and WODI, subject to approval of the Incentive Plan by the FRLA’s stockholders. The Incentive Plan will provide for an initial aggregate share reserve equal to 10% of the number of shares of common stock on a fully diluted basis at the Closing.

Management

Effective as of the Closing, the Combined Company’s Board of Directors will have seven (7) directors, who will initially be T. Riggs Eckelberry, Stephen Hall, Taron Lexton, Beau Vuillemot, Leslie Brock, and Jean-Louis Kindler. All of the executive officers of FRLA shall resign and the individuals serving as executive officers of the Combined Company immediately after the Closing will be the same individuals (in the same offices) as those of WODI immediately prior to the Closing. See the section titled “Directors and Executive Officers of the Combined Company After the Business Combination” for additional information.

Voting Securities

As of the Record Date, there were 6,271,798 FRLA Shares issued and outstanding. Only FRLA stockholders who hold shares of common stock of record as of the close of business on [     ], 2024 are entitled to vote at the FRLA Special Meeting or any adjournment thereof. Approval of the FRLA Business Combination Proposal, the FRLA Incentive Plan Proposal, the FRLA Nasdaq Proposal, and the FRLA Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the FRLA Special Meeting or any adjournment thereof. Approval of the FRLA Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of common stock. Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the FRLA Special Meeting. This means that the six director nominees who receive the most affirmative votes will be elected.

Attending the FRLA Special Meeting either in person by virtual attendance or by submitting your proxy and abstaining from voting will have the same effect as voting against all the Proposals and, assuming a quorum is present, broker non-votes will have no effect on the Proposals, other than the FRLA Charter Amendment Proposal, for which it will have the same effect as voting against the Proposal.

With respect to the Business Combination, pursuant to the Letter Agreement, the Sponsor, holding an aggregate of 2,283,750 FRLA Shares (or approximately 36% of the outstanding FRLA Shares), has agreed to vote its FRLA Shares in favor of each of the Proposals. As a result, only 692,150 Public Shares will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of FRLA Shares to constitute a quorum is present, no Public Shares must vote in favor of the Business Combination Proposal for it to be approved.

Appraisal Rights

Appraisal rights are not available to holders of FRLA Shares in connection with the proposed Business Combination under Delaware law. If the Business Combination is completed, WODI shareholders who do not deliver a written consent approving the Business Combination are entitled to appraisal rights under Section 21.460 of the TBOC (“Section 21.460”) provided that they comply with the conditions established by Section 21.460. For more information about such rights see the provisions of Section 21.460 of the TBOC attached hereto as Annex E, and the section entitled “No Appraisal Rights”.

Redemption Rights

Pursuant to FRLA’s Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of [     ], 2024, this would have amounted to approximately $[     ] per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you: (i) hold Public Shares, or; and (ii) prior to [     ], Eastern Time, on [     ], 2024, (a) submit a written request to VStock that FRLA redeem your Public Shares for cash and (b) deliver your Public Shares to VStock, physically or electronically through DTC.

If a holder exercises their redemption rights, then such holder will be exchanging their Public Shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its Public Shares (either physically or electronically) to VStock in accordance with the procedures described herein. Please see the section titled “The FRLA Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Ownership of the Post-Business Combination Company After the Closing

It is anticipated that, upon the Closing of the Business Combination, FRLA’s public stockholders will retain an ownership interest of approximately 38.6% in the Combined Company, the Sponsor and directors of FRLA will retain an ownership interest of approximately 17.9% in the Combined Company, the Representatives will retain an ownership interest of approximately 1.5% in the Combined Company, and the WODI shareholders will own approximately 42.0% of the outstanding common stock of the Combined Company. The ownership percentages with respect to the Combined Company assumes (i) there are no redemptions of any shares by the FRLA’s public stockholders, and (ii) there are no issuances of any additional shares upon the Closing of the Business Combination under the Incentive Plan.

The following table illustrates varying ownership levels in the Combined Company, assuming no redemptions by FRLA public stockholders, 25% redemption by FRLA public stockholders, 50% redemption by FRLA public stockholders, 75% redemption by FRLA public stockholders and the maximum redemptions by FRLA public stockholders:

	Scenario 1 Assuming No Redemptions(d)		Scenario 2 Assuming 25% Redemptions(e)
Equity Capitalization Summary	Shares	%	Shares	%
WODI Shareholders(a)	3,438,688	42.0%	3,438,688	46.5%
FRLA Public Stockholders(c)	3,162,548	38.6%	2,371,911	32.1%
FRLA Initial Stockholders(b)	1,466,750	17.9%	1,466,750	19.8%
Representatives Shares	120,000	1.5%	120,000	1.6%
Total Common Stock	8,187,986	100.0%	7,397,349	100.0%

	Scenario 3 Assuming 50% Redemptions(f)		Scenario 4 Assuming 75% Redemptions(g)
Equity Capitalization Summary	Shares	%	Shares	%
WODI Shareholders(a)	3,438,688	52.1%	3,438,688	59.1%
FRLA Public Stockholders(c)	1,581,274	23.9%	790,637	13.6%
FRLA Initial Stockholders(b)	1,466,750	22.2%	1,466,750	25.2%
Representatives Shares	120,000	1.8%	120,000	2.1%
Total Common Stock	6,606,712	100.0%	5,816,075	100.0%

	Scenario 5 Assuming Maximum Redemptions(h)
Equity Capitalization Summary	Shares	%
WODI Shareholders(a)	3,438,688	68.4%
FRLA Public Stockholders(c)	-	0.0%
FRLA Initial Stockholders(b)	1,466,750	29.2%
Representatives Shares	120,000	2.4%
Total Common Stock	5,025,438	100.00%

(a)Includes shares issued in connection with the conversion of convertible notes, preferred shares and restricted stock grants.

(b)Including forfeiture of 1,522,500 shares of FRLA Class B Common Stock owned by FRLA Sponsor pursuant to the Sponsor Letter Agreement.

(c)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption.

(d)The numbers set forth in this column assume that no Public Shares as of the date of this proxy statement/prospectus are redeemed.

(e)The numbers set forth in this column assume that 790,637 Public Shares, or approximately 25%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(f)The numbers set forth in this column assume that 1,581,274 Public Shares, or approximately 50%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(g)The numbers set forth in this column assume that 2,371,911 Public Shares, or approximately 75%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(h)The numbers set forth in this column assume that all issued and outstanding Public Shares are redeemed at $11.25 per share.

Stockholders will experience additional dilution to the extent FRLA assumes warrants upon the Closing of the Business Combination. The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below includes (i) up to 531,330 shares underlying WODI’s 3,817,935 warrants issued to investors to purchase WODI common stock at an exercise price of $0.0001 per share assumed by FRLA at the exchange ratio of 0.13916711, and (ii) up to 4,887,500 shares underlying FRLA public warrants. The weighted average exercise price for these warrants is approximately $10.41 per share.

	Scenario 1 Assuming No Redemptions(d)		Scenario 2 Assuming 25% Redemptions(e)
Equity Capitalization Summary	Shares	%	Shares	%
WODI Shareholders(a)	3,970,018	29.2%	3,970,018	31.1%
FRLA Public Stockholders(c)	8,050,048	59.1%	7,259,411	56.6%
FRLA Initial Stockholders(b)	1,466,750	10.8%	1,466,750	11.4%
Representatives Shares	120,000	0.9%	120,000	0.9%
Total Common Stock	13,606,816	100.0%	12,816,179	100.0%

	Scenario 3 Assuming 50% Redemptions(f)		Scenario 4 Assuming 75% Redemptions(g)
Equity Capitalization Summary	Shares	%	Shares	%
WODI Shareholders(a)	3,970,018	33.0%	3,970,018	35.3%
FRLA Public Stockholders(c)	6,468,774	53.8%	5,678,137	50.5%
FRLA Initial Stockholders(b)	1,466,750	12.2%	1,466,750	13.1%
Representatives Shares	120,000	1.0%	120,000	1.1%
Total Common Stock	12,025,542	100.0%	11,234,905	100.0%

	Scenario 5 Assuming Maximum Redemptions(h)
Equity Capitalization Summary	Shares	%
WODI Shareholders(a)	3,970,018	38.0%
FRLA Public Stockholders(c)	4,887,500	46.9%
FRLA Initial Stockholders(b)	1,466,750	14.0%

Representatives Shares	120,000	1.1%
Total Common Stock	10,444,268	100.00%

(a)Includes shares issued in connection with the conversion of convertible notes, preferred shares and restricted stock grants and 531,330 shares underlying WODI’s warrants assumed by FRLA upon consummation of the BCA.

(b)Includes forfeiture of 1,522,500 shares of FRLA Class B Common Stock owned by FRLA Sponsor pursuant to the Sponsor Letter Agreement.

(c)Includes the exercise of 4,887,500 FRLA public warrants, for which, each warrant entitles the holder thereof to purchase one share of FRLA common stock at an exercise price of $11.50 per share.

(d)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that no Public Shares as of the date of this proxy statement/prospectus are redeemed.

(e)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that 790,637 Public Shares, or approximately 25%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(f)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that 1,581,274 Public Shares, or approximately 50%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(g)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that 2,371,911 Public Shares, or approximately 75%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(h)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that all issued and outstanding Public Shares are redeemed at $11.25 per share.

Underwriting Fees as a Percentage of Initial Public Offering Proceeds Net of Redemptions

	No redemptions(2)	25% redemptions(3)	50% redemptions(4)	75% redemptions(5)	Maximum redemptions(6)
Initial Public Offering underwriting fees(1)	1,955,000	1,955,000	1,955,000	1,955,000	1,955,000
Initial Public Offering proceeds net of redemptions	32,257,990	24,193,492	16,128,995	8,064,497	—
Underwriting fees as a % of Initial Public Offering proceeds net of redemptions (approx.)	6.1%	8.1%	12.1%	24.2%	100.0%

____________

(1)      $1,955,000 underwriting discount was paid at the consummation of the Initial Public Offering.

(2)      This scenario assumes that no Public Shares (excluding the Redeemed Public Shares) are redeemed.

(3)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 790,637 Public Shares are redeemed, resulting in an aggregate payment of approximately $8.9 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(4)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 1,581,274 Public Shares are redeemed, resulting in an aggregate payment of approximately $17.8 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(5)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 2,371,911 Public Shares are redeemed, resulting in an aggregate payment of approximately $26.7 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(6)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that a maximum of 3,162,548 Public Shares are redeemed, resulting in an aggregate payment of approximately $35.6 million from the Trust Account based on an assumed redemption price of $11.25 per share.

Deferred Business Combination Fee as a Percentage of Deferred Public Offering Proceeds Net of Redemptions

	No redemptions(2)	25% redemptions(3)	50% redemptions(4)	75% redemptions(5)	Maximum redemptions(6)
Deferred Business Combination fees(1)	3,421,250	3,421,250	3,421,250	3,421,250	3,421,250
Initial Public Offering proceeds net of redemptions	32,257,990	24,193,492	16,128,995	8,064,497	—
Deferred Business Combination Fee as a % of Initial Public Offering proceeds net of redemptions (approx.)	10.6%	14.1%	21.2%	42.4%	100.0%

____________

(1)      $3,421,250 of the Deferred Business Combination Fee is payable at the closing of the Business Combination.

(2)      This scenario assumes that no Public Shares (excluding the Redeemed Public Shares) are redeemed.

(3)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 790,637 Public Shares are redeemed, resulting in an aggregate payment of approximately $8.9 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(4)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 1,581,274 Public Shares are redeemed, resulting in an aggregate payment of approximately $17.8 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(5)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 2,371,911 Public Shares are redeemed, resulting in an aggregate payment of approximately $26.7 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(6)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that a maximum of 3,162,548 Public Shares are redeemed, resulting in an aggregate payment of approximately $35.6 million from the Trust Account based on an assumed redemption price of $11.25 per share.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Certain Defined Terms — Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus/consent solicitation statement as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other Proposals, you should keep in mind that FRLA’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•If an initial business combination, such as the Business Combination, is not completed by November 5, 2024, FRLA will be required to dissolve and liquidate. In such event, the 2,443,750 Founder Shares currently held by the Initial Stockholders (including FRLA’s directors and officers), which were acquired prior to the IPO will lose all value because such holders have agreed to waive their rights to any liquidation distributions. The Founder Shares were purchased for an aggregate purchase price of $25,000 by the Sponsor.  The Sponsor will lose the value of these Founder Shares, which had an aggregate market value of approximately $[  ] based on the closing price of Public Shares on the Nasdaq Stock Market as of  [   ], 2024.

•As of June 30, 2024, the Sponsor has provided additional capital in the form of loans in the aggregate amount of $5,785,735, including extension fees in the aggregate amount of $3,341,315, and covered expenses in the amount of $2,444,420.

See “FRLA Proposal 1 – The FRLA Business Combination Proposal— Interests of FRLA’s Directors and Officers in the Business Combination” for additional information.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of WODI in many respects.

Under this method of accounting, FRLA will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, WODI will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of WODI (i.e., a capital transaction involving the issuance of stock by FRLA for the stock of WODI). Accordingly, the consolidated assets, liabilities and results of operations of WODI will become the historical financial statements of the Combined Company, and FRLA’s assets, liabilities and results of operations will be consolidated with WODI’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of WODI in future reports. The net assets of WODI will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Recommendations of the Boards and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Business Combination Agreement, the Boards, as applicable, have determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, FRLA, WODI and their respective stockholders. In reaching their decision with respect to the Business Combination and the transactions contemplated thereby, the Boards reviewed various industry and financial data and the evaluation of materials provided by WODI and FRLA.

The FRLA Board recommends that FRLA stockholders vote:

•FOR the FRLA Business Combination Proposal;

•FOR the FRLA Charter Amendment Proposal;

•FOR each of the FRLA Advisory Charter Proposals;

•FOR the FRLA Incentive Plan Proposal;

•FOR the FRLA Director Election Proposal;

•FOR the FRLA Nasdaq Proposal; and

•FOR the FRLA Adjournment Proposal.

The WODI Board recommends that WODI shareholders vote:

•To approve the Business Combination, the Business Combination Agreement and the other transactions contemplated therein.

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the FRLA Special Meeting and the WODI Shareholder Consent, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 33 of this proxy statement/prospectus/consent solicitation statement. Some of these risks related to are summarized below. References in the summary below to “WODI” generally refer to WODI in the present tense or the Combined Company from and after the Business Combination.

The following summarizes certain principal factors that make an investment in the Combined Company speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing FRLA’s, WODI’s and/or the Combined Company’s business.

    Risks Related to WODI’s Business

•WODI has a limited operating history by which performance can be gauged.

•WODI is subject to potential fluctuations in operating results.

•WODI’s future operating results are difficult to predict and may be affected by a number of factors, many of which are outside of WODI’s control.

•Unanticipated obstacles may hinder the execution of WODI’s business plan.

•WODI has limited market acceptance of our services.

•WODI cannot assure you that it will effectively manage its growth.

•WODI’s costs may grow more quickly than its revenues, harming our business and profitability.

•The loss of one or more of WODI’s key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm WODI’s business.

•Acquisition activity presents certain risks to WODI’s business, operations and financial condition, and WODI may not realize the financial and strategic goals contemplated at the time of a transaction.

•If WODI is unable to protect its intellectual property, the value of its brand and other intangible assets may be diminished and our business may be adversely affected.

•WODI’s financial results will fluctuate in the future, which makes them difficult to predict.

•WODI may face additional competition.

•WODI has either realized a gross and net loss or had limited profitability for each period since its inception to date, and there can be no assurances that WODI will become profitable in the future.

•Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect our business, including the novel COVID-19 outbreak.

    Risks Related to WODI’s and FRLA’s Business

•Failure to comply with applicable anti-corruption legislation and other governmental laws and regulations could result in fines, criminal penalties and materially adversely affect its business, financial condition and results of operations.

•FRLA will be forced to liquidate the Trust Account if it cannot consummate a business combination by November 5, 2024. In the event of a liquidation, FRLA’s public stockholders will receive their pro rata share of the Trust Account and the Public Warrants will expire worthless.

    Risks Related to FRLA’s Business and the Business Combination

•You must tender your Public Shares in order to validly seek redemption at the FRLA Special Meeting of stockholders.

•If third parties bring claims against FRLA, the proceeds held in trust could be reduced and the per-Public Share liquidation price received by FRLA’s stockholders may be less than $10.00.

•Any distributions received by FRLA stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, FRLA was unable to pay its debts as they fell due in the ordinary course of business.

•If FRLA’s due diligence investigation of WODI was inadequate, then stockholders of FRLA following the Business Combination could lose some or all of their investment.

    Risks Related to the Combined Company’s Common Stock

•The market price of the Combined Company’s Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

•Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF FRLA

FRLA’s consolidated statement of operations data for the six months ended June 30, 2024 and 2023 and consolidated balance sheet data as of June 30, 2024 are derived from FRLA’s unaudited consolidated financial statements included elsewhere in this registration statement. FRLA’s consolidated statement of operations data for the years ended December 31, 2023 and 2022 and consolidated balance sheet data as of December 31, 2023 and 2022 are derived from FRLA’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement.

The historical results of FRLA included below and elsewhere in this proxy statement/prospectus/consent solicitation statement are not necessarily indicative of the future performance of FRLA. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FRLA” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus/consent solicitation statement.

Consolidated Statements of Operations Data:	For the Six Months Ended June 30, 2024	For the Six Months Ended June 30, 2023	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
	(Unaudited)	(Unaudited)
Formation and operating costs	$(781,354)	$(959,657)	$(2,060,089)	$(959,457)
Franchise tax expenses	(70,600)	(72,400)	(138,050)	(199,759)
Other income	167,194	1,854,942	2,342,684	1,466,677
Provision for income taxes	(20,285)	(471,606)	(496,250)	(355,070)
Net income (loss)	$(705,045)	$351,279	$(351,705)	$(47,609)
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	3,162,548	7,506,151	5,476,390	9,775,000
Basic and diluted net income (loss) per share, common stock subject to possible redemption	$(0.01)	$0.14	$0.20	$(0.04)
Basic and diluted weighted average shares outstanding, common stock attributable to FRLA	3,109,250	3,109,250	3,109,250	3,109,250
Basic and diluted net loss per share, common stock attributable to FRLA	$(0.22)	$(0.22)	$(0.47)	$(0.15)

Consolidated Cash Flows Data:
Net cash used in operating activities	$(425,953)	$(2,167,800)	$(3,186,843)	$(689,068)
Net cash (used in) provided by investing activities	$(605,000)	$65,009,968	$69,434,064	$(769,539)
Net cash provided by (used in) financing activities	$1,022,000	$(62,827,278)	$(66,406,625)	$783,750

Consolidated Balance Sheets Data:	As of June 30, 2024	As of December 31, 2023	As of December 31, 2022
	(Unaudited)
Cash	$3,957	$12,910	$172,314
Other current assets	18,858	106,658	29,000
Cash or investments held in Trust Account	35,623,340	34,851,146	101,942,526
Total assets	$35,646,155	$34,970,714	$102,143,840
Total liabilities	$10,565,422	$9,184,936	$4,915,881
Class A common stock subject to possible redemption	$35,563,844	$34,882,535	$101,559,697
Total stockholders’ deficit	$(10,483,111)	$(9,096,757)	$(4,331,738)

SUMMARY HISTORICAL FINANCIAL INFORMATION OF WODI

The following table contains selected historical consolidated financial data of Water on Demand, Inc. (formerly Progressive Water Treatment Inc.) and Water on Demand, Inc., a Nevada corporation (“WODI Combined”) as of and for the years ended December 31, 2023 and 2022 and for the interim periods ended June 30, 2024 and June 30, 2023.   Such data as of and for the years ended December 31, 2023 and 2022 have been derived from the audited financial statements of WODI, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement.  The summary consolidated statements of operations data for the six months ended June 30, 2024 and 2023 and the summary consolidated balance sheet data as of June 30, 2023 and June 30, 2024 are derived from WODI Combined unaudited consolidated financial statements appearing elsewhere in this proxy statement/prospectus/consent solicitation statement. The WODI Combined unaudited interim condensed consolidated financial statements were prepared on the same basis as its audited annual financial statements and include all adjustments, consisting only of normal recurring adjustments that are necessary for a fair presentation of the financial information in those statements. The following summary consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of WODI” and WODI’s audited financial statements and notes thereto and unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement. The summary consolidated financial data in this section are not intended to replace our audited consolidated financial statements and unaudited condensed consolidated financial statements and related notes and are qualified in their entirety thereby. WODI’s historical results are not necessarily indicative of the results that may be expected for any period in the future.

Statements of Operations Data:	WODI Combined For the Six Months Ended June 30, 2024	WODI (Combined) For the Six Months Ended June 30, 2023	WODI (Combined) For the Year Ended December 31, 2023	WODI (Combined) For the Year Ended December 31, 2022
	(Unaudited)	(Unaudited)
Sales	$2,604,196	$3,823,932	$6,681,886	$10,350,281
Gross profit	271,850	310,846	626,521	1,459,444
Total operating expenses	673,455	603,236	1,847,793	1,355,060
Total other expenses	(4,737,764)	(8,979,157)	(18,341,253)	(430,994)
Net loss	$(5,129,369)	$(9,271,547)	$(19,562,525)	$(326,610)
Basic and diluted weighted average shares outstanding, common stock	12,399,217	5,783,156	10,516,531	2,615,254
Basic and diluted net income (loss) per share, common stock	$(0.38)	$(1.60)	$(1.86)	$(0.12)

Balance Sheets Data:	WODI Combined as of June 30, 2024	WODI (Combined) as of December 31, 2023
	(Unaudited)
Cash	$202,644	$374,191
Total current assets	$1,961,320	$2,338,797
Total assets	$2,381,326	$2,742,167
Total liabilities	$26,197,255	$21,844,957
Total stockholders’ deficit	$2,381,326	$(19,102,790)

TRADING MARKET AND DIVIDENDS

FRLA

Public Units, Common Stock, and Public Warrants

The Public Units, Public Shares and Public Warrants are each quoted on the Nasdaq Stock Market, under the symbols “FRLAU,” “FRLA” and “FRLAW,” respectively. Each of FRLA’s Public Units consists of one share of FRLA Class A Common Stock and one-half of one Warrant. Each whole Warrant entitles the holder thereof to purchase one share of FRLA Class A Common Stock at a price of $11.50 per share. The Public Units, Public Shares and Public Warrants commenced trading on the Nasdaq Stock Market separately on or about December 27, 2021. Public stockholders who redeem their Public Shares into their share of the Trust Account still have the right to continue to hold any Public Warrants they hold outside of such Unit; however, no fractional warrants will be issued upon separation of the Public Units and only whole warrants will trade.

FRLA’s Dividend Policy

FRLA has not paid any cash dividends on its shares of common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon FRLA’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. Further, if we incur any indebtedness, FRLA’s ability to declare dividends may be limited by restrictive covenants FRLA may agree to in connection therewith. The payment of any dividends subsequent to a business combination will be within the discretion of the Combined Company’s Board of Directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

WODI

Holders of WODI

As of the WODI Record Date, there were 176 holders of record of WODI common stock (on a converted basis).

Dividend Policy of WODI

WODI has not paid any cash dividends on its stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Combined Company

Dividend Policy

Following completion of the Business Combination, the Combined Company’s Board of Directors will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and accordingly, we do not anticipate Combined Company’s Board of Directors declaring any dividends in the foreseeable future.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus/consent solicitation statement. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses.

Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of WODI prior to the Closing and to the Combined Company. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of the Combined Company, in which event the market price of the Combined Company’s securities could decline, and you could lose part or all of your investment.

Risks Related to WODI’s Business

WODI’s historical profitability has been limited and would not be enough to offset the costs of the Combined Company.

WODI is currently developing Water On Demand, a new business model to respond to identified market demand. Since WODI has had limited profitability, there are substantial risks, uncertainties, expenses and difficulties that WODI is subject to. To address these risks and uncertainties, WODI must, among other things:

•Successfully execute its business strategy;

•Respond to competitive developments; and

•Attract, integrate, retain and motivate qualified personnel.

There can be no assurance WODI will operate profitably or that WODI will have adequate working capital to meet its obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. WODI cannot be certain that its business strategy will be successful or that WODI will successfully address these risks. In the event that WODI does not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

WODI has incurred a gross loss and net loss since its inception, and while WODI is taking steps to achieve a gross profit and profitability, the Combined Company is expected to continue reporting gross losses and net losses for the foreseeable future. WODI is evaluating and taking a number of near-term actions to achieve a gross profit and work towards profitability post business combination, and expect that as it matures, WODI will obtain expertise, economies of scale and efficiency that should increase revenue and reduce costs over the medium to long-term. However, there can be no assurances that these actions will prove to be effective. If the Combined Company fails to increase its revenue and/or manage its expenses, WODI may not achieve or sustain profitability in the future.

In order to continue operations despite a history of losses or limited profitability, WODI has financed itself through equity offerings.

While WODI has had minimal internal expenses, the activities carried out on its behalf by OCLN since its inception have significantly receded its profitability or resulted in net losses, and WODI expects the Combined Company will incur net losses in the future. To date, OCLN has funded its operations from its sale of equity securities in OCLN and WODI. WODI will need to generate significantly increased revenues to achieve profitability. There can be no assurance that the Combined Company will ever generate sufficient revenues to achieve profitability. If WODI does achieve profitability in some future period, WODI cannot assure you that WODI can sustain profitability on a quarterly or annual basis in the future. If its revenues grow more slowly than WODI anticipates or if its operating expenses exceed its expectations or cannot be adjusted accordingly, its business, operating results and financial condition will be materially and adversely affected.

WODI has a limited operating history by which performance can be gauged.

Any evaluation of WODI and its prospects must be considered in light of its lack of operating history and the risks and uncertainties encountered by companies at an early stage of development. Further, its industry is characterized by rapid technological change, changing customer needs, evolving industry standards and frequent introduction of new products and services. WODI have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries. If WODI does not address these risks successfully, its operating results will be harmed.

WODI is subject to potential fluctuations in operating results.

WODI’s sales cycles can be long and unpredictable, and its sales efforts require considerable time and expense. As a result, its sales are difficult to predict and may vary substantially from quarter to quarter, which may cause its operating results to fluctuate significantly. OCLN spends a substantial amount of time, effort and money on its behalf in its sales efforts without any assurance that its efforts will produce any revenue and the timing of its revenue is difficult to predict. Its sales efforts involve educating its customers about the use and benefit of its new products, including their technical capabilities and potential cost savings to the customers. Customers typically undertake a significant evaluation process that has in the past resulted in a lengthy sales cycle. If sales expected from a specific customer for a particular quarter are not realized in that quarter or at all, its business, operating results and financial condition could be materially and adversely affected.

WODI’s future operating results are difficult to predict and may be affected by a number of factors, many of which are outside of WODI’s control.

The market for Design-Build-Own-Operate is relatively new and unproven and is subject to a number of risks and uncertainties. The industry is new and its ability to gain market share depends upon its ability to satisfy customer demands, enhance existing products and services and develop and introduce new products and services. Its ability to gain market share also depends on a number of factors beyond its control, including the perceived value associated with its products and services, the public’s perception of the use of robots to perform tasks traditionally reserved for humans, and its customers’ acceptance that security services can be performed more efficiently and cost-effectively through the use of its products and ancillary services. If any of these factors turns against us, its future operating results could be materially and adversely affected.

Unanticipated obstacles may hinder the execution of WODI’s business plan.

Because of the number and range of the assumptions underlying its projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond its reasonable control, some of the assumptions inevitably will not materialize and unanticipated obstacles may occur subsequent to the date of this offering, including:

•WODI’s failure to maintain and grow the client base;

•WODI’s clients may suffer downturns, financial instability or be subject to mergers or acquisitions;

•Adverse litigation judgments, settlements, or other litigation-related costs; and

•Adverse changes in business or macroeconomic conditions including regulatory changes.

The occurrence of any of these unanticipated obstacles will hinder the execution of its business plan and adversely affect its operating results.

WODI’s long-term success depends in part on developing a novel outsourcing model, and WODI faces the risks inherent in a performance-based business model.

WODI is developing a new business in the Design-Build-Own-Operate sector, known as “Water On Demand.” WODI plans to generate revenue through the financing and management of these systems, and its long-term success depends on the performance and oversight of these systems. WODI expects that the amount of payments it may receive will be based upon the performance of its operating partners, and so WODI will be dependent on the successful operations of these partners for a significant portion of its revenues. WODI faces risks inherent in such a delegated business model, many of which are outside of its control, including those arising from its reliance on the management and operating capabilities of its operating partners and the cyclicality of supply and demand for end-products produced using this business model. Should its managed contracts fail to achieve sufficient profitability in their operations, its payments would be diminished and its results of operations, cash flows and financial condition could be adversely affected, and any such effects could be material.

WODI may not be able to commercialize its new products which would result in losses and may require us to curtail or cease operations.

WODI is unable to project when its Water On Demand business model will achieve profitability, if at all. WODI cannot assure that its executive resources will be able to develop its systems fast enough to meet market requirements. WODI can also not assure that its systems will gain market acceptance and that it will be able to successfully commercialize the business model. The failure to successfully develop and commercialize the business model would result in continued losses and may require us to curtail or cease operations.

WODI cannot assure you that it will effectively manage its growth.

The growth and expansion of WODI’s business and products create significant challenges for its management, operational, and financial resources, including managing multiple relationships and interactions with users, distributors, vendors, and other third parties. As WODI continues to grow, its information technology systems, internal management processes, internal controls and procedures and production processes may not be adequate to support its operations. To ensure success, WODI must continue to improve its operational, financial, and management processes and systems and to effectively expand, train, and manage its employee base. As WODI continues to grow, and implement more complex organizational and management structures, it may find it increasingly difficult to maintain the benefits of its corporate culture, including its current team’s efficiency and expertise, which could negatively affect its business performance.

The loss of one or more of its key personnel, or its failure to attract and retain other highly qualified personnel in the future, could harm its business.

WODI currently depends on the continued services and performance of key members of the OCLN management team, in particular, its chairman and CEO, T. Riggs Eckelberry; its COO, Tom Marchesello; and its EVP, Kenneth A. Berenger. If WODI cannot call upon them or other key management personnel for any reason, its operations and development could be harmed. WODI has not yet developed a succession plan. Furthermore, as WODI grows, it will be required to invest in qualified professionals such as accounting, legal, finance, production, service and engineering experts, some of which could be provided under a continuing management services contract by OCLN. However, such a management services contract may not materialize or be successful, in which case WODI will need to invest in all the above resources itself. WODI may not be able to locate or attract qualified individuals for such positions, which will affect WODI’s ability to grow and expand its business.

Acquisition activity presents certain risks to our business, operations and financial condition, and we may not realize the financial and strategic goals contemplated at the time of a transaction.

We expect that acquisitions will be an important part of our long-term growth strategy. Successful execution following the closing of an acquisition is essential to achieving the anticipated benefits of the transaction. We expect to make acquisitions to expand into new markets and our acquisition strategy depends on our ability to complete and integrate the acquisitions. Mergers and acquisitions are inherently risky, and any mergers and acquisitions that we complete may not be successful. The process of integrating an acquired company’s business into our operations is challenging and may result in expected or unexpected operating or compliance challenges, which may require significant expenditures and a significant amount of our management’s attention that would otherwise be focused on the ongoing operation of our business. The potential difficulties or risks of integrating an acquired company’s business include, among others:

•the effect of the acquisition on our financial and strategic positions and our reputation;

•risk that we fail to successfully implement our business plan for the combined business;

•risk that we are unable to obtain the anticipated benefits of the acquisition, including synergies or economies of scale;

•challenges in reconciling business practices or in integrating activities, logistics or information technology and other systems;

•challenges in reconciling accounting issues, especially if an acquired company utilizes accounting principles different from those we use;

•retention risk with respect to key customers, suppliers and employees and challenges in retaining, assimilating and training new employees;

•potential failure of the due diligence processes to identify significant problems, liabilities or other shortcomings or challenges of an acquired company, which could result in unexpected litigation, regulatory exposure, financial contingencies and known and unknown liabilities; and

•challenges in complying with newly applicable laws and regulations, including obtaining or retaining required approvals, licenses and permits.

Our acquisitions may also result in the expenditure of available cash and amortization of expenses any of which could have a material adverse effect on our results of operations or financial condition. Investments in immature businesses with unproven track records have an especially high degree of risk, with the possibility that we may lose the value of our entire investments or incur additional unexpected liabilities. Large or costly acquisitions or investments may also diminish our capital resources and liquidity or limit our ability to engage in additional transactions for a period of time. All of the foregoing risks may be magnified as the cost, size or complexity of an acquisition or acquired company increases, or where the acquired company’s market or business are materially different from ours, or where more than one integration is occurring simultaneously or within a concentrated period of time.

In addition, in the future we may require significant financing to complete an acquisition or investment, whether through bank loans, raising of debt or otherwise. We cannot assure you that such financing options will be available to us on reasonable terms, or at all. If we are not able to obtain such necessary financing, it could have an impact on our ability to consummate a substantial acquisition or investment and execute our growth strategy. Alternatively, we may issue a significant number of shares as consideration for an acquisition, which would have a dilutive effect on our existing stockholders.

WODI’s financial results will fluctuate in the future, which makes them difficult to predict.

You should take into account the risks and uncertainties frequently encountered by rapidly growing companies in evolving markets. Its financial results in any given quarter can be influenced by numerous factors, many of which WODI are unable to predict or are outside of its control, including:

•WODI’s ability to maintain and grow its client base;

•Ongoing management services by OCLN, if any, may not be adequate for WODI’s needs, and WODI may not be able to raise sufficient funds to successfully achieve internal management and funding capabilities;

•Its clients may suffer downturns, financial instability or be subject to mergers or acquisitions;

•The development and introduction of new products by WODI or its competitors;

•Increases in marketing, sales, service and other operating expenses that WODI may incur to grow and expand its operations and to remain competitive;

•WODI’s ability to achieve gross margins and operating margins;

•Adverse litigation judgments, settlements, or other litigation-related costs; and

•Changes in business or macroeconomic conditions including regulatory changes.

WODI may face additional competition.

There may be other companies that are providing similar products and services in the United States and abroad that may potentially compete with its products and services. These or new competitors may have more resources than WODI or may be better capitalized, which may give them a significant advantage, for example, in offering better pricing than WODI, surviving an economic downturn or in reaching profitability. There can be no assurances that WODI will be able to compete successfully against existing or emerging competitors.

WODI is controlled by OCLN and its officers.

WODI is owned by OCLN and is controlled by its officers and directors. OCLN currently owns approximately 54% of WODI’s voting securities, respectively, and at the conclusion of this offering will continue to hold a significant portion of WODI’s voting rights. Therefore, investors in this offering will not have the ability to control the board of directors and will not have significant ability to control any specific vote of stockholders.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect its business, including the novel COVID-19 outbreak.

Its business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus, or COVID-19. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could adversely affect the value of the Shares and its Investors or prospective Investors financial condition, resulting in reduced demand for the Shares generally. Further, such risks could cause a limited attendance at membership experience events that WODI might sponsor or in which WODI might participate, or result in persons avoiding holding or appearing at in-person events. “Shelter-in-place” or other such orders by governmental entities could also disrupt its operations, if employees who cannot perform their responsibilities from home, are not able to report to work.

Risks Relating to the Business Combination

We may be unable to achieve some or all of the benefits that we expect to achieve from the Business Combination.

We believe that, as an independent, publicly traded company, we will be able to, among other things, design and implement corporate strategies and policies and develop partnerships that are better targeted to WODI’s business’s areas of strength and differentiation, better focus its financial and operational resources on those specific strategies, create effective incentives for its management and employees that are more closely tied to its business performance, provide investors more flexibility and enable us to achieve alignment with a more natural stockholder base and implement and maintain a capital structure designed to meet WODI’s specific needs. We may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all, for a variety of reasons, including as an independent, publicly traded company, we may be more susceptible to market fluctuations and other adverse events. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, WODI’s business, financial condition and results of operations could be adversely affected.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on WODI’s business and stock price.

WODI is not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and is, therefore, not required to make a formal assessment of the effectiveness of WODI’s internal control over financial reporting for that purpose. Upon becoming a public company, WODI will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in WODI’s quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Although WODI will be required to disclose changes made in its internal controls and procedures on a quarterly basis, WODI will not be required to make its first annual assessment of its internal control over financial reporting pursuant to Section 404 until the year following its first annual report required to be filed with the SEC.

To comply with the requirements of being a public company, WODI has undertaken various actions, and will need to take additional actions, such as implementing numerous internal controls and procedures and hiring additional accounting or internal audit staff or consultants. Testing and maintaining internal control can divert WODI’s management’s attention from other matters that are important to the operation of WODI’s business. Additionally, when evaluating WODI’s internal control over financial reporting, WODI may identify material weaknesses that WODI may not be able to remediate in time to meet the applicable deadline imposed upon WODI for compliance with the requirements of Section 404. Investors may lose confidence in the accuracy and completeness of WODI’s financial reports and the market price of WODI’s common stock could be negatively affected if any of the following occurs: (i) WODI identifies any material weaknesses in its internal control over financial reporting; (ii) WODI is unable to comply with the requirements of Section 404 in a timely manner; (iii) WODI asserts that its internal control over financial reporting is ineffective; or (iv) WODI’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting once WODI is no longer an emerging growth company. WODI could also become subject to investigations by the SEC, the stock exchange on which its securities are listed or other regulatory authorities, which could require additional financial and management resources. In addition, if WODI fails to remedy any material weakness, WODI’s financial statements could be inaccurate and WODI could face restricted access to capital markets.

WODI is an “emerging growth company” and “smaller reporting company” and as such the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make WODI’s common stock less attractive to investors.

WODI is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we may follow reduced disclosure requirements and do not have to make all of the disclosures that public companies that are not emerging growth companies do. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which WODI has total annual gross revenues of $1.235 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of the initial public offering of FRLA; (c) the date on which WODI has issued more than $1 billion in nonconvertible debt during the previous three years; or (d) the date on which WODI is deemed to be a large accelerated filer under the rules of the SEC, which means the market value of WODI’s Class A common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th. For so long as we remain an emerging growth company, WODI is permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•reduced disclosure obligations regarding executive compensation in WODI’s periodic reports, proxy statements, and registration statements; and

•exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved, and having to disclose the ratio of the compensation of WODI’s chief executive officer to the median compensation of WODI’s employees.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. WODI has elected to use the extended transition period for complying with new or revised accounting standards; and as a result of this election, WODI’s financial statements may not be comparable to companies that comply with public company effective dates.

Further, WODI is a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of WODI’s Class A common stock held by non-affiliates equals or exceeds $250.0 million as of the end of the prior June 30th, or (2) WODI’s annual revenues equaled or exceeded $100.0 million during such completed fiscal year and the market value of WODI’s Class A common stock held by non-affiliates exceeds $700.0 million as of the prior June 30th. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

We may choose to take advantage of some, but not all, of the available exemptions for emerging growth companies. We cannot predict whether investors will find its common stock less attractive if we rely on these exemptions. If some investors find WODI’s common stock less attractive as a result, there may be a less active trading market for WODI’s Class A common stock and its share price may be more volatile.

In order to satisfy WODI’s obligations as a public company, we will need to hire qualified accounting and financial personnel with appropriate public company experience.

As a public company, we will need to establish and maintain effective disclosure and financial controls and make changes in its corporate governance practices. We may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and retain such personnel. Even if WODI is able to hire appropriate personnel, its existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from research and development efforts.

The commercial and credit environment may adversely affect WODI’s access to capital.

We will need to continue to raise capital in order to execute our business plan. WODI’s ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for its products or in the solvency of its customers or suppliers or if there are other significantly unfavorable changes in economic conditions. Volatility in the world financial markets could increase borrowing costs or affect WODI’s ability to access the capital markets. Capital raised by us may have a dilutive impact on existing stockholders and if WODI is unable to raise additional capital on favorable terms, or at all, we may be unable to maintain its research and development activities or may be unable to grow its business, which could impact WODI’s operating results and gross margin adversely.

The Amended Charter will require, to the fullest extent permitted by law, that derivative actions brought in WODI’s name, actions against its directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will, subject to certain exceptions, be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against its directors, officers, other employees or stockholders.

FRLA’s Charter requires, and the Amended Charter will continue to require, to the fullest extent permitted by law, that derivative actions brought in WODI’s name, actions against its directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in WODI’s common stock shall be deemed to have notice of and consented to the forum provisions in the Amended Charter. This choice of forum provision may limit or make more costly a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of WODI’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Amended Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm WODI’s business, operating results and financial condition. The Amended Charter will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Amended Charter provides that, unless we consent inwriting to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Wage increases and pressure in certain geographies may prevent us from sustaining WODI’s competitive advantage and may reduce its profit margin.

Measures are being taken in the United States and globally to increase minimum wages, and there is a shortage of skilled labor in certain locations leading to increased wage pressure. Similarly, with an increased global focus on environmental, social and corporate-governance concerns and sustainability, input costs have been steadily rising. Accordingly, we may need to increase the levels of labor compensation more rapidly than in the past to remain competitive in attracting and retaining the quality and amount of labor that its business requires. To the extent that WODI is not able to control or share wage increases, wage increases may reduce its margins and cash flows, which could adversely affect its business.

The loss of one or more key members of WODI’s management team or personnel, or its failure to attract, integrate and retain additional personnel in the future, could harm its business and negatively affect its ability to successfully grow its business.

WODI is highly dependent upon the continued service and performance of the key members of WODI’s management team and other personnel. The loss of any of these individuals, each of whom is “at will” and may terminate his or her employment relationship with us at any time, could disrupt its operations and significantly delay or prevent the achievement of its business objectives. We believe that its future success will also depend in part on its continued ability to identify, hire, train and motivate qualified personnel. High demand exists for senior management and other key personnel (including technical, engineering, product, finance and sales personnel) in the infrastructure and manufacturing industry. A possible shortage of qualified individuals in the regions where we operate might require us to pay increased compensation to attract and retain key employees, thereby increasing its costs. In addition, we face intense competition for qualified individuals from numerous companies, many of whom have substantially greater financial and other resources and name recognition than us. We may be unable to attract and retain suitably qualified individuals who are capable of meeting its growing operational, managerial and other requirements, or we may be required to pay increased compensation in order to do so. For example, WODI’s failure to attract and retain shop floor employees may inhibit its ability to fulfill production orders for its customers. WODI’s failure to attract, hire, integrate and retain qualified personnel could impair its ability to achieve its business objectives.

All of WODI’s employees (which includes full time and part time employees and consultants) are at-will employees, meaning that they may terminate their employment relationship with us at any time, and their knowledge of its business and industry would be extremely difficult to replace. We generally enter into non-competition agreements with its employees and certain consultants. These agreements prohibit WODI’s employees and applicable consultants from competing directly with us or working for its competitors or customers while they work for us, and in some cases, for a limited period after they cease working for us. We may be unable to enforce these agreements under the laws of the jurisdictions in which its employees and applicable consultants work and it may be difficult for us to restrict WODI’s competitors from benefiting from the expertise that WODI’s former employees or consultants developed while working for us. If we cannot demonstrate that its legally protectable interests will be harmed, we may be unable to prevent its competitors from benefiting from the expertise of its former employees or consultants and its ability to remain competitive may be diminished.

Risks Related to Government Regulations

Our business is subject to various laws and regulations and changes in such laws and regulations, or failure to comply with existing or future laws and regulations, could adversely affect our business.

Our business is subject to numerous and frequently changing federal, state and local laws and regulations. We routinely incur significant costs in complying with these regulations. The complexity of the regulatory environment in which we operate and the related cost of compliance are increasing due to additional legal and regulatory requirements, our expanding operation and increased enforcement efforts. Further, uncertainties exist regarding the future application of certain of these legal requirements to our business. New or existing laws, regulations and policies, liabilities arising thereunder and the related interpretations and enforcement practices, particularly those dealing with environmental protection and compliance, taxation, zoning and land use, workplace safety, public health, recurring debit and credit card charges, information security, consumer protection, and privacy and labor and employment, among others, or changes in existing laws, regulations, policies and the related interpretations and enforcement practices, particularly those governing the sale of products and consumer protection, may result in significant added expenses or may require extensive system and operating changes that may be difficult to implement and/or could materially increase our cost of doing business. For example, we have to comply with recent new laws in some of the states in which we operate regarding recycling, waste, minimum wages, and sick time. In addition, we are subject to environmental laws pursuant to which we could be strictly liable for any contamination at our current or former locations, or at third-party waste disposal sites, regardless of our knowledge of or responsibility for such contamination.

Our operations are subject to certain environmental laws and regulations.

Our current and former operations are governed by federal, state and local laws and regulations, including environmental regulations. Certain business activities involve the handling, storage, transportation, import/export, recycling, or disposing of various new and used products and generate solid and hazardous wastes. These business activities are subject to stringent federal, regional, state and local laws, by-laws and regulations governing the storage and disposal of these products and wastes, the release of materials into the environment or otherwise relating to environmental protection. These laws and regulations may impose numerous obligations upon our locations’ operations, including the acquisition of permits to conduct regulated activities, the imposition of restrictions on where or how to store and how to handle new products and to manage or dispose of used products and wastes, the incurrence of capital expenditures to limit or prevent releases of such material, the imposition of substantial liabilities for pollution resulting from our locations’ operations, and costs associated with workers’ compensation and similar health claims from employees.

Environmental laws and regulations have generally imposed further restrictions on our operations over time, which may result in significant additional costs to our business. Failure to comply with these laws, regulations, and permits may result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial and corrective action obligations, and the issuance of injunctions limiting or preventing operation of our locations. Any adverse environmental impact on our locations, including, without limitation, the imposition of a penalty or injunction, or increased claims from employees, could materially and adversely affect our business and the results of our operations.

Environmental laws also impose liability for damages from and the costs of investigating and cleaning up sites of spills, disposals or other releases of hazardous materials. Such liability may be imposed, jointly and severally, on the current or former owners or operators of properties or parties that sent wastes to third-party disposal facilities, in each case without regard to fault or whether such persons knew of or caused the release. Moreover, neighboring landowners and other third parties may file claims for nuisance (including complaints involving noise and light), personal injury and property or natural resource damage allegedly caused by our operations and the release of petroleum hydrocarbons, hazardous substances or wastes into the environment. Although we are not presently aware of any such material liability related to our current or former locations or business operations, such liability could arise in the future and could materially and adversely affect our business and the results of our operations.

Government regulations, weather conditions and natural hazards may affect our business.

Climate change, drought, overuse of sources of water, the protection of threatened species or habitats or other factors may limit the availability of ground and surface water. Climate change and seasonal drought conditions may impact our access to water supplies, and drought conditions currently exist in several areas of the United States. Governmental restrictions on water use may also result in decreased access to water supplies, which may adversely affect our financial condition and results of operations. Water service interruptions due to severe weather events are also possible. These include winter storms and freezing conditions in colder climate locations, high wind conditions in areas known to experience tornados, earthquakes in areas known to experience seismic activity, high water conditions in areas located in or near designated flood plains, hurricanes and severe electrical storms also have the potential to impact our access to water.

Any interruption in our ability to access water could materially and adversely affect our financial condition and results of operations. Furthermore, losses from business interruptions or damage to our facilities might not be covered by our insurance policies and such losses may make it difficult for us to secure insurance in the future at acceptable rates.

Risks Related to WODI’s Business

Failure to protect or enforce our intellectual property could reduce or eliminate any competitive advantage and reduce our potential sales and profitability and the cost of protecting or enforcing our intellectual property may be significant.

Our long-term success depends on our ability to market innovative competitive products. We own a number of patents, trade secrets, copyrights, trademarks, trade names and other forms of intellectual property related to our products and services throughout the world and the operation of our business, which we rely on to distinguish our services and solutions from those of our competitors. Patents have a limited life and, in some cases, have expired or will expire in the near future. We also have non-exclusive rights to intellectual property owned by others in certain of our markets. For example, some of our products may include components that are manufactured by our competitors. Our intellectual property may be challenged, invalidated, stolen, circumvented, infringed or otherwise violated upon by third parties or we may be unable to maintain, renew or enter into new license agreements with third-party owners of intellectual property on reasonable terms, or at all. In addition, the global nature of our business increases the risk that our intellectual property may be subject to infringement, theft or other unauthorized use or disclosure by others. Our ability to protect and enforce intellectual property rights, including through litigation or other legal proceedings, also varies across jurisdictions and in some cases, our ability to protect our intellectual property rights by legal recourse or otherwise may be limited, particularly in countries where laws or enforcement practices are less protective than those in the United States. Our inability to obtain sufficient protection for our intellectual property, or to effectively maintain or enforce our intellectual property rights, could lead to reputational harm and/or adversely impact our competitive position, business, financial condition or results of operations.

Competitors and others may also initiate litigation or other proceedings to challenge the scope, validity or enforceability of our intellectual property or allege that we infringed, misappropriated or otherwise violated their intellectual property. Any litigation or proceedings to defend ourselves against allegations of infringement, misappropriation, or other violations of intellectual property rights, regardless of merit, could be costly, divert attention of management and may not ultimately be resolved in our favor. If we are unable to successfully defend against claims that we have infringed the intellectual property rights of others, we may be prevented from using certain intellectual property or offering certain products, or may be liable for substantial damages, which in turn could materially adversely affect our business, financial condition or results of operations. We may also be required to develop an alternative, non-infringing product that could be costly, time-consuming or impossible, or seek a license from a third party, which may not be available on terms that are favorable to us, or at all. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.

Our ability to manufacture is dependent upon sufficient availability of raw materials and supplied components, which we secure from a limited number of suppliers. Our reliance on suppliers to secure these raw materials and supplied components exposes us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supply of raw materials or supplied components, on favorable terms or at all, which could result in delays in manufacture of our spacecraft or increased costs.

Additionally, the imposition of tariffs on such raw materials or supplied components could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled launches, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.

Risks Related to Being a Public Company

The financial reporting obligations of being a public company in the United States are expensive and time consuming and place significant additional demands on our management.

The obligations of being a public company in the United States place additional demands on our management and require significant expenditures, including costs resulting from public company reporting obligations under the Exchange Act; the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act and the Dodd Frank Wall Street Reform and Consumer Protection Act; and the listing requirements for Nasdaq. Our management and other personnel devote a substantial amount of time to ensure that we comply with these requirements. Moreover, despite reforms made possible by the Jumpstart Our Business Startups Act of 2012 and the 2015 Fixing America’s Surface Transportation Act, the reporting requirements, rules, and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly, particularly if we were no longer to qualify as a smaller reporting company. Any changes that we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all.

These rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These factors also could make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, particularly to serve on our Audit Committee and Compensation Committee, or as executive officers.

WODI has no operating history as a publicly traded company, and its historical financial information is not necessarily representative of the results we would have achieved as a publicly traded company and may not be a reliable indicator of its future results.

The historical financial information included in this proxy statement/prospectus/consent solicitation statement from WODI’s operation as a private company does not necessarily reflect the results of operations and financial position we would have achieved as a publicly traded company during the periods presented, or those that we will achieve in the future. This is primarily because of the following factors:

•Prior to the Business Combination, we operated as a private company. WODI’s historical financial information reflects allocations of corporate expenses as a private company. These allocations may not reflect the costs we will incur for similar services in the future as a publicly traded company.

•WODI’s historical financial information does not reflect changes that we expect to experience in the future as a result of becoming a publicly traded company, including changes in the financing, insurance, cash management, operations, cost structure and personnel needs of WODI’s business. As a publicly traded entity, we may be unable to purchase goods, services and technologies, such as insurance and health care benefits and computer software licenses, or access capital markets, on terms as favorable to us as those we obtained as a private company prior to the Business Combination, and WODI’s results of operations may be adversely affected. In addition, WODI’s historical financial data do not include an allocation of interest expense comparable to the interest expenses we will incur as a result of the Business Combination and related transactions.

Following the Business Combination, we will also face additional costs and demands on management’s time associated with being a publicly traded company, including costs and demands related to corporate governance, investor and public relations and public reporting. Stockholder activism, the current political and social environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which will likely result in additional compliance costs and could impact the manner in which WODI operates its business in ways WODI cannot currently anticipate. For additional information about WODI’s past financial performance, see “Summary Historical Financial Information of WODI,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial

Condition and Results of Operations of WODI” and WODI’s historical Consolidated Financial Statements and the Notes thereto included elsewhere in this proxy statement/prospectus/consent solicitation statement.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly traded company, and we may experience increased costs after the Business Combination.

WODI is currently installing and implementing information technology infrastructure to support certain of its business functions, including accounting and reporting, human resources, sales operations, customer service, and distribution. We may incur substantially higher costs than previously anticipated as we transition from the transactional and operational systems we used when we were a private company. If WODI is unable to transition effectively, we may incur temporary interruptions in business operations. Any delay in implementing, or operational interruptions suffered while implementing, WODI’s new information technology infrastructure could disrupt its business and have a material adverse effect on our results of operations.

Risks Related to FRLA’s Business and the Business Combination

If we are unable to complete an initial business combination on or prior to November 5, 2024, our public stockholders may receive only approximately $11.25 per share on the liquidation of our trust account (or less than $11.25 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an initial business combination on or prior to November 5, 2024, our public stockholders may receive only approximately $11.25 per share on the liquidation of our trust account (or less than $11.25 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify (as described below)), and our warrants will expire worthless. On September 23, 2024, FRLA filed a definitive proxy statement with the SEC to be distributed to holders of FRLA’s common stock in connection with FRLA’s solicitation of proxies for a vote by FRLA’s stockholders with respect to a proposal to amend FRLA’s Certificate of Incorporation to extend the date by which FRLA must complete a Business Combination from November 5, 2024 to up to May 5, 2025, by electing to extend the date to consummate a business combination on a monthly basis for up to six times by an additional one month each time, unless the Closing shall have occurred prior thereto.

You must tender your Public Shares in order to validly seek redemption at the FRLA Special Meeting of Stockholders.

In connection with tendering your Public Shares for redemption, you must elect either to physically tender your share certificates to VStock or to deliver your Public Shares to VStock electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the FRLA Special Meeting.

The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against FRLA, the proceeds held in trust could be reduced and the per Public Shares liquidation price received by the holders of Public Shares may be less than $10.00.

FRLA’s placing of funds in trust may not protect those funds from third party claims against FRLA. Although FRLA has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of FRLA’s public stockholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of FRLA’s public stockholders. If FRLA liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public stockholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, FRLA cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our stockholders may be less than $10.00 per Public Shares due to such claims.

Additionally, if FRLA is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in FRLA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, FRLA may not be able to return $10.00 to our public stockholders.

Any distributions received by FRLA stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, FRLA was unable to pay its debts as they fell due in the ordinary course of business.

FRLA’s Certificate of Incorporation provides that it will continue in existence only until November 5, 2024. If FRLA is unable to consummate a transaction within the required time periods, upon notice from FRLA, the trustee of the Trust Account will distribute the amount in its Trust Account to its public stockholders. Concurrently, FRLA shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although FRLA cannot assure you that there will be sufficient funds for such purpose.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from the proceeds held in the Trust Account.

However, we may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors.

If FRLA’s due diligence investigation of WODI was inadequate, then stockholders of FRLA following the Business Combination could lose some or all of their investment.

Even though FRLA conducted a thorough due diligence investigation of WODI, it cannot be sure that this diligence uncovered all material issues that may be present inside WODI or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of WODI and its business and outside of its control will not later arise.

Because the post-combination company will be a publicly traded company by virtue of a merger as opposed to an underwritten initial public offering, the process does not use the services of one or more underwriters, which could result in less diligence being conducted.

In an underwritten initial public offering, underwriters typically conduct due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because FRLA is already a publicly traded company, an underwriter has not been engaged. The Sponsor is owned by WODI and therefore the Sponsor may have an inherent conflict of interest because its shares and warrants will be worthless if a business combination is not completed, management and the board of directors of the acquirer, as well as private investors, undertake a certain level of due diligence. However, this due diligence is not necessarily the same level of due diligence undertaken by an underwriter in a traditional initial public offering. If such investigation had occurred, certain information in this proxy statement/prospectus/consent solicitation statement may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm FRLA’s operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against FRLA, whether or not resolved in FRLA’s favor, could result in substantial costs and divert FRLA’s management’s attention from other business concerns, which could adversely affect FRLA’s business and cash resources and the ultimate value FRLA’s stockholders receive as a result of the Business Combination.

The Initial Stockholders who own shares of FRLA Class B Common Stock will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

As of the Record Date, the Initial Stockholders (including FRLA’s directors and officers) owned an aggregate of 2,443,750 shares of FRLA Class B Common Stock. The Initial Stockholders have waived their right to redeem any of their shares of FRLA Class B Common Stock in connection with a stockholder vote to approve a proposed initial business combination or sell any shares of FRLA Class B Common Stock to FRLA in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any shares of FRLA Class B Common Stock upon the liquidation of the Trust Account if FRLA is unable to consummate a business combination. No consideration was paid in connection with such waiver.  Based on a market price of $[__] per Public Share on [__], 2024, the value of the shares of FRLA Class B Common Stock held by the Initial Stockholders was $[__]. The shares of FRLA Class B Common Stock acquired prior to the IPO will be worthless if FRLA does not consummate a business combination. Consequently, our directors’ discretion in identifying and selecting WODI as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in FRLA’s public stockholders’ best interest.

FRLA is requiring stockholders who wish to redeem their Public Shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

FRLA is requiring stockholders who wish to redeem their Public Shares to either tender their certificates to VStock or to deliver their Public Shares to VStock electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the FRLA Special Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and VStock will need to act to facilitate this request. It is FRLA’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from VStock. However, because FRLA does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While FRLA has been advised that it takes a short time to deliver Public Shares through the DWAC System, FRLA cannot assure you of this fact. Accordingly, if it takes longer than FRLA anticipates for stockholders to deliver their Public Units, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Public shares.

FRLA will require its public stockholders who wish to redeem their Public Shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If FRLA requires public stockholders who wish to redeem their Public Shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, FRLA will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their Public Shares in such a circumstance will be unable to sell their securities after the failed acquisition until FRLA has returned their securities to them. The market price of the Public Shares may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

If FRLA’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of FRLA’s securities.

FRLA has entered into a registration rights agreement by and among FRLA, the Sponsor, the Initial Stockholders, and the Representatives, pursuant to which registration rights were granted with respect to the Founder Shares, Private Placement Shares, and shares of FRLA Class A Common Stock issued in payment of working capital loans made to FRLA at a price of $10.00 per share (the “Working Capital Shares”) (collectively, the “Registrable Securities”), pursuant to which at any time commencing after the consummation of FRLA’s initial business combination, the holders of the Registrable Securities are entitled to make a demand that FRLA register the resale Registrable Securities. If such persons exercise their registration rights with respect to all of their securities, then there will be additional shares of Common Stock eligible for trading in the public market after the closing of the Business Combination. The presence of these additional shares of Common Stock trading in the public market may have an adverse effect on the market price of FRLA’s securities.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of FRLA’s securities may decline.

The market price of FRLA’s securities may decline as a result of the Business Combination if:

•FRLA does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

FRLA’s directors and officers may have certain conflicts in determining to recommend the acquisition of WODI, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.

FRLA’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a shareholder, which could result in a real or perceived conflict of interest. These interests include the fact that the FRLA Class B Common Stock owned by FRLA’s management and directors, or their affiliates and associates, would become worthless if the Business Combination Proposal is not approved and FRLA otherwise fails to consummate a business combination prior to November 5, 2024 (unless such date has been extended as described herein). See “FRLA Proposal 1 – The FRLA Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “FRLA Proposal 1 – The FRLA Business Combination Proposal — Interests of FRLA’s Directors and Officers in the Business Combination” for additional information.

FRLA and WODI have incurred and expect to incur significant costs associated with the Business Combination.

Each of FRLA and WODI has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. FRLA and WODI may also incur additional costs to retain key employees. FRLA and WODI will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. FRLA and WODI estimate that they will incur $4.1 million in aggregate transaction costs, inclusive of $3.4 million in deferred underwriting fees. Some of these costs are payable regardless of whether the Business Combination is completed.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus/consent solicitation statement may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus/consent solicitation statement is presented for illustrative purposes only and is not necessarily indicative of what Combined Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In the event that a significant number of Public Shares are redeemed, our FRLA Class A Common Stock may become less liquid following the Business Combination.

If a significant number of Public Shares are redeemed, FRLA may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company intends to apply to list its shares on the Nasdaq stock market, and Nasdaq may not list the Common Stock on its exchange, which could limit investors’ ability to make transactions in FRLA’s securities and subject FRLA to additional trading restrictions.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We cannot assure you that our securities will be listed on Nasdaq after the Business Combination. In connection with the Business Combination, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. For instance, our stock price would generally be required to be at least $4.00 per share, and we will be required to have a minimum of 400 unrestricted round lot holders (with at least 50% of such holders holding unrestricted securities). We cannot assure you that we will be able to meet those initial listing requirements at that time. Our continued eligibility for listing may depend on, among other things, the number of our shares that are redeemed.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•a limited availability of market quotations for our securities;

•reduced liquidity for our securities;

•a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•a limited amount of news and analyst coverage; and

•a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or pre-empts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our units, Class A common stock and Public Warrants are listed on Nasdaq, our units, Class A common stock and Public Warrants qualify as covered securities. Although the states are pre-empted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

FRLA may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval for the Business Combination.

FRLA may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The FRLA Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus/consent solicitation statement and resolicitation of proxies is warranted. In some instances, if the FRLA Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, FRLA has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to FRLA’s obligations to close the Business Combination that there be no applicable law and no injunction or other order restraining or imposing any condition on the consummation of the Business Combination, however, if the FRLA Board determines that any such order or injunction is not material to the business of WODI, then the FRLA Board may elect to waive that condition without shareholder approval and close the Business Combination.

FRLA’s stockholders will experience immediate dilution as a consequence of the issuance of Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that FRLA’s current stockholders have on the management of FRLA.

Presuming no redemptions, it is anticipated that upon completion of the Business Combination, FRLA’s public stockholders will retain an ownership interest of approximately 38.6% in the Combined Company, the Sponsor, officers, directors and other holders of Founder Shares will retain an ownership interest of approximately 17.9% of the Combined Company, the Representatives will retain an ownership interest of approximately 1.5% of the Combined Company and the WODI shareholders will own approximately 42.0% of the Combined Company.

The ownership percentage with respect to the Combined Company assumes (i) that there are no redemptions of any Public Shares by the FRLA public stockholders, and (ii) there are no issuances of any additional shares upon the Closing of the Business Combination under the Incentive Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the FRLA stockholders will be different. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The issuance of additional Common Stock will significantly dilute the equity interests of existing holders of FRLA securities and may adversely affect prevailing market prices for the Combined Company’s Common Stock or Warrants.

To mitigate the risk that FRLA might be deemed to be an investment company for purposes of the Investment Company Act, FRLA instructed Wilmington Trust, National Association, the trustee with respect to the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of FRLA’s initial business combination or FRLA’s liquidation. As a result, following such liquidation of investments in the Trust Account, FRLA will receive less interest on the funds held in the Trust Account than it would have received had it not liquidated such investments in the Trust Account, which would reduce the dollar amount FRLA’s public stockholders would receive upon any redemption or liquidation of FRLA.

The funds in the Trust Account had, since the IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, on September 28, 2023, to mitigate the risk of FRLA being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, FRLA instructed Wilmington Trust, National Association, the trustee with respect to the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of FRLA’s initial business combination or liquidation. Following such liquidation, FRLA will receive less interest on the funds held in the Trust Account than the interest it would have received pursuant to its original Trust Account investments; however, interest previously earned on the funds held in the Trust Account still may be released to FRLA to pay its taxes, if any, and certain other expenses as permitted. Consequently, the transfer of the funds in the Trust Account to cash could reduce the dollar amount FRLA’s public stockholders would receive upon any redemption or liquidation.

In the event that FRLA is deemed to be an investment company, it may be required to liquidate.

Risks Related to the Combined Company’s Common Stock and the Securities Market

The market price of the Combined Company’s Common Stock and Warrants may fluctuate significantly.

The trading price of the Combined Company’s Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “—Risks Related to WODI’s Business” and the following factors related to the Combined Company:

•actual or anticipated fluctuations in our results of operations due to factors related to its business;

•success or failure of its business strategies;

•competition and industry capacity;

•changes in interest rates and other factors that affect earnings and cash flow;

•its level of indebtedness, its ability to make payments on or service its indebtedness and its ability to obtain financing as needed;

•its ability to retain and recruit qualified personnel;

•its quarterly or annual earnings, or those of other companies in its industry;

•announcements by us or its competitors of significant acquisitions or dispositions;

•changes in accounting standards, policies, guidance, interpretations or principles;

•the failure of securities analysts to cover, or positively cover, its Common Stock after the Business Combination;

•changes in earnings estimates by securities analysts or its ability to meet those estimates;

•the operating and stock price performance of other comparable companies;

•investor perception of the company and its industry;

•overall market fluctuations unrelated to its operating performance;

•results from any material litigation or government investigation;

•changes in laws and regulations (including tax laws and regulations) affecting its business;

•changes in capital gains taxes and taxes on dividends affecting stockholders; and

•general economic conditions and other external factors.

Low trading volume for the Combined Company’s Common Stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on stock price volatility.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against the Combined Company could cause the Combined Company to incur substantial costs and could divert the time and attention of its management and other resources.

Your percentage ownership in the Combined Company may be diluted in the future.

Stockholders’ percentage ownership in the Company may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that the Combined Company will be granting to directors, officers and other employees. The FRLA Board has adopted the Incentive Plan subject to stockholder approval, for the benefit of certain of our current and future employees, service providers and non-employee directors. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our Common Stock.

From time-to-time, the Combined Company may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly-issued shares of Combined Company common stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of our common stock.

An active, liquid trading market for the Combined Company’s Common Stock may not develop, which may limit your ability to sell your shares.

An active trading market for the Combined Company’s shares of Common Stock may never develop or be sustained following the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither the Combined Company nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of the Combined Company’s Common Stock. An inactive market may also impair the Combined Company’s ability to raise capital to continue to fund operations by issuing shares and may impair the Combined Company’s ability to acquire other companies or technologies by using the Combined Company’s shares as consideration.

The issuance of additional shares of common stock or convertible securities will likely dilute your ownership and could adversely affect the stock price.

From time to time in the future, the Combined Company will likely issue additional shares of common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. Additional shares of common stock may also be issued upon exercise of outstanding stock options and warrants to purchase Common Stock. The issuance by us of additional shares of Common Stock or securities convertible into Common Stock would dilute your ownership of the Combined Company and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Common Stock. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.

Issuing additional shares of the Combined Company’s capital stock, other equity securities, or securities convertible into equity would dilute the economic and voting rights of our existing stockholders, could reduce the market price of our Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Common Stock. The Combined Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of the Combined Company’s Common Stock bear the risk that the Combined Company’s future offerings may reduce the market price of the Combined Company’s Common Stock and dilute their percentage ownership.

Future sales, or the perception of future sales, of the Combined Company’s Common Stock by the Combined Company or its existing stockholders in the public market could cause the market price for the Combined Company’s Common Stock to decline.

The sale of substantial amounts of shares of the Combined Company’s Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In connection with the Business Combination, certain of FRLA’s stockholders, including the Sponsor and its affiliates, agreed that, subject to certain exceptions, they will not, during the period beginning at the effective time of the Business Combination and the date that is six months after the date of the Business Combination (subject to early release if WODI consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for, or that represent the right to receive shares of Common Stock, or any interest in any of the foregoing.

Upon the expiration or waiver of the lock-up described above, shares held by these stockholders will be eligible for resale, subject to, in the case of stockholders who are our affiliates, volume, manner of sale, and other limitations under Rule 144 promulgated under the Securities Act; provided, however, stockholders may only rely on Rule 144 commencing one year after the Combined Company has filed current “Form 10” information with the SEC and reflecting its status as an entity that is no longer a shell company and so long as the Combined Company remains current in its reporting obligations.

In addition, certain of our stockholders will have registration rights under a registration rights agreement to be entered into prior to the Closing pursuant to which we are obligated to register such stockholders’ shares of Common Stock and other securities that such stockholders may acquire after the Closing. Upon the effectiveness of the applicable registration statement, these shares of Common Stock will be available for resale without restriction, subject to any lock-up agreement.

The market price of shares of our Common Stock could drop significantly if the holders of the shares described above sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our Common Stock or other securities.

If securities or industry analysts publish inaccurate or unfavorable research or reports about the Combined Company’s business, its stock price and trading volume could decline.

The trading market for the Common Stock depends, in part, on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our Common Stock to decline. Moreover, if one or more of the analysts who cover us downgrades our Common Stock, or if our reporting results do not meet their expectations, the market price of our Common Stock could decline.

The Combined Company may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, the per share price of the Common Stock may be volatile and, in the past, some of the companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on FRLA’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Company to significant liabilities.

Risks to Holders of Public Warrants

Even if FRLA consummates the Business Combination, there is no guarantee that the warrants will ever be in the money; they may expire worthless.

The exercise price for the warrants is $11.50 per share of common stock, and are currently out of the money. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrants.

The Public Warrants were issued in registered form under the warrant agreement between VStock, as warrant agent, and FRLA. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a Public Warrant.

The Combined Company may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

The Combined Company will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Combined Company Common Stock equals or exceeds $16.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Combined Company gives notice of redemption. If and when the Public Warrants become redeemable by the Combined Company, the Combined Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

As of          , 2024, the most recent practicable date prior to the date of this proxy statement/prospectus/consent solicitation statement, the last reported sale of price of FRLA Common Stock was $       per share, which is below the threshold required for redemption.

In the event the Combined Company elects to redeem the Public Warrants that are subject to redemption, the Combined Company will mail the notice of redemption by first class mail, postage prepaid, not less than thirty days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice, and the Combined Company is not required to provide any notice to the beneficial owners of such warrants. If you do not exercise your Public Warrants in connection with a redemption, including because you are unaware that such Public Warrants are being redeemed, you would only receive the nominal redemption price for your Public Warrants.

Risks Related to U.S. and International Taxation Generally and in Connection with the Business Combination

Changes in tax laws or exposure to additional income tax liabilities could affect WODI’s future profitability.

Factors that could materially affect WODI’s future effective tax rates include but are not limited to:

•changes in tax laws or the regulatory environment;

•changes in accounting and tax standards or practices;

•changes in the composition of operating income by tax jurisdiction; and

•WODI’s operating results before taxes.

Because WODI does not have a long history of operating at its present scale and it has significant expansion plans, WODI’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Internal Revenue Code of 1986, as amended (the “Code”). In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The new legislation had no effect on WODI’s 2022 provision for income taxes because the Company incurred losses in the U.S. in these years, and the management set up a full valuation allowance against its U.S. federal and states deferred tax assets.

In addition to the impact of the Tax Act on WODI’s federal taxes, the Tax Act may impact its taxation in other jurisdictions, including with respect to state income taxes. State legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws that could result in changes to WODI’s global tax position and materially adversely affect its business, results of operations and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and technologies and the use of intangibles. Tax authorities could disagree with WODI’s future intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If WODI does not prevail in any such disagreements, its profitability may be affected.

WODI’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2022, WODI had approximately $0.2 million of U.S. federal and $0 of state net operating loss carryforwards available to reduce future taxable income. Of the approximately $0.2 million in U.S. federal net operating loss carryforwards, $0 will be carried forward indefinitely for U.S. federal tax purposes. It is possible that WODI will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in WODI’s ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. WODI has not yet undertaken an analysis of whether the Business Combination constitutes an “ownership change” for purposes of Section 382 and Section 383 of the Code. In addition, certain U.S. states have imposed additional limitations on the use of net operating loss carryforwards not otherwise imposed on the use of U.S. federal net operating loss carryforwards and may impose additional limitations in the future.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•changes in the valuation of our deferred tax assets and liabilities;

•expected timing and amount of the release of any tax valuation allowances;

•tax effects of stock-based compensation;

•costs related to intercompany restructurings;

•changes in tax laws, regulations or interpretations thereof; or

•lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

If the Business Combination does not qualify as a tax-free reorganization under Section 368(a) of the Code, holders of WODI Common Stock may incur a substantially greater U.S. federal income tax liability as a result of the Business Combination.

FRLA and WODI intend for the Business Combination to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Subject to the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Consequences” and in the U.S. federal income tax opinion filed as Exhibit 8.1, it is the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to FRLA, that the Merger more likely than not qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. However, there can be no assurance that the companies’ position would be sustained by a court if challenged by the IRS. Accordingly, if the IRS or a court determines that the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is therefore fully taxable for U.S. federal income tax purposes, holders of WODI Common Stock generally would recognize taxable gain or loss on their receipt of Common Stock in connection with the Business Combination. For a more complete discussion of U.S. federal income tax consequences of the Business Combination, see the section titled “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Business Combination to U.S. Holders of WODI Common Stock.”

THE FRLA SPECIAL MEETING

General

FRLA is furnishing this proxy statement/prospectus/consent solicitation statement to its stockholders as part of the solicitation of proxies by the FRLA Board for use at the FRLA Special Meeting to be held virtually at [     ] a.m. Eastern Time, on [     ], 2024, and at any adjournment or postponement thereof. This proxy statement/prospectus/consent solicitation statement provides FRLA stockholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the FRLA Special Meeting

The FRLA Special Meeting will be held virtually at [     ] a.m. Eastern Time, on [     ], 2024. FRLA has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at https:// [     ] in order to facilitate stockholder attendance and participation.

Purpose of the Special Meeting

During the FRLA Special Meeting, FRLA’s stockholders will be asked to consider and vote upon the following proposals:

•To consider and vote upon a proposal to approve the transactions contemplated under the Business Combination Agreement, dated as of October 24, 2023, by and among FRLA, Merger Sub, and WODI, as amended February 6, 2024, a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as Annex A. This Proposal is referred to as the “FRLA Business Combination Proposal” or “FRLA Proposal 1.”

•To consider and vote upon a proposal to approve the Amended Charter, a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as Annex B. This Proposal is referred to as the “FRLA Charter Amendment Proposal” or “FRLA Proposal 2.”

•To consider and vote upon, on a non-binding basis, certain differences between FRLA’s Current Charter and the Amended Charter, a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as Annex B, for the following amendments (collectively, the “FRLA Advisory Charter Proposals” or “FRLA Proposal 3”):

oChange to Authorized Capital Stock – to increase the total number of shares the Combined Company is authorized to issue (“Advisory Proposal 3A”);

oRight of Stockholders to Act by Written Consent – to provide the right of the stockholders of the Combined Company to act by written consent except to the extent otherwise provided in our bylaws (“Advisory Proposal 3B”); and

oRight of Stockholders to Call Meetings– to provide the right of the stockholders of the Combined Company to call a special meeting to the extent otherwise provided in our bylaws (“Advisory Proposal 3C”).

•To consider a vote upon a proposal to approve the Incentive Plan, a copy of which is attached to this proxy statement/prospectus/consent solicitation statement as Annex D, to be effective upon the consummation of the Business Combination. This Proposal is referred to as the “FRLA Incentive Plan Proposal” or “FRLA Proposal 4.”

•To consider a vote upon a proposal to elect T. Riggs Eckelberry, Stephen Hall, Taron Lexton, Beau Vuillemot, Leslie Brock, and Jean-Louis Kindler as members of the Board of Directors effective as of the Closing until the expiration of their respective terms and until their respective successors are duly appointed and qualified. This Proposal is called the “FRLA Director Election Proposal” or “FRLA Proposal 5.”

•To consider and vote upon a proposal to approve the issuance of the Common Stock in connection with transactions contemplated in the Business Combination Agreement as required by Nasdaq listing requirements. This Proposal is referred to as the “FRLA Nasdaq Proposal” or “FRLA Proposal 6.”

•To consider a vote upon a proposal to approve the adjournment of the FRLA Special Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals. This Proposal is called the “FRLA Adjournment Proposal” or “FRLA Proposal 7.”

Recommendation of the FRLA Board

The FRLA Board believes that the FRLA Business Combination Proposal, the FRLA Charter Amendment Proposal, the FRLA Advisory Charter Proposals, the FRLA Incentive Plan Proposal, the FRLA Director Election Proposal, the FRLA Nasdaq Proposal and the FRLA Adjournment Proposal are in the best interest of FRLA’s stockholders and unanimously recommends that its stockholders vote “FOR” the approval of the FRLA Business Combination Proposal, vote “FOR” the approval of the FRLA Charter Amendment Proposal, vote “FOR” the approval of the FRLA Advisory Charter Proposals, vote “FOR” the approval of the FRLA Incentive Plan Proposal, vote “FOR” the approval of the FRLA Director Election Proposal, vote “FOR” the approval of the FRLA Nasdaq Proposal and “FOR” the approval of the Adjournment Proposal.

The existence of financial and personal interests of one or more of FRLA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FRLA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, FRLA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder.

Record Date; Who is Entitled to Vote

FRLA stockholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned FRLA Shares at the close of business on [     ], 2024, which is the “Record Date” for the special meeting. Stockholders will have one vote for each FRLA Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the Record Date, there were 6,271,798 FRLA Shares issued and outstanding.

Certain holders of FRLA Shares which are affiliates of directors and officers of FRLA have agreed to, among other things, vote in favor of the Business Combination. As of the date of this proxy statement/prospectus/consent solicitation statement, such holders own [     ]% of the issued and outstanding FRLA Shares.

Quorum

A quorum of FRLA stockholders is necessary to hold a valid meeting. A quorum will be present at the FRLA special meeting if the holders of a majority of the issued and outstanding FRLA Shares entitled to vote at the special meeting are represented in person or by proxy. As of the Record Date for the FRLA special meeting, 3,135,900 shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to FRLA but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. FRLA believes all the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

The approval of the FRLA Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding FRLA Shares present by virtual attendance or represented by proxy and entitled to vote at the FRLA Special Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 1. Broker non-votes will have no effect on the vote for Proposal 1.

The approval of the FRLA Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding FRLA Shares. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2.

The approval of the FRLA Advisory Charter Proposals require the affirmative vote of a majority of the voting power of the FRLA Shares. Abstentions will have the effect of a vote “AGAINST” Proposal 3. Broker non-votes will have no effect on the vote for Proposal 3.

The approval of the FRLA Incentive Plan Proposal requires the affirmative vote of the majority of the issued and outstanding FRLA Shares present in person by virtual attendance or represented by proxy and entitled to vote. Abstentions will have the effect of a vote “AGAINST” Proposal 4. Broker non-votes will have no effect on the vote for Proposal 4.

Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the FRLA Special Meeting. This means that the six director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the vote for Proposal 5.

The approval of the FRLA Nasdaq Proposal requires the affirmative vote of the majority of the issued and outstanding FRLA Shares present by virtual attendance or represented by proxy and entitled to vote at the FRLA Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 6. Broker non-votes will have no effect on the vote for Proposal 6.

The approval of the FRLA Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding FRLA Shares present in person by virtual attendance or represented by proxy and entitled to vote at the FRLA Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 7. Broker-non votes have no effect on the vote for Proposal 7.

Voting Your Shares

Each FRLA Share that you own in your name entitles you to one vote. Your proxy card shows the number of FRLA Shares that you own.

If you are a record owner of your shares, there are two ways to vote your FRLA Shares at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the FRLA Board, “FOR” the approval of the FRLA Business Combination Proposal, “FOR” the approval of the FRLA Charter Amendment Proposal, “FOR” the approval of the FRLA Advisory Charter Proposals, “FOR” the approval of the FRLA incentive plan Proposal, “FOR” the approval of the FRLA Director Election Proposal, “FOR” the approval of the FRLA Nasdaq Proposal, and “FOR” the approval of the FRLA Adjournment Proposal, in each case, if presented to the special meeting. Votes received after a matter has been voted upon at the special meeting will not be counted.

You Can Attend the Special Meeting and Vote in Person. If your shares are registered in your name with VStock and you wish to attend the special meeting, go to https://[___], enter the control number included on your proxy card or notice of the special meeting and [click on the “Click here to preregister for the online meeting” link at the top of the page]. Just prior to the start of the special meeting you will need to log back into the special meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the special meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to [     ]. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the special meeting with a link and instructions for entering the special meeting. Beneficial stockholders should contact the Transfer Agent at least [five] business days prior to the special meeting date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way FRLA can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a FRLA stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•you may send another proxy card with a later date;

•you may notify [     ] in writing before the special meeting that you have revoked your proxy; or

•you may attend the special meeting, revoke your proxy, and vote, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions about Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your FRLA shares, you may contact [     ], FRLA’s proxy solicitor, as follows:

[     ]

No Additional Matters May Be Presented at the FRLA Meeting

The FRLA Meeting has been called only to consider the approval of the FRLA Business Combination Proposal, the FRLA Charter Amendment Proposal, the FRLA Advisory Charter Proposals, the FRLA Incentive Plan Proposal, the FRLA Director Election Proposal, the FRLA Nasdaq Proposal, and the FRLA Adjournment Proposal. Under FRLA’s Current Charter and Bylaws, other than procedural matters incident to the conduct of the FRLA Special Meeting, no other matters may be considered at the FRLA Special Meeting if they are not included in the notice of the FRLA Special Meeting.

Approval of the FRLA Business Combination Proposal, the FRLA Advisory Charter Proposals, the FRLA Incentive Plan Proposal, the FRLA Nasdaq Proposal, and the FRLA Adjournment Proposal each requires the affirmative vote of a majority of votes cast on the Proposal.

Approval of the FRLA Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding FRLA Shares.

Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the FRLA Special Meeting. This means that the six director nominees who receive the most affirmative votes will be elected.

Redemption Rights

Pursuant to FRLA’s Certificate of Incorporation, a holder of Public Shares may demand that FRLA redeem such Public Shares for cash in connection with a business combination. You may not elect to redeem your Public Shares prior to the completion of a business combination.

If you are a public stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your Public Shares for cash no later than [     ] a.m., Eastern Time on [     ], 2024 (at least two business days before the FRLA Special Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the Public Shares to be redeemed and must be sent to VStock at the following address:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, New York 11598

Attn: 0-K Team

E-mail: info@vstocktransfer.com

You must tender the Public Shares for which you are electing redemption at least two business days before the FRLA Special Meeting by either:

•Delivering certificates representing the Public Shares to VStock, or

•Delivering the Public Shares electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by VStock at least two business days before the FRLA Special Meeting. No demand for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to VStock at least two business days prior to the vote at the FRLA Special Meeting.

Public stockholders may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Public Shares as of the Record Date. Any public stockholder who holds Public Shares of FRLA on or before [     ], 2024 (at least two business days before the FRLA Special Meeting) will have the right to demand that his, her or its Public Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your Public Shares for redemption, you must elect either to physically tender your certificates to VStock or deliver your Public Shares to VStock electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the FRLA Special Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your Public Shares through the DWAC system. Delivering Public Shares physically may take significantly longer. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC, and VStock will need to act together to facilitate this request. It is FRLA’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from VStock. FRLA does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical certificate. Stockholders who request physical certificates and wish to redeem may be unable to meet the deadline for tendering their Public Shares before exercising their redemption rights and thus will be unable to redeem their Public Shares.

In the event that a stockholder tenders its Public Shares and decides prior to the consummation of the Business Combination that it does not want to redeem its Public Shares, the stockholder may withdraw the tender. In the event that a stockholder tenders Public Shares and the Business Combination is not completed, these Public Shares will not be redeemed for cash and the physical certificates representing these Public Shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. FRLA anticipates that a stockholder who tenders Public Shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such Public Shares soon after the completion of the Business Combination.

If properly demanded by FRLA’s public stockholders, FRLA will redeem each Public Share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of [     ], 2024, this would amount to approximately $[     ] per Public Share. If you exercise your redemption rights, you will be exchanging your Public Shares for cash and will no longer own the Public Shares.

Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares.

If too many public stockholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.

No Appraisal Rights

Appraisal rights are not available to security holders of FRLA in connection with the proposed Business Combination.

Proxy Solicitation

FRLA is soliciting proxies on behalf of the FRLA Board. This solicitation is being made by mail but also may be made by telephone or in person. FRLA and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. FRLA will file with the SEC all scripts and other electronic communications as proxy soliciting materials. FRLA will bear the cost of the solicitation.

FRLA has engaged [     ] to assist in the proxy solicitation process and will pay [     ] a fee of $[     ], plus disbursements.

FRLA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. FRLA will reimburse them for their reasonable expenses.

FRLA Stockholders

As of the date of this proxy statement/prospectus/consent solicitation statement, there are 6,271,798 FRLA Shares issued and outstanding, including 3,828,048 shares of FRLA Class A Common Stock and 2,443,750 shares of FRLA Class B Common Stock.

FRLA PROPOSAL 1 – THE FRLA BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus/consent solicitation statement in its entirety, including the subsection below titled “The Business Combination Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Business Combination Agreement. We also urge our stockholders to read carefully the Business Combination Agreement in its entirety before voting on this Proposal. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus/consent solicitation statement.

General

On October 24, 2023, FRLA, entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among FRLA, Merger Sub, and WODI, as amended February 6, 2024. Pursuant to the terms of the Business Combination Agreement, a Business Combination between FRLA and WODI will be effected through the merger of Merger Sub with and into WODI, with WODI surviving the merger as a wholly-owned subsidiary of FRLA. The Combined Company will change its name to “Water on Demand, Inc.” The Board has (i) approved and declared advisable the Business Combination Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Business Combination Agreement and related transactions by the stockholders of FRLA.

The Business Combination Agreement

The following is a summary of the material terms of the Business Combination Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus/consent solicitation statement.

The Business Combination Agreement contains representations and warranties that FRLA and Merger Sub, on the one hand, and WODI, on the other hand, have made to one another as of specific dates. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties. Some of these schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. You should not rely on the representations and warranties described below as current characterizations of factual information about FRLA or WODI, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between FRLA and Merger Sub, and WODI and are modified by the disclosure schedules.

Merger Consideration

If the FRLA Business Combination Proposal is approved, pursuant to the Business Combination Agreement, at the Effective Time, (A) each share of FRLA Class A Common Stock and each share of FRLA Class B Common Stock (other than such shares of FRLA Class B Common Stock held by the Sponsor which were forfeited pursuant to the Sponsor Letter Agreement) that is issued and outstanding immediately prior to the Merger shall become one share of Common Stock, (B) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into one share of WODI Common Stock; (C) each share of WODI Preferred Stock shall convert to WODI Common Stock in accordance with the terms thereof immediately prior to the Effective Time; (D) each share of WODI Common Stock (other than the WODI Common Stock held as treasury stock by WODI) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive that number shares of Common Stock equal to the Merger Consideration (as defined below); (E) any shares of WODI Common Stock that are restricted or subject to vesting shall automatically vest and be converted into shares of Common Stock granted as part of the Merger Consideration; (F) certain convertible promissory notes issued by WODI shall convert into shares of WODI Common Stock; and (G) each share of WODI Common Stock held by WODI as treasury stock immediately prior to the Effective Time will be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

WODI shareholders shall be entitled to, with respect to each outstanding share of WODI Common Stock, a number of Merger Consideration Shares equal to the Exchange Ratio, where the Exchange Ratio is equal to the quotient of (A) (i) $32,000,000, divided by (ii) the sum of the aggregate number of shares of WODI Common Stock outstanding immediately prior to the Effective Time, and (B) (i) the aggregate amount of cash on deposit in the Trust Account (without giving effect to the redemption of any shares by FRLA’s public stockholders) as of two business days prior to the Closing Date, including interest not previously released to FRLA to pay taxes of FRLA divided by (ii) the total number of then issued and outstanding FRLA Class A Common Stock (without giving effect to the redemption of any shares by FRLA’s public stockholders).  The Exchange Ratio for the exchange of FRLA shares for WODI shares under the two assumed redemption scenarios (assuming no redemptions and maximum redemptions) is 0.13916711.

The total consideration to be received by WODI Security Holders at the Closing will be the issue of Class A Common stock with an aggregate value equal to $32,000,000.

Treatment of WODI Securities

Cancellation of Securities

Each share of WODI capital stock, if any, that is owned by FRLA, Merger Sub, WODI, or any of their subsidiaries (as treasury stock or otherwise) immediately prior to the Effective Time, will automatically be cancelled and retired without any conversion or consideration.

Common Stock

Each share of WODI Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of WODI capital stock cancelled as described above and any dissenting shares) will be converted into the right to receive a number of shares of Common Stock equal to the Exchange Ratio.

Merger Sub Securities

Each share of WODI Common Stock that is subject to restricted stock grants shall automatically vest immediately prior to the Effective Time and thereafter shall be canceled and extinguished and converted into the right to receive that number shares of Common Stock equal to the Merger Consideration.

Directors and Executive Officers of the Combined Company Following the Business Combination

Each current member of the FRLA Board will cease to be a director upon the consummation of the Business Combination, except for Beau Vuillemot, who will remain a director on the Combined Company’s board of directors. Effective as of the Closing, the board of directors of the Combined Company will initially consist of six individuals: three persons that are designated by WODI prior to the Closing (the “WODI Director Designees”); and three persons that are mutually designated by FRLA and WODI prior to the Closing, each of whom shall be required to qualify as an independent director under the Nasdaq rules.  FRLA consented to the increase in the size of the board of directors of the Combined Company to six directors.

Covenants

The Business Combination Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Business Combination and efforts to satisfy conditions to consummation of the Business Combination. The Business Combination Agreement also contains additional covenants of the parties, including, among others, those with respect to access to certain information, notification of the occurrence of certain facts and circumstances, listing, indemnification, directors’ and officers’ insurance, and cooperation in the preparation of this proxy statement/prospectus/consent solicitation statement.

Conditions to the Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the absence of any applicable law or order restraining, prohibiting or imposing any condition on the consummation of the Business Combination and related transactions, (ii) the Form S-4 becoming effective in accordance with the provisions of the Securities Act, (iii) the conditional approval for listing by Nasdaq of the shares of Class A Common Stock to be issued in connection with the transactions contemplated by the Business Combination Agreement and the Subscription Agreements and satisfaction of initial and continued listing requirements, (iv) the election of certain individuals to the FRLA Board as set forth in the Business Combination Agreement, (v) approval by FRLA stockholders of the Business Combination and related transactions, (vi) approval by the WODI shareholders of the Business Combination and related transactions, (vii) solely with respect to FRLA and Merger Sub, (A) the fundamental representations and warranties of WODI being true and correct in all respects unless failure would not have or reasonably be expected to have a Material Adverse Effect (as defined in the Business Combination Agreement) on WODI or any of its subsidiaries, (B) WODI having duly performed or complied with all of its obligations under the Business Combination Agreement in all material respects, and (C) no event having occurred that would result in a Material Adverse Effect on WODI or any of its subsidiaries, and (viii) solely with respect to WODI, (A) the fundamental representations and warranties of FRLA and Merger Sub being true and correct in all respects unless failure would not have or reasonably be expected to have a Material Adverse Effect (as defined in the Business Combination Agreement) on FRLA or Merger Sub, (B) FRLA and Merger Sub having duly performed or complied with all of their respective obligations under the Business Combination Agreement in all material respects.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of WODI relating to, among other things, corporate existence and power, corporate authorization, capitalization, indebtedness, non-contravention, consents, capital structure, organizational documents, assumed names, subsidiaries, financial statements, absence of certain changes, properties, title to WODI’s assets, litigation, contracts, licenses and permits, compliance with laws, intellectual property, customers and suppliers, employees and employee benefit plans, withholding, labor matters, real property, tax matters, environmental laws, finder’s fees, directors and officers, certain business practices, international trade matters, anti-bribery compliance, compliance with health care laws and certain contracts, insurance, related party transactions and data privacy matters.

The Business Combination Agreement contains representations and warranties of FRLA and Merger Sub relating to, among other things, corporate existence and power, corporate authorization, governmental authorization, non-contravention, finder’s fees, issuance of shares, capitalization, information supplied, FRLA’s Trust Account, related party transactions, listing, board approval, financial statements, absence of changes, litigation, compliance with laws, tax matters, and contracts.

None of the representations, warranties or covenants, including any rights upon breach of such representations, warranties or covenants will survive the Closing except for such covenants and agreements that by their terms expressly apply post-Closing.

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated at any time prior to the Effective Time as follows:

(i)by mutual written consent of FRLA and WODI;

(ii)by either FRLA or WODI if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied by the earlier of (A) the Outside Date and (B) 30 days following receipt by the breaching party of a written notice of the breach

(iii)by either FRLA or WODI if the Business Combination and related transactions are not consummated on or before the Outside Date, provided that, no party shall have the right to terminate the agreement for this cause if their own breach of covenants or obligations under the Business Combination Agreement was the proximate cause of the failure to consummate the Business Combination prior to the Outside Date;

(iv)by either FRLA or WODI, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable;

(v)by either FRLA or WODI if the FRLA Special Meeting, has been held (including any adjournment thereof), has concluded, and either FRLA’s stockholders have duly voted and failed to approve the Business Combination Agreement, the Business Combination and the related transactions or if WODI fails to obtain the approval of the WODI shareholders by the WODI Shareholder Consent;

(vi)by WODI should FRLA not have timely taken such actions as are reasonably necessary pursuant to the Trust Agreement and the Governing Documents of FRLA to extend the period of time for it to complete an initial business combination for an additional period of an aggregate of six (6) months from May 5, 2023; provided, that WODI timely deposit into the Trust Account the funds required for such extension by the Trust Agreement;

(vii)by FRLA should WODI not deposit into the Trust Account in a timely manner the funds necessary to extend the period for FRLA to complete an initial business combination for an additional period of an aggregate of six (6) months from May 5, 2023; and

(viii)by FRLA should: (i) Nasdaq not approve the initial listing application for the combined company with Nasdaq in connection with the transactions contemplated by this Agreement; (ii) the combined company not have satisfied all applicable initial listing requirements of Nasdaq; or (iii) the common stock of the combined company not have been approved for listing on Nasdaq prior to the Closing Date.

The foregoing summary of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Business Combination Agreement, which is filed as Annex A hereto, and which is incorporated by reference in this report. Terms used herein as defined terms and not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

Certain Related Agreements

Sponsor Letter Agreement. Concurrently with the execution of the Business Combination Agreement, the Sponsor, FRLA and WODI entered into a Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor agreed to (a) vote in favor of the Business Combination Agreement and the Business Combination, (b) waive any adjustment to the conversion ratio set forth in the Certificate of Incorporation or other governing documents of FRLA or any other anti-dilution or similar protection with respect to the FRLA Class B Common Stock, such that the FRLA Class B Common Stock will convert into Common Stock at the Closing on a one-to-one basis, and (c) subject certain of the FRLA Class B Common Stock currently held by the Sponsor and certain Class A Common Stock issuable to the Sponsor on exercise of a warrant owned by the Sponsor to potential forfeiture, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Incentive Plan. FRLA has agreed to approve and adopt an equity incentive plan (the “Incentive Plan”) to be effective as of the Closing and in a form mutually acceptable to FRLA and WODI, subject to approval of the Incentive Plan by the FRLA’s stockholders. The Incentive Plan will provide for an initial aggregate share reserve equal to 10% of the number of shares of common stock on a fully diluted basis at the Closing.

Interests of FRLA’s Directors and Officers in the Business Combination

When FRLA stockholders and other interested persons consider the recommendation of its board of directors in favor of approval of the Business Combination, such persons should keep in mind that the directors and executive officers of FRLA may have interests in the Business Combination and other proposals that may be different from, or in addition to, those of FRLA stockholders generally. These interests include, among other things:

•The Sponsor is owned by WODI, and as such the Sponsor has a direct interest in the completion of the Business Combination. As the Sponsor, WODI has expended significant capital in the form of extension payments and other costs in furtherance of the Business Combination.

•If an initial business combination, such as the Business Combination, is not completed by November 5, 2024, FRLA will be required to dissolve and liquidate. In such event, the Founder Shares will be worthless because holders have agreed to waive their rights to any liquidation distributions. No consideration was paid in exchange for the waiver of such rights.  2,443,750 Founder Shares were purchased by the Initial Stockholders prior to the IPO for an aggregate purchase price of $25,000. The Sponsor became the beneficial owner of 2,343,750 of those shares. Subsequently, the Sponsor transferred some of its Class B Common Stock to FRLA’s directors and officers, and now holds 2,283,750 shares. Additionally, the Sponsor has agreed to forfeit some of its Founder Shares such that after Closing, it will hold 761,250 Founder Shares. The Sponsor’s remaining 761,250 Founder Shares had an aggregate market value of approximately $[     ] based on the closing price of Public Shares on the Nasdaq Stock Market as of [     ], 2024.

•If an initial business combination, such as the Business Combination, is not completed by November 5, 2024, the 60,000 FRLA Class B Common shares granted by the Sponsor (“Director Shares”) to Messrs. Pollack (30,000 shares), Goodman (20,000 shares) and Spick (10,000 shares) will be worthless. The Director Shares had an aggregate market value of approximately $[     ] based on the closing price of Public Shares on the Nasdaq Stock Market as of [     ], 2024.

•Beau Vuillemot, a director of FRLA, is anticipated to continue as a director of the Combined Company.

•The exercise of FRLA’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

FRLA’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and the Business Combination Agreement.

Background of the Business Combination

The terms of the proposed Business Combination are the result of an extensive search by FRLA for a potential transaction and negotiations between representatives of FRLA and WODI (and its affiliates). The following is a brief description of the background of these negotiations and the resulting proposed Business Combination.

FRLA is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

On November 5, 2021, FRLA consummated its IPO of 9,775,000 units (including 1,275,000 units issued upon the full exercise of the over-allotment option, the “Public Units”). Each Unit consists of one share of FRLA Class A Common Stock, and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of FRLA Class A Common Stock at an exercise price of $11.50 per share. The Public Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $97,750,000. Simultaneously with the closing of the IPO, FRLA completed the private sale (the “Private Placement”) of 545,500 Private Placement Shares, including 505,500 shares to the Sponsor and 40,000 shares to U.S. Tiger Securities (“U.S. Tiger”) and EF Hutton, a division of Benchmark Investment LLC, two representatives of the several underwriters, at a purchase price of $10.00 per Private Placement Share, generating gross proceeds to FRLA of $5,455,000. The proceeds of $99,705,000 ($10.20 per Unit) in the aggregate from the IPO and the Private Placement, were placed in the Trust Account, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

The Company issued 120,000 Representative Shares in Class A Common Stock to the Representatives of the underwriters for the Company’s IPO, as part of their underwriting compensation. The Representative Shares are identical to the public shares except that the Representatives have agreed not to transfer, assign or sell any such Representative Shares until the completion of the Company’s initial Business Combination. In addition, the Representatives have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account (as defined below) with respect to such shares if the Company fails to complete its initial Business Combination by November 5, 2024.

Prior to the closing of its IPO, neither FRLA, nor anyone on its behalf, had contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with FRLA.

The following chronology summarizes the key meetings and events that led to the signing of the BCA. The following chronology does not purport to catalogue every conversation among representatives of FRLA, WODI and other parties.

After its IPO, FRLA’s former officers and directors (“Former Management”) commenced an active search for prospective businesses and assets to acquire. Former Management committed to utilize the diligence, rigor, and expertise of their respective platforms to evaluate potential targets’ strengths, weaknesses, and opportunities to identify the relative risk and return profile of any potential target for an initial business combination.

Their strategy was to identify, acquire, and initiate business combination with the mindset and goal to build and grow companies from various industries. They sought potential targets which they believed could materially grow revenue and earnings through the efforts of a combined management team following completion of an initial business combination. They committed to not undertake an initial business combination with any entity with its principal business operations in China (including Hong Kong and Macau).

At the time of the IPO and in the initial months afterward, Former Management did not have any specific business combination under consideration. They reported that they were continuously made aware of potential business opportunities: proprietary transaction opportunities that originated as a result of their business relationships, direct outreach, and deal sourcing activities; and target business candidates brought to their attention from various unaffiliated sources, including investment banking firms, consultants, accounting firms, private equity groups, large business enterprises, and other market participants.

FRLA was not prohibited from pursuing an initial business combination with a business combination target that is affiliated with its founders, officers, directors, or advisors or making the acquisition through a joint venture or other form of shared ownership with its officers, directors or advisors. However, in the event that FRLA should seek to complete an initial business combination with a business combination target that is affiliated with FRLA’s founders, officers, directors, or advisors, FRLA would obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that such an initial business combination is fair to our company from a financial point of view.

Former Management found a target that they felt to be suitable, and on May 22, 2022, FRLA announced that it had entered into a definitive merger agreement pursuant to acquire the business of VCV Power Sigma, Inc. (“Sigma”) and VCV Power Gamma, Inc. (“Gamma” and, together with Sigma, “VCV Digital Technology”). VCV Digital Technology developed digital asset mining solutions and services that aimed to rely on renewable energy for

Blockchain/Web3 computing infrastructure deployment. However, for reasons unknown to the current FRLA management, on July 19, 2022, the parties mutually agreed to terminate the merger agreement and the transaction contemplated thereby was abandoned.

Originally, FRLA had until November 5, 2022 to consummate a business combination, with the right to extend the time period under certain circumstances. On November 4, 2022, an aggregate of $977,500 (the “First Extension Payment”) was deposited into the Trust Account for the public shareholders, representing $0.10 per public share, which enables FRLA to extend the period of time it has to consummate its initial Business Combination by three months from November 5, 2022 to February 5, 2023. In connection with the First Extension Payment, FRLA issued unsecured promissory notes to certain initial stockholders including (i) a note of $413,750 to Mr. Koon Keung Chan, then manager of the Sponsor, (ii) a note of $150,000 to U.S. Tiger, and (iii) a note of $170,000 to Dr. Lei Xu, then President and Chairwoman of FRLA. The three promissory notes together with FRLA’s working capital were used to pay for the First Extension Payment.

On November 2, 2022, Mr. Eckelberry of OriginClear, the parent company of what is today WODI NV, asked The Basile Law Firm P.C. to investigate a potential merger with a SPAC. The Basile Law Firm arranged a meeting the same day with Jim Campbell of E.F. Hutton. In that meeting, Mr. Campbell explained that an opportunity existed to purchase a controlling interest in the Sponsor, which would in turn enable OriginClear to present a target to FRLA. Ultimately, OriginClear proposed that a subsidiary, Water On Demand Inc., acquire the Sponsor Interest, and Water On Demand Inc. was proposed as the Target. The target evolved through the addition of assets into WODI, the present target.

Effective December 22, 2022, the Sponsor entered into a Securities Transfer Agreement with each of U.S. Tiger (as designee of Lei Huang), Lei Xu, Yuanmei Ma, Norman C. Kristoff, David Xianglin Li, Michael Davidov, and Christy Szeto (the “Class B Sellers”) pursuant to which the Class B Sellers sold to the Sponsor an aggregate of 343,750 shares of FRLA Class B Common Stock for the purchase price of $3,506.25. Effective December 22, 2022, the Sponsor, the owners of the Sponsor (Ka Wai Cheung, Koon Lin Chan, and Koon Keung Chan) (collectively, the “Sellers”) and WODI NV entered into a Membership Interest Purchase and Transfer Agreement pursuant to which they sold to WODI NV all right, title and interest in and to the membership interests held by each of Messrs. Cheung, Chan, and Chan in the Sponsor (100 membership interests) for $400,000. As a result, beneficial ownership of the 2,343,750 shares out of 2,443,750 issued and outstanding shares of FRLA Class B Common Stock of FRLA held by the Sellers was transferred to WODI NV. Out of the issued and outstanding shares of FRLA Class B Common Stock, an aggregate of 100,000 shares remain owned by Former Management.

Also, on December 22, 2022, each of Koon Keung Chan, Lei Xu, and U.S. Tiger assigned each of their promissory notes issued on November 4, 2022 in the aggregate amount of $733,750 to the Sponsor.

Lastly, effective December 22, 2022, each member of the Board of Directors and each officer of FRLA (Former Management) resigned from their respective positions, and new board members and a principal executive officer (“New Management”) were appointed.

On January 5, 2023, FRLA signed a non-binding Letter of Intent (the “WODI NV LOI”) with WODI NV, under which FRLA proposed to acquire all the outstanding securities of WODI NV based on certain material financial and business terms and conditions being met. The business combination was subject to due diligence of WODI NV as well as negotiating a definitive agreement; and there was no assurance that any definitive agreement would be reached between WODI NV and FRLA.

Besides the WODI NV LOI disclosed above, New Management did not at that time select any other potential business combination target or initiate any substantive discussions, directly or indirectly, with any other potential business combination prospects.

On February 6, 2023, $977,500 (the “Second Extension Payment”) was deposited into the Trust Account to extend the period of time FRLA had to consummate our initial business combination by three months from February 5, 2023 to May 5, 2023. In connection with the Second Extension Payment, FRLA issued an unsecured promissory note to WODI NV.

After prior approval of our board of directors, on April 10, 2023, at a special meeting of stockholders, FRLA’s stockholders approved the filing of an amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”) to extend the period of time for FRLA to consummate a business combination, up to six times, each by an additional month, for an aggregate of six additional months (i.e., from May 5, 2023 to up to November 5, 2023). On April 11, 2023, FRLA filed the Amendment with the Delaware Secretary of State. The stockholder vote to approve the Amendment also triggered a redemption right for the holders of the public shares of FRLA Class A Common Stock. As a result of the Amendment, 4,493,968 shares of FRLA Class A Common Stock elected to be redeemed.

From February 2023 through September 2023, FRLA’s management conducted due diligence and held detailed conversations with WODI NV’s management team to evaluate its suitability as an acquisition target. A preliminary draft definitive agreement was circulated in May 2023, and WODI NV provided FRLA access to a data room in June 2023. In those discussions and based on a review of projections that had been provided, a tentative transaction value in the range of $25 to $35 million was contemplated.

In mid-July 2023, Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) was engaged by FRLA.

Starting on July 28, 2023, FRLA, OriginClear, Nelson Mullins and KBA held a weekly video conference to track the overall progress of the proposed business combination, review open due diligence requests, track progress of the audit and resolve open items related to the proposed business combination.

Effective April 14, 2023, WODI NV purchased certain assets of affiliated entity Modular Water Systems, Inc., a Nevada corporation (“MWS”), including trademarks, licenses, contracts, business models, accounts receivables, patents and other tangible and intangible assets used in connection with its “Modular Water Service” business (“MWS Assets”). In exchange for the MWS Assets, WODI issued to MWS 6,000,000 shares of its Class A Voting Stock.

In looking at recent operating results and growth projections for WODI NV’s pay-as- you-go finance platform and the MWS Modular Water System, FRLA management requested more data regarding the combined enterprises’ competitive position, especially given MWS’ relatively short operating history along with the fact that WODI NV’s largest projected source of future growth (its plan to offer customers its pay-as-you-go “water on demand”) was still pre-revenue. FRLA asked an intellectual property expert with a long-term relationship to its board chairman to do an informal review WODI NV’s patents and the IP valuation report that WODI NV had provided. Feedback from the patent review was consistent with the data in the IP valuation report. Still, the FRLA Board wanted more comfort, and so WODI NV agreed to formally retain a third-party consultant to analyze the MWS business. The consultant’s report was delivered to FRLA in August 2023 and was updated in September 2023 in response to various questions from the FRLA Board. The report supported FRLA’s favorable view of MWS.

However, as FRLA and WODI NV continued to work towards agreement on final terms, the parties concluded that MWS, which had previously been combined with its affiliate, Progressive Water Systems, Inc. (“PWT”) and then spun out from PWT as part of WODI NV, would be better off if it were still combined with PWT; combining these entities would add more revenue to the post-merger company, and there would be operating synergies, with PWT providing leads to MWS (customers who did not need PWT’s customized solutions), and MWS providing leads to PWT (customers for whom MWS’ standardized solutions might not be appropriate). FRLA’s management had initially raised the possibility in June 2023 of having PWT included as part of the de-SPAC transaction, but OriginClear Inc. (“OriginClear”) (the parent company of both WODI NV and PWT) was not receptive to the idea at that time. By August 2023, OriginClear had changed its position, and agreed to explore the inclusion of PWT. Meanwhile, FRLA was introduced to the management of PWT to being its due diligence.

The parties continued to work together in good faith with their respective advisors to agree on a structure for the business combination. The prior WODI NV data room (which excluded PWT) was updated to include new information regarding PWT (along with WODI NV). On August 14, 2023, KBA, on behalf of WODI, delivered via email to Nelson Mullins, on behalf of FRLA, an initial revised draft of the BCA contemplating the acquisition of WODI (the former PWT, which OriginClear had recently merged with WODI NV).

Accordingly, the prior WODI NV LOI was amended to designate WODI as the new target of the acquisition. Under the revised/amended LOI, FRLA proposed to acquire all the outstanding securities of WODI, based on certain material financial and business terms and conditions being met. The LOI was not binding on the parties and was intended solely to guide good-faith negotiations toward definitive agreements. On September 28, 2023, FRLA and OriginClear announced that FRLA and WODI NV had agreed to nominate a new target for acquisition by FRLA.

In addition to conducting its own due diligence, FRLA retained The Benchmark Company, LLC (“Benchmark”) on June 5, 2023 to act as financial advisor to the FRLA Board in connection with the contemplated WODI NV, and later, WODI transaction (the “Transaction”), regarding transaction terms and structure. As part of that engagement, the FRLA Board requested that Benchmark provide a written opinion in connection with the Transaction (the “Benchmark Opinion”) as to whether the consideration to be paid in the Transaction is fair to FRLA’s unaffiliated public stockholders from a financial point of view.

On August 22, 2023, Nelson Mullins, on behalf of FRLA, delivered via email to KBA, on behalf of WODI, a revised draft of the BCA.

On August 30, 2023, KBA, on behalf of WODI, delivered via email to Nelson Mullins, on behalf of FRLA, a revised draft of the BCA and an initial draft of the Sponsor Letter Agreement.

On September 21, 2023, Nelson Mullins, on behalf of FRLA, delivered via email to KBA, on behalf of WODI, a revised draft of the BCA, including an agreed transaction value of $32 million for WODI (including WODI NV).

From September 21, 2023 to October 24, 2023, the parties also negotiated certain terms and conditions of the BCA and the ancillary agreements, including lock-up restrictions on the WODI shareholders, registration rights and forfeiture of FRLA shares by the Sponsor.

Between September 21, 2023 and October 24, 2023, multiple revised drafts of the BCA were exchanged between the parties. In the process, the Sponsor agreed to retire 1,522,500 of its Founder Shares.

On October 23, 2023, the FRLA Board met via video conference to discuss the Business Combination and BCA in detail, and the proposed BCA and all of the transactions and ancillary documents contemplated by it, subject to completion of definitive documents. Also in attendance were representatives of Benchmark and Nelson Mullins. At the meeting, Benchmark reviewed its financial analysis with the FRLA Board and rendered an oral opinion subsequently confirmed in writing on October 24, 2023 by delivery of the Benchmark Opinion addressed to the FRLA Board. The summary of the Benchmark Opinion in this proxy statement is qualified in its entirety by reference to the full text of the Benchmark Opinion, which is attached to this proxy statement/prospectus/consent solicitation statement as Annex G, and sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Benchmark in connection with the Benchmark Opinion. For a detailed discussion of the Benchmark Opinion, see the section below entitled “Description of Fairness Opinion of Benchmark.”

At the October 23, 2023 meeting, after considering the proposed terms of the Business Combination and ancillary documents and asking questions to FRLA’s management, Benchmark and Nelson Mullins, and taking into account the other factors described below under the caption “The FRLA Special Meeting — FRLA Proposal 1 – The FRLA Business Combination Proposal — The FRLA Board’s Reasons for the Approval of the Business Combination,” the FRLA Board unanimously approved the BCA and ancillary documents and determined that each of the BCA and the ancillary documents (and the transactions contemplated by such agreements) was advisable and in the best interests of FRLA and its stockholders. The FRLA Board further determined that it was advisable and in the best interests of FRLA and its stockholders to consummate the Business Combination and other transactions contemplated by the BCA and related agreements, and the FRLA Board directed that the BCA and the other stockholder proposals described in this proxy statement/prospectus/consent solicitation statement be submitted to FRLA’s stockholders for approval and adoption, and recommended that FRLA’s stockholders approve and adopt the BCA and such other proposals.

On October 24, 2023, FRLA, WODI and Merger Sub executed the BCA. Concurrent with the execution of the BCA, the applicable parties executed the Sponsor Letter Agreement. FRLA and WODI issued a joint press release announcing the execution of the BCA, which was filed as an exhibit to a Current Report on Form 8-K.

On October 25, 2023, FRLA’s stockholders approved, among other things, an amendment to FRLA’s certificate of incorporation to extend the date by which FRLA has to consummate a business combination for an additional twelve months, from November 5, 2023 to up to November 5, 2024, on a monthly basis for up to twelve times by an additional one month each time.

On February 6, 2024, FRLA and WODI entered into Amendment No. 1 to the BCA, which eliminated the closing condition that FRLA have tangible net assets of at least $5,000,001 and amended certain WODI disclosure schedules.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and to take actions and exercise their respective rights under the BCA to facilitate the completion of the Business Combination.

The WODI Board’s Reasons for the Approval of the Business Combination

The WODI Board’s reasons for the Business Combination include that the Business Combination provides WODI with a means to become a public company, which will provide WODI with access to capital to partially fund the growth of its business.

The FRLA Board’s Reasons for the Approval of the Business Combination

On October 24, 2023, the BCA was executed by the parties. In reaching its decision, the FRLA Board reviewed the results of its due diligence investigation and the results of the due diligence investigations of its third-party financial and legal advisors. The FRLA Board also received and reviewed presentations from, and discussed with, FRLA’s third-party financial and legal advisors regarding the transaction structure, material terms of the Business Combination and various aspects of WODI and the due diligence.  Such due diligence also included a review of certain internal, unaudited prospective financial information prepared by WODI in October 2023.

The due diligence conducted by FRLA’s management and information received by FRLA included, among other data:

•research on comparable companies and transactions;

•general industry research and analysis, and a general overview of the public markets;

•review and discussions of the transaction structure with and FRLA’s legal and financial advisors;

•various presentations regarding WODI’s business and strategic direction and recent initiatives;

•financial and accounting due diligence review;

•legal diligence review conducted by FRLA’s legal advisors;

•the Benchmark Opinion;

•a financial, operational and documentation review by management of requested materials provided by WODI; and

•extensive meetings and calls with WODI’s management and WODI’s representatives regarding WODI’s operations, financial condition, strategy and prospects.

The FRLA Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the FRLA Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. This explanation of FRLA’s reasons for the Business Combination and all other information presented in this section is forward-looking. Therefore, you should read this explanation in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In the prospectus for the IPO, FRLA identified the following general criteria and guidelines that FRLA believed would be important in evaluating prospective target businesses, although they could deviate from these criteria and guidelines should they see justification to do so:

•Strong Management Team. Businesses with reasoned and strong managements having a track record of driving growth and profitability; or having proposition of the businesses that may likely be well received by public investors.

•Growth Potential. Businesses that present the potential for revenue and earnings growth through a combination of business, management and resources; and with potential to generate stable and increasing free cash flow.

•Benefit from Being a Public Company. Businesses which can effectively utilize access to broader sources of capital and a public profile that are associated with being a publicly traded company.

This list of criteria and guidelines was not intended to be exhaustive, and Former Management stated that it would evaluate and value potential target companies on a case-by-case basis. Any evaluation relating to the merits of a particular initial business combination or acquisition would be based, to the extent relevant, on these general guidelines as well as other considerations, factors, and criteria that they may deem relevant.

In considering the Business Combination, the FRLA Board concluded that WODI substantially met the above criteria: the potential market for their products and services is large (based on the industry review commissioned by the Sponsor at the FRLA Board’s request, as FRLA’s own independent research); WODI has well-demonstrated expertise in its market niche (based on FRLA’s review of WODI due diligence materials and interview with company management); WODI’s growth has been constrained by a lack of capital (so that WODI should benefit from the potential of any non-redeemed funds in the Trust Account, as well as access to potential additional sources of capital available to public versus private companies); and its management team has prior experience running a public company.

In making the recommendation, the FRLA Board also considered the following potential deterrents to the Business Combination:

•the risk that the announcement of the Business Combination and potential diversion of WODI’s management and employee attention may adversely affect WODI’s operations;

•the risk that certain key employees of WODI might not choose to remain with the Company post-Closing;

•the risk that the FRLA Board may not have properly valued WODI’s business;

•competition in the industry, especially from companies with greater resources, as well as the potential for new entrants;

•the substantial expense and human resources necessary to operate a public company;

•the limited protection provided by the company’s patent portfolio and licenses;

•the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of FRLA’s stockholders;

•the risk of failure to satisfy the conditions to Closing (to the extent not waived by the parties);

•the inability to maintain the listing of FRLA’s securities on Nasdaq leading up to and following the Business Combination;

•the risk that most if not all current FRLA public shareholders will choose to redeem at the closing of the Business Combination, which would leave little or no money in the Trust Account to support the post-merger company’s operations or business plan;

•the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

•the Sponsor and FRLA’s officers and directors allocating time to other businesses and their potential conflicts of interest in regards to the Business Combination;

•the fact that WODI is still relatively small (in terms of revenues and personnel) and unprofitable, and will need to grow rapidly in order to succeed as a public company;

•the ability of WODI to manage growth; to establish and maintain relationships with customers, distributors, field reps, and suppliers; to attract and retain talent, including management and key employees; and to attract investors;

•the uncertainties relating to WODI’s estimates of future revenue, expenses and profitability; including that a significant portion of projected growth is expected to come from new still-to-be-implemented product and service offerings;

•the potential for illiquid and likely volatile trading of FRLA’s public securities in advance of the Business Combination, and after;

•WODI’s need to obtain additional financing to fund the significant costs of completing the Business Combination as well as its future operations and growth plans;

•WODI’s plan to accelerate growth through potential acquisitions that have not yet been identified, negotiated and/or financed;

•in light of these risks, WODI’s ability to continue as a going concern both prior to and post-merger; and;

•the other risks described in the “Risk Factors” section of this proxy statement/prospectus/consent solicitation statement.

The FRLA Board concluded that these risks could be managed or mitigated by WODI or were unlikely to have a material impact on the Business Combination or WODI, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to FRLA and its stockholders. The FRLA Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. Accordingly, after considering the potentially negative and potentially positive reasons, the FRLA Board unanimously determined that the BCA, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, FRLA and its stockholders.

Description of Fairness Opinion of Benchmark

Benchmark provides investment banking and advisory services to institutions and companies, and its investment banking practice provides valuation services in connection with financings and mergers and acquisitions for both public and private companies. Pursuant to a letter agreement dated June 5, 2023, FRLA retained Benchmark to act as financial advisor to the FRLA Board in connection with the Business Combination to provide the Benchmark Opinion to the FRLA Board as to whether the consideration to be paid by FRLA in the Business Combination is fair to FRLA’s unaffiliated public stockholders from a financial point of view. FRLA selected Benchmark based on various considerations that included Benchmark’s experience with similar transactions, reputation, knowledge of the relevant industry and fee proposal, and relevant qualifications of Benchmark’s team members.

On October 23, 2023, Benchmark reviewed its financial analysis with the FRLA Board and rendered an oral opinion to the FRLA Board, subsequently confirmed in writing on October 24, 2023, by delivery of the Benchmark Opinion addressed to the FRLA Board, that the consideration to be paid by FRLA in the Business Combination pursuant to the Business Combination Agreement, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, was fair to FRLA’s unaffiliated public stockholders from a financial point of view.

The Benchmark Opinion is addressed to, and is intended for the use, information and benefit of the FRLA Board (solely in its capacity as such) and only addressed the fairness, from a financial point of view, of the consideration to be paid by FRLA in the Business Combination to FRLA’s unaffiliated public stockholders as of the date of such opinion. Benchmark was not requested to, and the Benchmark Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the FRLA Board, FRLA, its security holders or any other party to proceed with or effect the Business Combination, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Business Combination or otherwise (other than the consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Business Combination to the holders of any class of securities, creditors or other constituencies of FRLA, or to any other party, except if and only to the extent expressly set forth in Benchmark Opinion, (iv) the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available for FRLA, WODI or any other party, (v) the fairness of any portion or aspect of the Business Combination to any one class or group of FRLA’s or any other party’s security holders or other constituents vis-à-vis any other class or group of WODI’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), except if and only to the extent expressly set forth in the Benchmark Opinion, (vi) the solvency, creditworthiness or fair value of WODI, FRLA or any other participant in the Business Combination, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Business Combination, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in the Benchmark Opinion in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. The Benchmark Opinion assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Benchmark relied, with the consent of the FRLA Board, on the assessments by the FRLA Board, FRLA and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to WODI, FRLA, the Business Combination or otherwise. The Benchmark Opinion addresses only the fairness, from a financial point of view, to FRLA’s unaffiliated public stockholders as of October 24, 2023, of the consideration to be paid in the Business Combination pursuant to the Business Combination Agreement.

The Benchmark Opinion was necessarily based upon financial, economic, market, and other conditions as they existed on, and should be evaluated as of, and the information made available to Benchmark as of, the date of the Benchmark Opinion. Although subsequent circumstances, developments or events might affect the Benchmark Opinion, Benchmark does not have any obligation to update, revise or reaffirm the Benchmark Opinion. The issuance of the Benchmark Opinion was approved by its internal fairness opinion review committee. The Benchmark Opinion does not speak to any date other than the date of such opinion, and as such, the Benchmark Opinion will not address the fairness of the consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Business Combination is completed.

The full text of the written opinion of Benchmark, dated October 24, 2023, which sets forth matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken in connection with the Benchmark Opinion, is attached as Annex G to this proxy statement/prospectus/consent solicitation statement. The following summary of the Benchmark Opinion in this proxy statement/prospectus/consent solicitation statement is qualified in its entirety by reference to the full text of the opinion. Benchmark provided its opinion for the information and assistance of the FRLA Board in connection with its consideration of the Business Combination. The Benchmark Opinion was not intended to be, and does not constitute, a recommendation to the FRLA Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Business Combination or otherwise.

In arriving at the Benchmark Opinion, Benchmark reviewed and considered such financial and other matters as Benchmark deemed relevant, including, among other things:

▪	a draft of the Business Combination Agreement provided to Benchmark by FRLA, dated October 23, 2023;
▪

certain information relating to the historical, current and future operations, financial condition and prospects of WODI, made available to Benchmark by FRLA, including unaudited financial statements for the calendar years 2021 and 2022, and a financial model with projected financials for the calendar years 2023-2026;

▪

discussions with certain members of the management of FRLA and WODI and certain of its advisors and representatives regarding the business, operations, financial condition and prospects of WODI, the Business Combination and related matters;

▪

a certificate addressed to Benchmark from senior management of FRLA which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) on WODI provided to, or discussed with, Benchmark by or on behalf of FRLA;

▪	the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain companies that Benchmark deemed to be relevant;
▪	the publicly available financial terms of certain transactions that Benchmark deemed to be relevant; and
▪	such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

In arriving at its opinion, Benchmark relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Benchmark, discussed with or reviewed by Benchmark, or publicly available, and did not assume any responsibility with respect to such data, material and other information. Benchmark relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of WODI since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Benchmark that would be material to its analyses or opinion, and that there was no information or fact that would make any of the information reviewed by Benchmark incomplete or misleading. Benchmark further relied upon the assurance of the management of FRLA and WODI that they were unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at its opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by FRLA and WODI. In addition, Benchmark relied upon and assumed, without independent verification, that the final form of the Business Combination Agreement would not differ in any material respect from the version of the Business Combination Agreement provided to Benchmark as identified above. In addition, Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of FRLA or WODI nor was Benchmark furnished with any such independent evaluations or appraisals.

Benchmark was not requested to, and did not (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Business Combination, the securities, assets, businesses or operations of FRLA or WODI or any other party, or any alternatives to the Business Combination, (b) negotiate the terms of the Business Combination or (c) advise the FRLA Board or any other party with respect to alternatives to the Business Combination.

Financial Analyses

The following is a summary of the material financial analyses performed by Benchmark in connection with the preparation of the Benchmark Opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Benchmark, nor does the order of analyses described represent the relative importance or weight given to those analyses.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Benchmark, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Benchmark. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Benchmark. The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by Benchmark or the FRLA Board. Except as otherwise noted, the following quantitative information, to the extent it is based on market data, is based on market data as it existed on or before October 23, 2023, and is not necessarily indicative of current market conditions. All analyses conducted by Benchmark were going-concern analyses and Benchmark expressed no opinion regarding the liquidation value of any entity.

Benchmark completed a series of financial analyses to derive a range of approximate implied equity values for WODI and calculated an approximate implied per share equity value range for the shares of FRLA Common Stock to be held by FRLA’s non-redeeming unaffiliated public stockholders after giving effect to the Business Combination based on, among other things, the estimated implied pro forma percentage equity stake of such stockholders in FRLA upon consummation of the Business Combination. Benchmark’s financial analysis employed three customary approaches in conducting its analyses and arriving at the Benchmark Opinion, with no particular weight given to any:

●	selected public company analysis;

●	precedent transaction analysis; and

●	discounted cash flow analysis.

Selected Public Company Analysis

Benchmark performed a selected public company analysis by analyzing the valuation of publicly-listed companies that Benchmark deemed to be relevant for purposes of this analysis based on its professional judgment and experience. Benchmark reviewed publicly-available financial and stock market information for companies primarily focused on water technology and infrastructure products and services that are publicly-listed on a US exchange. The selected public companies consisted of 11 companies that, as of 10/23/23, met the following criteria: 1) business or product descriptions that include the terms "water management", "water infrastructure", "water solutions", "water technologies", "water systems", "water purification" or "water treatment", 2) business descriptions indicating a primary focus on water technology or water infrastructure products or services, and 3) publicly-listed on a US stock exchange, and where revenue forecasts for 2024 were available. Benchmark used primarily a database provided by FactSet to screen for companies that met the above criteria based on their business descriptions, business and financial information and exchange-listing status, and further reviewed the selected public companies’ corporate websites and other publicly-available information. Benchmark reviewed, among other things, enterprise values (EV) of the selected companies, calculated as equity values based on closing stock prices on October 23, 2023, plus debt, plus preferred stock, plus minority interest, and less cash and cash equivalents, as a multiple of revenue forecasts based on consensus analysts’ estimates for the years 2024 and 2025. Benchmark’s analysis identified the following 11 companies that Benchmark deemed comparable to WODI but none of which is identical to WODI:

Company Name	Enterprise Value ($ million)	Market Value ($ million)	EV/ Rev (LTM)	EV/ EBITDA (LTM)	EV/ Rev (2024)	EV/ Rev (2025)
A. O. Smith Corporation	$9,822	$11,904	2.6x	12.6x	2.5x	2.4x
Advanced Drainage Systems, Inc.	$9,651	$8,877	3.3x	11.3x	3.2x	2.9x
American Water Works Company, Inc.	$33,849	$23,092	8.4x	16.1x	7.7x	7.2x
Aris Water Solutions, Inc.	$1,033	$478	2.9x	7.2x	2.4x	2.2x
Consolidated Water Co. Ltd.	$413	$454	3.2x	16.7x	3.2x	NA
Mueller Water Products, Inc.	$2,243	$1,911	1.7x	12.0x	1.8x	1.7x
Pentair plc	$12,361	$10,288	3.0x	14.7x	2.9x	2.8x
Select Water Solutions, Inc.	$1,004	$895	0.6x	4.5x	0.6x	0.5x
Watts Water Technologies, Inc.	$5,481	$5,674	2.7x	14.4x	2.6x	2.5x
Xylem Inc.	$23,497	$22,953	3.9x	24.9x	2.8x	2.7x
Zurn Elkay Water Solutions Corporation	$4,911	$4,408	3.2x	22.2x	3.1x	3.0x

Average	$9,479	$8,267	3.2x	14.2x	3.0x	2.8x

Benchmark applied the overall average forward enterprise value to revenue multiples observed for the selected companies to WODI’s 2024 and 2025 revenue forecasts provided to Benchmark by FRLA. This analysis resulted in an approximate implied equity value range for WODI of $38.3 million to $61.2 million.

Precedent Transaction Analysis

Benchmark performed a precedent transaction analysis by analyzing recent mergers and acquisitions involving companies that it deemed to be relevant for purposes of this analysis based on its professional judgment and experience. Benchmark analyzed the valuation of merger and acquisition transactions announced and completed over the three-year period prior to the date of the Benchmark Opinion involving companies primarily focused on water technology and infrastructure products and services and with respect to which financial terms were publicly available. The precedent transactions consisted of three merger and acquisition (M&A) transactions announced and completed over the three years preceding 10/23/23 where the target company met the following criteria: 1) business or product descriptions that include the terms the terms "water management", "water infrastructure", "water solutions", "water technologies", "water systems", "water purification" or "water treatment", and 2) business descriptions indicating a primary focus on water technology or water infrastructure products or services, and where certain financial information about the transaction was publicly disclosed or otherwise available, specifically the transaction’s implied enterprise value and the target’s revenues. Benchmark used primarily a database provided by FactSet to screen for transactions that met the above criteria based on the transactions’ synopsis and the targets’ business descriptions and financial information, and further reviewed publicly available information on each transaction and target company prior to inclusion in the precedent transaction analysis. Benchmark reviewed, among other things, the selected precedent transactions’ implied enterprise value multiples of revenue forecasts for one and two forward years (for transactions with respect to which revenue forecasts were not publicly available, the transaction’s implied one-year and two-year forward multiples were estimated by discounting for one and two years, respectively, the transaction’s implied enterprise value multiple of the trailing twelve months’ revenues using WODI’s estimated discount rate (the same discount rate as used in the discounted cash flow analysis). Benchmark’s analysis identified the following three precedent transactions involving target companies that Benchmark deemed comparable to WODI but none of which is identical to WODI:

Target	Acquirer	Announcement Date	Enterprise Value ($ million)	EV/ Rev (FY1)	EV/ Rev (FY2)
Evoqua Water Technologies Corp.	Xylem, Inc.	1/23/2023	$7,314.7	3.4x	2.9x
New Aqua LLC	Franklin Electric Co., Inc.	5/17/2021	$150.0	1.9x	1.6x
PERC Water Corp.	Consolidated Water Co. Ltd.	1/9/2023	$21.0	1.3x	1.1x

Average			$2,495	2.2x	1.9x

Benchmark applied the overall average implied enterprise value to forward revenue multiples observed for the selected precedent transactions to WODI’s 2024 and 2025 revenue forecasts provided to Benchmark by FRLA. This analysis resulted in an approximate implied equity value range for WODI of $28.1 million to $40.9 million.

Discounted Cash Flow Analysis

Benchmark performed a discounted cash flow analysis of WODI to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that WODI was forecasted to generate over the calendar years 2024 through 2026, using the WODI financial forecasts provided to Benchmark by FRLA. The analysis included the following key assumptions, among others:

●Consolidated revenues increasing from $13.0 million in 2024 to $32.5 million in 2026, as provided to Benchmark by FRLA;

●Net income increasing from $194k in 2024 to $2.9 million in 2026, as provided to Benchmark by FRLA; and

●Discount rates (WACC or Weighted-Average Cost of Capital) ranging from 16.2% to 20.2%, which was calculated as the risk-free rate, plus beta multiplied by the equity risk premium (ERP), plus an additional adjustment for small-company size. Benchmark used the 10-year treasury yield as the estimate for the risk-free rate (4.86% on 10/23/23), the average beta of the selected public companies (1.04), and ERP of 4.47% and small-company size adjustment of 8.67%, which are estimates based on market data. This resulted in an estimated discount rate of 18.2%, and we used a range of +2.0% and -2.0% around it to account for the sensitivity of valuation to discount rate.

Benchmark calculated terminal values for WODI by applying terminal multiples of 3.2x to WODI’s 2026 revenue forecast and 14.2x WODI’s 2026 EBITDA (earnings before interest, taxes, depreciation and amortization) forecast, as provided to Benchmark by FRLA. The terminal multiples were selected using the selected public companies’ average enterprise value to last twelve months (LTM) revenues and EBITDA multiples. The discounted cash flow analysis resulted in an approximate implied equity value range for WODI of $35.7 million to $62.5 million.

Summary

Based on the range of approximate implied equity values derived for WODI in the financial analyses described above, and taking into account (i) the remaining estimated cash in trust of FRLA upon consummation of the Business Combination, (ii) the number of shares of FRLA Common Stock to be issued upon consummation of the Business Combination, (iii) the number of shares of FRLA Class A Common Stock not subject to redemption and FRLA Class B Common Stock (including non-sponsor shares and sponsor shares not forfeited), and (iv) transaction-related fees and expenses, the implied pro forma percentage equity stake of FRLA’s non-redeeming unaffiliated public stockholders upon consummation of the Business Combination assuming no redemptions is estimated to be approximately 44.5%, which implies an approximate implied per share equity value range for the shares of FRLA Common Stock to be held by FRLA’s non-redeeming unaffiliated public stockholders after giving effect to the Business Combination of between approximately $8.14 and $12.37 per share, and the implied pro forma percentage equity stake of FRLA’s non-redeeming unaffiliated public stockholders upon consummation of the Business Combination assuming 90% redemption is estimated to be approximately 7.4%, which implies an approximate implied per share equity value range for the shares of FRLA Common Stock to be held by FRLA’s non-redeeming unaffiliated public stockholders after giving effect to the Business Combination of between approximately $6.25 and $13.31 per share, in each as compared to an estimated redemption value of $10.96 per share.

Miscellaneous

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Benchmark considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of FRLA and WODI. The estimates of the future performance of WODI in or underlying Benchmark’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Benchmark’s analyses. These analyses were prepared solely as part of Benchmark’s analysis of the fairness, from a financial point of view, to FRLA’s unaffiliated public stockholders of the consideration to be paid by FRLA in the Business Combination and were provided to the FRLA Board in connection with the delivery of the Benchmark Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Benchmark’s view of the actual value of WODI.

FRLA paid Benchmark for its services in connection with the Benchmark Opinion a cash fee equal to $350,000, which was not contingent upon either the conclusion expressed in the Benchmark Opinion or on the consummation of the Business Combination. FRLA has also agreed to indemnify Benchmark against certain potential liabilities in connection with Benchmark’s services in rendering the Benchmark Opinion and to reimburse Benchmark for certain of its expenses, if any, incurred in connection with Benchmark’s engagement with FRLA. Over the last two years, Benchmark has not provided any services to FRLA unrelated to the Benchmark Opinion or WODI for which Benchmark received compensation. Benchmark may seek to provide other financial advisory or investment banking services to FRLA, WODI and/or their affiliates and other participants in the Business Combination in the future for which Benchmark may receive compensation, although as of the date of the Benchmark Opinion, there was no agreement to do so nor any mutual understanding that such services were contemplated.

Benchmark comprises a research, sales and trading, and investment banking firm engaged in securities, commodities and derivatives trading and other broker activities, as well as providing financing and financial advisory services and other commercial services to a wide range of companies and individuals. In the ordinary course of its business, Benchmark may have actively traded the securities of FRLA or WODI and may continue to actively trade such securities for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be stockholders of FRLA or WODI.

The analysis was only one of the many factors considered by the FRLA Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the FRLA Board.

Certain WODI Projected Financial Information

WODI does not, as a matter of course, make public projections as to future sales, earnings or other results. However, WODI’s management was requested to and prepared and provided certain internal, unaudited prospective financial information during the due diligence process, which were updated from time to time and then submitted for final consideration in October, 2023 (the “Projections”) to the FRLA Board for use as a component in its overall evaluation of the Business Combination.  The Projections were also provided to Benchmark, FRLA’s fairness opinion provider, in connection with its rendering of its opinion as described in the section entitled “FRLA Proposal 1 — The FRLA Business Combination Proposal — Description of Fairness Opinion of Benchmark.”

The following is a summary of the financial information and projections provided by WODI to FRLA as well as a summary of FRLA management’s analysis and evaluation of the information and projections. The summary set forth below does not purport to be a complete description of the financial analysis performed or factors considered by us.

None of WODI or FRLA’s management, board of directors, affiliates, advisors or other representatives assumes responsibility to update the below information and future results may be materially different from those discussed. Any projections set forth below are not necessarily indicative or predictive of future results or values, which may be significantly more or less favorable. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, market data used in our analysis is based on market data as of September 30, 2023 and is not necessarily indicative of current market conditions.

To formulate the projections and assumptions of WODI and FRLA, an independent third party was engaged to perform a forecasting exercise based on historical information and future expected trends based on market potential, products, etc. The third party conducted meetings with the CEO, COO and CFO of WODI. The study involved a thorough review of WODI’s historical financials and projections. The projections provided are in line with WODI’s historical trends and a model which represents the future plans for WODI.

The following projections were prepared by WODI’s management based upon historic financial information, current and anticipated customers, growth trends and assumptions and are in line with WODI’s historic operating trends.  Certain of the measures included in the projections are non-GAAP financial measures, including EBITDA. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by WODI are not reported by all of their competitors and may not be comparable to similarly titled amounts used by other companies.

Water on Demand Inc. - Forecast

	2024	2025	2026	2027
Revenues	$13,021,676	$22,214,379	$32,450,492	$46,565,494
Cost of Revenue	$8,931,918	$14,047,935	$20,008,220	$28,697,203
Gross Profit	$4,089,758	$8,166,445	$12,442,272	$17,868,291

Operating Expenses	$4,255,989	$6,637,707	$9,615,899	$11,539,481

Operating Profit (EBITDA)	$(166,231)	$1,528,738	$2,826,373	$6,328,810
Income Taxes	$(49,869)	$458,621	$847,912	$1,898,643
Net Income	$(116,362)	$1,070,117	$1,978,461	$4,430,167

Satisfaction of 80% Test

It is a requirement under the Nasdaq Rules that the business or assets acquired in FRLA’s initial business combination have a fair market value equal to at least 80% of FRLA’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination. As of October 24, 2023, the date of the execution of the Business Combination Agreement, the balance of the Trust Account was approximately $39.5 million and 80% thereof represents approximately $31.6 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Board reviewed the pre-money valuation of approximately $32.0 million. In determining whether the pro forma total enterprise value described above represents the fair market value of WODI, the Board considered all of the factors described in this section and the section of this proxy statement/prospectus/consent solicitation statement entitled “FRLA Proposal 1 – The FRLA Business Combination Proposal — The Business Combination Agreement” and that the pre-money valuation of approximately $32.0 million was determined as a result of arm’s length negotiations. As a result, the Board concluded that the fair market value of the equity acquired was in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other Proposals, you should keep in mind that FRLA’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•If an initial business combination, such as the Business Combination, is not completed by November 5, 2024, FRLA will be required to dissolve and liquidate. In such event, the Founder Shares will be worthless because holders have agreed to waive their rights to any liquidation distributions. 2,443,750 Founder Shares were acquired by the Initial Stockholders prior to the IPO for an aggregate purchase price of $25,000. The Sponsor became the beneficial owner of 2,343,750 of those shares. Subsequently, the Sponsor transferred some of its Class B Common Stock to FRLA’s directors and officers, and now holds 2,283,750 shares. Additionally, the Sponsor has agreed to forfeit some of its Founders Shares such that after Closing, it will hold 761,250 Founder Shares. The Sponsor’s remaining 761,250 Founder Shares had an aggregate market value of approximately $[     ] based on the closing price of Public Shares on the Nasdaq Stock Market as of [     ], 2024.

•If an initial business combination, such as the Business Combination, is not completed by November 5, 2024, the 60,000 FRLA Class B Common shares granted by the Sponsor (“Director Shares”) to Messrs. Pollack (30,000 shares), Goodman (20,000 shares) and Spick (10,000 shares) will be worthless. The Director Shares had an aggregate market value of approximately $[     ] based on the closing price of Public Shares on the Nasdaq Stock Market as of [     ], 2024.

•Beau Vuillemot, a director of FRLA, is anticipated to continue as a director of the Combined Company.

•The exercise of FRLA’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

No Appraisal Rights

There are no appraisal rights available to FRLA stockholders in connection with the Business Combination.

Total Shares of Common Stock Outstanding Upon Consummation of the Business Combination

It is anticipated that, upon the Closing of the Business Combination, FRLA’s public stockholders will retain an ownership interest of approximately 38.6% in the Combined Company, the Sponsor and directors of FRLA will retain an ownership interest of approximately 17.9% in the Combined Company, the Representatives will retain an ownership interest of approximately 1.5% in the Combined Company, and the WODI shareholders will own approximately 42.0% of the outstanding common stock of the Combined Company. The ownership percentages with respect to the Combined Company assume (i) there are no redemptions of any shares by the FRLA’s public stockholders, and (ii) there are no issuances of any additional shares upon the Closing of the Business Combination under the Incentive Plan.

The following table illustrates varying ownership levels in the Combined Company, assuming no redemptions by FRLA public stockholders, 25% redemption by FRLA public stockholders, 50% redemption by FRLA public stockholders, 75% redemption by FRLA public stockholders and the maximum redemptions by FRLA public stockholders:

	Scenario 1 Assuming No Redemptions(d)		Scenario 2 Assuming 25% Redemptions(e)
Equity Capitalization Summary	Shares	%	Shares	%
WODI Shareholders(a)	3,438,688	42.0%	3,438,688	46.5%
FRLA Public Stockholders(c)	3,162,548	38.6%	2,371,911	32.1%
FRLA Initial Stockholders(b)	1,466,750	17.9%	1,466,750	19.8%
Representatives Shares	120,000	1.5%	120,000	1.6%
Total Common Stock	8,187,986	100.0%	7,397,349	100.0%

	Scenario 3 Assuming 50% Redemptions(f)		Scenario 4 Assuming 75% Redemptions(g)
Equity Capitalization Summary	Shares	%	Shares	%
WODI Shareholders(a)	3,438,688	52.1%	3,438,688	59.1%
FRLA Public Stockholders(c)	1,581,274	23.9%	790,637	13.6%
FRLA Initial Stockholders(b)	1,466,750	22.2%	1,466,750	25.2%
Representatives Shares	120,000	1.8%	120,000	2.1%
Total Common Stock	6,606,712	100.0%	5,816,075	100.0%

	Scenario 5 Assuming Maximum Redemptions(h)
Equity Capitalization Summary	Shares	%
WODI Shareholders(a)	3,438,688	68.4%
FRLA Public Stockholders(c)	-	0.0%
FRLA Initial Stockholders(b)	1,466,750	29.2%
Representatives Shares	120,000	2.4%
Total Common Stock	5,025,438	100.00%

(a)Includes shares issued in connection with the conversion of convertible notes, preferred shares and restricted stock grants.

(b)Including forfeiture of 1,522,500 shares of FRLA Class B Common Stock owned by FRLA Sponsor pursuant to the Sponsor Letter Agreement.

(c)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption.

(d)The numbers set forth in this column assume that no Public Shares as of the date of this proxy statement/prospectus are redeemed.

(e)The numbers set forth in this column assume that 790,637 Public Shares, or approximately 25%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(f)The numbers set forth in this column assume that 1,581,274 Public Shares, or approximately 50%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(g)The numbers set forth in this column assume that 2,371,911 Public Shares, or approximately 75%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(h)The numbers set forth in this column assume that all issued and outstanding Public Shares are redeemed at $11.25 per share.

Stockholders will experience additional dilution to the extent FRLA assumes warrants upon the Closing of the Business Combination. The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below includes (i) up to 531,330 shares underlying WODI’s 3,817,935 warrants issued to investors to purchase WODI common stock at an exercise price of $0.0001 per share assumed by FRLA at the exchange ratio of 0.139616711 and (ii) up to 4,887,500 shares underlying FRLA public warrants.

	Scenario 1 Assuming No Redemptions(d)		Scenario 2 Assuming 25% Redemptions(e)
Equity Capitalization Summary	Shares	%	Shares	%
WODI Shareholders(a)	3,970,018	29.2%	3,970,018	31.1%
FRLA Public Stockholders(c)	8,050,048	59.1%	7,259,411	56.6%
FRLA Initial Stockholders(b)	1,466,750	10.8%	1,466,750	11.4%
Representatives Shares	120,000	0.9%	120,000	0.9%
Total Common Stock	13,606,816	100.0%	12,816,179	100.0%

	Scenario 3 Assuming 50% Redemptions(f)		Scenario 4 Assuming 75% Redemptions(g)
Equity Capitalization Summary	Shares	%	Shares	%
WODI Shareholders(a)	3,970,018	33.0%	3,970,018	35.3%
FRLA Public Stockholders(c)	6,468,774	53.8%	5,678,137	50.5%
FRLA Initial Stockholders(b)	1,466,750	12.2%	1,466,750	13.1%
Representatives Shares	120,000	1.0%	120,000	1.1%
Total Common Stock	12,025,542	100.0%	11,234,905	100.0%

	Scenario 5 Assuming Maximum Redemptions(h)
Equity Capitalization Summary	Shares	%
WODI Shareholders(a)	3,970,018	38.0%
FRLA Public Stockholders(c)	4,887,500	46.9%
FRLA Initial Stockholders(b)	1,466,750	14.0%
Representatives Shares	120,000	1.1%
Total Common Stock	10,444,268	100.00%

(a)Includes shares issued in connection with the conversion of convertible notes, preferred shares and restricted stock grants and 531,330 shares underlying WODI’s warrants assumed by FRLA upon consummation of the BCA.

(b)Includes forfeiture of 1,522,500 shares of FRLA Class B Common Stock owned by FRLA Sponsor pursuant to the Sponsor Letter Agreement.

(c)Includes the exercise of 4,887,500 FRLA public warrants, for which, each warrant entitles the holder thereof to purchase one share of FRLA common stock at an exercise price of $11.50 per share.

(d)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that no Public Shares as of the date of this proxy statement/prospectus are redeemed.

(e)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that 790,637 Public Shares, or approximately 25%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(f)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that 1,581,274 Public Shares, or approximately 50%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(g)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that 2,371,911 Public Shares, or approximately 75%, of the 3,162,548 Public Shares as of the date of this proxy statement/prospectus are redeemed at $11.25 per share.

(h)As of the date of this proxy statement/prospectus, there were 3,162,548 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that all issued and outstanding Public Shares are redeemed at $11.25 per share.

Underwriting Fees as a Percentage of Initial Public Offering Proceeds Net of Redemptions

	No redemptions(2)	25% redemptions(3)	50% redemptions(4)	75% redemptions(5)	Maximum redemptions(6)
Initial Public Offering underwriting fees(1)	1,955,000	1,955,000	1,955,000	1,955,000	1,955,000
Initial Public Offering proceeds net of redemptions	32,257,990	24,193,492	16,128,995	8,064,497	—
Underwriting fees as a % of Initial Public Offering proceeds net of redemptions (approx.)	6.1%	8.1%	12.1%	24.2%	100.0%

____________

(1)      $1,955,000 underwriting discount was paid at the consummation of the Initial Public Offering.

(2)      This scenario assumes that no Public Shares (excluding the Redeemed Public Shares) are redeemed.

(3)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 790,637 Public Shares are redeemed, resulting in an aggregate payment of approximately $8.9 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(4)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 1,581,274 Public Shares are redeemed, resulting in an aggregate payment of approximately $17.8 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(5)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 2,371,911 Public Shares are redeemed, resulting in an aggregate payment of approximately $26.7 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(6)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that a maximum of 3,162,548 Public Shares are redeemed, resulting in an aggregate payment of approximately $35.6 million from the Trust Account based on an assumed redemption price of $11.25 per share.

Deferred Business Combination Fee as a Percentage of Deferred Public Offering Proceeds Net of Redemptions

	No redemptions(2)	25% redemptions(3)	50% redemptions(4)	75% redemptions(5)	Maximum redemptions(6)
Deferred Business Combination fees(1)	3,421,250	3,421,250	3,421,250	3,421,250	3,421,250
Initial Public Offering proceeds net of redemptions	32,257,990	24,193,492	16,128,995	8,064,497	—
Deferred Business Combination Fee as a % of Initial Public Offering proceeds net of redemptions (approx.)	10.6%	14.1%	21.2%	42.4%	100.0%

____________

(1)      $3,421,250 of the Deferred Business Combination Fee is payable at the closing of the Business Combination.

(2)      This scenario assumes that no Public Shares (excluding the Redeemed Public Shares) are redeemed.

(3)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 790,637 Public Shares are redeemed, resulting in an aggregate payment of approximately $8.9 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(4)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 1,581,274 Public Shares are redeemed, resulting in an aggregate payment of approximately $17.8 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(5)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that 2,371,911 Public Shares are redeemed, resulting in an aggregate payment of approximately $26.7 million from the Trust Account based on an assumed redemption price of $11.25 per share.

(6)      As of the date of this proxy statement/prospectus, there are 3,162,548 Public Shares issued and outstanding. This scenario assumes that a maximum of 3,162,548 Public Shares are redeemed, resulting in an aggregate payment of approximately $35.6 million from the Trust Account based on an assumed redemption price of $11.25 per share.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Certain Defined Terms — Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus/consent solicitation statement as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of WODI in many respects.

Under this method of accounting, FRLA will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, WODI will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of WODI (i.e., a capital transaction involving the issuance of stock by FRLA for the stock of WODI). Accordingly, the consolidated assets, liabilities and results of operations of WODI will become the historical financial statements of the Combined Company, and FRLA’s assets, liabilities and results of operations will be consolidated with WODI’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of WODI in future reports. The net assets of WODI will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Redemption Rights

Pursuant to FRLA’s Certificate of Incorporation, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares of common stock. As of [     ], 2024, this would have amounted to approximately $[     ] per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you: (i) hold Public Shares, or; and (ii) prior to [     ], Eastern Time, on [     ], 2024, (a) submit a written request to VStock that FRLA redeem your Public Shares for cash and (b) deliver your Public Shares to VStock, physically or electronically through DTC.

If a holder exercises their redemption rights, then such holder will be exchanging their Public Shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its Public Shares (either physically or electronically) to VStock in accordance with the procedures described herein. Please see the section titled “The FRLA Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Vote Required for Approval

Along with the approval of the FRLA Charter Amendment Proposal, the FRLA Incentive Plan Proposal, the FRLA Director Election Proposal, and the FRLA Nasdaq Proposal, approval of this FRLA Business Combination Proposal is a condition to the consummation of the Business Combination. If this Business Combination Proposal is not approved, the Business Combination will not take place. Approval of this FRLA Business Combination Proposal is also a condition to the FRLA Charter Amendment Proposal, the FRLA Incentive Plan Proposal, the FRLA Director Election Proposal, and the FRLA Nasdaq Proposal. If the FRLA Charter Amendment Proposal, the FRLA Incentive Plan Proposal, the FRLA Director Election Proposal, and the FRLA Nasdaq Proposal are not approved, unless the condition is waived, this FRLA Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the FRLA Special Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

This FRLA Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the issued and outstanding FRLA Shares present in person by virtual attendance or represented by proxy and entitled to vote at the FRLA Special Meeting vote “FOR” the Business Combination Proposal.

Pursuant to the Sponsor Letter Agreement and the Sponsor Letter Agreement, the Initial Stockholders holding an aggregate of 2,283,750 FRLA Shares (or approximately 36% of the outstanding FRLA Shares) have agreed to vote their respective FRLA Shares in favor of each of the Proposals. As a result, only 692,150 Public Shares will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the FRLA Special Meeting. In addition, as the vote to approve the FRLA Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of FRLA Shares to constitute a quorum is present, no Public Shares, or must vote in favor of the Business Combination Proposal for it to be approved.

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE FRLA BUSINESS COMBINATION PROPOSAL.

FRLA PROPOSAL 2 – THE FRLA CHARTER AMENDMENT PROPOSAL

Overview

Our stockholders are being asked to adopt the Amended Charter in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex B, to be effective upon the consummation of the Business Combination. The Charter Amendment Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Charter Amendment Proposal will have no effect, even if approved by FRLA’s stockholders. The Charter Amendment Proposal is not conditioned on the separate approval of the FRLA Advisory Charter Proposals.

Reasons for the FRLA Charter Amendment Proposal

The Amended Charter was negotiated as part of the Business Combination. The following is a summary of the key amendments effected by the Amended Charter relative to the Current Charter, as well as the FRLA Board’s reasons for asking the stockholders of FRLA to approve the FRLA Charter Amendment Proposal. This summary is qualified in its entirety by reference to the full text of the Amended Charter, a copy of which is included as Annex B. All FRLA stockholders and other interested parties are encouraged to read the proposed Amended Charter in its entirety for a more complete description of its terms.

Changes to Authorized Capital Stock

The Amended Charter would increase the total number of shares of all classes that the Company is authorized to issue to provide that the total number of shares of all classes of capital stock which the Company will have authority to issue to 100,000,000 shares, of which are 80,000,000 shares are designated as common stock, par value $0.0001 per share (“Common Stock”), and 20,000,000 shares are designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Right of Stockholders to Act by Written Consent

The Amended Charter would provide the right of the stockholders of the Combined Company to act by written consent except to the extent otherwise provided in our bylaws.

Right of Stockholders to Call Meetings

The Amended Charter would provide the right of the stockholders of the Combined Company to call a special stockholder meeting to the extent otherwise provided in our bylaws.

Vote Required for Approval

Assuming that a quorum is present at the FRLA Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding FRLA Shares on this Proposal 2 is required to approve the FRLA Charter Amendment Proposal. Accordingly, a stockholder’s failure to vote online during the FRLA Special Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” Proposal 2.

This Proposal is conditioned on the approval of the FRLA Business Combination Proposal, the FRLA Incentive Plan Proposal, the FRLA Director Election Proposal, and the FRLA Nasdaq Proposal. If either of the FRLA Business Combination Proposal, the FRLA Incentive Plan Proposal, the FRLA Director Election Proposal, and the FRLA Nasdaq Proposal is not approved, Proposal 2 will have no effect even if approved by our stockholders.

Because stockholder approval of this FRLA Proposal 2 is a condition to completion of the Business Combination under the Business Combination Agreement, if this Proposal 2 is not approved by our stockholders, the Business Combination will not occur unless we and WODI waive the applicable closing conditions.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE FRLA CHARTER AMENDMENT PROPOSAL.

FRLA PROPOSAL 3 – THE FRLA ADVISORY CHARTER PROPOSALS

General

We are asking our stockholders to vote on separate proposals with respect to certain governance provisions in the Amended Charter, which are separately being presented in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law, but pursuant to SEC guidance, we are required to submit these provisions to its stockholders separately for approval. The stockholder votes regarding these proposals are advisory in nature, and are not binding on FRLA, the FRLA Board, the Combined Company or the Combined Company Board. Furthermore, the Business Combination is not conditioned on the separate approval of the FRLA Advisory Charter Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, FRLA intends that the Amended Charter will take effect at the Closing, assuming adoption of the Business Combination Proposal. This summary is qualified in its entirety by reference to the full text of the Amended Charter, a copy of which is appended to this proxy statement/prospectus as Annex B.

Proposal 3A: Changes to Authorized Capital Stock

Description of Amendment

The Amended Charter would increase the total number of shares of all classes that the Company is authorized to issue to provide that the total number of shares of all classes of capital stock which the Company will have authority to issue to 100,000,000 shares, of which are 80,000,000 shares are designated as common stock, par value $0.0001 per share (“Common Stock”), and 20,000,000 shares are designated as preferred stock, par values $0.0001 per share (the “Preferred Stock”).

Reason for Amendment

This amendment provides for adequate authorized capital and flexibility for future issuances of Common Stock if determined by the Combined Company Board to be in the best interests of the Combined Company’s business, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Proposal 3B: Right of Stockholders to Act by Written Consent

Description of Amendment

The Amended Charter would provide the right of the stockholders of the Combined Company to act by written consent except to the extent otherwise provided in our bylaws.

Reason for Amendment

This amendment provides flexibility for the Combined Company to take certain actions by written consent and without the need for calling a special meeting.

Proposal 3C: Right of Stockholders to Call Meetings

Description of Amendment

The Amended Charter would provide the right of the stockholders of the Combined Company to call a special stockholder meeting to the extent otherwise provided in our bylaws.

Reason for Amendment

This gives the shareholders the rights to call a special meeting if the holders of at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote.

Required Vote

The approval of each of the FRLA Advisory Charter Proposals, each of which is non-binding, requires the affirmative vote of a majority of the voting power of FRLA Shares, present in person (which would include presence at the virtual Special Meeting) or represented by proxy and entitled to vote thereon, voting together as a single class. Abstentions will have the same effect as a vote “AGAINST” the FRLA Advisory Charter Proposals but broker non-votes will have no effect on the FRLA Advisory Charter Proposals.

As discussed above, the FRLA Advisory Charter Proposals are advisory votes and therefore are not binding on FRLA or the FRLA Board. Furthermore, the business combination is not conditioned on the separate approval of the FRLA Advisory Charter Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on the FRLA Advisory Charter Proposals, FRLA intends that the Amended Charter will take effect upon consummation of the business combination.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE FRLA ADVISORY CHARTER PROPOSALS.

FRLA PROPOSAL 4 – THE FRLA INCENTIVE PLAN PROPOSAL

Overview

We are asking our stockholders to approve and adopt the Water on Demand, Inc. 2024 Equity Incentive Plan (the “Incentive Plan”) and the material terms thereunder.

The Incentive Plan is described in more detail below. A copy of the Incentive Plan is included in this proxy statement/prospectus/consent solicitation statement as Annex D.

The FRLA Board has approved and adopted, subject to FRLA stockholder approval, the Incentive Plan. If the Incentive Plan is approved by the stockholders, the Combined Company will be authorized to grant equity awards to eligible service providers following consummation of the Business Combination. The form of the Incentive Plan is attached to this proxy statement/prospectus/consent solicitation statement as Annex D.

Purpose of the Incentive Plan Proposal

The purpose of the Incentive Plan is to promote the long-term success of the Combined Company and the creation of stockholder value by encouraging service providers to focus on critical long-range corporate objectives and linking service providers directly to stockholder interests through increased stock ownership. FRLA believes that the Incentive Plan will be important in helping to attract and retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Reasons for the Approval of the Incentive Plan Proposal

Stockholder approval of the Incentive Plan is necessary in order for the Combined Company to (a) meet the stockholder approval requirements of the Nasdaq and (b) grant incentive stock options (“ISOs”). Stockholders are also being asked to approve an annual limitation on Incentive Plan awards granted to non-employee directors as part of their compensation for their services as directors.

Consequences if the Incentive Plan Proposal is Not Approved

If the Incentive Plan is not approved by FRLA’s stockholders, the Incentive Plan will not become effective and the Combined Company will not be able to grant equity awards under the Incentive Plan. FRLA believes that the Combined Company’s ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Plan is not approved.

Summary of the Incentive Plan

This section summarizes certain principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan to be included as Annex D to proxy statement/prospectus/consent solicitation statement.

Material Terms of the Incentive Plan

The material terms of the Incentive Plan, as currently contemplated by FRLA’s Board, are summarized below. This summary, however, is not intended to be a complete description of the Incentive Plan and is qualified in its entirety by reference to the complete text of the Incentive Plan, the form of which is attached to this proxy statement/prospectus/consent solicitation statement as Annex D. To the extent there is a conflict between the terms of this summary and the Incentive Plan, the terms of the Incentive Plan will control.

Plan Administration. The Combined Company Board, or a duly authorized committee of the Combined Company Board, will administer the Incentive Plan. The Combined Company Board may also delegate to one or more persons or bodies the authority to do one or more of the following: (i) designate recipients (other than officers) of specified stock awards, provided that no person or body may be delegated authority to grant a stock award to themselves (each individual participating in the Incentive Plan, a “Participant”); (ii) determine the number of shares subject to such stock award; and (iii) determine the terms of such stock awards. Under the Incentive Plan, the Combined Company Board also generally has the authority to effect, with the consent of any adversely affected participant:

•	the reduction of the exercise, purchase, or strike price of any outstanding award;

•	the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration; or

•	any other action that is treated as a repricing under generally accepted accounting principles.

Types of Awards. The Incentive Plan provides for the grant of stock options, which may be incentive stock options (“ISOs”) or non-statutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock awards, restricted stock unit awards (“RSUs”) and other stock awards that the Incentive Plan Administrator determines are consistent with the purpose of the Incentive Plan and the interests of the Combined Company, or collectively, awards (each a “Stock Award”).

Share Reserve. Subject to certain capitalization adjustments, the aggregate number of shares of the Combined Company’s Common Stock that may be issued under the Incentive Plan will not exceed [____] shares (the “Share Reserve”). Subject to the Share Reserve and certain capitalization adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of ISOs will be 100,000 shares of Common Stock. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

If a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Incentive Plan. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Combined Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Incentive Plan. Any shares reacquired by the Combined Company in satisfaction of tax withholding obligations on a Stock Award or as consideration for the exercise or purchase price of a Stock Award will again become available for issuance under the Incentive Plan. Shares issued under the Incentive Plan may be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted under the Incentive Plan.

Annual Limitation on Compensation of Non-Employee Directors. The grant date fair value of awards granted to each non-employee director during any fiscal year of the Combined Company may not exceed $25,000 (on a per-director basis). This limit is increased to $30,000 in the fiscal year a non-employee director is initially appointed or elected to the Combined Company’s Board. The Combined Company’s Board may make exceptions to such limit for a non-employee chairperson or, in extraordinary circumstances, for other non-employee directors, provided the non-employee director receiving such additional compensation does not participate in the decision to award such compensation. Compensation paid to an individual for services as an employee or consultant and awards granted in lieu of cash retainers or other fees will not count towards these limitations.

Eligibility. Employees (including officers), non-employee directors and consultants who render services to the Combined Company or a parent thereof (whether now existing or subsequently established) are eligible to receive awards under the Incentive Plan. ISOs may only be granted to employees of the Combined Company or a parent or subsidiary thereof (whether now existing or subsequently established). As of and assuming Closing of the Business Combination, approximately 35 employees, including 4 executive officers (1 of which is an employee director), 5 non-employee directors, and no consultants would be eligible to participate in the Incentive Plan.

Pursuant to the Incentive Plan, an employee holding more than 10 percent of the Common Stock of the Combined Company will not be granted an ISO unless the exercise price of such option is at least one hundred ten percent (110%) of the Fair Market Value (as defined in the Incentive Plan) on the date of grant and the option is not exercisable after the expiration of five years from the date of grant.

International Participation. The Incentive Plan Administrator has the authority to implement sub-plans (or otherwise modify applicable grant terms) for purposes of satisfying applicable foreign laws, conforming to applicable market practices or for qualifying for favorable tax treatment under applicable foreign laws, and the terms and conditions applicable to awards granted under any such sub-plan or modified award may differ from the terms of the Incentive Plan. Any shares issued in satisfaction of awards granted under a sub-plan will come from the Incentive Plan share reserve.

Repricing. The Incentive Plan Administrator has full authority to reprice (reduce the exercise price of) options and stock appreciation rights or to approve programs in which options and stock appreciation rights are exchanged for cash or other equity awards on terms the Incentive Plan Administrator determines.

Stock Options. A stock option is the right to purchase a certain number of shares of stock at a fixed exercise price which, pursuant to the Incentive Plan, may not be less than 100% of the fair market value of the Combined Company’s Common Stock on the date of grant. Subject to limited exceptions, an option may have a term of up to 10 years and will generally expire sooner if the optionee’s service terminates. Options will vest at the rate determined by the Incentive Plan Administrator. An optionee may pay the exercise price of an option in cash, or, with the administrator’s consent, with shares of stock the optionee already owns, with proceeds from an immediate sale of the option shares through a broker approved by us, through a net exercise procedure or by any other method permitted by applicable law.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of the Combined Company’s Common Stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of the Combined Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Combined Company’s total combined voting power or that of any of the Combined Company’s affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the ISO does not exceed five years from the date of grant.

Stock Appreciation Rights. An SAR provides the recipient with the right to the appreciation in a specified number of shares of stock. The Incentive Plan Administrator determines the exercise price of SARs granted under the Incentive Plan, which may not be less than 100% of the fair market value of the Combined Company’s Common Stock on the date of grant. Subject to limited exceptions, an SAR may have a term of up to 10 years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the Incentive Plan Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock, or a combination of stock and cash determined by the Incentive Plan Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.

Restricted Stock Awards. Shares of restricted stock may be issued under the Incentive Plan for such consideration as the Incentive Plan Administrator may determine, including cash, services rendered or to be rendered to the Combined Company or such other forms of consideration permitted under applicable law. Restricted shares may be subject to vesting, as determined by the Incentive Plan Administrator. Recipients of restricted shares generally have all of the rights of a stockholder with respect to those shares, including voting rights, however any dividends and other distributions on restricted shares will generally be subject to the same restrictions on transferability and forfeitability as the underlying shares.

Restricted Stock Units. An RSU is a right to receive a share, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the Incentive Plan Administrator. RSUs vest at the rate determined by the Incentive Plan Administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of RSUs may be made in the form of cash, stock or a combination of cash and stock, as determined by the Incentive Plan Administrator. Recipients of RSUs generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the Incentive Plan Administrator’s discretion and as set forth in the applicable RSU agreement, RSUs may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the RSUs to which they pertain.

Other Awards. The Incentive Plan Administrator may grant other awards based in whole or in part by reference to the Combined Company’s Common Stock and may grant awards under other plans and programs that will be settled with shares issued under the Incentive Plan. The Incentive Plan Administrator will determine the terms and conditions of any such awards.

Changes to Capital Structure. In the event of certain changes in capitalization, including a stock split, reverse stock split or stock dividend, proportionate adjustments will be made in the number and kind of shares available for issuance under the Incentive Plan, the limit on the number of shares that may be issued under the Incentive Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.

Corporate Transactions. If the Combined Company is party to a merger, consolidation or certain change in control transactions, each outstanding award will be treated as described in the definitive transaction agreement or as the Incentive Plan Administrator determines, which may include the continuation, assumption or substitution of an outstanding award, the cancellation of an outstanding award after an opportunity to exercise or the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award less any applicable exercise price. In general, if an award held by a participant who remains in service at the effective time of a change in control transaction is not continued, assumed or substituted, then the award will vest in full.

Change in Control. The Incentive Plan Administrator may provide, in an individual award agreement or in any other written agreement with a participant, that the award will be subject to acceleration of vesting and exercisability in the event of a change in control or in connection with a termination of employment in connection with or following a change in control.

Transferability of Awards. Unless the Incentive Plan Administrator determines otherwise, an award generally will not be transferable other than by beneficiary designation, a will or the laws of descent and distribution. The Incentive Plan Administrator may permit transfer of an award in a manner consistent with applicable law.

Amendment and Termination. The Incentive Plan Administrator may amend or terminate the Incentive Plan at any time. Any such amendment or termination will not affect outstanding awards. If not sooner terminated, the Incentive Plan will terminate automatically 10 years after its adoption by the FRLA Board. Stockholder approval is not required for any amendment of the Incentive Plan, unless required by applicable law, government regulation or exchange listing standards.

Certain Federal Income Tax Aspects of Awards Under the Incentive Plan

This is a brief summary of the U.S. federal income tax aspects of awards that may be made under the Incentive Plan based on existing U.S. federal income tax laws as of the date of this this joint proxy statement/consent solicitation statement/prospectus. This summary covers only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Incentive Plan should consult their own professional tax advisors concerning tax aspects of awards under the Incentive Plan. The discussion below concerning tax deductions that may become available to the Combined Company under U.S. federal tax law is not intended to imply that the Combined Company will necessarily obtain a tax benefit or asset from those deductions. The tax consequences of awards under the Incentive Plan depend upon the type of award. Changes to tax laws following the date of this proxy statement/prospectus/consent solicitation statement could alter the tax consequences described below.

Incentive Stock Options. No taxable income is recognized by an optionee upon the grant or vesting of an ISO, and no taxable income is recognized at the time an ISO is exercised unless the optionee is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income.

If the optionee holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the “required ISO holding periods”), then the optionee will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the exercise price paid for such shares. If the optionee disposes of the purchased shares before satisfying either of the required ISO holding periods, then the optionee will recognize ordinary income equal to the fair market value of the shares on the date the ISO was exercised over the exercise price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.

Nonstatutory Stock Options. No taxable income is recognized by an optionee upon the grant or vesting of an NSO, provided the NSO does not have a readily ascertainable fair market value. If the NSO does not have a readily ascertainable fair market value, the optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the optionee.

Restricted Stock. A participant who receives an award of restricted stock generally does not recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the amount, if any, paid for the shares. Alternatively, a participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.

Restricted Stock Uni

Awards. In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income, subject to withholding if the recipient is an employee or former employee, equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU. Upon resale of the shares acquired pursuant to an RSU, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the recipient.

Stock Appreciation Rights. In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to withholding.

Section 409A. The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. RSUs are subject to Section 409A unless they are settled within two and one half months after the end of the later of (a) the end of the Combined Company’s fiscal year in which vesting occurs or (b) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax and premium interest in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.

Tax Treatment of the Combined Company. The Combined Company will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the Incentive Plan. However, Section 162(m) of the Code may limit the deductibility of certain awards granted under the Incentive Plan. Although the Incentive Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Incentive Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the stockholders’ best interests to maintain flexibility in the approach to executive compensation and to structure a program that the Combined Company considers to be the most effective in attracting, motivating and retaining key employees.

Incentive Plan Benefits

Benefits to be received under the Incentive Plan are not determinable since they depend on discretionary decisions to be made by the Incentive Plan Administrator regarding which participants are selected and what awards are made under the Incentive Plan.

Registration with the SEC

If the Incentive Plan is approved by FRLA’s stockholders and becomes effective, FRLA intends to file a registration statement on Form S-8 registering the shares of the Combined Company’s Common Stock reserved for issuance under the Incentive Plan as soon as reasonably practicable after FRLA becomes eligible to use such form.

Required Vote

This FRLA Incentive Plan Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the FRLA Special Meeting vote “FOR” the Incentive Plan Proposal.

This FRLA Incentive Plan Proposal is conditioned upon the approval and completion of the FRLA Business Combination Proposal, the FRLA Charter Amendment Proposal, the FRLA Director Election Proposal, and the FRLA Nasdaq Proposal. If any of the FRLA Business Combination Proposal, the FRLA Charter Amendment Proposal, the FRLA Director Election Proposal, or the FRLA Nasdaq Proposal are not approved, unless the condition is waived, this Proposal will have no effect even if approved by our stockholders.

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE FRLA INCENTIVE PLAN PROPOSAL.

FRLA PROPOSAL 5 – THE FRLA DIRECTOR ELECTION PROPOSAL

Overview

Pursuant to the Business Combination Agreement, FRLA stockholders are being asked to elect the following six nominees as directors to serve on the Board until the completion of their term or until his or her successor shall have been elected and qualified:

•T. Riggs Eckelberry

•Stephen Hall

•Taron Lexton

•Beau Vuillemot

•Leslie Brock

•Jean-Louis Kindler

The following sets forth information regarding each nominee:

T. Riggs Eckelberry – Chief Executive Officer, Chairman of the Board of Directors, Secretary, Treasurer, and President

Mr. Eckelberry has served as OCLN’s Chief Executive Officer, Chairman, Secretary, Treasurer, and President since OCLN was acquired in October 2015. As co-founder, Mr. Eckelberry brings his veteran technology management skills to the Blue Technology sector. Prior to joining OCLN, Mr. Eckelberry served as President and COO of CyberDefender Corporation from 2005 to 2006, where he was instrumental in building the company and its innovative product line, helping to achieve initial funding and a NASDAQ IPO. From 2001 to mid-2005, he served as founder and President of TechTransform, a technology consulting firm. From 2003 to 2004, he served as a marketing consultant where he was a key member of the team that commercialized YellowPages.com, resulting in its sale for $100 million to SBC/BellSouth. In 2003, Mr. Eckelberry served as the U.S. General Manager of Panda Software. During the high-tech boom of the 1990s, he was responsible for the global brand success of the software product, CleanSweep; as Chief Operating Officer of MicroHouse Technologies, he helped to achieve a successful sale of the company to Earthweb; and he was a key member of the team that sale of venture-backed TriVida to what is now a division of ValueClick. Mr. Eckelberry does not have any arrangement or understanding between him and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

Stephen Hall, Director

Stephen Hall has a diverse range of expertise spanning the fields of taxation, technology, and entrepreneurship. For over a decade, Mr. Hall has been the Chief Executive Officer of Robert Hall & Associates, a leading regional tax accounting firm. Stephen and his team of experts provide invaluable guidance and support in navigating the complexities of taxation. Under Mr. Hall’s leadership, Robert Hall & Associates has gained recognition for its exceptional services and industry insights. The firm’s expertise in the taxation of influencers online was recently highlighted by the Wall Street Journal, solidifying their position as thought leaders in the field. Mr. Hall also serves as a board member or advising several emerging companies in the food, technology, and gaming industries. Mr. Hall holds a bachelor of science from the University of Southern California in Management Consulting as well as Marketing and holds a title of Fellow from the National Enrolled Agents Society. Mr. Hall does not have any arrangement or understanding between him and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

Taron Lexton, Director

Taron Lexton is the founder of TXL Films, which he founded in 2004. Mr. Lexton was educated at the LA Film School. He has received the United Nations Award of Excellence and more than 100 film festival awards.  Mr. Lexton does not have any arrangement or understanding between him and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

Leslie Brock, Director

Leslie Brock is an experienced business executive with an entrepreneurial interest in developing startups that feature innovative, proprietary products. Ms. Brock is an Executive Vice President with over 28 years’ experience in heavy-duty transportation manufacturing, Ms. Brock is a co-owner of ATRO Engineered Systems, which she founded in 1989. Ms. Brock holds a B.S. degree in Business from the University of Missouri - Columbia. Ms. Brock does not have any arrangement or understanding between her and any other person(s) pursuant to which she was or is to be selected as a director or nominee.

Beau Vuillemot, Director

Beau Vuillemot cofounded Viking Revolution LLC, an ecommerce business with a proprietary line of men’s grooming products, in October 2016. In 2018, Viking Revolution LLC was acquired and Mr. Vuillemot now serves as its Chief Marketing Officer.  Mr. Vuillemot does not have any arrangement or understanding between him and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

Jean-Louis Kindler, Director

Mr. (“JL”) Kindler has served as our director since May 2022. As President of OriginClear Technologies, he led the commercialization of OriginClear’s breakthrough water treatment technology. Since 2019, he has been the CEO of Clean Energy Enterprises Inc., established to commercialize the Blue Tower biomass-to-hydrogen system he helped develop two decades ago in Japan. Mr. Kindler is a veteran of 25 years as both a top executive and engineer in environmental technologies. Before OriginClear, JL was co-founder and Chief Technology Officer of Ennesys, the company’s French joint venture, where he designed its patent-pending waste-to-energy system. Earlier, as founding CEO of MHS Equipment, a French nanotechnologies equipment manufacturing firm, he led the development of a breakthrough fuel cell process. And earlier still, his twenty-year career in Japan gave him unique insight into fast-growing Asian markets. There, as principal of technology incubator Pacific Junction, JL completed various assignments. These included technology sourcing for the French industrial group GEC-Altshom, building the first commercial unit of the Blue Tower (to which he has recently returned in its now-fourth generation), and market development for a fluids mixing technology that helped inspire early OriginClear inventions. Mr. Kindler holds a Master’s in Economics and Public Policy from the Institute of Political Science in Lyon, France, and an MBA in International Management in Paris. Mr. Kindler’s executive and management experience, and past involvement in the company’s technology and operations, qualifies him to serve as a member of our board of directors. Mr. Kindler does not have any arrangement or understanding between him and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Combined Company’s Board of Directors has determined that, upon the consummation of the Business Combination, each of Stephen Hall, Steve Glovsky, Taron Lexton, Beau Vuillemot and Leslie Brock, will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Combined Company’s Board of Directors considered the current and prior relationships that each non-employee director has with WODI and will have with the combined company and all other facts and circumstances the Combined Company’s Board of Directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”

Required Vote

Assuming that a quorum is present at the FRLA Special Meeting, directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the FRLA Special Meeting. This means that the six director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the FRLA Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the FRLA Director Election Proposal, will have no effect on the FRLA Director Election Proposal.

This Proposal is conditioned on the approval of the FRLA Business Combination Proposal, the FRLA Charter Amendment Proposal, the FRLA Incentive Plan Proposal, and the FRLA Nasdaq Proposal. If either of the FRLA Business Combination Proposal, the FRLA Charter Amendment Proposal, the FRLA Incentive Plan Proposal, and the FRLA Nasdaq Proposal is not approved, Proposal 5 will have no effect even if approved by our stockholders.

Because stockholder approval of this FRLA Proposal 5 is a condition to completion of the Business Combination under the FRLA Business Combination Agreement, if this Proposal 5 is not approved by our stockholders, the Business Combination will not occur unless we and WODI waive the applicable closing conditions.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE FRLA DIRECTOR ELECTION PROPOSAL.

FRLA PROPOSAL 6 – THE FRLA NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Pursuant to the Business Combination Agreement, based on WODI’s current capitalization, we anticipate that we will issue to the WODI shareholders as consideration in the Business Combination, 3,542,691 shares of Common Stock. See the section titled “FRLA Proposal 1 – The FRLA Business Combination Proposal — Merger Consideration.” Because the number of shares of common stock we anticipate issuing as consideration in the Business Combination (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of FRLA, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

Effect of Proposal on Current Stockholders

If the FRLA Nasdaq Proposal is adopted, FRLA would issue shares representing more than 20% of the outstanding shares FRLA Shares in connection with the Business Combination. The issuance of such shares would result in significant dilution to the FRLA stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of FRLA. If the FRLA Nasdaq Proposal is adopted, assuming that 3,438,688 shares of Common Stock are issued to the WODI shareholders as consideration in the Business Combination and no redemptions occur, the WODI shareholders will hold approximately 42.0% of our outstanding shares of Common Stock, the current FRLA public stockholders will hold 38.6% of our outstanding Common Stock, the Representatives will hold approximately 1.5% of our outstanding shares of Common Stock and the Sponsor will hold 17.9% of our outstanding Common Stock immediately following completion of the Business Combination. These percentages assume that no Public Shares are redeemed in connection with the Business Combination, and do not take into account any warrants or options to purchase our common stock that will be outstanding following the Business Combination or any equity awards that maybe issued under our proposed Incentive Plan following the Business Combination.

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, FRLA would be in violation of Nasdaq Listing Rule 5635(a) and (b), which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•a limited availability of market quotations for our securities;

•reduced liquidity with respect to our securities;

•determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•a limited amount of news and analyst coverage for the post-transaction company; and

•a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of FRLA and WODI to close the Business Combination that our common stock remain listed on the Nasdaq Capital Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.

Vote Required for Approval

Assuming that a quorum is present at the FRLA Special Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the FRLA Special Meeting vote “FOR” the FRLA Nasdaq Proposal.

This Proposal is conditioned on the approval of the FRLA Business Combination Proposal, the FRLA Charter Amendment Proposal, the FRLA Incentive Plan Proposal and the FRLA Director Election Proposal. If either of the FRLA Business Combination Proposal, the FRLA Charter Amendment Proposal, the FRLA Incentive Plan Proposal or the FRLA Director Election Proposal is not approved, unless the condition is waived, the FRLA Nasdaq Proposal will have no effect even if approved by our stockholders.

Because stockholder approval of the FRLA Nasdaq Proposal is a condition to completion of the Business Combination under the Business Combination Agreement, if the FRLA Nasdaq Proposal is not approved by our stockholders, the Business Combination will not occur unless we and WODI waive the applicable closing condition.

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE FRLA NASDAQ PROPOSAL.

FRLA PROPOSAL 7 – THE FRLA ADJOURNMENT PROPOSAL

The FRLA Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the FRLA Special Meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the FRLA Special Meeting to approve the other Proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the FRLA Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the FRLA Special Meeting to approve the FRLA Business Combination Proposal, the FRLA Charter Amendment Proposal, the FRLA Incentive Plan Proposal, the FRLA Director Election Proposal or the FRLA Nasdaq Proposal.

Required Vote

This Adjournment Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the FRLA Special Meeting vote “FOR” the Adjournment Proposal.

The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus/consent solicitation statement.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE FRLA ADJOURNMENT PROPOSAL.

WODI’S SOLICITATION OF WRITTEN CONSENTS

Consent Solicitation

The WODI Board is providing these consent solicitation materials. WODI shareholders are being asked to approve the Business Combination and adopt and approve the Business Combination Agreement and the transactions contemplated thereby (“WODI Business Combination Proposal”) by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

WODI Shareholders Entitled to Consent

Only WODI shareholders of record as of the close of business on [     ], 2024, the WODI record date (the “WODI Record Date”), will be entitled to execute and deliver a written consent. As of the close of the WODI Record Date there were 13,399,267 shares of WODI Common Stock outstanding entitled to execute and deliver a written consent with respect to the WODI Business Combination Proposal. Each holder of WODI Common Stock is entitled to one vote for each share of WODI Common Stock held as of the WODI Record Date.

Submission of Written Consents

You may consent to the proposals with respect to your shares by completing and signing the written consent furnished with this proxy statement/prospectus/consent solicitation statement and returning it to WODI on or before [     ], 2024, the date that the WODI Board has set as the targeted final date for receipt of written consents. WODI reserves the right to extend the final date for receipt of written consents beyond [     ], 2024 in the event that consents approving the WODI Business Combination Proposal have not been obtained by that date from holders of a sufficient number of shares of WODI Common Stock to satisfy the conditions to the Business Combination. Any such extension may be made without notice to the shareholders. Once all conditions of the Business Combination have been satisfied or waived, the consent solicitation will conclude.

If you hold shares of WODI Common Stock or preferred voting stock as of the WODI Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to WODI. Once you have completed, dated and signed the written consent, you may deliver it to WODI by emailing a copy to Jon Peraza at jon@originclear.com.

Executing Written Consents; Revocation of Written Consents

You may execute a written consent to approve the WODI Business Combination Proposal (which is equivalent to a vote for the proposal) or disapprove each proposal (which is equivalent to a vote against the proposal). If you do not return your written consent, it will have the same effect as a vote against the proposals. If you are a record holder and you return a signed written consent without indicating your decision on a proposal, you will have given your consent to approve the Business Combination and adopt and approve the Business Combination Agreement and the transactions contemplated thereby.

Your consent to a proposal may be changed or revoked at any time before the consents of a sufficient number of shares to approve and adopt such proposal have been filed with WODI’s corporate secretary. If you wish to change or revoke a previously given consent before that time, you may do so by delivering a notice of revocation to Jon Peraza at jon@originclear.com or by delivering a new written consent with a later date.

Solicitation of Written Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by WODI. Officers and employees of WODI may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

Recommendation of the WODI Board

THE WODI BOARD RECOMMENDS THAT WODI SHAREHOLDERS APPROVE THE BUSINESS COMBINATION AND ADOPT AND APPROVE THE BUSINESS COMBINATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY EXECUTING AND DELIVERING THE WRITTEN CONSENT FURNISHED WITH THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT.

The WODI Board believes the Merger Consideration to WODI shareholders is fair, advisable and in the best interests of WODI and its shareholders. The Management of WODI and the WODI board, after careful study and evaluation of the economic, financial, legal and other factors, also believe the Business Combination could provide WODI with increased opportunity for profitable expansion of its business, which in turn should benefit the WODI shareholders who become shareholders of FRLA.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (defined below) of common stock, and(ii) of the Business Combination to U.S. Holders of WODI Common Stock.

This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of the Business Combination. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold common stock or WODI Common Stock as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•banks or other financial institutions, underwriters, or insurance companies;

•traders in securities who elect to apply a mark-to-market method of accounting;

•real estate investment trusts and regulated investment companies;

•tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•expatriates or former long-term residents of the United States;

•subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•dealers or traders in securities, commodities or currencies;

•grantor trusts;

•persons subject to the alternative minimum tax;

•U.S. persons whose “functional currency” is not the U.S. dollar;

•persons who received FRLA Shares or WODI Common Stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding FRLA Shares or WODI Common Stock (excluding treasury shares);

•holders holding FRLA Shares or WODI Common Stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States stockholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•the Sponsor or its affiliates.

As used in this proxy statement/prospectus/consent solicitation statement, the term “U.S. Holder” means a beneficial owner of FRLA Shares or WODI Common Stock that is, for U.S. federal income tax purposes:

•an individual who is a citizen or resident of the United States;

•a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of FRLA Shares or WODI Common Stock that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds FRLA Shares or WODI Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF FRLA SHARES OR WODI COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF WODI COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights

U.S. Federal Income Tax Consequences to U.S. Holders

In the event that a U.S. Holder elects to redeem its Public Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Public Shares under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the Public Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Public Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Public Shares redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the Public Shares may suspend the running of the applicable holding period for this purpose. Long term capital gain realized by a non-corporate U.S. Holder is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of Public Shares, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from FRLA’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Public Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of Public Shares treated as held by the U.S. Holder (including any Public Shares constructively owned by the U.S. Holder as a result of owning Public Warrants) relative to all of the FRLA Shares outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale or exchange of the Public Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in FRLA or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only FRLA Shares actually owned by the U.S. Holder, but also FRLA Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include FRLA Shares which could be acquired pursuant to the exercise of Public Warrants. In order to meet the substantially disproportionate test, (i) the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Public Shares must be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of our outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of our stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Public Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Public Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other FRLA Shares. The redemption of the Public Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in FRLA. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in FRLA will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed Public Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining FRLA Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other FRLA Shares constructively owned by it.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Public Shares as a sale or exchange under Section 302 of the Code or as a corporate distribution under Section 301 of the Code generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described above, and the corresponding consequences will be as described below.

Redemption Treated as Sale or Exchange

Any gain realized by a Non-U.S. Holder on the redemption of the Public Shares that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

•the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such Public Shares redeemed, and either (A) Public Shares are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding FRLA Shares. There can be no assurance that shares of FRLA Shares will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Public Shares generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. We would generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, FRLA will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its FRLA Shares and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the FRLA Shares, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

A new 1% U.S. federal excise tax is expected to be imposed on FRLA in connection with redemptions of FRLA Class A Common Stock

On August 16, 2022 the Inflation Reduction Act of 2022 (the “IR Act”) became law, which, among other things, imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign (i.e., non-U.S.) corporations. The excise tax will apply to stock repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. The U.S. Department of Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. We currently expect that FRLA (whose securities are currently traded on the Nasdaq Capital Market) will be subject to the excise tax with respect to any redemptions of its FRLA Class A Common Stock in connection with the Business Combination that are treated as repurchases for this purpose. The extent of the excise tax that may be incurred would depend on a number of factors, including the fair market value of the FRLA Class A Common Stock redeemed, the extent such redemptions could be treated as dividends and not repurchases, and the content of any subsequent regulations or other guidance from the U.S.

Department of the Treasury that may be issued and applicable to the redemptions. In addition, issuances of stock by a repurchasing corporation in a year in which such corporation repurchases stock may reduce the amount of excise tax imposed with respect to such repurchase. The excise tax is imposed on the repurchasing corporation itself, not the shareholders from which shares are repurchased and ultimately may cause the remaining shareholders to bear the economic impact of the excise tax. That said, the imposition of the excise tax could reduce the amount of cash available to FRLA for effecting the redemptions of FRLA Class A Common Stock such that the per-share redemption amount received by redeeming holders of FRLA Class A Common Stock may be less than $10.00 per share.

Tax Consequences of the Business Combination to U.S. Holders of WODI Common Stock

Subject to the qualifications and assumptions described in this proxy statement/prospectus/consent solicitation statement and in the U.S. federal income tax opinion filed as Exhibit 8.1, it is the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to FRLA, that the Merger more likely than not qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, WODI shareholders generally will not recognize gain or loss upon the exchange of their WODI Common Stock for FRLA Shares, except to the extent of cash received in lieu of a fractional share of Common Stock as described below. A U.S. holder who receives cash in lieu of a fractional share of Common Stock in the Merger will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the U.S. holder’s tax basis allocable to such fractional share. WODI shareholders generally will obtain a tax basis in the Common Stock they receive in the Merger equal to their tax basis in the WODI stock exchanged therefor, decreased by the amount of any tax basis allocable to a fractional share for which cash is received. The holding period of the Common Stock received by a WODI shareholder in the Merger will include the holding period of the shares of WODI stock surrendered in exchange therefor.

Neither FRLA nor WODI has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each holder of WODI stock is urged to consult its own tax advisor with respect to the particular tax consequence of the Merger to such holder. If the Merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of WODI stock generally will be treated as exchanging its WODI stock in a fully taxable transaction in exchange for Common Stock. WODI shareholders will generally recognize capital gain or loss in such exchange equal to the difference between such stockholder’s adjusted tax basis in the WODI stock surrendered in the Merger and the fair market value of the Common Stock received in exchange therefor. Any recognized capital gain or capital loss will be long-term capital gain or capital loss if the U.S. holder has held the shares of WODI stock for more than one year. The deductibility of capital losses is subject to limitations.

If a holder acquired different blocks of WODI stock at different times or different prices, it is urged to consult its tax advisor regarding the manner in which gain or loss should be determined in its specific circumstances, including the possible application of the installment sale rules.

INFORMATION ABOUT FRLA

Overview

FRLA was incorporated in Delaware on February 1, 2021 and was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. On November 5, 2021, FRLA closed its IPO. FRLA has until November 5, 2024 to consummate a business combination. If FRLA is unable to complete its initial business combination within such 36-month period, it will (i) cease all operations except for the purpose of winding up and (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-P price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to FRLA (net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as holders of Public Shares (including the right to receive further liquidation distributions, if any), subject to applicable law. Public stockholders who redeem their Public Shares into their share of the Trust Account still have the right to continue to hold any Public Warrants they hold outside of such Public Unit; however, no fractional warrants will be issued upon separation of the Public Units and only whole warrants will trade. As promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, FRLA will dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

On September 23, 2024, FRLA filed a definitive proxy statement with the SEC to be distributed to holders of FRLA’s common stock in connection with FRLA’s solicitation of proxies for a vote by FRLA’s stockholders with respect to a proposal to amend FRLA’s Certificate of Incorporation to extend the date by which FRLA must complete a Business Combination from November 5, 2024 to up to May 5, 2025, by electing to extend the date to consummate a business combination on a monthly basis for up to six times by an additional one month each time, unless the Closing shall have occurred prior thereto.

Trust Account

Following the closing of the IPO on November 5, 2021, including the underwriters’ partial exercise of over-allotment option, $99,705,000 from the net proceeds of the sale of the Public Units in the IPO and the sale of the Private Placement Shares was placed in a trust account maintained by Wilmington Trust, National Association, acting as trustee (the “Trust Account”). The funds held in the Trust Account were previously invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, and are now held in cash, so that FRLA is not deemed to be an investment company under the Investment Company Act. Except with respect to interest earned on the funds held in the Trust Account that maybe released to FRLA to pay its income or other tax obligations, the proceeds will not be released from the Trust Account until the earlier of the completion of a Business Combination or the redemption of 100% of the outstanding Public Shares if FRLA has not completed a Business Combination in the required time period. The proceeds held in the Trust Account may be used as consideration to pay the sellers of a target business with which FRLA completes a Business Combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

Business Combination Activities

On October 24, 2023, FRLA entered into the Business Combination Agreement. As a result of the transaction, WODI will become a wholly owned subsidiary of FRLA, and FRLA will change its name to “Water on Demand, Inc.” In the event that the Business Combination is not consummated by November 5, 2024, FRLA’s corporate existence will cease and we will distribute the proceeds held in the Trust Account to our public stockholders.

Selection of a Target Business and Structuring of the Business Combination

Under the Nasdaq rules, an initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of FRLA’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account count) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets will be determined by FRLA’s Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Subject to this requirement, FRLA’s management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although FRLA was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, FRLA determined that it would only complete an initial business combination in which we acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act.

Redemption Rights for Holders of Public Shares

Our stockholders (except the Initial Stockholders) will be entitled to redeem their Public Shares for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $11.25 per Public Shares for stockholders) net of taxes payable. Public stockholders who redeem their Public Shares into their share of the Trust Account still have the right to continue to hold any Public Warrants they hold outside of such Unit; however, no fractional warrants will be issued upon separation of the Public Units and only whole warrants will trade. The Initial Stockholders and the Representative do not have redemption rights with respect to any Public Shares owned by them, directly or indirectly.

The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. As consideration for the receipt of Founder Shares and other covenants and commitments of FRLA made in connection with FRLA’s IPO, FRLA’s Sponsor and the Initial Stockholders have entered into a letter agreement with FRLA, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any Public Shares held by them in connection with (i) the completion of FRLA’s initial business combination and (ii) a stockholder vote to approve an amendment to FRLA’s Current Charter that would affect the substance or timing of FRLA’s obligation to allow redemption in connection with FRLA’s initial business combination or to redeem 100% of FRLA’s public shares if FRLA has not completed an initial business combination within the period to consummate the initial business combination. There will be no redemption rights or liquidating distributions with respect to the Public Warrants, which will expire worthless if FRLA fails to complete FRLA’s initial business combination by November 5, 2024.

Submission of FRLA’s Business Combination to a Stockholder Vote

FRLA is providing its public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus/consent/information statement relating to the stockholder vote on the Business Combination. Unlike many other blank check companies, FRLA’s public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

The Sponsor and Initial Stockholders have agreed to vote such common stock owned by them in favor of the Business Combination. In addition, as consideration for receipt of the Founder Shares and other covenants and commitments of FRLA in connection with FRLA’s IPO, the Sponsor and the Initial Stockholders have agreed to waive their redemption rights with respect to any capital shares they may hold in connection with the consummation of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, FRLA’s Current Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than 15% of the shares sold in the IPO.

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

If FRLA does not complete a business combination by November 5, 2024, it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of our Current Charter. As a result, this has the same effect as if FRLA had formally gone through a voluntary liquidation procedure under Delaware law. Accordingly, no vote would be required from FRLA’s stockholders to commence such a voluntary winding up, dissolution and liquidation. If FRLA is unable to consummate its initial business combination within such time period, it will, as promptly as possible but not more than ten business days thereafter, redeem 100% of FRLA’s outstanding Public Shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay its taxes, and then seek to liquidate and dissolve.

The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of our public stockholders. Although FRLA will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, FRLA will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

The Representatives have not executed agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of target businesses or claims of vendors or other entities that are owed money by FRLA for services rendered or contracted for or products sold to FRLA, but FRLA cannot assure that it will be able to satisfy its indemnification obligations if it is required to do so. FRLA has not asked the Sponsor to reserve for such indemnification obligations, nor has FRLA independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of FRLA. Therefore, FRLA believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

In the event that the proceeds in the Trust Account are reduced below $10.00 per Public Share less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While FRLA currently expects that its independent directors would take legal action on its behalf against Sponsor to enforce its indemnification obligations to FRLA, it is possible that FRLA’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, FRLA cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Public Share.

If FRLA files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of FRLA’s public stockholders. To the extent any bankruptcy claims deplete the Trust Account, FRLA cannot assure you it will be able to return $10.00 per Public Share to public stockholders. Additionally, if FRLA files a bankruptcy petition or an involuntary bankruptcy petition is filed against FRLA that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our public stockholders. Furthermore, the FRLA Board may be viewed as having breach edits fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and FRLA to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. FRLA cannot assure you that claims will not be brought against FRLA for these reasons.

Each of the Sponsor and the Representative has agreed to waive its rights to participate in any liquidation of the Trust Account or other assets with respect to the Private Placement Shares they hold.

Facilities

We maintain our principal executive offices at 13575 58th Street North, Suite 200, Clearwater, Florida 33760.

Legal Proceedings

To the knowledge of FRLA’s management, there are no legal proceedings pending against FRLA.

Employees

FRLA currently has one executive officer, Mr. Ryan Spick, who serves as FRLA’s Chief Financial Officer and Principal Executive Officer. Mr. Spick is not obligated to devote any specific number of hours to FRLA matters and intends to devote only as much time as he deems necessary to its affairs. FRLA does not intend to have any full-time employees prior to the consummation of a business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FRLA

The following discussion and analysis of the FRLA’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus/consent solicitation statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.” The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Effective December 22, 2022, Ka Wai Cheung, Koon Lin Chan, and Koon Keung Chan, our Sponsor, and WODI NV entered into a Membership Interest Purchase and Transfer Agreement pursuant to which they sold to WODI NV all right, title and interest in and to the membership interests held by each of Messrs. Cheung, Chan, and Chan in the Sponsor (an aggregate of 100 membership interests) for $400,000.

In addition, effective December 22, 2022, our Sponsor entered into a Securities Transfer Agreement with each of US Tiger Securities, Inc. (as designee of Lei Huang), Lei Xu, Yuanmei Ma, Norman C. Kristoff, David Xianglin Li, Michael Davidov, and Christy Szeto (the “Sellers”), pursuant to which the Sellers sold to the Sponsor an aggregate of 343,750 shares of FRLA Class B Common Stock for the purchase price of $3,506.25. Out of the issued and outstanding shares of FRLA Class B Common Stock, an aggregate of 100,000 shares remain owned by former management.

Lastly, on December 22, 2022, each of Koon Keung Chan, Lei Xu, and US Tiger Securities, Inc. assigned each of their promissory notes issued on November 4, 2022 in the aggregate amount of $733,750 to the Sponsor.

Since our inception, we have been actively searching for a suitable business combination target, and on October 24, 2023, we entered into the BCA, pursuant to which we have agreed to acquire all the outstanding securities of WODI based on certain material financial and business terms and conditions being met. We are not limited to a particular industry or geographic region for purposes of consummating an initial business combination except that we will not undertake our initial business combination with any entity with its principal business operations in China (including Hong Kong and Macau).

We will effectuate our business combination using cash (subject to potential reduction of the Trust Account by stockholder redemptions) derived from the proceeds of the IPO and the sale of the Private Placement Shares in a private placement (the “Private Placement”) to the Sponsor, additional shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful. Our management has broad discretion with respect to the specific application of the proceeds of the IPO and the Private Placement that are held outside of the Trust Account, although substantially all the net proceeds are intended to be applied generally towards consummating a business combination and working capital.

Since our IPO, our sole business activity has been identifying and evaluating suitable acquisition transaction candidates. We presently have no revenue and have had losses since inception from incurring formation and operating costs. We have relied upon the sale of our securities and loans from the Sponsor and other parties to fund our operations.

Recent Developments

Extension of the FRLA’s Time to Consummate its Initial Business Combination

From November 2022 to September 2024, a total of $3,785,065 was deposited into the Trust Account for the public stockholders, which enabled us to extend the period of time we had to consummate our initial Business Combination from November 5, 2022 to October 5, 2024, with most of the borrowings to fund the extension payments from WODI. In connection with the extension payments, we issued a total of eighteen unsecured extension notes (the “Extension Notes”) to WODI.

The Extension Notes are non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) consummation of our initial business combination and (ii) the date of our liquidation. The principal balance may be prepaid at any time, at our election. The holders of the Extension Notes have the right, but not the obligation, to convert their Extension Notes, in whole or in part, respectively, into private shares of our Class A Common Stock (the “Conversion Shares”), as described in our IPO prospectus (File Number 333-256511). The number of Conversion Shares to be received by the holders in connection with such conversion shall be an amount, up to $3,000,000, determined by dividing (x) the sum of the outstanding principal amount payable to such holders by (y) $10.00.

Extension of Business Combination Deadline

On March 3, 2023, our board of directors approved a stockholder proposal to amend our amended and restated certificate of incorporation to extend, upon the request of our Sponsor and approval by our board of directors, the period of time for us to (i) consummate a business combination, (ii) cease our operations if we fail to complete such business combination, and (iii) redeem or repurchase 100% of the public shares, up to six times, each by an additional month, for an aggregate of six additional months (i.e. from May 5, 2023 to up to November 5, 2023) or such earlier date as determined by the board of directors.

At our April 10, 2023 special meeting of stockholders, our stockholders approved the filing of an amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”) to extend, upon the request of our Sponsor, and approval by our board of directors, the period of time for us to (i) consummate a business combination, (ii) cease our operations if we fail to complete such business combination, and (iii) redeem or repurchase 100% of the public shares, up to six times, each by an additional month, for an aggregate of six additional months (i.e., from May 5, 2023 to up to November 5, 2023) or such earlier date as determined by the board of directors. On April 11, 2023, we filed the Amendment with the Delaware Secretary of State. The stockholder vote to approve the Amendment also triggered a redemption right for the holders of the public shares of Class A Common Stock. As a result of the Amendment, 4,493,968 shares of Class A Common Stock were redeemed for a total redemption amount of $47,501,242. We have effected all six of those permitted monthly extensions.

As a result of our June 2, 2023 special meeting of stockholders, we filed with the Secretary of State of the State of Delaware an amendment to the Company’s amended and restated certificate of incorporation to amend the monthly extension amounts to be paid by the Sponsor (or its affiliates), to extend the period of time for the Company to consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company to be made upon the request of the Sponsor, and approval by the Company’s board of directors, from a previously amended price per unredeemed share of Class A Common Stock of $0.0625 to the lower of $100,000 or $0.05 per unredeemed share of Class A Common Stock.

At that June 2, 2023 special meeting of stockholders, the holders of 1,666,080 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.76 per share, for an aggregate redemption amount of $17,927,021. Following such redemptions, 3,614,952 public shares of Class A Common Stock remained outstanding.

At our October 25, 2023 special meeting of stockholders, the holders of 452,404 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.96 per share, for an aggregate redemption amount of $4,958,347. Following such redemptions, 3,162,548 public shares of Class A Common Stock remain outstanding. As of the date of this filing, we have effected eleven of those permitted twelve monthly extensions.

On September 23, 2024, FRLA filed a definitive proxy statement with the SEC to be distributed to holders of FRLA’s common stock in connection with FRLA’s solicitation of proxies for a vote by FRLA’s stockholders with respect to a proposal to amend FRLA’s Certificate of Incorporation to extend the date by which FRLA must complete a Business Combination from November 5, 2024 to up to May 5, 2025, by electing to extend the date to consummate a business combination on a monthly basis for up to six times by an additional one month each time, unless the Closing shall have occurred prior thereto.

Results of Operations

Our entire activity from inception to date was related to our formation, the IPO and general and administrative activities. Since the IPO, our activity has been limited to the evaluation of business combination candidates, and we will not generate any operating revenues, if any, until the closing and completion of our initial business combination. We have generated non-operating income in the form of money market fund dividend income earned on investments held in the Trust Account up until September 2023. To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, on September 28, 2023, we instructed Wilmington Trust, National Association, the trustee with respect to the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of our initial Business Combination or our liquidation.

We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2024, we had a net loss of $217,879 which consisted of formation and operating costs of $329,088, franchise tax expenses of $35,700 and income tax provision of $20,285, offset by interest income earned on cash held in Trust Account of $167,194.

For the three months ended June 30, 2023, we had a net loss of $4,927 which consisted of formation and operating costs of $535,438, franchise tax expenses of $22,400 and income tax provision of $206,656, offset by dividend income earned on investments held in Trust Account of $759,567.

For the six months ended June 30, 2024, we had a net loss of $705,045 which consisted of formation and operating costs of $781,354, and franchise tax expenses of $70,600 and income tax provision of $20,285, offset by interest income earned on cash held in Trust Account of $167,194.

For the six months ended June 30, 2023, we had a net income of $351,279 which consisted of dividend income earned on investment held in Trust Account of $1,854,942, offset by formation and operating costs of $959,657, franchise tax expenses of $72,400 and income tax provision of $471,606.

For the year ended December 31, 2023, we had a net loss of $351,705 which consisted of formation and operating costs $2,060,089, franchise tax expenses of $138,050 and income tax provision of $496,250, offset by dividend earned on investment held in Trust Account of $2,342,684.

For the year ended December 31, 2022, we had a net loss of $47,609, which consisted of formation and operating costs of $959,457, franchise tax expenses of $199,759 and income tax provision of $355,070, offset by dividend earned on investment held in Trust Account of $1,466,677.

Liquidity and Capital Resources

As of June 30, 2024, we had cash outside the Trust Account of $3,957 available for working capital needs. All remaining cash is held in the Trust Account and is generally unavailable for our use prior to an initial business combination, and is restricted for use either in a business combination or to redeem the Public Shares. As of June 30, 2024, none of the amount on deposit in the Trust Account was available to be withdrawn as described above except for tax payments.

For the six months ended June 30, 2024, there was $425,953 of cash used in operating activities resulting from net loss of $705,045 and interest earned on cash held in Trust Account amounting to $167,194, offset by decrease in prepaid expenses of $87,800, increase in due to a related party of $60,000, increase in accounts payable and accrued expenses of $240,696, increase in income tax payable of $6,580, and increase in franchise tax payable of $51,210.

For the six months ended June 30, 2023, there was $2,167,800 of cash used in operating activities resulting from dividend earned on investment held in Trust Account amounting to $1,854,942, non-cash deferred tax expense of $83,724, increase in prepaid expenses of $208,187, decrease in accounts payable and accrued expenses of $54,796, decrease in income tax payable of $142,671 and decrease in franchise tax payable of $199,759, offset by net income of $351,279 and decrease in prepaid expenses – related party of $25,000.

For the year ended December 31, 2023, there was $3,186,843 of cash used in operating activities resulting from net loss of $351,705, dividend earned on investment held in Trust Account amounting to $2,342,684, non-cash deferred tax benefit of $83,724, increase in prepaid expenses of $102,658, decrease in income tax payable of $271,346 and decrease in franchise tax payable of $199,759, offset by decrease in prepaid expenses – related party of $25,000, increase in due to a related party of $2,903, and increase in accounts payable and accrued expenses of $137,130.

For the year ended December 31, 2022, there was $689,068 of cash used in operating activities resulting from net loss of $47,609, dividend earned on investment held in Trust Account amounting to $1,466,677, increase in prepaid expenses – related party of $25,000, offset by non-cash deferred tax expense of $83,724, decrease in prepaid expenses of $183,500, increase in accounts payable and accrued expenses of $147,850, increase in income tax payable of $271,346 and increase in franchise tax payable of $163,798.

For the six months ended June 30, 2024, there was $605,000 of cash used in investing activities resulting from the deposit of funds held in Trust Account amounting to $605,000.

For the six months ended June 30, 2023, there was $65,009,968 of cash provided by investing activities resulting from the withdrawal of an investment held in the Trust Account amounting to $66,417,533, offset by the purchase of an investment held in Trust Account amounting to $1,407,565.

For the year ended December 31, 2023, there was $69,434,064 of cash provided by investing activities resulting from the withdrawal of an investment held in the Trust Account amounting to $71,441,629, offset by the purchase of an investment held in Trust Account amounting to $2,007,565.

For the year ended December 31, 2022, there was $769,539 of cash used in investing activities resulting from the purchase of an investment held in Trust Account amounting to $977,500, offset by the withdrawal of an investment held in the Trust Account amounting to $207,961.

For the six months ended June 30, 2024, there was $1,022,000 of cash provided by financing activities resulting from the proceeds from the issuance of promissory notes to a related party amounting to $1,022,000.

For the six months ended June 30, 2023, there was $62,827,278 of cash used in financing activities resulting from the Class A common stock redemptions of $65,428,263, offset by the proceeds from the issuance of promissory notes to a related party amounting to $2,600,985.

For the year ended December 31, 2023, there was $66,406,625 of cash used in financing activities resulting from the Class A common stock redemptions of $70,386,610, offset by the proceeds from the issuance of promissory notes to a related party amounting to $3,979,985.

For the year ended December 31, 2022, there was $783,750 of cash provided by financing activities resulting from the proceeds from the issuance of promissory notes to a related party amounting to $733,750 and advances from a related party amounting to $50,000.

Until consummation of the business combination, we will use the funds held outside the Trust Account, and any additional funding that may be loaned to us by our Sponsor, for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

If our estimates of the costs of undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to the business combination and will need to raise additional capital. In this event, our officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we consummate an initial business combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us upon consummation of the business combination, or, at the lender’s discretion, up to $3,000,000 of such loans may be convertible into shares of Common Stock of the post business combination entity at a price of $10.00 per share. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. The terms of such loans by our initial stockholders, officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

Moreover, we may need to obtain additional financing either to consummate our initial business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial business combination. Following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (ASU) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about our ability to continue as a going concern. Management’s plan in addressing this uncertainty is through the Promissory Notes – related parties and the Working Capital Loans. In addition, if we are unable to complete a business combination within the Combination Period by October 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination), our board of directors would proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that our plans to consummate a business combination will be successful within the Combination Period. As a result, management has determined that this additional condition also raises substantial doubt about our ability to continue as a going concern. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of June 30, 2024 and December 31, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of June 30, 2024 and December 31, 2023, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. As of June 30, 2024 and December 31, 2023, we have $62,903 and $2,903, respectively, payable due to a related party. As of June 30, 2024 and December 31, 2023, we have $5,785,735 and $4,763,735, respectively, promissory notes issued to related parties.

We are obligated to pay the underwriters a deferred underwriters’ discount equal to 3.5% of the gross proceeds of the IPO. The deferred underwriters’ discount of $3,421,250 will become payable to the US Tiger Securities and EF Hutton, a division of Benchmark Investment LLC, the representatives of the several underwriters of the IPO (each, a “Representative”), from the amounts held in the Trust Account solely in the event that we complete a business combination.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The Company does not have any critical accounting estimates.

Warrants

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own Common Stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

The Company accounted for the 4,887,500 Public Warrants issued with the Initial Public Offering as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity”.

Class A Common Stock Subject to Possible Redemption

We account for our Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common Stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A Common Stock (including Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, Class A Common Stock is classified as stockholders’ equity. Our public shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2024 and December 31, 2023, shares of Class A Common Stock subject to possible redemption are presented at redemption value of $11.25 and $11.03, respectively, per share as temporary equity, outside of the stockholders’ deficit section of our unaudited condensed balance sheets. We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable Class A Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying value of shares of redeemable Class A Common Stock are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

Fair Value of Financial Instruments

ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of us. Unobservable inputs reflect our assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

•

Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

•

Level 2 – Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of our assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Income Taxes

We account for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024, December 31, 2023 and 2022. We are currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

We have identified the United States as its only “major” tax jurisdiction.

We may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. Our management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Share

We comply with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, we first considered the undistributed income (loss) allocable to both the redeemable Common Stock and non-redeemable Common Stock and the undistributed income (loss) is calculated using the total net loss less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable Common Stock. Any remeasurement of the accretion to redemption value of the Common Stock subject to possible redemption was considered to be dividends paid to the public stockholders.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40).” The amendment in this ASU is to address issues identified as a result of the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity. For convertible instruments, the Board decided to reduce the number of accounting models for convertible debt instruments and convertible preferred stock per this ASU. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with prior GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this ASU are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company adopted this ASU on January

1, 2024. The adoption of this ASU did not have a material effect on the Company’s unaudited condensed consolidated financial statements.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. We are currently evaluating the potential impact of adopting this new guidance on our unaudited condensed consolidated financial statements and related disclosures.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

INFORMATION ABOUT WODI

Overview

WODI (formerly Progressive Water Treatment, Inc.) is a subsidiary of OriginClear, Inc. (“OCLN”) and includes the historical assets of Progressive Water Treatment, Inc. as well as recently acquired operating companies Water on Demand, Inc., a Nevada corporation (“WODI NV”), and Modular Water Systems.

OriginClear, Inc.
90%
Other Shareholders
10%
Water On Demand, Inc. (TX)
(formerly Progressive Water Treatment, Inc.)
Water On Demand, Inc. (NV) (Subsidiary)
Modular Water Systems (Division)
Progressive Water Treatment (Division)

WODI Stockholders
FRLA Stockholders
FRLA Initial Stockholders
Representative Shares
Water On Demand, Inc. (DEL)
(formerly Fortune Rise Acquisition Corp.)
Water On Demand, Inc. (NV) (Subsidiary)
Modular Water Systems (Division)
Progressive Water Treatment (Division)

Water on Demand, Inc. (previously, Progressive Water Treatment, Inc.)

In October 2015, OCLN acquired WODI (then known as Progressive Water Treatment, Inc. - “PWT”), an established designer and manufacturer of a complete line of water treatment systems for municipal, industrial and pure water applications. OCLN’s acquisition of PWT marked the beginning of a series of acquisitions of leading U.S. water services companies focused on specialized water treatment with the vision of creating an end-to-end water treatment offering to serve the growing demand for outsourced water. In 2015, PWT had already established robust design and manufacturing offerings as well as maintenance and service offerings.

PWT’s strength is its ability to gain an in-depth understanding of customer’s needs and then to design and build a turnkey water treatment system using multiple technologies to provide a complete solution for its customers.

PWT utilizes a wide range of technologies, including chemical injection, media filters, membrane, ion exchange and SCADA (supervisory control and data acquisition) technology in turnkey systems. PWT also offers a broad range of services including maintenance contracts, retrofits and replacement assistance. In addition, PWT rents equipment in contracts of varying duration. Customers are primarily served in the United States and Canada, with the company’s reach extending worldwide from Siberia to Argentina to the Middle East.

Modular Water Systems

In 2018, OCLN launched Modular Water Systems (“MWS”), a leader in onsite, pre-fabricated wastewater treatment systems made with sophisticated materials that can last decades. MWS offers modular wastewater treatment products designed for commercial development, RV parks and campgrounds, residential development, schools and institutions, hotels and resorts and various other applications. MWS’s modular water treatment systems are factory assembled before shipment and on-site installation. MWS’s pre-fabrication strategy significantly simplifies and expedites final installation.

With PWT and other companies as fabricators and assemblers, MWS designs, manufactures and delivers prefabricated water transport (pump and lift stations) under the EveraMOD™ brand; and wastewater treatment plant (“WWTP”) products under the EveraSKID™ and EveraTREAT™ brands to customers and end-users which are required to clean their own wastewater, such as schools, small communities, institutional facilities, real estate developments, factories, and industrial parks.

MWS’s modular systems utilize the latest advancements in wastewater technology including fixed film biological treatment, membrane bioreactor filtration and real-time remote monitoring and control systems. MWS systems utilize high quality Structurally Reinforced ThermoPlastics (SRTP), which offers significant advantages over other treatment systems, including longevity and transportability.

In April 2023, OCLN sold all of the assets and intellectual property associated with MWS to WODI NV and as a result, MWS became a business division of WODI NV.

On August 12, 2022, MWS announced the inaugural delivery and installation of its pre-engineered EveraBOX™ to implement a low-risk Liquid Ammonium Sulfate (LAS) disinfectant system for Pennsylvania’s Beaver Falls Municipal Water Authority (BFMA). Typical of MWS products, EveraBOX is manufactured using inexpensive, long-lasting High-Density Polyethylene (HDPE) or Polypropylene (PP) materials. These are also classified as Structural Reinforced Thermoplastic Pipe (SRTP). These materials have proven to be less affected by supply chain issues currently impacting metal and fiberglass construction.

On January 10, 2024, OCLN and Buda, Texas-based Plastic Welding and Fabrication, Ltd. (PWF) jointly announced a Memorandum of Understanding (MOU) for a strategic partnership between OriginClear’s subsidiary, Water On Demand, Inc. (“WODI”), and PWF.

PWF is already a key fabricator of highly durable, patent-based enclosures for Modular Water Systems (MWS), the technology division of WODI that designs and develops highly scalable systems for self-contained water treatment and transportation. The MOU enhances the strategic relationship and enables MWS to build its complete water systems right where the enclosures are manufactured, for maximum efficiency and speed.

Additionally, WODI and PWF signed a Letter of Intent (LOI) which provides a framework for negotiating a definitive agreement for WODI to acquire PWF and, if executed, would establish the first in-house manufacturing facility for WODI’s Modular Water Systems division. The acquisition is expected to be accretive. The parties caution that talks are in an early stage and may not succeed.

On March 26, 2024, OCLN announced the signing of a Memorandum of Understanding (MOU) between MWS and Enviromaintenance of Georgetown, TX to collaborate on sales of standardized systems in the Greater Central Texas Region, from Waco to San Antonio. Enviromaintenance is a leading provider of large community scale-on-site wastewater treatment and disposal systems, with a significant market presence in the Mobile Home Park (MHP) industry in the greater Austin area. The company plans to recommend MWS’s fully integrated, modular wastewater treatment systems to MHPs, thereby providing mobile home park owners an affordable, reliable and efficient way to treat their wastewater.

Water on Demand NV

In 2023, OCLN launched WODI NV to offer private businesses the opportunity to outsource and finance water treatment and purification services on a per-gallon basis while gaining independence from traditional, centralized private water infrastructure. WODI NV’s value proposition is that by outsourcing water treatment and purification, private businesses can gain the water security of a private, decentralized infrastructure while avoiding the capital, technological and administrative burden required to design, finance, build, operate and maintain a water treatment solution. WODI NV uses a Design-Build-Own-Operate model for its pay-as-you-go water solutions for private businesses. WODI NV’s products include financing lines and pay-as-you-go financing for water solutions.

Combined Companies

As of September 2023, WODI, MWS and WODI NV have been consolidated under WODI with OCLN being the largest single shareholder of the combined companies. The combined companies have complementary offerings that create meaningful synergies with the goal of allowing WODI to emerge as a leader in offering end-to-end outsourced water treatment services.

Products of Combined Company

Division	Products	Customers	Geographic Region	Financing provided by WODI
MWS	Municipal Water Treatment Solutions, Industrial Water Treatment Systems, Advanced Filtration Technologies, Wastewater Treatment Solutions	Municipalities, Industrial clients	North America, Europe, Asia	Not applicable
PWT	High-purity water systems, Reverse Osmosis (RO) Systems, Deionization Systems, Water Softening Solutions	Hospitals, Laboratories, Industries	North America, Europe	Not applicable

WODI	Pay-as-you-go Project Financing, Turnkey Water Treatment Systems, SCADA and Data Acquisition Technology	Businesses, Municipalities, Industrial Clients	North America, Asia, Latin America	WODI provides financing options for water development projects helping clients manage upfront costs. These include structured financing plans that spread costs over time.

Industry Background

Traditional Water Treatment Practices

Public water utilities are responsible for both the collection and treatment of water for residential, medical and industrial use as well as the processing and treatment of wastewater. Water supply and treatment across much of the globe is handled on a municipal level at large treatment centers. Economies of scale have incentivized the development of larger and larger facilities which centralize the supply and treatment of water to increasingly larger populations. Of the 16,000 publicly owned wastewater treatment systems in the United States, the top 10% of treatment plants process over 80% of the total wastewater and more than half of the total wastewater treated is processed by just 1.35% of the total plants.

Wastewater treatment plants process wastewater from residential and commercial sources as well as ground runoff, which is delivered to the plant through a network of local and regional storm drains and sewer lines. Upon arrival at the plant, wastewater is typically processed in three phases: preliminary treatment, primary treatment and secondary treatment. In the preliminary treatment phase, mud and sand settle in a tank called a grit chamber, which is later disposed of in landfills for environmentally safe disposal. During the primary treatment, sewage flows into settling tanks, where up to 60% of the solids in the waste stream settle out as a mixture of sludge and water. While the primary treatment removes a majority of the solid waste from the sewage, it removes very few toxic chemicals. In the secondary treatment, oxygen is added to the wastewater in a process called aeration. Aeration accelerates the growth of microorganisms which regenerate quickly, reduce the production of hydrogen sulfide and methane gas, consume the wastes and settle to the bottom of the secondary settling tanks. After the secondary treatment, 80-90% of human waste and other solids and a significant proportion of toxic chemicals have been removed from the wastewater.

During the final phase of the secondary treatment, water is usually disinfected with chlorine, which kills more than 99% of harmful bacteria remaining in the water. Before discharging the treated water into the environment, the water is dechlorinated. As an alternative to chlorination and dichlorination, some facilities remove bacteria using ultraviolet light, carbon absorption, distillation and reverse osmosis.

Sludge from the primary and secondary treatment is processed further in sludge digesters which mix and heat the solids to reduce their volume and kill disease-causing bacteria. The processed solids are then typically processed by pelletizing plants, where they are heat-dried and converted to pellet fertilizer for use in agriculture, forestry and land reclamation.

This three-phase process is the standard for wastewater treatment around the globe. Given the industrial nature of the process and ability to reduce costs through economies of scale, treatment facilities are constructed on a massive scale with large facilities capable of processing over 1 billion gallons of water per day and construction costs in the billions of dollars.

Infrastructure – Maintenance and Investment

In spite of the historical construction of large treatment facilities, U.S. investment in water infrastructure has lagged behind demand. Of the approximately 16,000 wastewater treatment plants (WWTPs) in the United States, 81% are functioning at their design capacity while 15% have reached or exceeded design capacity, according to the American Society of Civil Engineers. While large scale capital improvements have been made to systems experiencing sanitary sewer overflows, expansion efforts have slowed in recent years. Many facilities are also reaching the end of their life spans and are in need of increased maintenance and renovation.

The majority of WWTPs are designed with an average lifespan of 40 to 50 years, so systems that were constructed in the 1970s, around the passing of the Clean Water Act of 1972, are reaching the end of their service lives. Nationwide, drinking water and wastewater pipes in the ground are on average 45 years old, while some systems have pipes more than a century old. The typical expected lifespan for wastewater pipes is 50 to 100 years. As collection systems age and decline in condition, groundwater and stormwater enters the networks through cracks and joints, leading to overflows. Aging systems require increased capital investments which, at the municipal level increased nationally from $20 billion in 1993 to $55 billion in 2017. In 2019, the American Society of Civil Engineers estimated an $81 billion deficit in required water infrastructure investment, which is expected to grow to $434 billion by 2029 if left unaddressed.

In November 2023, President Biden signed the Infrastructure Investment and Jobs Act, also known as the Bipartisan Infrastructure Law, which allocated more than $50 billion to improving America’s drinking water, wastewater and stormwater infrastructure

Regulatory requirements for utilities continue to increase due to rising enforcement of long-standing requirements and the creation of new requirements. In February 2021, the EPA announced two actions to address levels of polyfluoroalkyl substances (PFAS), human-made chemicals used through industry and consumer products, in drinking water. In December 2020, the EPA finalized its revised Lead and Copper rule, compliance with which the American Society of Civil Engineers estimates will cost between $130 million and $286 million.

Privatization and Decentralization

As water utilities struggle to manage the increased costs of maintenance and operations with decreased federal support, few observers believe that significant ongoing rate increases are a viable option. According to McKinsey & Company, even before the COVID-19 pandemic, 20% of U.S. households in 2019 were paying more than 4.5 % of their household income on water bills—a level that is considered unaffordable. This figure rose to 24% in the first seven months of 2021. In 2020, 60% of utilities surveyed said they experienced or anticipated negative financial impacts during the pandemic due to revenue loss, water-shutoff moratorium policies and forgiveness of nonpayment of bills. Despite these challenges, utilities did not expect to implement rate increases until 2022.

The Drinking Water and Wastewater Infrastructure Act of 2021, which included $55 billion in funding, demonstrated some awareness by the federal government of the challenges to funding and maintaining water infrastructure, however, even large increases in federal funding cannot fully cover the needed investment. In November 2023, the Environmental Protection Agency (EPA) proposed amendments to the Lead and Copper Rule (LCR), which was established in 1991 and intended to regulate the control and monitoring of lead in drinking water. The proposed new rule requires water systems to replace all lead pipelines within 10 years (and faster when feasible), lowers the levels at which agencies must take additional steps to eliminate lead in drinking water, and contains provisions intended to improve accuracy in identifying where higher levels of lead in drinking water are within communities. Even a five-fold increase in federal funding would leave a 22% shortfall in the capital necessary to serve the growing need for water infrastructure. In response, investor and private-sector interest in water and wastewater services has increased and M&A transactions in the water sector have increased annually from 2012 to 2017.

Given increased utility prices and increased concerns surrounding the maintenance and operations of WWTPs and utilities, businesses are increasingly choosing to treat and purify their own water, in a trend known as Decentralized Water. Decentralized wastewater treatment consists of a variety of approaches for collection, treatment and dispersal/reuse of wastewater for individual dwellings, industrial or institutional facilities, clusters of homes or businesses, and entire communities. Decentralized water systems offer several advantages including the ability to tailor facilities to meet the cost and quality requirements of specific uses (i.e., medical vs. residential vs. industrial), flexibility in adapting to demographic shifts, reduced operating and maintenance costs, avoiding large capital costs, relative speed and ease of installation and ability to serve rural, suburban and urban settings.

Water Usage

While traditional water supply and treatment face particular challenges related to aging infrastructure, significant capital costs and shortfalls in funding, global water supply challenges are putting stress on the supply side of the water equation. Supply side risks, including climate change, migration, industrial reshoring, government regulation and industrial centralization, increase the need to rethink traditional water systems and supplement established programs.

Climate Change. Freshwater scarcity occurs when the demand for fresh water in an area exceeds the total available amount. Record-breaking heat waves and droughts have increasingly brought freshwater scarcity to the forefront of public policy and the national consciousness as a changing climate changes precipitation patterns across the United States. The combination of diminishing precipitation and rising demand has caused U.S. aquifer levels to decline more quickly than can naturally be replenished. As weather patterns become increasingly difficult to predict and precipitation becomes increasingly concentrated and more difficult to capture for productive use, the global supply of natural fresh water grows increasingly constrained.

Migration. Prior to the COVID-19 pandemic, domestic migration trends illustrated increasing populations in urban areas, however, following the pandemic these trends reversed. Regardless of whether migration trends away from urban centers continue, social, economic and environmental factors make it increasingly difficult to predict demographic trends and shifts in populations. Large WWTPs require decades for planning, financing and construction and decreasing confidence in planners’ ability to predict domestic migration trends counts in favor of decentralized water systems, which require significantly smaller capital investments and can be brought into use in a fraction of the time.

Reshoring of Manufacturing. While agricultural use continues to constitute the majority of water consumption, demand in the manufacturing sector has seen the largest increases in demand with increasing demand projected for the future. This pattern becomes particularly important in the context of increasing re-shoring as supply chains are reconfigured in response to the COVID-19 pandemic, the war in Ukraine, and shifting global economies. American political ambitions have also reinforced and promoted an increase in manufacturing as two successive presidents from opposing political parties have prioritized the development and increase of domestic manufacturing. As the manufacturing industry continues to use water resources more intensively and as domestic manufacturing continues to grow, these forces combine to increase demands on U.S. water supply.

Regulatory and Public Funding Risk. As freshwater resources come under increasing stress, policymakers are increasingly challenging established water policies. The St. Louis Federal Reserve has expressed growing concern for the allocation of water resources and has called for “more optimal mechanisms for allocating water.” In November 2021, the U.S. Supreme Court ruled on claims between the State of Tennessee and the State of Mississippi regarding the apportionment of interstate groundwater. In the western United States, growing concerns regarding decreased supply and growing demand for water in the Colorado Basin have produced tensions and limited collaboration between seven western states. Disputes between states, municipalities and cities over water use and development are growing increasingly common and are yet another factor in the growing number of supply risks for water.

Industrial Centralization Risk. In an increasingly security conscious world, the centralization of water treatment substantially increases the risks of a single failure whether caused by natural disaster, financial factors or other security threats. Centralizing and concentrating water infrastructure creates a system with millions of individuals and businesses downstream from single failure points. Decentralizing water supply and treatment disperses risk and provides individuals and industry greater control over a critical resource.

Water on Demand

Through WOD, WODI provides financing for water development projects. The Water On Demand initiative enables businesses and communities to finance water projects by paying only for the water they use without the high cost of upfront capital expenditures. End-users simply sign a long-term service contract, with regional water companies providing expert support. Innovative OriginClear modular systems are licensed to builders to standardize the fleet, leaving zero “new technology” risk as only proven technologies, systems, and methods are implemented.

According to a 2021 study by scientists at Utrecht University and United Nations University about half of global wastewater is released untreated into rivers, streams and aquifers. In addition, only 11% of the wastewater produced globally is currently being reused. Increasing this percentage is essential, because by 2025, two-thirds of the world’s population may face water shortages, according to the World Wildlife Fund. Compounding the problem in North America’s supply system, an estimated 20 to 50 percent of water is lost to leaks – a major issue as utilities contend with how to sustain a growing population in an era of water scarcity, according to a study published by Stanford University. Additionally, about half of the river and stream miles and lake acres across the United States are too polluted for swimming, fishing or drinking, according to the Environmental Integrity Project. Awareness of the problem is growing: in a 2017 Gallup poll, 63% of Americans worried a great deal about pollution of drinking water, and 57% about pollution of rivers, lakes and reservoirs. In short, water management is a major issue, but awareness of the problem is strong, opening the door to a solution.

It is becoming more difficult for businesses to rely on giant, centralized water utilities to meet the challenge and more and more business users are doing their own water treatment and recycling. Whether by choice or necessity, those businesses that invest in onsite water systems gain a tangible asset on their business and real estate and can enjoy better water quality at a lower cost, especially if treated water is recycled.

WODI helps self-reliant businesses build “decentralized water wealth” for themselves while also helping their communities. Environmental, social and governance (ESG) investing guidelines, which drive about a quarter of all professionally managed assets around the world, specifically include the key factor of how well corporations manage water.

As civil infrastructure ages and fails and as the costs for new and replacement infrastructure increase year over year, we believe engineers and end-users will search for new ways and methods of deploying water and wastewater systems that are less expensive to deliver and much less expensive to own and operate, with the mission of substantially increasing the replacement intervals currently experienced by conventional construction materials and product delivery models.

WODI offers a unique product line of prefabricated water transport and treatment systems. WODI designs, manufactures and delivers (i) prefabricated water transport (pump and lift stations) under the EveraMOD brand, and (ii) WWTP products under the EveraSKID and EveraTREAT brands to customers and end-users that are required to clean their own wastewater, such as schools, small communities, institutional facilities, real estate developments, factories, and industrial parks.

Modular Water Systems. WODI provides a broad selection of standardized and custom engineered wastewater treatment products, packaged lift stations, and ancillary wastewater infrastructure solutions for agricultural, commercial, industrial, and municipal customers. Wastewater collection, treatment, and disposal systems reflect a substantial investment in both time and money and given the importance of protecting the environment and our precious water resources. WODI strives to deliver the industry’s most durable, sustainable, and affordable equipment packages. Our utilization of heavy plastic manufacturing combined with the integration of emerging treatment technologies creates a robust combination of capabilities that will significantly improve system performance, substantially extend continuous duty service life, and dramatically reduce operating costs.

Packaged wastewater treatment systems have been around for more than 75 years. While typically out of sight and mind, they are a necessary component to many aspects of human life and provide an important service by protecting our health and the local environment. Unfortunately, decentralized wastewater treatment technologies have not evolved significantly over the past 50 years, especially when compared to things like personal computers, smart phones, solar panels, and the electric car. Older clunky treatment technologies that are expensive to construct and difficult to operate have been the norm for way too long. One of our goals is to simplify the delivery of packaged wastewater treatment systems. Buying and installing a treatment system must be easy and inexpensive.

WODI’s EveraSKID is a modular mobile packaged wastewater treatment system designed to treat domestic, municipal, and light industrial wastewaters. EveraSKID is factory assembled so that it ships as a finished product that is ready for immediate use once installed at its final site destination. In other words, it’s a “plug and play” system that commissions in less than one day. EveraSKID utilizes the lasted advancements in wastewater technology including fixed film biological treatment, membrane bioreactor filtration, and real-time remote monitoring and control systems. With two pipe connection points, one power connection, and an internet connection, we believe EveraSKID is the simplest to install treatment system in the market today.

With vessel service life lasting 75+ years—typically three times longer than conventional systems—SRTP materials represent a major advancement in the delivery and sustainability of industrial water and wastewater systems. Our water and wastewater treatment solutions will reduce both capital and operating expenses dramatically.

Civil Engineers and Utility Owners are faced with the daunting task of trying to service an ever-growing threat to the environment resulting from deteriorated and failing utility systems. Implementing sustainability requirements into water and wastewater processing solutions has become increasingly important. The implementation of SRTP tankage offers the first real significant material advancement in the last 50 years that will overcome these serious challenges to sustainability.

Because WODI’s Modular Water Systems use SRTP materials and high-tolerance factory assembly under controlled conditions, our units will reduce both installation time and costs, as well as total lifetime cost of product ownership.

WODI’s product line of wastewater management systems is a preferred choice for decentralized wastewater treatment in residential, commercial, agricultural and many industrial and municipal settings. Treatment capacities in our standard units range from the modular 2,000-10,000 gallons per day (GPD) and 10,000-25,000 GPD standard compacts and 25,000 GPD up to 250,000 GPD in larger custom-built units. Some applications enable standard units used in tandem for average daily flows of up to 50,000 GPD.

Competitive Strengths

Marketing. WODI’s competitors in the mid-market decentralized water business tend to focus on sub-segments of the industry but fail to position their products as a practical solution in a variety of contexts. In contrast, WODI has positioned itself as a viable solution in a variety of residential, commercial and governmental contexts.

Materials. WODI utilizes high density polyethylene (“HDPE”) in constructing its water treatment products in contrast to competitors which use fiberglass, concrete, epoxy coated steel and rotomolded plastic. HDPE presents significant advantages related to reduced construction times, increased life span and transportability. Fiberglass construction is fragile, comes with high initial costs and is subject to UV destruction. Concrete and epoxy coated steel are durable but are extremely limited by shipping and transport issues. Rotomolded plastic offers faster construction times but is extremely limited in size. Typically, HDPE’s downfall is its higher development cost, however, WODI’s proprietary processes address this issue. Among its competitors, only WODI has a unique, patented materials solution which is superior to its competitors.

Patents. WODI’s chief engineer, Dan Early, holds critical patents, which are exclusively licensed to WODI, which allow the company to utilize HDPE in its construction, and offer innovative wastewater treatment solutions.

WODI’s Team

WODI’s team brings together over a quarter century of experience in decentralized water systems as well as experience developing start-up companies, and managing middle-market and public companies.

Riggs Eckelberry; Co-Founder, Chairman and CEO. Mr. Eckelberry has served as OCLN’s Chief Executive Officer, Chairman, Secretary, Treasurer, and President since OCLN was acquired in October 2015. As co-founder, Mr. Eckelberry brings his veteran technology management skills to the Blue Technology sector. Prior to joining OCLN, Mr. Eckelberry served as President and COO of CyberDefender Corporation from 2005 to 2006, where he was instrumental in building the company and its innovative product line, helping to achieve initial funding and a NASDAQ IPO. From 2001 to mid-2005, he served as founder and President of TechTransform, a technology consulting firm. From 2003 to 2004, he served as a marketing consultant where he was a key member of the team that commercialized YellowPages.com, resulting in its sale for $100 million to SBC/BellSouth. In 2003, Mr. Eckelberry served as the U.S. General Manager of Panda Software. During the high-tech boom of the 1990s, he was responsible for the global brand success of the software product, CleanSweep; as Chief Operating Officer of MicroHouse Technologies, he helped to achieve a successful sale of the company to Earthweb; and he was a key member of the team that sale of venture-backed TriVida to what is now a division of ValueClick.

Thomas Marchesello; Chief Operating Officer. Tom Marchesello has served as Chief Operating Officer of OriginClear since June 2018. From January 2015 to April 2019, he was a Corporate Development and Operations Consultant for Maxatech Group, a management consultant company. From October 2013 to December 2014, he was Director, Crypto, Data Tech & ESG Acquisitions for CME Group, a financial services company. From January 2011 to December 2013, he was Director of M&A for the Investment Banking Group of Bainbridge, Inc. Prior to that, he was Director of Media Business Intelligence at Thomson Reuters from 2005 to 2011, Fintech & eCommerce Investment Analyst at Morgan Stanley from 2002 to 2006, and Mobile Devices & Digital Asset Management Systems Product Manager at Sony from 1998 to 2002. He began his career in the U.S. Air Force, leading in aerospace operations and strategy at Air Force Space Command Headquarters from 1992 to 2000. Tom holds a BS in Finance from Pennsylvania State University and an MBA from San Diego State University. He holds US Patent #7,613,634, for performing Electronic Retailing. He received two Air Force Achievement Medals, two Air Force Commendation Medals, and a Gulf War Service Medal.

Ken Berenger; Executive Vice President. Ken Berenger joined OriginClear in 2018 and serves as the Executive Vice President. Mr. Berenger has over twenty-five years of banking, investment, consulting, sales force training, and corporate finance experience. His experience ranges from public markets, private debt and equity, to consumer debt counseling and resolution and real estate financing ─ working extensively with distressed homeowners and legal professionals during the foreclosure crisis of 2008. Mr. Berenger earned an Emeritus Credential In Fintech Revolution: Transformative Financial Services and Strategies from the Wharton School of the University of Pennsylvania.

Prasad Tare; Chief Financial Officer. Prasad Tare has served as the Chief Financial Officer of OriginClear since June 2021. From March 2019 to April 2021, he was the Chief Financial Officer of Vertical Global Investments LLC, a private investment group. Prior to that, he was a Director at CBIZ Risk Advisory Services, a national public accounting and consulting firm, from 2016 to 2019, a Manager at RSM US LLP from 2013 to 2016 and a Senior Manager at EisnerAmper from 2004 to 2013.

AJ Fikejs; Vice President of Marketing. AJ Fikejs joined OriginClear in November 2023 as Vice President of Marketing. From October 2022 to November 2023, Mr. Fikejs was a Product Manager at Nielsen Holdings. Prior to that he was a Product Owner at Philips Respironics from July 2015 to October 2022. Mr. Fikejs holds a BS in Business Administration from Westminster College and an MBA from Chatham University.

William Charneski; Vice President of Mergers & Acquisitions. Since William Charneski joined OriginClear in 2014 he has served as Director of Engineering, Operations Manager, International Licensee Manager and is currently the Vice President of Mergers & Acquisitions. Mr. Charneski began his career at Dow Chemical in 1968, initially as a process engineer and later as a project manager, superintendent of various plans and Regional Sales Manager of specialty chemicals in the Western United States. He holds an MBA from Central Michigan University as well as a BS in Mechanical Engineering from the University of Illinois.

Daniel M. Early, P.E.; Chief Engineer. Daniel Early has served as Chief Engineer of OriginClear since January 2020 and General Manager of MWS since July 2018. From 2017 to 2018 he was a Senior Engineer and National Sales Manager at Applied Technologies, Inc. He was the Chief Technology Officer of Apptech Solutions, LLC from August 2010 to December 2016 and the President and Managing Partner of ACS Design, LLC from April 2002 to August 2010. Mr. Early holds a Bachelor of Science in Civil Engineering from Virginian Polytechnic Institute & State University (Virginia Tech) and is licensed as a Professional Engineer in Virginia, North Carolina, West Virginia, Montana, Pennsylvania, Maryland, New Mexico and North Dakota.

Marc Stevens; President, PWT Division. Marc Stevens founded Progressive Water Treatment, Inc. in 2000. In October 2015, OriginClear closed on the acquisition of PWT. Mr. Stevens started in the water industry in the 1980s as an assembler and shop helper, ultimately responsible for mechanical design, equipment fabrication, installation, startup and various service projects. He graduated to production and facility maintenance, and team management, before launching PWT. Marc is a graduate of DHP’s Water Treatment Certification Program (WTCP), the only high purity water treatment certification program in the industry.
WODI’s Competition

Competitive Analysis

WODI’s competitors fail to differentiate in terms of technology and marketing, subjecting them to macro-industry opportunities and threats. In contrast, WODI stands out in terms of technology, product, installation and marketing.

Intellectual Property

WODI holds several patents related to its MWS and WOD services. WODI has applied for a registered trademark for the mark “Water On Demand” and “Progressive Water Treatment” in the United States. WODI relies and expects to continue to rely on a combination of confidentiality agreements with its employees, consultants, and third parties with whom it has relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect its proprietary rights. In connection with the purchase of MWS, WODI acquired all of the intellectual property related to the MWS business, which include a license to certain patents, trade secrets and intellectual property assets. These patents include:

#	Owner	Jurisdiction	Description	Patent No.	Date Patent Issued	Expiration Date
1	Daniel Early	U.S.	Wastewater System & Method	US 8,372,274 B2 Applications: WIPO, Mexico	02/12/13	07/16/31
2*	Daniel Early	U.S.	Steel Reinforced HDPE Rainwater Harvesting	US 8,561,633 B2	10/22/13	05/16/32
3*	Daniel Early	U.S.	Wastewater Treatment System CIP	US 8,871,089 B2	10/28/14	05/07/32
4	Daniel Early	U.S.	Scum Removal System for Liquids	US 9,205,353 B2	12/08/15	02/19/34
5	Daniel Early	U.S.	Portable, Steel Reinforced HDPE Pump Station CIP	US 9,217,244 B2	12/22/15	10/20/31

*Patents 2 and 3 above are currently inactive and are in the process of being restored. Neither of these patents are considered core to the business.

Government Regulation

We are subject to various laws, regulations, and permitting requirements of federal, state, and local authorities, related to health and safety, anti-corruption and export controls. The foregoing may include the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Export Administration Regulations, Money Laundering Control Act of 1986 and any other equivalent or comparable laws of other countries. We believe that we are in material compliance with all such laws, regulations, and permitting requirements.

Employees and Human Capital Resources

As of the filing date, WODI had 32 full-time employees and seven contractors working for WODI. WODI is in the process of finalizing an arrangement with OriginClear, Inc. whereby post business combination, OriginClear may provide financial and administrative services for WODI. Following the business combination, it is anticipated that approximately 32 employees and seven contractors will be employed by WODI and will work directly for the combined company.

Facilities

WODI’s corporate headquarters are located at 13575 58th Street North, Suite 200, Clearwater, Florida 33760. WODI’s manufacturing facilities are located at 2535 E. University Drive, McKinney, Texas 75069, which includes five buildings totaling 12,400 square feet on 1.7 acres of land. The property includes additional space for several more assembly buildings when and if needed.

Legal Proceedings

WODI is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of business activities or otherwise. From time to time, we may be involved in pending or threatened claims relating to contract disputes, employment, intellectual property and other matters that arise in the normal course of our business, which we do not deem to be material to the business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WODI

You should read the following discussion and analysis of WODI’s financial condition and results of operations together with our condensed consolidated financial statements and the related notes appearing at the end of this proxy statement/prospectus/consent solicitation statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus/consent solicitation statement, including information with respect to WODI’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this proxy statement/prospectus/consent solicitation statement, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless otherwise indicated or the context otherwise requires, references in this section to “WODI,” “we,” “us,” “our” and other similar terms refer to WODI.

Water on Demand, Inc. (Texas)(Formerly Progressive Water Treatment, Inc.)

Business Combination Agreement

On October 24, 2023, WODI entered into the BCA with FRLA and Merger Sub.

The BCA provides, among other things, that Merger Sub will merge with and into WODI, with WODI as the surviving company in the merger and, after giving effect to such merger, WODI shall be a wholly-owned subsidiary of FRLA (the “Merger”). FRLA will change its name to “Water on Demand, Inc.” The Merger and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination.” In accordance with the terms and subject to the conditions of the BCA, at the effective time of the Merger (the “Effective Time”), among other things: (i) each share of FRLA Class A Common Stock and each share of FRLA Class B Common Stock (except for FRLA Class B Common Stock held by the Sponsor which are subject to forfeiture pursuant to the Sponsor Letter Agreement) that is issued and outstanding immediately prior to the Merger will become one share of our common stock, par value $0.0001 per share, and (ii) each share of common stock of WODI (subject to limited exceptions) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive that number of shares of our common stock equal to an exchange ratio, calculated as (a) the aggregate equity value of WODI of $32.0 million, divided by the aggregate number of shares of WODI common stock outstanding immediately prior to the Effective Time, divided by (b) the FRLA Share Value, where “FRLA Share Value” means (i) the aggregate amount of cash on deposit in the Trust Account (without giving effect to stockholder redemptions) as of two business days prior to the closing date of the Merger, including interest not previously released to us to pay our taxes divided by (ii) the total number of then issued and outstanding shares of FRLA Class A Common Stock (without giving effect to stockholder redemptions).

Critical Accounting Policies

The Securities and Exchange Commission (“SEC”) defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition. The Company has a fiscal year end of December 31st.

Revenue Recognition

Revenue will be received in the form of interest and fees in connection with financing projects. Revenue is recognized at the time of receipt.

Revenues and related costs on construction contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue and associated profit, will be recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined. Revisions in cost and profit estimates during the course of the contract are reflected in the accounting period in which the facts for the revisions become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements, may result in revisions to costs and income, which are recognized in the period the revisions are determined.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review the Company’s goodwill, impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, inventory valuation, valuations of non-cash capital stock issuances and the valuation allowance on deferred tax assets. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Fair Value of Financial Instruments

Fair value of financial instruments requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2023 and 2022, the amounts reported for cash, prepaid expenses, accounts payable and accrued expenses approximate the fair value because of their short maturities.

Results of Operations

WODI is the combination of three business units formed by OriginClear, Inc., which consists of Progressive Water Treatment (“PWT”), Modular Water Systems (“MWS”) and Water on Demand, Inc. (“WODI NV”).  The combined companies offer complementary offerings that create meaningful synergies with the goal of allowing WODI to emerge as a leader in offering end-to-end outsourced water treatment services.  In this section, the combined entity will be referred to as “WODI Combined”, as compared to WODI (formerly PWT combined with MWS) and WODI NV.

WODI designs and manufactures a complete line of water treatment systems for municipal, industrial and pure water applications. Its uniqueness is its ability to gain an in-depth understanding of customer’s needs and then to design and build an integrated water treatment system using multiple technologies to provide a complete solution for its customers. WODI utilizes a wide range of technologies, including chemical injection, media filters, membrane, ion exchange and SCADA (supervisory control and data acquisition) technology in turnkey systems. WODI also offers a broad range of services including maintenance contracts, retrofits and replacement assistance. In addition, WODI rents equipment in contracts of varying duration.  Customers are primarily served in the United States and Canada, with the company’s reach extending worldwide from Siberia to Argentina to the Middle East.

In 2018, OCLN launched MWS, a leader in onsite, pre-fabricated wastewater treatment systems made with sophisticated materials that can last decades. MWS offers modular wastewater treatment products designed for commercial development, RV parks and campgrounds, residential development, schools and institutions, hotels and resorts and various other applications. MWS’s modular water treatment systems are factory assembled before shipment and on-site installation. MWS’s pre-fabrication strategy significantly simplifies and expedites final installation.

MWS’s modular systems utilize the latest advancements in wastewater technology including fixed film biological treatment, membrane bioreactor filtration and real-time remote monitoring and control systems. MWS systems utilize high quality Structurally Reinforced ThermoPlastics (SRTP), which offers significant advantages over other treatment systems, including longevity and transportability.

In 2023, OCLN launched WODI NV to offer private businesses the opportunity to outsource and finance water treatment and purification services on a per-gallon basis while gaining independence from traditional, centralized private water infrastructure. WODI NV’s value proposition is that by outsourcing water treatment and purification, private businesses can gain the water security of a private, decentralized infrastructure while avoiding the capital, technological and administrative burden required to design, finance, build, operate and maintain a water treatment solution. WODI NV uses a Design-Build-Own-Operate model for its pay-as-you-go water solutions for private businesses.

We are incurring expenses in connection with the operation of the business.

	Year Ended		Six Months Ended
	December 31, 2023	December 31, 2022	June 30, 2024	June 30, 2023
Revenue	$6,681,886	$10,350,281	$2,604,196	$3,823,932
Cost of Goods Sold	$6,055,365	$8,890,837	$2,332,346	$3,513,086
Operating Expenses	$1,847,793	$1,352,786	$673,455	$603,236

(Loss) income from Continuing Operations before Other (Expense)	$(1,221,272)	$104,384	$(401,605)	$(292,390)

Other expense	(18,341,253)	(430,994)	(4,737,764)	(8,979,157)

Net loss from continuing operations	$(19,562,525)	$(326,610)	$(5,139,369)	$(9,271,547)

Revenue and Cost of Sales

Revenue for the year ended December 31, 2023 and 2022 was $6,681,886 and $10,350,281, respectively, which represented a decrease of $3,668,395 (35.4%). The decrease was primarily due to the completion of a large contract in 2022 which resulted in higher income for that year. The volume of contracts executed in 2023 was lower than those of 2022.The higher revenue in 2022 was due to increased number of contracts acquired and executed.

The cost of goods sold for the year ended December 31, 2023 was $6,055,365, a decrease of $2,835,472 (31.9%) from $8,890,837 for the year ended December 31, 2022. The decrease was the result of decreased revenue as a result of fewer projects in 2023 compared to 2022 and consequently a decrease in cost of goods sold.

Revenue for the six-month periods ended June 30, 2024 and 2023 was $2,604,196 and $3,823,932, a decrease of $1,219,736 (31.9%) which is attributable to the completion of a large project in the first half of 2023 which was not the case in the first half of 2024. Additionally, Revenue from Equipment Contracts dropped from $1,980,345 in 2023 to $1,167,482 in 2024, a decrease of $812,863 (41%), primarily due to fewer contracts being executed during 2024. This was compensated by an increase of $337,105 (89%) in Component Sales to $715,977 in 2024 from $378,872 in 2023.as a result of increased orders for smaller components.

The cost of goods sold also decreased by $1,180,740 from $3,513,008 for the six months ended June 30, 2023 to $2,332,246 for the same period in 2024. The decrease was the result of lower contract volume in the first half of 2024. The decline in costs of goods sold approximates the reduction in revenue, although there was a slight improvement in cost efficiency due to the operational improvements in 2024.

Operating Expenses

Operating Expenses for the years ended December 31, 2023 and 2022, were $1,847,793 and $1,352,786, respectively. The $492,007 (36.6%) increase was the result of an increase of selling and marketing expenses in the amount of $73,101 and an increase of general administrative costs of $421,906 which included an increase in legal, accounting and compliance expenses primarily related to the business combination and registration process.

For the six-month periods ended June 30, 2024 and 2023, operating expenses were $673,455 and $603,236 which represents an increase in the amount of $70,219 (11.6%). This increase is attributed to General and administrative expenses which increased by $18,536, from $560,248 in 2023 to $578,784 in 2024. The increase of general and administrative expenses was attributed to increase in legal, accounting and compliance expenses primarily related to the business combination and registration process.

Other Income and Expenses

Other expenses increased by $17,910,259 to ($18,341,253) for the year ended December 31, 2023, compared to $(430,994) for the year ended December 31, 2022. The increase was predominantly the result of conversion and settlement costs related to the note purchase agreements, higher interest expenses from increased borrowings, preferred stock incentive compensation, and impairments related to receivables from related parties.

For the six-month periods ending June 30, 2024 and 2023 other expenses were $(4,737,764) and $(8,979,157) respectively, a decrease of  $4,241,393 primarily due to the net effects of a decrease in the amount of impairment of receivable from FRLA in the amount $1,472,985, a decrease in amounts attributed to conversion and settlement value added to note purchase agreement in the amount of $4,740,589, offset by an increase of interest expense in the amount of $728,617 due to higher borrowings, and an increase in impairment on related party receivable of $1,273,680.

Net Income (Loss)

For the year ended December 31, 2023, WODI had net loss of $19,562,525 as compared to net loss of $326,610 for the year ended December 31, 2022. The increase in loss was mainly due to decreased in revenue by $3,668,395 and increase in operating expenses in the amount of $495,007 and increase in other expenses in the amount of $17,910,259. These increases in operating expenses and other expense is primarily due to the impairment of receivable from SPAC, conversion and settlement costs related to note purchase agreements, and impairment on related party receivable. The impairment of the related party receivable reflects the fair value adjustments of the subsidiary’s assets and liabilities at the deconsolidation date, stemming from the deconsolidation from OCLN and due to the lack of repayment on outstanding receivables.

For the six months ended June 30, 2024, WODI had a net loss of $5,139,369 as compared to a net loss of $9,271,547 for the six months ended June 30, 2023 representing decrease in revenue by $1,219,736, increase in operating expenses of $70,219 , a decrease of $4,241,393 in other expenses , decrease of impairment of receivable from SPAC in the amount of $1,472,985, decrease in conversion and settlement value added to note purchase agreements in the amount of $4,740,589, increase in interest expense in the amount of $728,617 and an increase on impairment on related party receivable in the amount of $1,273,680. The decrease in revenue compared to the same period in 2023 is a result of completing a very large contract by WODI which was started in 2022. This large contract was a significant factor in the increase in 2023 revenues, whereas no contract of that size was obtained in 2024. The impairment of receivable from SPAC was recognized conservatively keeping in mind that until the merger closes, WODI would not know how much cash would be available in the Trust Account after potential redemptions. The conversion and settlement value added to the note purchase agreements represents additional value provided to noteholders during these transactions. Interest expense increased due to higher borrowings for operational and strategic purposes. The impairment on related party receivable was recognized due to the deconsolidation from OCLN and due to the lack of repayment on outstanding receivables.

Liquidity and Capital Resources

As of June 30, 2024, WODI Combined had total assets in the amount of $2,381,326, which consisted of cash in the amount of $202,644, contracts receivable $1,247,416, contract assets in the amount of $476,906, prepaid expenses of $34,354, net property and equipment in the amount of $2,006 and other assets consisting of SPAC Class B common shares valued at $400,000 and had total liabilities in the amount of $26,197,255, which consisted of $1,459,460 in accounts payable, $1,992,045 in accrued expenses, $1,619,757 in contract liabilities, $13,600 tax liability, $143,503 in customer deposits, a warranty reserve in the amount of $20,000, $53,063 for a line of credit, due to related party in the amount of $680,986, loan payable in the amount of $146,250 and convertible promissory notes in the amount of $20,068,589. The significant increase in liabilities compared to December 31, 2023, is primarily due to additional borrowings to finance working capital needs and legal, accounting and compliance expenses primarily related to the business combination and registration process. The decrease in total assets is mainly due to a reduction in contracts receivable, including slower collections from customers and decreases in contract assets due to completion of fewer projects.

As of December 31, 2023, WODI Combined had total assets in the amount of $2,742,167, which consisted of cash in the amount of $374,191, contracts receivable $1,509,504, contract assets in the amount of $455,102, net property and equipment in the amount of $3,370 and other assets consisting of SPAC Class B common shares valued at $400,000 and had total liabilities in the amount of $21,844,958, which consisted of $1,335,210 in accounts payable, $1,103,158 in accrued expenses, $1,346,366 in contract liabilities, $13,600 tax liability, $143,503 in customer deposits, a warranty reserve in the amount of $20,000, $178,808 for a line of credit, due to related party in the amount of $864,528 and convertible promissory notes in the amount of $16,729,089. The increase in total liabilities from December 31, 2022, is mainly due to the issuance of additional convertible promissory notes and an increase in accrued expenses related to the business combination process and other operation costs.

As of December 31, 2022, WODI Combined had total assets of $5,262,287, and total liabilities of $5,764,170. The significant decrease in total assets from December 31, 2022 to December 31, 2023, is primarily due to a reduction in contracts receivable and contracts assets, reflecting a slowdown in project acquisitions and completions. The increase in total liabilities is mainly attributable to additional borrowings and accrued expenses associated with restructuring and operational activities. Net cash used in operating activities was $3,747,544 for the year ended December 31, 2023, compared to net cash provided by operating activities of $300,001 for the year ended December 31, 2022, reflecting higher operating costs related to the business combination and restructuring efforts.

For the six months ended June 30, 2024, net cash used in operating activities was ($1,332,087), compared to ($2,437,273) for the six months ended June 30, 2023. This decrease in cash used in operations was driven by adjustments such as impairments, changes in contract receivables, and the recognition of settlement values related to note purchase agreements. The six-month period in 2024 saw additional impairments, including $1,128,000 related to SPAC receivables and $1,273,680 related to receivables from related parties. In contrast, the six-month period in 2023 reflected higher settlement costs for notes and a more significant impairment of SPAC receivables.

During the year ended December 31, 2023 and 2022, net cash used in operations by WODI Combined was ($3,747,544) and a net cash inflow of $300,001 respectively. The significant increase in net cash outflows in 2023 is primarily due to higher operating costs related to the business combination and restructuring efforts. The increased cash outflows reflect the company’s efforts to integrate the combined entities and address operational challenges.

As of December 31, 2023, WODI Combined had working capital deficit of $19,506,160 and an accumulated deficit of $20,089,408 as compared to a working capital deficit of $909,269 and an accumulated deficit of $588,318 for the year ended December 31, 2022. These factors, among others raise substantial doubt about our ability to continue as a going concern. The increase in the working capital deficit and accumulated deficit is primarily due to increased borrowings, higher operating expenses, and significant impairment charges. Our independent auditors, in their report on our audited financial statements for the years ended December 31, 2023 and 2022 expressed substantial doubt about our ability to continue as a going concern.

The ability of us to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion. We have obtained funds from investors in the year ended December 31, 2023 and the six months ended June 30, 2024, and we are pursuing various financing alternatives to fund the Company’s operations so it can continue as a going concern in the medium to long term. Management believes this funding will continue from our current investors and new investors.

The Company anticipates that a minimum of $2,500,000 in additional capital is required during the next twelve months to be able to support its planned operations. The available capital consists of cash on hand and available accounts receivable.

Based upon the amount of cash available to the post merger company, the Company will need to make changes to its business plan, including adjusting future capital expenditures, acquisitions and its planned business expansion. Specifically, if the amount of cash redemptions by FRLA is higher than anticipated, we may need to defer or scale back planned capital expenditures, delay or abandon potential acquisitions, and reduce or postpone our business expansion efforts.

There can be no assurance that such funding will be available to the Company in the amount required at any time or, if available, that it can be obtained on terms satisfactory to the Company. Management believes the existing shareholders, the prospective new investors and future revenue will provide the additional cash needed to meet our obligations as they become due and will allow the development of our core business operations.

To mitigate these risks, management is also exploring alternative financing options, such as issuing additional equity or debt securities, secured credit facilities, and seeking strategic partnerships or collaborations that could provide additional funding or reduce operational costs. However, these measures are contingent upon market conditions and the willingness of potential investors or partners to provide the necessary support.

Cash Flow

The table below, for the periods indicated, provides selected cash flow information:

	December 31, 2023	December 31, 2022
Net cash used in operating activities	$(3,747,544)	$300,001
Net cash used in investing activities	(3,979,985)	(1,137,267)
Net cash provided by financing activities	7,537,603	1,304,631
Net increase in cash and cash equivalents	$(189,927)	$467,365

At December 31, 2023, we had cash of $374,191 and $564,118 as of December 31, 2022.

During the year ended December 31, 2023, we raised an aggregate of $7,537,603 in convertible secured promissory notes and issuance of common stock as compared to $1,304,631 for the year ended December 31, 2022. Our ability to continue as a going concern is dependent upon raising capital from financing transactions and future revenue, however, there cannot be any assurance that we will be able to raise additional capital from financing.

Net cash used in operating activities was $(3,747,544) for the year ended December 31, 2023 as compared to net cash provided by operating activities of $300,001 for the year ended December 31, 2022.

Net cash used in investing activities for the year ended December 31, 2023 was $(3,979,985) as compared to ($1,137,267) for the year ended December 31, 2022.

Net cash provided by financing activities was $7,537,603 for the year ended December 31, 2023 as compared to $1,304,631 for the year ended December 31, 2022.

The table below, for the periods indicated, provides selected cash flow information:

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Net cash used in operating activities	$(1,332,087)	$(2,437,273)
Net cash used in investing activities	(1,128,000)	(2,600,985)
Net cash provided by financing activities	2,288,540	5,582,494
Net increase in cash and cash equivalents	(171,547)	544,236

At June 30, 2024, we had cash of $202,644 and $374,191 at December 31, 2023.

During the six months ended June 30, 2024, we raised an aggregate of $2,468,730 in convertible secured promissory notes, warrants and issuance of common stock as compared to $5,381,500 for the six months ended June 30, 2023. This decrease was primarily due to increased revenue and internal focus on completion of the business combination and business expansion. Our ability to continue as a going concern is dependent upon raising capital from financing transactions and future revenue, however, there cannot be any assurance that we will be able to raise additional capital from financings.

Net cash used in operating activities was $1,332,087 for the six months ended June 30, 2024 as compared to $2,437,273 for the six months ended June 30, 2023.

For the six months ended June 30, 2024 and 2023, cash used in investing activities was $1,128,000 and $2,600,985, respectively. The decrease in cash used in investing activities is primarily due to reduced capital expenditures as the company focused on conserving cash and prioritizing essential investments.

Net cash flows provided by financing activities was $2,288,540 for the six-month period ended June 30, 2024 as compared to $5,582,494 for the six months ended June 30, 2023. This decrease was the result of reduction of convertible notes, which were $2,042,500 in 2024 compared to $5,344,000 in 2023.

Although our proceeds from the issuance of convertible debt together with revenue from operations are currently sufficient to fund our operating expenses in the near future, we will need to raise additional funds in the future so that we can expand our operations and complete the business combination. Therefore, our future operations are dependent on our ability to secure additional financing. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, a downturn in the U.S. equity and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we may have to curtail our marketing and development plans and possibly cease our operations.

We have estimated our current average burn and believe that we have assets to ensure that we can function without liquidation for a limited time, due to our cash on hand, future revenue, and our ability to raise money from our investor base. Based on the aforesaid, we believe we have the ability to continue our operations for the immediate future and will be able to realize assets and discharge liabilities in the normal course of operations. However, there cannot be any assurance that any of the aforementioned assumptions will come to fruition and as such we may only be able to function for a short time.

Common Control Transactions

The financial statements presented are based on common control accounting per Financial Accounting Standards Boards (“FASB”) Accounting Standards Codification (“ASC”) 805 as the Company's Executive Officer, T. Riggs Eckelberry, has a controlling financial interest in both WODI and PWT and therefore, WODI Combined. Mr. Eckelberry holds 1,000 shares of Series C preferred stock of OriginClear, Inc. which entitles Mr. Eckelberry 51% of the total voting power of OriginClear, Inc. stockholders.  As of June 30, 2024, OriginClear, Inc. owned 90% of WODI Combined.  OriginClear, Inc.  provides operational, management and administrative services to WODI including its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, full-time employees and consultants.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of June 30, 2024 and December 31, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of June 30, 2024, WODI Combined had an aggregate of $20,068,589 in convertible promissory notes classified as short-term liabilities. This amount is strictly related to the convertible NPA loans and does not include the promissory notes payable to related parties.  An additional $680,986 in promissory notes payable to related parties is reflected in the combined financial statements.

Fair Value of Financial Instruments

ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of us. Unobservable inputs reflect our assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

•

Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

•

Level 2 – Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of our assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Income Taxes

We account for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits, and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. We are currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

We have identified the United States as its only “major” tax jurisdiction.

We may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. Our management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

We comply with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, we first considered the undistributed income (loss) allocable to both the redeemable Common Stock and non-redeemable Common Stock and the undistributed income (loss) is calculated using the total net loss less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable Common Stock. Any remeasurement of the accretion to redemption value of the Common Stock subject to possible redemption was considered to be dividends paid to the public stockholders.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40).” The amendment in this ASU is to address issues identified as a result of the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity. For convertible instruments, the Board decided to reduce the number of accounting models for convertible debt instruments and convertible preferred stock per this ASU. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with prior GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this ASU are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Board specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. We have not early adopted the ASU and it will become effective for us on January 1, 2024 as we are an emerging growth company. We believe the adoption of this ASU would not have a material effect on our financial statements.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Recent Trends

Our primary goal remains meeting client demands for additional orders of our technology and ensuring consistent performance in the field. The Company is focused on scaling its business to meet incoming orders. Increasing demand, along with media coverage in the United States, has driven and continues to drive an increase in orders and client inquiries.

Sales trends for the periods ended June 30, 2024 and December 31, 2023 showed demand across all of Water On Demand’s product service lines. The sales pipeline continues to grow and is strong, though similar to many business-to-business transactions, the enterprise sales cycle is extremely lengthy. Although we have executed contracts in less than 30 days, notionally these negotiations can range up to several years, taking into account the customer’s budget, finance, legal, facilities and other reviews. The sales process for this brand-new offering type requires significant streamlining and improvements, and we are taking steps to ensure our sales processes are robust, repeatable, and can enable our products to move through the sales pipeline quicker.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements combines the historical financial statements of Fortune Rise Acquisition Corporation (“FRLA”), the historical financial statements of Water on Demand, Inc. (“WODI”) and the historical financial statements of Progressive Water Systems, Inc. (“PWT”) as adjusted to give effect to the Transactions. WODI merged with PWT in September 2023. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on June 30, 2024. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 gives effect to the Transactions as if they had occurred on January 1, 2023, the beginning of the earliest period presented.

On September 21, 2023, WODI entered into a merger agreement with PWT with PWT becoming the surviving entity. In connection with the merger with WODI, PWT changed its name to Water on Demand, Inc. The financial statements of PWT for the year ended December 31, 2023 were included in the operations of WODI for the year ended December 31, 2023 as if the WODI merger with PWT was occurred on January 1, 2023.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Transactions.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 has been prepared using, and should be read in conjunction with, the following:

●	FRLA’s unaudited condensed consolidated balance sheet as of June 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus; and

●	WODI’s unaudited condensed balance sheet as of June 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 has been prepared using, and should be read in conjunction with, the following:

●	FRLA’s unaudited consolidated condensed statement of operations for the six months ended June 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus; and

●	WODI’s unaudited statement of operations for the six months ended June 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

●	FRLA’s consolidated statement of operations for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus;

●	WODI’s statement of operations for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On October 24, 2023, FRLA, Merger Sub, and WODI entered into the Business Combination Agreement, as amended February 6, 2024, pursuant to which WODI will merge with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of FRLA (the “Merger”) and FRLA will change its name to “Water on Demand, Inc.” which will continue as the surviving public corporation after the Closing (collectively, the “Business Combination”).

Pursuant to the Business Combination Agreement, at the Effective Time, (A) each share of FRLA Class A common stock, par value $0.0001 per share (“FRLA Class A Common Stock”) and each share of FRLA Class B common stock, par value $0.0001 per share (“FRLA Class B Common Stock”) (other than such shares of FRLA Class B Common Stock held by Fortune Rise Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) which were forfeited pursuant to the Sponsor Letter Agreement (as defined below) that is issued and outstanding immediately prior to the Merger shall become one share of FRLA common stock, par value $0.0001 per share (“Common Stock”), (B) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of WODI (“WODI Common Stock”); (C) each share of WODI Preferred Stock shall convert to WODI Common Stock in accordance with the terms thereof immediately prior to the Effective Time; (D) each share of WODI Common Stock (other than the WODI Common Stock held as treasury stock by WODI) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive that number shares of Common Stock equal to the Merger Consideration (as defined below); (E) any shares of WODI Common Stock that are restricted or subject to vesting shall automatically vest and be converted into shares of Common Stock granted as part of the Merger Consideration; (F) certain convertible promissory notes issued by WODI shall convert into shares of WODI Common Stock; and (G) each share of WODI Common Stock held by WODI as treasury stock immediately prior to the Effective Time will be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

WODI shareholders shall be entitled to, with respect to each outstanding share of WODI Common Stock, a number of shares of Common Stock, equal to the Exchange Ratio (the “Merger Consideration”, and the shares of Common Stock issued as Merger Consideration, the “Merger Consideration Shares”), where the Exchange Ratio is equal to the quotient of (A) (i) $32,000,000, divided by (ii) the sum of the aggregate number of shares of WODI Common Stock outstanding immediately prior to the Effective Time (including accelerated vested restricted stock grants and converted preferred stock), and (B) (i) the aggregate amount of cash on deposit in the Trust Account (without giving effect to the redemption of any shares by FRLA’s public stockholders) as of two business days prior to the Closing Date, including interest not previously released to FRLA to pay taxes of FRLA divided by (ii) the total number of then issued and outstanding shares of FRLA Class A Common Stock (without giving effect to the redemption of any shares by FRLA’s public stockholders). The Exchange Ratio for the exchange of FRLA shares for WODI shares under the two assumed redemption scenarios (assuming no redemptions and maximum redemptions) is 0.13916711.

Concurrently with the execution of the Business Combination Agreement, the Sponsor, FRLA and WODI entered into a Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor agreed to (a) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) agree to or alternatively waive any adjustment to the conversion ratio set forth in the Certificate of Incorporation or other governing documents of FRLA or any other anti-dilution or similar protection with respect to the FRLA Class B Common Stock, such that the FRLA Class B Common Stock will convert into Common Stock at the Closing on a one-to-one basis, and (c) subject certain of the FRLA Class B Common Stock currently held by the Sponsor and certain FRLA Class A Common Stock issuable to the Sponsor on exercise of a warrant owned by the Sponsor to potential forfeiture, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Accounting for the Business Combination

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting, FRLA will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, WODI’s stockholders are expected to have a majority of the voting power of the Combined Company, WODI will comprise all of the ongoing operations of the Combined Company, WODI will comprise a majority of the governing body of the Combined Company, and WODI’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of WODI issuing shares for the net assets of FRLA, accompanied by a recapitalization. The net assets of FRLA will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of WODI.

Basis of Pro Forma Presentation

The unaudited pro forma combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of FRLA Common Stock:

●

Assuming No Redemptions (Scenario 1): This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares (excluding the Redeemed Public Shares) for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

●

Assuming Maximum Redemptions (Scenario 2): This presentation assumes that a maximum of 3,162,548 Public Shares issued and outstanding as of the Closing are redeemed, resulting in an aggregate cash payment of approximately $35.6 million from the Trust Account based on an assumed redemption price of $11.25 per share as of June 30, 2024. As of the date of this proxy statement/prospectus, the redemption price increased from $11.25 per share to $11.34 per share which reflects $300,000 non-interest bearing loans from WODI and deposited into the Trust Account in order to extend the available time to complete the Business Combination to October 5, 2024.

The following table illustrates estimated ownership levels in the Combined Company, immediately following the consummation of the Business Combination, based on the two scenarios of redemptions by the Public Stockholders and the following assumptions:

	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Ownership in shares	Ownership %	Ownership in shares	Ownership %
FRLA Public Stockholders	3,162,548	38.6%	-	-%
FRLA Initial Stockholders	1,466,750	17.9%	1,466,750	29.2%
Representative Shares	120,000	1.5%	120,000	2.4%
WODI Shareholders(1)	3,438,688	42.0%	3,438,688	68.4%
Total	8,187,986	100.0%	5,025,438	100.0%

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the exercise of all FRLA Warrants, which are exercisable for one share of FRLA Common Stock at a price of $11.50 per share. The following table illustrates estimated ownership levels in the Combined Company based on the minimum and maximum scenarios of redemptions by the Public Stockholders with all possible sources of dilution and the following assumptions:

	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Ownership in shares	Ownership %	Ownership in shares	Ownership %
FRLA Public Stockholders (2)	8,050,048	59.1%	4,887,500	46.9%
FRLA Initial Stockholders	1,466,750	10.8%	1,466,750	14.0%
Representative Shares	120,000	0.9%	120,000	1.1%
WODI Shareholders (1) (3)	3,970,018	29.2%	3,970,018	38.0%
Total	13,606,816	100.0%	10,444,268	100.0%

(1)Including the conversion of WODI’s convertible secured promissory notes into approximately 8.7 million shares of WODI common stock and the vesting of approximately 2.6 million shares of WODI’s unvested restricted stock issued to members of WODI’s Board, employees and consultants with vesting condition at the time of the consummation of the Business Combination.

(2)Including the exercise of 4,887,500 FRLA public warrants, for which each warrant entitles the holder thereof to purchase one share of FRLA common stock at an exercise price of $11.50 per share.

(3)Including 3,817,935 WODI warrants issued to investors to purchase WODI common stock at an exercise price of $0.0001 per share. These warrants will be assumed by FRLA at an exchange ratio of 0.13916711 upon consummation of the BCA.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2024

			Scenario 1			Scenario 2
			Assuming No			Assuming Maximum
			Redemptions			Redemptions
						Additional
	(1)	(2)	Transaction			Transaction
	FRLA	WODI	Accounting		Pro Forma	Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments	Note	Combined	Adjustments	Note	Combined

Assets:
Current assets:
Cash and cash equivalents	$3,957	202,644	35,623,340	(A)	$31,811,691	(35,563,844)	(M)	$-
			(297,000)	(D)		3,752,153	(M)	-
			(300,000)	(E)				-
			(3,421,250)	(G)				-
Contracts receivable	-	1,247,416	-		1,247,416	-		1,247,416
Contract assets	-	476,906	-		476,906	-		476,906
Receivable from SPAC (FRLA)	-	-	5,735,735	(F)	-	-		-
			(5,735,735)	(F)				-
Prepaid expenses	18,858	34,354	-		53,212	-		53,212
Total current assets	22,815	1,961,320	31,605,090		33,589,225	(31,811,691)		1,777,534

Net property and equipment	-	2,006	-		2,006	-		2,006
SPAC Class B common shares purchase cost	-	400,000	(400,000)	(B)	-	-		--
Security Deposit	-	18,000	-		18,000	-		18,000
Cash held in Trust Account	35,623,340	-	(35,623,340)	(A)	-	-		-
Total Assets	$35,646,155	2,381,326	(4,418,250)		$33,609,231	(31,811,691)		$1,797,540

Liabilities, Temporary Equity, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$533,878	3,451,505	(100,000)	(D)	$3,785,383	-		$3,785,383
			(100,000)	(E)
Bank overdraft	-	-	-		-	3,752,153	(M)	3,752,153
Contract liabilities	-	1,619,759	-		1,619,759	-		1,619,759
Tax liability 83(b)	-	13,600	-		13,600	-		13,600
Customer deposit	-	143,503	-		143,503	-		143,503
Warranty reserve	-	20,000	-		20,000	-		20,000
Line of credit	-	53,063	-		53,063	-		53,063
Due to related parties	62,903	680,986	-		743,889	-		743,889
Loan payable, merchant cash advance	-	146,250	-		146,250	-		146,250
Convertible secured promissory note	-	20,068,589	(20,068,589)	(L)	-	-		-
Promissory notes - related parties	5,785,735	-	(5,735,735)	(F)	50,000	-		50,000

Income taxes payable	6,580	-	-		6,580	-		6,580
Franchise taxes payable	51,210	-	-		51,210	-		51,210
Excise taxes payable	703,866	-	-		703,866	-		703,866
Total current liabilities	7,144,172	26,197,255	(26,004,324)		7,337,103	3,752,153		11,089,256

Deferred underwriters' discount	3,421,250	-	(3,421,250)	(G)	-	-		-
Total Liabilities	10,565,422	26,197,255	(29,425,574)		7,337,103	3,752,153		11,089,256

Commitments and Contingencies

Class A common stock subject to possible redemption	35,563,844	-	(35,563,844)	(M)	-	-		-

Stockholders’ Equity (Deficit):
Preferred stock	-	-	-		-	-		-
Common stock	-	1,340	159	(C)	819	(316)	(M)	503
			(2,127)	(I)				-
			258	(J)				-
			873	(L)				-
			316	(M)				-
Class A common stock	66	-	(66)	(C)	-	-		-
Class B common stock	244	-	(244)	(C)	-	-		-
Additional paid-in capital	-	1,411,508	(12,313,720)	(C)	45,864,843	(35,563,528)	(M)	10,301,315
			(200,000)	(E)				-
			716,250	(H)				-
			2,127	(I)				-

			100,233	(J)			-
			517,200	(K)			-
			20,067,716	(L)			-
			35,563,528	(M)			-
Accumulated deficit	(10,483,421)	(25,228,777)	(400,000)	(B)	(19,593,533)	-	(19,593,533)
			12,313,871	(C)			-
			(197,000)	(D)			-
			5,735,735	(F)			-
			(716,250)	(H)			-
			(100,491)	(J)			-
			(517,200)	(K)			-
Total Stockholders' Equity (Deficit)	(10,483,111)	(23,815,929)	60,571,168		26,272,128	(35,563,844)	(9,291,716)
Total Liabilities, Temporary Equity, and Stockholders' Equity (Deficit)	$35,646,155	2,381,326	(4,418,250)		$33,609,231	(31,811,691)	$1,797,540

(1)Derived from the unaudited condensed consolidated balance sheet of Fortune Rise Acquisition Corp ("FRLA") as of June 30, 2024-  See FRLA’s consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(2)Derived from the unaudited balance sheet of Water on Demand., Inc. ("WODI") as of June 30, 2024-  See WODI’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

			Scenario 1			Scenario 2
			Assuming No			Assuming Maximum
			Redemptions			Redemptions
						Additional
	(1)	(2)	Transaction			Transaction
	FRLA	WODI	Accounting		Pro Forma	Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments	Note	Combined	Adjustments	Note	Combined

Sales	$-	2,604,196	-		$2,604,196	-		$2,604,196
Cost of Goods Sold	-	2,332,346	-		2,332,346	-		2,332,346
Gross Profit	-	271,850	-		271,850	-		271,850

Operating expenses:
Selling and marketing expenses	-	94,671	-		94,671	-		94,671
General and administrative expenses	781,354	578,784	-		1,360,138	-		1,360,138
Franchise tax expenses	70,600	-	-		70,600	-		70,600
Total operating expenses	851,954	673,455	-		1,525,409	-		1,525,409
Loss from Operations	(851,954)	(401,605)	-		(1,253,559)	-		(1,253,559)
Other income (loss)
Interest earned on cash held in Trust Account	167,194	-	(167,194)	(DD)	-	-		-
Other income	-	1,143	-		1,143	-		1,143
Impairment of receivable from SPAC (FRLA)	-	(1,128,000)	1,128,000	(AA)	-	-		-
Conversion and settlement value added to note purchase agreements	-	(1,297,000)	-		(1,297,000)	-		(1,297,000)
Interest expense	-	(1,040,227)	920,390	(BB)	(119,837)	-		(119,837)
Impairment on related party receivable	-	(1,273,680)	-		(1,273,680)			(1,273,680)
Total other income (loss)	167,194	(4,737,764)	1,881,196		(2,689,374)	-		(2,689,374)
Income (loss) before income taxes	(684,760)	(5,139,369)	1,881,196		(3,942,933)	-		(3,942,933)
Provision for income taxes	(20,285)	-	20,285	(DD)	-	-		-
Net income (loss)	$(705,045)	(5,139,369)	1,901,481		$(3,942,933)	-		$(3,942,933)

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	3,162,548		(3,162,548)	(CC)	-	-		-
Basic and diluted net loss per share, common stock subject to possible redemption	$(0.01)				$-			$-
Basic and diluted weighted average shares outstanding, common stock attributable to FRLA	3,109,250		5,078,736	(CC)	8,187,986	(3,162,548)	(BB)	5,025,438
Basic and diluted net loss per share, common stock attributable to FRLA	$(0.22)				$(0.48)			$(0.78)

Basic and diluted weighted average of common stock outstanding		13,399,267
Basic and diluted loss per share per common stock		(0.38)

(1)Derived from the unaudited condensed consolidated statement of operations of FRLA for the six months ended June 30, 2024.  See FRLA’s consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(2)Derived from the unaudited statement of operations of WODI for the six months ended June 30, 2024.  See WODI’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

			Scenario 1			Scenario 2
			Assuming No			Assuming Maximum
			Redemptions			Redemptions
						Additional
	(1)	(2)	Transaction			Transaction
	FRLA	WODI	Accounting		Pro Forma	Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments	Note	Combined	Adjustments	Note	Combined

Sales	$-	6,681,886	-		$6,681,886	-		$6,681,886
Cost of Goods Sold	-	6,055,365	-		6,055,365	-		6,055,365
Gross Profit	-	626,521	-		626,521	-		626,521

Operating expenses:
Selling and marketing expenses	-	182,048	-		182,048	-		182,048
General and administrative expenses	2,060,089	1,665,745	197,000	(EE)	5,256,775	-		5,256,775
			716,250	(FF)
			100,491	(GG)
			517,200	(HH)
Franchise tax expenses	138,050	-	-		138,050	-		138,050
Total operating expenses	2,198,139	1,847,793	1,530,941		5,576,873	-		5,576,873
Loss from Operations	(2,198,139)	(1,221,272)	(1,530,941)		(4,950,352)	-		(4,950,352)
Other income (loss)
Dividend earned on investment held in Trust Account	2,342,684	-	(2,342,684)	(DD)	-	-		-
Other income	-	127,448			127,448	-		127,448
Impairment of receivable from SPAC (FRLA)	-	(3,979,985)	3,979,985	(AA)	-	-		-
Preferred stock incentive compensation	-	(576,618)	-		(576,618)	-		(576,618)
Conversion and settlement value added to note purchase agreements	-	(8,108,589)	-		(8,108,589)	-		(8,108,589)
Interest expense	-	(1,172,460)	1,032,123	(BB)	(140,337)	-		(140,337)
Loss upon deconsolidation	-	(4,631,049)	-		(4,631,049)	-		(4,631,049)
Total other income (loss)	2,342,684	(18,341,253)	2,669,424		(13,329,145)	-		(13,329,145)
Income (loss) before income taxes	144,545	(19,562,525)	1,138,483		(18,279,497)	-		(18,279,497)
Provision for income taxes	(496,250)	-	496,250	(DD)	-	-		-
Net (loss) income	$(351,705)	(19,562,525)	1,634,733		$(18,279,497)	-		$(18,279,497)

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	5,476,390		(5,476,390)	(CC)	-	-		-
Basic and diluted net income per share, common stock subject to possible redemption	$0.20				$-			$-
Basic and diluted weighted average shares outstanding, common stock attributable to FRLA	3,109,250		5,078,736	(CC)	8,187,986	(3,162,548)	(BB)	5,025,438
Basic and diluted net income per share, common stock attributable to FRLA	$(0.47)				$(2.23)			$(3.64)

Basic and diluted weighted average of common stock outstanding		10,516,531
Basic and diluted loss per share per common stock		(1.86)

(1)Derived from the consolidated statement of operations of FRLA for the year ended December 31, 2023.  See FRLA’s consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(2)Derived from the statement of operations of WODI for the year ended December 31, 2023.  See WODI’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, FRLA will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of WODI issuing shares for the net assets of FRLA, accompanied by a recapitalization. The net assets of FRLA will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2024. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2023, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations. These statements also take into account the merger between PWT and WODI in September 2023.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 has been prepared using, and should be read in conjunction with, the following:

●	FRLA’s unaudited condensed consolidated balance sheet as of June 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus; and

●	WODI’s unaudited condensed balance sheet as of June 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 has been prepared using, and should be read in conjunction with, the following:

●	FRLA’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus; and

●	WODI’s unaudited statement of operations for the six months ended June 30, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

●	FRLA’s consolidated statement of operations for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus; and

●	WODI’s statement of operations for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of FRLA and WODI.

The unaudited pro forma combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of FRLA common stock:

●

Assuming No Redemptions (Scenario 1): This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares (excluding the Redeemed Public Shares) for their pro rata share of the Trust Account; and

●

Assuming Maximum Redemptions (Scenario 2): This presentation assumes that a maximum of 3,162,548 Public Shares issued and outstanding as of the Closing are redeemed, resulting in an aggregate cash payment of approximately $35.6 million from the Trust Account based on an assumed redemption price of $11.25 per share as of June 30, 2024. As of the date of this proxy statement/prospectus, the redemption price increased from $11.25 per share to $11.34 per share which reflects $300,000 non-interest-bearing loans from WODI and deposited into the Trust Account in order to extend the available time to complete the Business Combination to October 5, 2024.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that WODI believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believe that their assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Note 2 – Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 - Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). WODI has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2024 are as follows:

(A)	Reflects the reclassification of cash held in the Trust Account that becomes available for general use following the Business Combination;
(B)	Reflects the elimination of the stockholders' deficit of FRLA, the accounting acquiree, with WODI's investment in FRLA's Class B common shares upon the consummation of the Business Combination;

(C)

Reflects the elimination of the stockholders' deficit of FRLA, the accounting acquiree, into WODI's additional paid-in capital upon the consummation of the Business Combination; the automatic conversion of 665,500 shares of FRLA Class A common stock into FRLA common stock; and the automatic conversion of 921,250 founder shares of FRLA Class B common stock into FRLA common stock;

(D)

Reflects the settlement of approximately $0.3 million of total FRLA’s estimated transaction costs related to the Business Combination, of which, 1) approximately $0.1 million of transaction costs accrued as of the date of the unaudited pro forma condensed combined balance sheet and 2) approximately $0.2 million of transaction costs classified as an adjustment to FRLA's Accumulated Deficit and then transferred into WODI’s additional paid-in-capital upon consummation of the Business Combination;

(E)

Reflects the settlement of approximately $0.3 million of total WODI's estimated transaction costs related to the Business Combination, of which, 1) approximately $0.1 million of transaction costs accrued as of the date of the unaudited pro forma condensed combined balance sheet and 2) approximately $0.2 million of transaction costs classified into additional paid-in capital upon the closing of the Business Combination;

(F)

Reflects approximately $5.7 million of reversal of impairment of WODI's receivable from FRLA which was eliminated with FRLA's promissory note payable upon consummation of the Business Combination. This adjustment is considered to be a one-time charge and is not expected to recur;

(G)	Reflects the settlement of $3,421,250 deferred underwriters' discount that becomes due and payable upon the consummation of the Business Combination;
(H)

Reflects the stock compensation expenses of approximately $0.7 million in connection with the sale of FRLA Founder Shares to FRLA’s officers, directors and secretary with vesting condition at the time of the consummation of the Business Combination;

(I)	Reflects the recapitalization through the issuance of 3,438,688 shares of FRLA common stock with $0.0001 par value to WODI shareholders upon the consummation of the Business Combination;

(J)

Reflects compensation expenses of approximately $0.1 million in connection with WODI's unvested restricted stock issued to members of WODI's Board, employees and consultants with vesting condition at the time of the consummation of the Business Combination.  This vesting adjustment is considered to be a one-time charge and is not expected to recur;

(K)

Reflects stock compensation expenses of approximately $0.5 million in connection with the 60,000 FRLA Class B Common shares granted by Sponsor to FRLA’s directors with vesting condition at the time of the consummation of the Business Combination;

(L)

Reflects the conversion of approximately $20.1 million of WODI Convertible Notes into approximately 8.7 million shares of WODI common stock upon consummation of the Business Combination with a weighted average conversion price of $2.30 per share; and

(M)

In Scenario 1, reflects the reclassification of 3,162,548 shares of FRLA common stock subject to possible redemption to permanent equity at $0.0001 par value with no redemptions. In Scenario 2, which assumes the same facts as described in Items A through L above, but reflects the assumption that the maximum number of 3,162,548 shares of FRLA Class A common stock are redeemed for cash by FRLA stockholders.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 are as follows:

(AA)

Reflects reversal of impairment of receivable between WODI and FRLA. Upon consummation of the Business Combination, this amount of receivable is settled in cash and therefore no impairment would be necessary. This adjustment is considered to be a one-time charge and is not expected to recur;

(BB)	Reflects reversal of interest expense incurred on WODI Convertible Notes upon conversion of WODI Convertible Notes into WODI common stock upon consummation of the Business Combination;

(CC)

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination as if it had been consummated on January 1, 2023. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. In Scenario 2, this calculation is retroactively adjusted to eliminate the number of 3,162,548 shares of FRLA Class A Common Stock are redeemed for cash by FRLA shareholders for the entire period at the time of the consummation of the Business Combination;

(DD)

Represents an adjustment to eliminate interest earned on investment held in Trust Account, net of income tax effect, as if the Business Combination had been consummated on January 1, 2023, the beginning of the earliest period presented;

(EE)	Reflects approximately $0.2 million of FRLA’s transaction costs to be incurred subsequent to June 30, 2024. This is a non-recurring item;

(FF)

Reflects the stock compensation expenses of approximately $0.7 million in connection with the sale of FRLA founder shares to FRLA’s officers, directors and secretary with vesting condition at the time of the consummation of the Business Combination. This vesting adjustment is considered to be a one-time charge and is not expected to recur. The estimated compensation expenses were determined based on a grant date fair value of $9.55 per each FRLA share with a discount rate of 25% with an estimated fair value of $7.16 per share, for which management has included the assumption of the estimated chance that the business combination will not occur and the founder shares will become worthless based upon the knowledge of the SPAC market condition at that time, multiplied by a total of 100,000 founder shares;

(GG)

Reflects the stock compensation expenses of approximately $0.1 million in connection with WODI's unvested restricted stock issued to members of WODI's Board, employees and consultants with vesting condition at the time of the consummation of the Business Combination.  The estimated stock compensation expenses were determined by a third party independent valuation firm using a per share enterprise value of WODI of $0.03893 as of grant date multiplied by a total of restricted stock of 2,581,344 unrestricted shares.  This vesting adjustment is considered to be a one-time charge and is not expected to recur; and

(HH)

Reflects the stock compensation expenses of approximately $0.5 million in connection with the 60,000 FRLA Class B Common shares granted by Sponsor to FRLA’s directors with vesting condition at the time of the consummation of the Business Combination. This vesting adjustment is considered to be a one-time charge and is not expected to recur.  The estimated stock compensation expenses were determined based on grant date fair value of $11.00 per each FRLA share with a discount rate of 21.6% with an estimated fair value of $8.62 per share, for which management has included the assumption of the estimated chance that the business combination will not occur and the founder shares will become worthless based upon the knowledge of the SPAC market condition at that time, multiplied by a total of 60,000 FRLA Class B common shares.

Note 4 – Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Business Combination, assuming the shares were outstanding since the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

Basic and diluted loss per share is computed by dividing pro forma net loss by the weighted average number of the shares of FRLA Common Stock outstanding during the periods.

The unaudited pro forma condensed combined loss per share has been prepared assuming no redemptions and assuming maximum redemptions for the six months ended June 30, 2024:

	For the Six Months Ended June 30, 2024
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss attributable to the stockholders	$(4,048,933)	$(4,048,933)
Weighted average shares outstanding – basic and diluted	8,187,986	5,025,438
Pro forma loss per share – basic and diluted	$(0.49)	$(0.81)

Weighted average shares calculation, basic and diluted
Common Stock
FRLA Public Stockholders	3,162,548	-
FRLA Initial Stockholders	1,466,750	1,466,750
Representative Shares	120,000	120,000
WODI Shareholders	3,438,688	3,438,688
Total weighted average shares outstanding	8,187,986	5,025,438

The unaudited pro forma condensed combined loss per share has been prepared assuming no redemptions and assuming maximum redemptions for the year ended December 31, 2023:

	For the Year Ended December 31, 2023
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss attributable to the stockholders	$(18,279,497)	$(18,279,497)
Weighted average shares outstanding – basic and diluted	8,187,986	5,025,438
Pro forma loss per share – basic and diluted	$(2.23)	$(3.64)

Weighted average shares calculation, basic and diluted
Common Stock
FRLA Public Stockholders	3,162,548	-
FRLA Initial Stockholders	1,466,750	1,466,750
Representative Shares	120,000	120,000
WODI Shareholders	3,438,688	3,438,688
Total weighted average shares outstanding	8,187,986	5,025,438

DIRECTORS AND EXECUTIVE OFFICERS OF FRLA

Current Directors and Executive Officers

FRLA’s directors and executive officers are as follows as of the Record Date:

Name	Age	Position
Ryan Spick	46	Chief Financial Officer and Principal Executive Officer
Ronald J. Pollack	67	Director and Chairman
Beau Vuillemot	43	Director
Philip Goodman	87	Director

Ryan Spick

Ryan Spick has served as Chief Financial Officer and Principal Executive Officer of FRLA since December 2023, and previously served on the FRLA Board from December 2022 to December 2023. In 2007, Mr. Spick founded The Dream Builder Group, a personal and business development company helping individuals and professionals to accomplish their ideal lifestyle and optimal success. Mr. Spick works with business owners to scale up their companies through analysis and targeted improvements. His proven expertise ranges from determining target audience, market research, branding, developing budgets, estimates, scopes of work to client relations, as well as implementing back-office functions and coordinating with trades. With an extensive background in institutional and commercial construction, Mr. Spick specializes today in planning, strategizing, and managing sophisticated real estate projects from start to finish. He attended the British Columbia Institute of Technology and began his business career in Canada. Mr. Spick is now based in Arizona and is passionate about mountain sports.

Ronald J. Pollack

Ronald Pollack has served on the FRLA Board since December 2022. Mr. Pollack is an experienced financial professional, angel investor and board member. He currently serves on the Board of Directors of Ronati (eCommerce software, private) (since 2021) and Venocare (medical devices, private) (since 2021) and the Advisory Board of CISO Global (cyber security managed services, NASDAQ: CISO) (since 2020). Mr. Pollack previously served on the Board of Directors of TiE Tampa (a global entrepreneurship organization) and co-chair of its Florida angel network (from 2019 to 2022). He was a founding investor and served as Chairman of the Board of Telepathy Labs (artificial intelligence, private) from its inception in 2016 through its Series Seed in 2020. He is expert in finance and investing, having built a successful hedge fund business across multiple strategies and industry sectors. Mr. Pollack was founder and Managing Partner of Bulldog Capital Management, founded in 1992, a $1+ billion family of investment funds with a special focus on technology, including early-stage venture investments such as Digital Lightwave (fiber optic data networking, exited via IPO), Inktomi (search engine, exited via IPO), Lynx Therapeutics (DNA sequencing, exited via acquisition, now part of Illumina), Radiant Logic (identity data unification, exited via sale to TA Associates) and Vendio (e-commerce, exited via acquisition by Alibaba). Mr. Pollack started his career as an investment banker at Goldman Sachs in 1983, followed by Drexel Burnham Lambert from 1986 to 1987. He holds an MBA from Harvard Business School; a JD from Harvard Law School; and a Bachelor of Arts, Magna Cum Laude with Distinction in Economics & Political Science, from Yale University.

Mr. Pollack was appointed as a director due to his background in corporate finance.

Beau Vuillemot

Beau Vuillemot cofounded Viking Revolution LLC, an ecommerce business with a proprietary line of men’s grooming products, in October 2016. In 2018, Viking Revolution LLC was acquired and Mr. Vuillemot now serves as its Chief Marketing Officer. Mr. Vuillemot does not have any arrangement or understanding between him and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

Philip Goodman

Philip Goodman has served on the FRLA Board since March 2023. Mr. Goodman has been an officer or director of both public and private companies since 1973, when he became Vice President, Sales and Marketing of Digital Computer Controls (OTC). He was a cofounder and Chairman of the Board of FastComm Communications (OTC) from 1980 until 1984. He co-founded Control Transaction Corporation, a company that was sold to GEAC in 1996; at that time GEAC was a $600 million conglomerate. Mr. Goodman served as VP of Sales and Marketing and member of the Board of Directors. Mr. Goodman was a co-founder of Ardent Acquisition, an early SPAC that merged with Avant Air in 2007. Mr. Goodman was a member of the board, as well as a member of the audit committee, of Ardent. Mr. Goodman has broad experience in creating, evaluating, restructuring and growing high technology and life science start-ups, turnarounds and established companies. Most recently Mr. Goodman was a member of the Board of Directors and Chief Operating Officer, on a contract basis, of Oxford Biomedical Technologies, from 2012 to 2018. Mr. Goodman received an AA degree in the renowned 14 comps from the University of Chicago. He earned a BA from Miami University of Ohio in Anthropology, having studied Meta Linguistics. At Miami he was honored with membership in Phi Beta Kappa. He then studied engineering at Case Institute of Technology.

Mr. Goodman was appointed as a director due to his experience with public companies.

Family Relationships

There are no family relationships between or among our directors and executive officers.

Number and Terms of Office of Officers and Directors

We have three directors, each of which are independent. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. We may not hold an annual meeting of stockholders until after we consummate our initial business combination. In addition, the Founder Shares, all of which are held by our Initial Stockholders, will entitle the initial stockholders to elect and remove, with or without cause, all of our directors prior to our initial business combination. Holders of our Public Shares will have no right to vote on the election of directors during such time. These provisions of our Current Charter may only be amended by the vote of at least 90% of our issued and outstanding FRLA Shares entitled to vote thereon.

Our officers are appointed by the FRLA Board and serve at the discretion of the FRLA Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of one or more Chairmen of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Vice Presidents, Secretary, Treasurer, Assistant Secretary and such other offices as may be determined by the board of directors.

Our directors and officers will play a key role in identifying, evaluating, and selecting target businesses, and structuring, negotiating and consummating our initial acquisition transaction. Except as described below and under “Directors and Executive Officers of FRLA — Conflicts of Interest,” none of these individuals is currently a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan. We believe that the skills and experience of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transaction expertise should enable them to identify successfully and effect an acquisition transaction, although we cannot assure you that they will, in fact, be able to do so.

Our directors are appointed for the remainder of the full term of the class of director to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Our officers are appointed by our Board of Directors and hold office until their successors are duly elected and qualified by our Board or until their earlier death, resignation, retirement, disqualification, or removal from office.

There are no family relationships between or among our directors and executive officers.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Pollack, Vuillemot, and Goodman are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

Executive Compensation

The following table sets forth information concerning the annual compensation awarded to, earned by, or paid to the following named executive officers for all services rendered in all capacities to our Company for the years ended December 31, 2023 and 2022.

Summary Compensation Table

Name and principal position	Year	Salary	Stock Awards	Total
		($)	($)	($)
Ryan Spick	2023	2,903	–	2,903
Chief Financial Officer and Principal Executive Officer(1)

Richard Brand	2023	50,000	–	50,000
Former Chief Financial Officer and Principal Executive Officer(2)

J. Richard Iler	2023	100,000	–	100,000
Former Chief Financial Officer and Principal Executive Officer(3)	2022	50,000(4)	–	50,000

Lei Huang	2022	–	–	–
Former Chief Executive Officer(5)

Yuanmei Ma	2022	–	–	–
Former Chief Financial Officer(6)

_______________

(1)	Mr. Spick has served since December 22, 2023. Mr. Spick is party to a consulting agreement dated as of December 22, 2023 that provides for compensation of $10,000 per month.
(2)	Mr. Brand served from July 14, 2023 until December 22, 2023. Mr. Brand was party to a consulting agreement dated as of July 14, 2023 that provided for compensation of $10,000 per month.
(3)

Mr. Iler served from December 22, 2022 until July 14, 2023. Effective December 1, 2022, Mr. Iler entered into a Consulting Agreement with the Company and OriginClear, Inc., a Nevada corporation (on behalf of Water On Demand, Inc.) pursuant to which Mr. Iler received an initial payment of $50,000 and was to receive separate payments of $25,000 monthly for January through April 2023.

(4)	$25,000 was a prepayment for services performed in 2023.

(5)	Mr. Huang served from inception until December 22, 2022.
(6)	Ms. Ma served from inception until December 22, 2022.

Employment Agreements

The terms and conditions of Mr. Spick’s service as our Chief Financial Officer and Principal Executive Officer are governed by a consulting agreement dated as of December 22, 2023 by and between the Company and Mr. Spick (the “Spick Consulting Agreement”). The Spick Consulting Agreement provides for compensation to Mr. Spick of $10,000 per month. The Spick Consulting Agreement provides for a term of six months, unless earlier terminated by either party upon 10 business days’ written notice.

The terms and conditions of Mr. Brand’s service as our former Chief Financial Officer and Principal Executive Officer were governed by a consulting agreement dated as of July 14, 2023 by and between the Company and Mr. Brand (the “Brand Consulting Agreement”). The Brand Consulting Agreement provided for compensation to Mr. Brand of $10,000 per month. The Brand Consulting Agreement provided for a term of six months, unless earlier terminated by either party upon 10 business days’ written notice.

The terms and conditions of Mr. Iler’s service as our former Chief Financial Officer and Principal Executive Officer were governed by a consulting agreement dated as of December 1, 2022 by and among the Company, OriginClear, Inc. (on behalf of Water On Demand, Inc.) and Mr. Iler (the “Iler Consulting Agreement”). Pursuant to the Iler Consulting Agreement, Mr. Iler received an initial payment of $50,000 and was to receive separate payments of $25,000 monthly for January through April 2023. The Iler Consulting Agreement provided for a term of six months, unless earlier terminated by either party upon 10 business days’ written notice.

Director Compensation

The following table sets forth information concerning the annual compensation awarded to, earned by, or paid to the following directors for all services rendered in all capacities to our Company for the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Ronald Pollack	132,000	132,000
Ryan Spick(1)	74,000	74,000
Philip Goodman	54,000	54,000
Payam Eshraghian(2)	22,666	22,666
Beau Vuillemot(3)	–	–

(1)	Mr. Spick served on our board of directors until December 22, 2023.
(2)	Mr. Eshraghian served on our board of directors until March 1, 2023.
(3)	Mr. Vuillemot joined our board of directors on December 22, 2023.

In addition to the compensation above, our officers, directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

Following a business combination, to the extent we deem it necessary, we may seek to recruit additional managers to supplement the incumbent management team of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Committees of the Board of Directors

Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We established an audit committee of the board of directors. Messrs. Pollack, Vuillemot, and Goodman serve as members of our audit committee, with Mr. Goodman serving as the Chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Pollack qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

FRLA adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by FRLA;

•

pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by FRLA, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with FRLA in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to FRLA entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We established a compensation committee of the board of directors. Messrs. Vuillemot, Pollack and Goodman serve as members of our compensation committee, with Mr. Vuillemot serving as the chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under Nasdaq listing standards applicable to members of the compensation committee.

FRLA adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to FRLA’s Chief Executive Officer’s compensation, evaluating FRLA’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of FRLA’s Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of FRLA’s other officers;

•	reviewing on an annual basis FRLA’s executive compensation policies and plans;

•	implementing and administering FRLA’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with FRLA’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for FRLA’s officers and employees;

•	if required, producing a report on executive compensation to be included in FRLA’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, have been paid to any of FRLA’s existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements entered into in connection with such initial business combination.

The Current Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

FRLA does not have a standing nominating committee. In accordance with Rule 5605(c)(2) of the Nasdaq Rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The FRLA Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, FRLA does not have a nominating committee charter in place.

The FRLA Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders).

FRLA has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the FRLA Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year have not served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this prospectus entitled “Where You Can Find More Information.”

Conflicts of Interest

The existence of financial and personal interests of one or more of WODI’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WODI and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, WODI’s officers have interests in the Business Combination that may be different than or in addition to your interests as a shareholder.

Limitation on Liability and Indemnification of Officers and Directors

The Current Charter provides that FRLA’s officers and directors will be indemnified by FRLA to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Current Charter provides that the FRLA directors will not be personally liable for monetary damages to FRLA or its stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to FRLA or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit FRLA to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. FRLA has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures FRLA against its obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against FRLA’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit FRLA and its stockholders. Furthermore, a shareholder’s investment may be adversely affected to the extent FRLA pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

FRLA believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

DIRECTORS AND EXECUTIVE OFFICERS OF WODI

Current Directors and Executive Officers

WODI’s directors and executive officers are as follows as of the Record Date:

Name	Age	Position
T. Riggs Eckelberry	71	Chief Executive Officer, Chairman of the Board of Directors, Secretary, Treasurer, and President
Prasad Tare	48	Chief Financial Officer
Byron Elton	68	Director
Jean-Louis Kindler	60	Director
Anthony Fidaleo	68	Director

T. Riggs Eckelberry – Chief Executive Officer, Chairman of the Board of Directors, Secretary, Treasurer, and President

Mr. Eckelberry has served as OCLN’s Chief Executive Officer, Chairman, Secretary, Treasurer, and President since OCLN was acquired in October 2015. As co-founder, Mr. Eckelberry brings his veteran technology management skills to the Blue Technology sector. Prior to joining OCLN, Mr. Eckelberry served as President and COO of CyberDefender Corporation from 2005 to 2006, where he was instrumental in building the company and its innovative product line, helping to achieve initial funding and a NASDAQ IPO. From 2001 to mid-2005, he served as founder and President of TechTransform, a technology consulting firm. From 2003 to 2004, he served as a marketing consultant where he was a key member of the team that commercialized YellowPages.com, resulting in its sale for $100 million to SBC/BellSouth. In 2003, Mr. Eckelberry served as the U.S. General Manager of Panda Software. During the high-tech boom of the 1990s, he was responsible for the global brand success of the software product, CleanSweep; as Chief Operating Officer of MicroHouse Technologies, he helped to achieve a successful sale of the company to Earthweb; and he was a key member of the team that sale of venture-backed TriVida to what is now a division of ValueClick.

Prasad Tare – Chief Financial Officer

Prasad Tare has served as the Chief Financial Officer of OriginClear since June 2021. From March 2019 to April 2021, he was the Chief Financial Officer of Vertical Global Investments LLC, a private investment group. Prior to that, he was a Director at CBIZ Risk Advisory Services, a national public accounting and consulting firm, from 2016 to 2019, a Manager at RSM US LLP from 2013 to 2016 and a Senior Manager at EisnerAmper from 2004 to 2013.

Byron Elton - Director

Mr. Elton has served as a director of WODI since May 2022. Mr. Elton is an experienced media and marketing executive with a proven record in pioneering new business development strategies and building top-flight marketing organizations. Since June 2018, he has been President of Elton Enterprises, Inc., which is involved in the wellness, fitness and health sector. Elton is currently opening six StretchLab Studios in the Los Angeles and Seattle markets (stretchlab.com). He is a co-founder since June 2017 of Pardue Associates, operating monsho, a brand-centric, creative communications agency focused on delivering results. From 2013 to 2017, Mr. Elton was a partner of Clear Search, an executive search firm. Prior to that, from 2009 until 2013, Mr. Elton served as President and Chief Executive Officer of Carbon Sciences, Inc. (“Carbon Sciences”) (OTCBB: CABN) and has served as Chairman of Carbon Sciences since March 2009. Carbon Sciences is an early-stage company developing a technology to convert earth destroying carbon dioxide into a useful form that will not contribute to greenhouse gas. Mr. Elton previously served as Senior Vice President of Sales for Univision Online from 2007 to 2008. Mr. Elton also served for eight years as an executive at AOL Media Networks from 2000 to 2007, where his assignments included Regional Vice President of Sales for AOL and Senior Vice President of E-Commerce for AOL Canada. His broadcast media experience includes leading the ABC affiliate in Santa Barbara, California in 1995 to 2000 and the CBS affiliate in Monterrey, California, from 1998 to 1999, in addition to serving as President of the Alaskan Television Network from 1995 to 1999. Mr. Elton studied Advertising and Marketing Communications at Brigham Young University. Mr. Elton’s executive and management experience qualifies him to serve as a member of WODI’s board of directors. Mr. Elton does not have any arrangement or understanding between him and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

Jean-Louis Kindler - Director

Mr. (“JL”) Kindler has served as a director of WODI since May 2022. As President of OriginClear Technologies, he led the commercialization of OriginClear’s breakthrough water treatment technology. Since 2019, he has been the CEO of Clean Energy Enterprises Inc., established to commercialize the Blue Tower biomass-to-hydrogen system he helped develop two decades ago in Japan. Mr. Kindler is a veteran of 25 years as both a top executive and engineer in environmental technologies. Before OriginClear, JL was co-founder and Chief Technology Officer of Ennesys, the company’s French joint venture, where he designed its patent-pending waste-to-energy system. Earlier, as founding CEO of MHS Equipment, a French nanotechnologies equipment manufacturing firm, he led the development of a breakthrough fuel cell process. And earlier still, his twenty-year career in Japan gave him unique insight into fast-growing Asian markets. There, as principal of technology incubator Pacific Junction, JL completed various assignments. These included technology sourcing for the French industrial group GEC-Altshom, building the first commercial unit of the Blue Tower (to which he has recently returned in its now-fourth generation), and market development for a fluids mixing technology that helped inspire early OriginClear inventions. Mr. Kindler holds a Master’s in Economics and Public Policy from the Institute of Political Science in Lyon, France, and an MBA in International Management in Paris. Mr. Kindler’s executive and management experience, and past involvement in the company’s technology and operations, qualifies him to serve as a member of our board of directors. Mr. Kindler does not have any arrangement or understanding between him and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

Anthony Fidaleo

Mr. Fidaleo has served as a director of WODI since May 2022. Mr. Fidaleo has been a principal at Anthony J Fidaleo, CPA, a wholly owned accounting and consulting practice since 1992.  In such capacity, he has served as an acting Chief Financial Officer or Senior Consultant for publicly traded companies ranging from start-ups to Fortune 500 companies. From November 2005 to February 2009 Mr. Fidaleo was the Chief Financial Officer, Chief Operating Officer, Executive Vice President and Member of the Board of Directors and Operating Committee for iMedia International, Inc. an early stage publicly traded interactive content solutions company. Mr. Fidaleo is a California CPA (inactive) and was in public accounting from 1982 through 1992, primarily with BDO Seidman, LLP where he attained the level of audit senior manager. Mr. Fidaleo holds a B.S. degree in Accounting from California State University at Long Beach. Mr. Fidaleo’s accounting and financial experience qualifies him to serve as a member of WODI’s board of directors.  Mr. Fidaleo does not have any arrangement or understanding between him and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of the WODI directors or executive officers has, during the past ten years:

•been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

WODI DIRECTOR AND EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “WODI,” “we,” “us” or “our” refers to Water on Demand, Inc. prior to the consummation of the Business Combination and to the Combined Company following the Business Combination. As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies” and “smaller reporting companies” as such terms are defined in the Securities Act and the Exchange Act, and the rules promulgated thereunder.

To achieve WODI’s goals, WODI has designed its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving WODI’s goals. WODI believes its compensation program should promote the success of WODI and align executive incentives with the long-term interests of its stockholders. WODI’s current compensation arrangements consist principally of a base salary, an annual cash incentive bonus and equity compensation, as described below.

The WODI Board has historically determined the compensation of WODI’s executive officers. For the years ended December 31, 2022 and 2023, WODI’s named executive officers were T. Riggs Eckelberry, Chief Executive Officer and Prasad Tate, Chief Financial Officer.

This section provides an overview of WODI’s executive compensation arrangements with its executive officers, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. This section may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table presents information regarding the compensation paid by OriginClear, Inc. on behalf of WODI, to T. Riggs Eckelberry, Chief Executive Officer and Prasad Tate, Chief Financial Officer, during the fiscal years ended December 31, 2022 and 2023. We refer to these individuals as our “named executive officers.”

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
T. Riggs Eckelberry, Chief Executive Officer	2022	360,000	-	-	-	-	-	3,000	363,000
	2023	322,500	50,000	(1)					372,500
Prasad Tare, Chief Financial Officer	2022	180,000	10,000	-	-	-	-	3,000	193,000
	2023	180,000	18,750	(2)					198,750

(1)Mr. Eckelberry received the right to receive up to 1,100,000 shares of common stock pursuant to a Restricted Stock Grant Agreement, which shares are subject to vesting and forfeiture.

(2)Mr. Tare received the right to receive up to 200,000 shares of common stock pursuant to a Restricted Stock Grant Agreement, which shares are subject to vesting and forfeiture.

Outstanding Equity Awards at December 31, 2023

The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2023, which were granted under the Equity Incentive Plan. The numbers in the following table have not been adjusted to reflect any adjustment in contemplation of the Business Combination transaction.

	Equity Awards
Name	Restricted Share Grants	Stock Options	Other Awards
T. Riggs Eckelberry, Chief Executive Officer(1)(2)	1,100,000
Prasad Tare, Chief Financial Officer(3)(4)	200,000

(1)      Mr. Eckelberry’s restricted stock grants are subject to a two-year vesting schedule, with 100% of the shares vesting on October 23, 2025, subject to Mr. Eckelberry’s continuous service through each vesting date.

(2)      In the event of a change of control event, the awards will automatically vest in full, immediately prior to the occurrence of the change of control event.

(3)      Mr. Tare’s restricted stock grants are subject to a two-year vesting schedule, with 100% of the shares vesting on October 23, 2025, subject to Mr. Tare’s continuous service through each vesting date.

(4)      In the event of a change of control event, the awards will automatically vest in full, immediately prior to the occurrence of the change of control event.

Employment Agreements

WODI currently does not have an employment agreement with either of its named executive officers.

Employee Benefit Plans

Other than the WODI Equity Incentive Plan, WODI does not have any other employee benefit plans.

Compensation of Directors

WODI’s current directors presently do not receive monetary compensation for their service on the board of directors. Following the consummation of the Business Combination, WODI intends to adopt an appropriate non-employee director compensation program pursuant to which our non-employee directors will be eligible to receive a combination of an annual cash retainer, meeting fees, and/or equity-based awards.

FRLA DIRECTOR COMPENSATION

The following table shows information regarding the compensation received by our directors for the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash	Total
Ronald Pollack	$132,001	$132,001
Ryan Spick(1)	$74,000	$74,000
Philip Goodman	$54,000	$54,000
Payam Eshraghian(2)	$22,666	$22,666
Beau Vuillemot(3)	$—	$—

(1)Mr. Spick served on our board of directors until December 22, 2023.

(2)Mr. Eshraghian served on our board of directors until March 1, 2023.

(3)Mr. Vuillemot joined our board of directors on December 22, 2023.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY AFTER THE BUSINESS COMBINATION

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon consummation of the Business Combination, the Combined Company’s Board of Directors will comprise six members. Each of FRLA’s incumbent directors is expected to resign from our Board upon Closing.

Executive Officers and Directors

The following persons are anticipated to be the executive officers and directors of the Combined Company, which will be renamed “Water on Demand, Inc.” following the Business Combination:

Name	Age	Position
T. Riggs Eckelberry	71	Chief Executive Officer, Chairman of the Board of Directors
Stephen Hall	47	Director
Leslie Brock	56	Director
Taron Lexton	39	Director
Beau Vuillemot	43	Director
Jean-Louis Kindler	60	Director
Prasad Tare	48	Chief Financial Officer
Kenneth Berenger	56	President and Chief Strategic Officer
Tom Marchesello	54	Chief Operating Officer

T. Riggs Eckelberry – Chief Executive Officer, Chairman of the Board of Directors, Secretary, Treasurer, and President

Mr. Eckelberry has served as OCLN’s Chief Executive Officer, Chairman, Secretary, Treasurer, and President since OCLN was acquired in October 2015. As co-founder, Mr. Eckelberry brings his veteran technology management skills to the Blue Technology sector. Prior to joining OCLN, Mr. Eckelberry served as President and COO of CyberDefender Corporation from 2005 to 2006, where he was instrumental in building the company and its innovative product line, helping to achieve initial funding and a NASDAQ IPO. From 2001 to mid-2005, he served as founder and President of TechTransform, a technology consulting firm. From 2003 to 2004, he served as a marketing consultant where he was a key member of the team that commercialized YellowPages.com, resulting in its sale for $100 million to SBC/BellSouth. In 2003, Mr. Eckelberry served as the U.S. General Manager of Panda Software. During the high-tech boom of the 1990s, he was responsible for the global brand success of the software product, CleanSweep; as Chief Operating Officer of MicroHouse Technologies, he helped to achieve a successful sale of the company to Earthweb; and he was a key member of the team that sale of venture-backed TriVida to what is now a division of ValueClick.

Stephen Hall, Director

Stephen Hall has a diverse range of expertise spanning the fields of taxation, technology, and entrepreneurship. For over a decade, Mr. Hall has been the Chief Executive Officer of Robert Hall & Associates, a leading regional tax accounting firm. Stephen and his team of experts provide invaluable guidance and support in navigating the complexities of taxation. Under Mr. Hall’s leadership, Robert Hall & Associates has gained recognition for its exceptional services and industry insights. The firm’s expertise in the taxation of influencers online was recently highlighted by the Wall Street Journal, solidifying their position as thought leaders in the field. Mr. Hall also serves as a board member or advising several emerging companies in the food, technology, and gaming industries. Mr. Hall holds a bachelor of science from the University of Southern California in Management Consulting as well as Marketing and holds a title of Fellow from the National Enrolled Agents Society. Mr. Hall does not have any arrangement or understanding between him and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

Taron Lexton, Director

Taron Lexton is the founder of TXL Films, which he founded in February 2005.  Mr. Lexton was educated at the LA Film School. He has received the United Nations Award of Excellence and more than 100 film festival awards.  Mr. Lexton does not have any arrangement or understanding between him and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

Leslie Brock, Director

Leslie Brock is an experienced business executive with an entrepreneurial interest in developing startups that feature innovative, proprietary products. Ms. Brock is an Executive Vice President with over 28 years’ experience in heavy-duty transportation manufacturing, Ms. Brock is a co-owner of ATRO Engineered Systems, which she founded in 1986. Ms. Brock holds a B.S. degree in Business from the University of Missouri - Columbia. Ms. Brock does not have any arrangement or understanding between her and any other person(s) pursuant to which she was or is to be selected as a director or nominee.

Beau Vuillemot, Director

Beau Vuillemot cofounded Viking Revolution LLC, an ecommerce business with a proprietary line of men’s grooming products, in October 2016. In 2018, Viking Revolution LLC was acquired and Mr. Vuillemot now serves as its Chief Marketing Officer.  Mr. Vuillemot does not have any arrangement or understanding between him and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

Jean-Louis Kindler, Director

Mr. (“JL”) Kindler has served as our director since May 2022. As President of OriginClear Technologies, he led the commercialization of OriginClear’s breakthrough water treatment technology. Since 2019, he has been the CEO of Clean Energy Enterprises Inc., established to commercialize the Blue Tower biomass-to-hydrogen system he helped develop two decades ago in Japan. Mr. Kindler is a veteran of 25 years as both a top executive and engineer in environmental technologies. Before OriginClear, JL was co-founder and Chief Technology Officer of Ennesys, the company’s French joint venture, where he designed its patent-pending waste-to-energy system. Earlier, as founding CEO of MHS Equipment, a French nanotechnologies equipment manufacturing firm, he led the development of a breakthrough fuel cell process. And earlier still, his twenty-year career in Japan gave him unique insight into fast-growing Asian markets. There, as principal of technology incubator Pacific Junction, JL completed various assignments. These included technology sourcing for the French industrial group GEC-Altshom, building the first commercial unit of the Blue Tower (to which he has recently returned in its now-fourth generation), and market development for a fluids mixing technology that helped inspire early OriginClear inventions. Mr. Kindler holds a Master’s in Economics and Public Policy from the Institute of Political Science in Lyon, France, and an MBA in International Management in Paris. Mr. Kindler’s executive and management experience, and past involvement in the company’s technology and operations, qualifies him to serve as a member of our board of directors. Mr. Kindler does not have any arrangement or understanding between him and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

Prasad Tare, Chief Financial Officer

Prasad Tare has served as the Chief Financial Officer of OriginClear since June 2021. From March 2019 to April 2021, he was the Chief Financial Officer of Vertical Global Investments LLC, a private investment group. Prior to that, he was a Director at CBIZ Risk Advisory Services, a national public accounting and consulting firm, from 2016 to 2019, a Manager at RSM US LLP from 2013 to 2016 and a Senior Manager at EisnerAmper from 2004 to 2013.

Kenneth Berenger, President and Chief Strategic Officer

Ken Berenger joined OriginClear in 2018 and serves as the Executive Vice President. Mr. Berenger has over twenty-five years of banking, investment, consulting, sales force training, and corporate finance experience.  His experience ranges from public markets, private debt and equity, to consumer debt counseling and resolution and real estate financing ─ working extensively with distressed homeowners and legal professionals during the foreclosure crisis of 2008. Mr. Berenger earned an Emeritus Credential In Fintech Revolution: Transformative Financial Services and Strategies from the Wharton School of the University of Pennsylvania.

Tom Marchesello, Chief Operating Officer

Tom Marchesello has served as Chief Operating Officer of OriginClear since June 2018. From January 2015 to April 2019, he was a Corporate Development and Operations Consultant for Maxatech Group, a management consultant company. From October 2013 to December 2014, he was Director, Crypto, Data Tech & ESG Acquisitions for CME Group, a financial services company. From January 2011 to December 2013, he was Director of M&A for the Investment Banking Group of Bainbridge, Inc. Prior to that, he was Director of Media Business Intelligence at Thomson Reuters from 2005 to 2011, Fintech & eCommerce Investment Analyst at Morgan Stanley from 2002 to 2006, and Mobile Devices & Digital Asset Management Systems Product Manager at Sony from 1998 to 2002. He began his career in the U.S. Air Force, leading in aerospace operations and strategy at Air Force Space Command Headquarters from 1992 to 2000.  Tom holds a BS in Finance from Pennsylvania State University and an MBA from San Diego State University. He holds US Patent #7,613,634, for performing Electronic Retailing. He received two Air Force Achievement Medals, two Air Force Commendation Medals, and a Gulf War Service Medal.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Combined Company’s Board of Directors has determined that, upon the consummation of the Business Combination, each of Stephen Hall, Steve Glovsky, Taron Lexton, Beau Vuillemot and Leslie Brock, will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Combined Company’s Board of Directors considered the current and prior relationships that each non-employee director has with WODI and will have with the combined company and all other facts and circumstances the Combined Company’s Board of Directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”

Committees of the Board of Directors

The standing committees of Combined Company’s Board of Directors will consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The expected composition of each committee following the Business Combination is set forth below.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the Business Combination will consist of Stephen Hall, Leslie Brock and Jean-Louis Kindler, each of whom is an independent director and is “financially literate” as defined under the Nasdaq listing standards. Stephen Hall will serve as chairman of the Audit Committee. Our Board has determined that Stephen Hall, qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties are specified in our Audit Committee Charter.

Compensation Committee

Following the Business Combination, our Compensation Committee will consist of Beau Vuillemot and Stephen Hall, each of whom is an independent director under Nasdaq’s listing standards will serve as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in a Compensation Committee Charter.

Nominating and Corporate Governance Committee

Following the Business Combination, our Nominating and Corporate Governance Committee will consist of Jean Louis Kindler, Leslie Brock, and Taron Lexton, each of whom is an independent director under Nasdaq’s listing standards. Jean Louis Kindler will serve as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, stockholders, investment bankers and others.

The guidelines for selecting nominees, including nominees who will permit the Continuing Company to comply with applicable California and Nasdaq diversity standards, will be specified in the Nominating and Corporate Governance Committee Charter.

Code of Business Conduct and Ethics

Upon the consummation of the Business Combination, we will adopt a new Code of Business Conduct and Ethics for our directors, officers, employees and certain affiliates following the Business Combination in accordance with applicable federal securities laws, a copy of which will be available on the Combined Company’s website at www.waterondemand.net. The Combined Company will make a printed copy of the Code of Business Conduct and Ethics available to any stockholder who so requests. Following the Business Combination, requests for a printed copy may be directed to: Prasad Tare at prasad@originclear.com.

If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct and Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the Combined Company’s website at www.waterondemand.net. The information on this website is not part of this proxy statement/prospectus/consent solicitation statement.

Officer and Director Compensation Following the Business Combination

Our board of directors expects to adopt, and recommend our stockholders approve, a non-employee director compensation program (the “Director Compensation Policy”), which will become effective in connection with the completion of the Business Combination. The Director Compensation Policy will be designed to align compensation with the Combined Company’s business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward non-employee directors who contribute to the long-term success of the Combined Company. The Director Compensation Policy will provide for an annual cash retainer for all non-employee directors, in addition to equity grants determined by the compensation committee and reimbursement for reasonable expenses incurred in connection with attending board and committee meetings. Our board of directors expects to review non-employee director compensation periodically to ensure that non-employee director compensation remains competitive such that the Combined Company is able to recruit and retain qualified directors.

The policies of the Combined Company with respect to the compensation of its executive officers following the Business Combination are expected to be administered by our board of directors in consultation with its compensation committee. The Combined Company may also rely on data and analyses from third parties, such as compensation consultants, in connection with its compensation programs. The Combined Company intends to design and implement programs to provide for compensation that is sufficient to attract, motivate and retain executives of the Combined Company and potentially other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of FRLA common stock as of [     ], 2024 pre-Business Combination and immediately after the consummation of the Business Combination by:

•each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of shares of our common stock as of [     ], 2024 (pre-Business Combination) or of shares of FRLA common stock upon the Closing of the Business Combination;

•each of FRLA’s executive officers and directors;

•each person who will become an executive officer or director of the Combined Company upon the Closing of the Business Combination;

•all of FRLA’s current executive officers and directors as a group; and

•all executive officers and directors of the Combined Company as a group upon the Closing of the Business Combination.

As of the WODI Record Date, WODI had 13,399,267 shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, FRLA believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. Any shares of our common stock subject to options, Public Warrants or other convertible securities exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options, Public Warrants or other convertible securities for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares of Common Stock pre-Business Combination is based on 3,828,048 shares of FRLA Class A Common Stock and 2,443,750 shares of FRLA Class B Common Stock issued and outstanding as of the FRLA Record Date, but does not take into account the exercise and conversion of any Public Warrants, options or other convertible securities of FRLA issued and outstanding. The percentage ownership of outstanding shares of Common Stock upon the closing of the Business Combination (assuming no redemptions) is based on 8,187,986 shares of Common Stock, of which 3,438,688 shares of Common Stock will be issued to WODI’s shareholders, 3,162,548 shares of Common Stock will be held by the public stockholders, 1,586,750 shares of Common Stock will be held by the Initial FRLA Stockholders and Representatives, and assumes no awards are issued under the new equity incentive plan to be adopted by FRLA in connection with the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by WODI’s existing stockholders will be different.

The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the public FRLA Class A Common Stock has been redeemed.

The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes all shares of FRLA Class A Common Stock have been redeemed.

	Pre-Business Combination (2)		Post-Business Combination
	Number of Shares		Assuming No Redemption(3)		Assuming Maximum Redemption(4)
Name and Address of Beneficial Owner(1)	Beneficially Owned	% of Class	Number of Shares	% of Class	Number of Shares	% of Class
T. Riggs Eckelberry	7,355(5)	*	280,375(6)	3.4%	280,375(6)	5.5%
Stephen Hall	-	-	-	-	-	-
Leslie Brock	-	-	-	-	-	-
Taron Lexton	-	-	-	-	-	-
Beau Vuillemot	-	-	-	-	-	-
Jean-Louis Kindler	1(5)	*	2,151(6)	*	2,151(6)	*
Prasad Tare	3,006(5)	*	49,053(6)	*	49,053(6)	1.0%
Kenneth Berenger	3,006	*	159,422(6)	1.9%	159,422(6)	3.1%
Tom Marchesello	7,171(5)	*	24,344(6)	*	24,344(6)	*
Ryan Spick	10,000	*	10,000	*	10,000	*
Philip Goodman	20,000	*	20,000	*	20,000	*
Ronald Pollack	30,000	*	30,000	*	30,000	*
All executive officers and directors of FRLA as a group (4 persons)	60,000	1.0%	60,000	*	60,000	1.2%
All executive officers and directors of the Combined Company as a group (9 persons)	20,539	*	515,345	6.3%	515,345	10.2%
Over 5% Stockholders
Fortune Rise Sponsor LLC	2,283,750(7)	36.4%	761,250	9.3%	761,250	15.0%
OriginClear, Inc.	2,074,425(7)	33.1%	2,985,126(8)	36.3%	2,985,126(8)	59.0%
Karpus Investment Management(9) 183 Sully’s Trail Pittsford, New York 14534	628,174	10.0%	628,174	7.6%	-	-
Yakira Capital Management, Inc.(10) 1555 Post Road East, Suite 202, Westport, CT 06880	547,938	8.7%	547,938	6.7%	-	-
Lighthouse Investment Partners, LLC(11) 3801 PGA Boulevard, Suite 604, Palm Beach Gardens, FL 33410	507,336	8.1%	507,336	6.2%
* less than 1%

(1)Unless otherwise noted, the business address of each of the individuals is 13575 58th Street North, Suite 200, Clearwater, Florida 33760.

(2)Based upon 6,271,798 total issued and outstanding common shares of FRLA (does not include Public Warrants, options or other convertibles), before the Business Combination.

(3)Based upon 8,226,265 (no redemptions) total issued and outstanding shares, on a fully diluted basis (includes Public Warrants and assumed conversion and exercise of all convertible securities), after the Business Combination.

(4)Based upon 5,063,717 (full redemptions) total issued and outstanding shares, on a fully diluted basis (includes Public Warrants and assumed conversion and exercise of all convertible securities), after the Business Combination.

(5)Based upon ownership of shares in OriginClear, Inc. OriginClear, Inc. is the holder of 12,171,067 shares (90.83%) of Water on Demand, Inc., which owns Fortune Rise Sponsor, LLC.

(6)Includes additional shares to be issued as restricted stock grants which vest immediately prior to the Business Combination.

(7)The Sponsor is the record holder of 2,283,750 shares of Class B common stock reported herein. Water on Demand, Inc. owns all of the equity interests of the Sponsor and OriginClear, Inc. is the majority owner and holder of 12,171,067 shares (90.83%) of Water on Demand, Inc. prior to the Business Combination.

(8)Includes 527,987 shares of Class B common stock held by OriginClear, Inc. and 2,457,138 shares of Common Stock issued to OriginClear, Inc. in the business combination.

(9)Information shown is based solely on information reported by the filer on a Schedule 13G/A filed with the SEC on February 13, 2024, in which Karpus Investment Management reported that it and its related entities have shared voting and dispositive power over 628,174 shares of Class A common stock.

(10)Information shown is based solely on information reported by the filers on a Schedule 13G/A filed with the SEC on June 5, 2024 filed by Yakira Capital Management, Inc. on behalf of each of Yakira Partners, L.P., a Delaware limited partnership (“Yakira Partners”), Yakira Enhanced Offshore Fund Ltd., a Cayman Islands entity (“Yakira Enhanced”), and MAP 136 Segregated Portfolio (“MAP 136”), a Cayman Islands entity. The Schedule 13G/A reflects that Yakira Partners has sole voting power and sole dispositive power with respect to 37,582 shares of Class A common stock, Yakira Enhanced has sole voting power and sole dispositive power with respect to 3,020 shares of Class A common stock, and MAP 136 has sole voting power and sole dispositive power with respect to 507,336 shares of Class A common stock.

(11)Information shown is based solely on information reported by the filers on a Schedule 13G/A filed with the SEC on June 10, 2024 filed by Lighthouse Investment Partners, LLC on behalf of each of Lighthouse Investment Partners, LLC, a Delaware limited liability company (“Lighthouse”), and MAP 136. The Schedule 13G/A reflects that Lighthouse and MPA 136 have sole voting power and sole dispositive power with respect to 507,336 shares of Class A common stock.

WODI Current Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of WODI Common Stock as of [     ], 2024 (pre-Business Combination) by:

•each person known by WODI to be the beneficial owner of more than 5% of WODI Common Stock as of [     ], 2024 (pre-Business Combination); and

•each of WODI’s current executive officers and directors.

	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Name of Beneficial Owner
Directors and Named Executive Officers:
T. Riggs Eckelberry	1,143,156(2)	6.51%
Prasad Tare	200,000(2)	1.14%
Tomas Marchesello	92,073(2)	0.52%
Jean-Louis Kindler	8,770(2)	0.05%
Kenneth Berenger	650,000(2)	3.7%
5% Holders
OriginClear, Inc.	12,171,067	69.36%

(1)Based upon 17,548,192 shares on a fully diluted basis (including stock grants and warrants)

(2)Includes current holdings plus shares to be issued upon vesting of restricted stock grants.

DESCRIPTION OF THE COMBINED COMPANY’S SECURITIES

As a result of the Business Combination, FRLA stockholders who receive shares of the Combined Company Common Stock in the transactions will become Combined Company stockholders. Your rights as Combined Company stockholders will be governed by Delaware law, the Amended Charter and the Amended Bylaws. The following description of the material terms of the Combined Company’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the reorganization as part of the Business Combination, FRLA will amend and restate its Current Charter and bylaws. The following summary of the material terms of the Combined Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Amended Charter and Amended Bylaws are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus/consent solicitation statement. You are encouraged to read the applicable provisions of Delaware law, the Amended Charter and the Amended Bylaws in their entirety for a complete description of the rights and preferences of the Combined Company securities following the Business Combination.

Authorized and Outstanding Stock

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Combined Company will be authorized to issue is 100,000,000 shares, consisting of (i) 80,000,000 shares of common stock (the “Common Stock”), and (ii) 20,000,000 shares of preferred stock (the “Preferred Stock”).

Common Stock

Except as otherwise required by law, the holders of Common Stock will possess all voting power for the election of the Combined Company directors and all other matters submitted to a vote of stockholders of the Combined Company. Generally, each holder of Common Stock is entitled to one vote per share.

Dividends

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Combined Company) when, as and if declared thereon by the board of directors from time to time out of any assets or funds of the Combined Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

Upon the Combined Company’s voluntary or involuntary liquidation, dissolution or winding up and after payment in full of the debts and other liabilities of the Combined Company, the holders of the shares of the Common Stock shall be entitled to receive all the remaining assets of the Combined Company available for distribution to its shareholders, ratably in proportion to the number of shares of the Common Stock then issued and outstanding.

Preemptive or Other Rights

Subject to applicable law and the preferential rights of any other class or series of stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, subject to applicable law, holders of Common Stock will have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of the Combined Company’s securities. The rights, powers, preferences and privileges of holders of Common Stock will be subject to those of the holders of any shares of Combined Company preferred stock that the Combined Company’s Board may authorize and issue in the future.

Election of Directors

The Combined Company’s Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. Electors are generally elected by a plurality of votes cast at a meeting of the stockholders at which a quorum is present, and there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors and that the director nominees receiving the highest number of votes will be elected at such a meeting.

Preferred Stock

There are no shares of preferred stock outstanding. The Combined Company’s Amended Charter will authorize the issuance of 20,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock.

Public Warrants

Upon the Closing, each whole Public Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing.

The Combined Company has agreed that as soon as practicable after the closing of its initial business combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants, and it will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of its initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Common Stock until the Public Warrants expire or are redeemed, as specified in the warrant agreement; provided that if our Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Combined Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, it will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th day after the closing of the initial business combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when the Combined Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Combined Company will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the excess of the “Fair Market Value” (defined below) less the exercise price of the Public Warrants by (y) the Fair Market Value. The “Fair Market Value” as used in this paragraph shall mean the volume weighted average price of the common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Public Warrants when the price per share of Class A common stock equals or exceeds $16.50.

Once the Public Warrants become exercisable, the Combined Company may redeem the warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Common Stock equals or exceeds $16.50 per share (including adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending third business day before we send the notice of redemption to the warrant holders.

The Combined Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by the Combined Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Combined Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Combined Company issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of Common Stock may fall below the $16.50 redemption trigger price (including adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

No fractional share of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Combined Company will round down to the nearest whole number of the number of Class A common stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than Common Stock pursuant to the warrant agreement, the Public Warrants may be exercised for such security. At such time as the Public Warrants become exercisable for a security other than Common Stock, the Combined Company will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Public Warrants.

Redemption procedures

A holder of a Public Warrant may notify the Combined Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock issued and outstanding immediately after giving effect to such exercise.

Our Transfer Agent and Warrant Agent

The transfer agent for the Common Stock and warrant agent for our Public Warrants is VStock Transfer, LLC. The Combined Company has agreed to indemnify VStock Transfer, LLC in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding Public Warrants, including Public Warrants included in the Public Units, in order to make any change that adversely affects the interests of the registered holders.

Listing of our Securities

The Public Shares, Public Units and Public Warrants are currently listed on the Nasdaq Stock Market, under the symbols “FRLA,” “FRLAU,” and “FRLAW,” respectively. In connection with the Business Combination, FRLA will apply to list the Common Stock and the Public Warrants on the Nasdaq under the symbols “WODI,” and “WODIW,” respectively.

WODI Warrants

In addition to the Public Warrants, WODI has issued warrants to certain investors to purchase up to an aggregate of 3,817,935 shares of WODI at an exercise price of $0.0001 per share.  These WODI Warrants are to be assumed by FRLA in the business combination at the exchange ratio of 0.13916711.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

Staggered board of directors

Our Amended Charter provides that the Board shall be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

Special meeting of stockholders

Except as otherwise required by law, special meetings of the stockholders of Combined Company can be called only by: (i) the Board; or (ii) the Secretary of the Combined Company, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Combined Company then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Amended Bylaws.

Advance notice requirements for stockholder proposals and director nominations

Our Amended Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Combined Company. Our Amended Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued Common Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Amended Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

The Amended Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Our Amended Bylaws require, to the fullest extent permitted by law, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Combined Company; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or stockholder of the Combined Company to the Combined Company or the Combined Company’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Amended Charter, or the Amended Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine.

In addition, our Amended Bylaws provide that, unless the Combined Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Subject to the below, pursuant to Rule 144, a person who has beneficially owned restricted Common Stock or Public Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of the Combined Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Combined Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Combined Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Stock or warrants for at least six months but who are its affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•1% of the total number of shares of Common Stock then outstanding; or

•the average weekly reported trading volume of the Common Stock then during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by the Combined Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about FRLA.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, FRLA’s Initial Stockholders will be able to sell their founder shares and Private Placement Shares, as applicable, pursuant to Rule 144 without registration one year after FRLA has completed its initial business combination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

WODI is the target of the Business Combination as well as the sponsor of FRLA. WODI acquired the prior Sponsor’s interest in FRLA for the purpose of completing the Business Combination. As such, the Sponsor has a significant financial interest in seeing the completion of the Business Combination.

Founder and Private Placement Shares

On February 18, 2021, the Sponsor acquired 2,443,750 shares of common stock from the Company for a purchase price of $25,000. On March 2, 2021, the Company amended and restated its certificate of incorporation to divide its common stock into Class A Common Stock and Class B Common Stock without changing the total amount of the authorized capital of common stock. As a result, the Company cancelled the 2,443,750 shares of common stock held by the Sponsor and simultaneously issued 2,443,750 shares (the “Founder Shares”) of Class B common stock, par value $0.0001 per share (“Class B Common Stock”) to the Sponsor.

As of June 30, 2024 and December 31, 2023, there were 2,443,750 Founder Shares issued and outstanding. The aggregate capital contribution was $25,000, or approximately $0.01 per share; the Sponsor became the beneficial owner of 2,343,750 of those shares and later transferred some of its Class B Common Stock, and now holds 2,283,750 shares. Additionally, the Sponsor has agreed to forfeit some of its Founder Shares such that after Closing, it will hold 761,250 Founder Shares.

The initial number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the IPO (excluding the sale of Private Placement Shares and issuance of the Representative Shares).

In November 2021, the Sponsor transferred an aggregate of 443,750 Founder Shares to the Company’s former officers, directors, secretary and their designees at the same price originally paid for such shares prior to the closing of the IPO. As a result of such transfers, US Tiger Securities, Inc., a Representative, as the designee of Mr. Lei Huang, former Chief Executive Officer who resigned on December 22, 2022, acquired 122,000 Founder Shares at the same price originally paid for such shares. Dr. Lei Xu, the Company’s former President, Ms. Yuanmei Ma, the Company’s former Chief Financial Officer, Ms. Christy Szeto, the Company’s former secretary, Dr. David Xianglin Li, Mr. Michael Davidov, and Mr. Norman Kristoff, each of the Company’s former directors collectively acquired the remaining 321,750 Founder Shares at the same price originally paid for such shares. On December 22, 2022, the Company’s officers, directors and secretary resigned from their respective positions and returned and sold a total of 343,750 Founder Shares back to the Sponsor for the original purchase price. Out of the issued and outstanding shares of Class B Common Stock, an aggregate of 100,000 shares remains owned by former management.

The sale of the Founder Shares from Sponsor to the Company’s officers, directors and secretary is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The grant date fair value of the remaining 100,000 shares, net of forfeiture of 343,750 shares, granted to the Company’s officers, directors and secretary was $716,250, or $7.16 per share. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of June 30, 2024 and December 31, 2023, the Company determined that a Business Combination was not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

The holders of the Founder Shares have agreed not to transfer, assign or sell 50% of their Founder Shares until the earlier to occur of: (A) six months after the date of the consummation of the Company’s initial Business Combination, or (B) the date on which the closing price of the Company’s Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination and the remaining 50% of the Founder Shares may not be transferred, assigned or sold until six months after the date of the consummation of the Company’s initial Business Combination, or earlier, in either case, if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares for cash, securities or other property.

On November 5, 2021, the Company completed the private sale of 505,500 shares of Class A Common Stock to the Sponsor, Fortune Rise Sponsor LLC, at a purchase price of $10.00 per Private Placement Share, generating gross proceeds to the Company of $5,055,000. The Private Placement Shares are identical to the public shares, except that the holders have agreed not to transfer, assign or sell any of the Private Placement Shares (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination.

On October 20, 2023, in connection with the appointments to board of directors of FRLA of Ronald Pollack, Philip Goodman and Ryan Spick, the Sponsor transferred 30,000 shares of Class B Common Stock to Ronald Pollack, 20,000 shares of Class B Common Stock to Philip Goodman and 10,000 shares of Class B Common Stock to Ryan Spick.

In connection with BCA, on October 24, 2023, the Sponsor, the Company and WODI entered into a letter agreement (the “Sponsor Letter Agreement”) pursuant to which the Sponsor agreed to (a) vote in favor of the Business Combination Agreement and the Business Combination, (b) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the Class B Common Stock, such that the Class B Common Stock will convert into Class A Common Stock at the Closing on a one-to-one basis, and (c) to forfeit certain of the Class B Common Stock held by the Sponsor.

Due to Related Parties

In December 2022, OriginClear, Inc. (OriginClear), a Nevada corporation and the parent company of the Sponsor, advanced $50,000 to the Company for working capital. On April 17, 2023, the board of directors of the Company approved the issuance of an unsecured promissory note dated November 23, 2022 in the principal amount of $50,000 to OriginClear and the Company reclassified this $50,000 advance into a promissory note – related party. As of June 30, 2024 and December 31, 2023, balance due to OriginClear amounted to $50,000.

On December 22, 2023, the board of directors appointed Ryan Spick to serve as the Company’s Principal Executive Officer and Chief Financial Officer effective as of December 22, 2023. The terms and conditions of Mr. Spick’s appointment are governed by a consulting agreement dated as of December 22, 2023 by and between the Company and Mr. Spick (the “Consulting Agreement”). The Consulting Agreement provides for compensation to Mr. Spick of $10,000 per month. The Consulting Agreement provides for a term of six months, subsequently amended to continue on a month-to-month basis, unless earlier terminated by either party upon 10 business days’ written notice. As of June 30, 2024 and December 31, 2023, balance due to Mr. Spick amounted to $62,903 and $2,903, respectively.

Promissory Notes — Related Party (Working Capital Loans)

On November 4, 2022, an aggregate of $977,500 (the “First Extension Payment”) was deposited into the Company’s Trust Account for the public stockholders, representing $0.10 per public share, which enabled the Company to extend the period of time it had to consummate its initial Business Combination by three months from November 5, 2022 to February 5, 2023 (the “First Extension”). The First Extension was the first of the two three-month extensions permitted under the Company’s amended and restated certificate of incorporation prior to its amendment in April 2023. In connection with the First Extension Payment, the Company issued unsecured promissory notes (the “First Extension Note”) to certain initial stockholders, including (i) a note of $413,750 to Mr. Koon Keung Chan, the former manager of the Sponsor of the Company who resigned on December 22, 2022, (ii) a note of $150,000 to US Tiger Securities, an existing stockholder, and (iii) a note of $170,000 to Dr. Lei Xu, the former President and Chairwoman of the Company who resigned on December 22, 2022. The three promissory notes together with the Company’s working capital fund were used to pay for the First Extension Payment. These three promissory notes totaling $733,750 were assigned to WODI as creditor on December 22, 2022.

On February 6, 2023, $977,500 (the “Second Extension Payment”) was deposited into the Trust Account, for the public stockholders, representing $0.10 per public share, which enabled the Company to extend the period of time it had to consummate its initial Business Combination by three months from February 5, 2023 to May 5, 2023 (the “Second Extension”). The Second Extension was the second and final of the two three-month extensions permitted under the Company’s amended and restated certificate of incorporation prior to its amendment in April 2023. In connection with the Second Extension Payment, the Company issued an unsecured promissory note (the “Second Extension Note”) to WODI.

On March 16, 2023, the board of directors of the Company approved the issuance of an unsecured promissory note dated March 9, 2023 in the principal amount of $75,000 (the “Note 1”) to WODI.

On April 17, 2023, the board of directors of the Company, approved the issuance of the following unsecured promissory notes (“Notes 2”):

•	Unsecured promissory note dated November 23, 2022 in the principal amount of $50,000 to OriginClear;
•	Unsecured promissory note dated January 6, 2023 in the principal amount of $25,000 to WODI;
•	Unsecured promissory note dated January 9, 2023 in the principal amount of $75,000 to WODI;
•	Unsecured promissory note dated February 15, 2023 in the principal amount of $106,920 to WODI;
•	Unsecured promissory note dated February 28, 2023 in the principal amount of $12,500 to WODI;
•	Unsecured promissory note dated February 28, 2023 in the principal amount of $8,500 to WODI;
•	Unsecured promissory note dated March 3, 2023 in the principal amount of $45,000 to WODI;
•	Unsecured promissory note dated March 8, 2023 in the principal amount of $12,500 to WODI;
•	Unsecured promissory note dated March 17, 2023 in the principal amount of $125,000 to WODI; and
•	Unsecured promissory note dated March 31, 2023 in the principal amount of $145,000 to WODI.

On May 5, 2023, in connection with the Third Extension Payment, the Company issued an unsecured promissory note in the principal amount of $330,065 (the “Third Extension Note”) to WODI.

On June 5, 2023, in connection with the Fourth Extension Payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (the “Fourth Extension Note”) to WODI.

The Company also issued the following unsecured promissory notes (“Notes 3”) to WODI for working capital purpose:

•	Unsecured promissory note dated May 2, 2023 in the principal amount of $30,000 to WODI;
•	Unsecured promissory note dated May 5, 2023 in the principal amount of $25,000 to WODI;
•	Unsecured promissory note dated May 25, 2023 in the principal amount of $130,000 to WODI;
•	Unsecured promissory note dated June 2, 2023 in the principal amount of $105,000 to WODI;
•	Unsecured promissory note dated June 6, 2023 in the principal amount of $100,000 to WODI;
•	Unsecured promissory note dated June 8, 2023 in the principal amount of $48,000 to WODI;
•	Unsecured promissory note dated June 9, 2023 in the principal amount of $25,000 to WODI; and
•	Unsecured promissory note dated June 23, 2023 in the principal amount of $100,000 to WODI.

On July 5, 2023, in connection with the Fifth Extension Payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (the “Fifth Extension Note”) to WODI.

On August 4, 2023, in connection with the Sixth Extension Payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (the “Sixth Extension Note”) to WODI.

On September 5, 2023, in connection with the Seventh Extension Payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (the “Seventh Extension Note”) to WODI.

On October 5, 2023, in connection with the Eighth Extension Payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (the “Eighth Extension Note”) to WODI.

On November 6, 2023, in connection with the Ninth Extension Payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (the “Ninth Extension Note”) to WODI.

On December 6, 2023, in connection with the Tenth Extension Payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (the “Tenth Extension Note”) to WODI.

On January 5, 2024, in connection with the Eleventh Extension Payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (the “Eleventh Extension Note”) to WODI.

On February 5, 2024, in connection with the Twelfth Extension payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (“Twelfth Extension Note”) to WODI.

On March 5, 2024, in connection with the Thirteenth Extension payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (“Thirteenth Extension Note”) to WODI.

On April 5, 2024, in connection with the Fourteenth Extension payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (“Fourteenth Extension Note”) to WODI.

On May 6, 2024, in connection with the Fifteenth Extension payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (“Fifteenth Extension Note”) to WODI.

On June 5, 2024, in connection with the Sixteenth Extension payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (“Sixteenth Extension Note”) to WODI.

The Company also issued the following unsecured promissory notes (“Notes 4”) to WODI for working capital purpose:

•	Unsecured promissory note dated July 14, 2023 in the principal amount of $75,000 to WODI;
•	Unsecured promissory note dated August 1, 2023 in the principal amount of $70,000 to WODI;
•	Unsecured promissory note dated August 14, 2023 in the principal amount of $10,000 to WODI;
•	Unsecured promissory note dated September 8, 2023 in the principal amount of $75,000 to WODI;
•	Unsecured promissory note dated September 21, 2023 in the principal amount of $80,000 to WODI;
•	Unsecured promissory note dated October 5, 2023 in the principal amount of $100,000 to WODI;
•	Unsecured promissory note dated November 3, 2023 in the principal amount of $125,000 to WODI;
•	Unsecured promissory note dated December 6, 2023 in the principal amount of $42,000 to WODI;
•	Unsecured promissory note dated December 19, 2023 in the principal amount of $202,000 to WODI;
•	Unsecured promissory note dated January 9, 2024 in the principal amount of $30,000 to WODI;
•	Unsecured promissory note dated January 12, 2024 in the principal amount of $75,000 to WODI;
•	Unsecured promissory note dated February 9, 2024 in the principal amount of $28,000 to WODI;
•	Unsecured promissory note dated February 20, 2024 in the principal amount of $27,000 to WODI;
•	Unsecured promissory note dated March 21, 2024 in the principal amount of $5,000 to WODI;
•	Unsecured promissory note dated April 1, 2024 in the principal amount of $75,000 to WODI;
•	Unsecured promissory note dated April 25, 2024 in the principal amount of $50,000 to WODI;
•	Unsecured promissory note dated May 1, 2024 in the principal amount of $5,000 to WODI;
•	Unsecured promissory note dated May 14, 2024 in the principal amount of $2,000 to WODI;
•	Unsecured promissory note dated June 13, 2024 in the principal amount of $50,000 to WODI; and
•	Unsecured promissory note dated June 20, 2024 in the principal amount of $25,000 to WODI.

The First Extension Note, the Second Extension Note, the Third Extension Note, the Fourth Extension Note, the Fifth Extension Note, the Sixth Extension Note, the Seventh Extension Note, the Eighth Extension Note, the Ninth Extension Note, the Tenth Extension Note, the Eleventh Extension Note, the Twelfth Extension Note, the Thirteenth Extension Note, the Fourteenth Extension Note, the Fifteenth Extension Note, the Sixteenth Extension Note, Note 1, Notes 2, Notes 3, and Notes 4 (herein referred to as the “Notes” or the “Working Capital Loans”) are non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) consummation of the Company’s initial Business Combination and (ii) the date of the liquidation of the Company. The principal balance may be prepaid at any time, at the election of the Company. The holders of the Notes have the right, but not the obligation, to convert their Notes, in whole or in part, respectively, into private shares of Class A Common Stock (the “Conversion Shares”), as described in the IPO prospectus of the Company (File Number 333-256511). The number of Conversion Shares to be received by the holders in connection with such conversion shall be an amount, up to $3,000,000, determined by dividing (x) the sum of the outstanding principal amount payable to such holders by (y) $10.00.

In order to finance transaction costs in connection with an intended initial Business Combination, the founders or an affiliate of the founders or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes the initial Business Combination, it would repay such loaned amounts. Up to $3,000,000 of such loans may be convertible into working capital shares, at a price of $10.00 per share at the option of the lender. Such working capital shares would be identical to the Private Placement Shares. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment.

As of June 30, 2024 and December 31, 2023, the Company had borrowings of $5,785,735 and $4,763,735, respectively, under the promissory notes — related party (working capital loans).

LEGAL MATTERS

The validity of the shares of common stock to be issued pursuant to the Business Combination Agreement will be passed upon by Nelson Mullins Riley & Scarborough LLP, Washington, DC, counsel to FRLA. Certain legal matters will be passed upon for WODI by Kunzler Bean & Adamson PC, Salt Lake City, Utah.

EXPERTS

The consolidated financial statements of Fortune Rise Acquisition Corporation as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to the substantial doubt about the ability of Fortune Rise Acquisition Corporation to continue as a going concern as described in Note 1 to the consolidated financial statements), appearing elsewhere in this proxy statement/prospectus/consent solicitation statement, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Water on Demand, Inc. as of December 31, 2023 and December 31, 2022 and for the years then ended, included in this proxy statement/prospectus/consent solicitation statement have been audited by M&K CPAS, PLLC, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

NO APPRAISAL RIGHTS

FRLA stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

If the Business Combination is completed, WODI shareholders who do not deliver a written consent approving the Business Combination are entitled to appraisal rights under Section 21.460 of the TBOC (“Section 21.460”) provided that they comply with the conditions established by Section 21.460. For more information about such rights see the provisions of Section 21.460 of the TBOC, attached hereto as Annex E, and the section entitled “The FRLA Special Meeting — No Appraisal Rights.”

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus/consent solicitation statement to any stockholder at a shared address to which a single copy of the proxy statement/prospectus/consent solicitation statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus/consent solicitation statement may likewise request that we deliver single copies of the proxy statement/prospectus/consent solicitation statement in the future. Stockholders may notify us of their requests by calling or writing to [     ], our proxy solicitor at:

[     ]

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the FRLA Special Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the FRLA Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, including director nominations, for the 2024 annual meeting must be received at FRLA’s principal executive offices by not earlier than the opening of business on the 120th day before the 2024 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2024 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2024 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2024 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

FRLA must comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and its rules and regulations, and in accordance with the Exchange Act, FRLA files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read FRLA’s SEC filings, including this proxy statement/prospectus/consent solicitation statement over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus/consent solicitation statement or if you have questions about the Business Combination, the Proposals to be presented at the FRLA Special Meeting, or the matters related to the WODI consent solicitation, you should contact our proxy solicitation agent at the following address and telephone number:

[     ]

If you are a stockholder of FRLA and would like to request documents, please do so by [     ], 2024, in order to receive them before the FRLA Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus/consent solicitation statement relating to FRLA has been supplied by FRLA, and all such information relating to WODI has been supplied by WODI. Information provided by either the FRLA or WODI does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of FRLA for the FRLA Special Meeting. FRLA has not authorized anyone to give any information or make any representation about the Business Combination, FRLA or WODI that is different from, or in addition to, that contained in this proxy statement/prospectus/consent solicitation statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus/consent solicitation statement speaks only as of the date of this proxy statement/prospectus/consent solicitation statement unless the information specifically indicates that another date applies.

This document is a consent solicitation statement of WODI in connection with the WODI solicitation of consents. WODI has not authorized anyone to give any information or make any representation about the Business Combination, WODI or FRLA that is different from, or in addition to, that contained in this consent solicitation statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus/consent solicitation statement speaks only as of the date of this proxy statement/prospectus/consent solicitation statement unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

FORTUNE RISE ACQUISITION CORPORATON FINANCIAL STATEMENTS

WATER ON DEMAND, INC. FINANCIAL STATEMENTS

FORTUNE RISE ACQUISITION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash	$3,957	$12,910
Prepaid expenses	18,858	106,658
Total current assets	22,815	119,568

Cash held in Trust Account	35,623,340	34,851,146
Total Assets	$35,646,155	$34,970,714

Liabilities, Temporary Equity, and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$533,878	$293,182
Due to a related party	62,903	2,903
Promissory notes - related parties	5,785,735	4,763,735
Income taxes payable	6,580	–
Franchise taxes payable	51,210	–
Excise taxes payable	703,866	703,866
Total current liabilities	7,144,172	5,763,686

Deferred underwriters' discount	3,421,250	3,421,250
Total Liabilities	10,565,422	9,184,936

Commitments and Contingencies

Class A Common Stock subject to possible redemption, 3,162,548 shares at redemption value of $11.25 and $11.03 per share as of June 30, 2024 and December 31, 2023, respectively	35,563,844	34,882,535

Stockholders’ Deficit:
Preferred Stock, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding as of June 30, 2024 and December 31, 2023	–	–
Class A Common Stock, $0.0001 par value; 55,000,000 shares authorized; 665,500 shares issued and outstanding (excluding 3,162,548 shares subject to possible redemption) as of June 30, 2024 and December 31, 2023	66	66
Class B Common Stock, $0.0001 par value; 5,000,000 shares authorized; 2,443,750 shares issued and outstanding as of June 30, 2024 and December 31, 2023	244	244
Accumulated deficit	(10,483,421)	(9,097,067)
Total Stockholders' Deficit	(10,483,111)	(9,096,757)
Total Liabilities, Temporary Equity, and Stockholders' Deficit	$35,646,155	$34,970,714

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FORTUNE RISE ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Six Months Ended	For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Operating costs	$329,088	$535,438	$781,354	$959,657
Franchise tax expenses	35,700	22,400	70,600	72,400
Loss from operations	(364,788)	(557,838)	(851,954)	(1,032,057)

Other income:
Interest and dividend earned on cash and investments held in Trust Account	167,194	759,567	167,194	1,854,942

Income (loss) before income taxes	(197,594)	201,729	(684,760)	822,885

Income taxes provision	(20,285)	(206,656)	(20,285)	(471,606)

Net (loss) income	$(217,879)	$(4,927)	$(705,045)	$351,279

Basic and diluted weighted average shares outstanding, Common Stock subject to possible redemption	3,162,548	5,262,235	3,162,548	7,506,151
Basic and diluted net income (loss) per share, Common Stock subject to possible redemption	$0.02	$0.07	$(0.01)	$0.14
Basic and diluted weighted average shares outstanding, Common Stock attributable to Fortune Rise Acquisition Corporation	3,109,250	3,109,250	3,109,250	3,109,250
Basic and diluted net loss per share, Common Stock attributable to Fortune Rise Acquisition Corporation	$(0.09)	$(0.12)	$(0.22)	$(0.22)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FORTUNE RISE ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(Unaudited)

	For the Six Months Ended June 30, 2024
	Preferred Stock		Class A Common Stock		Class B Common Stock		Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Deficit	Deficit
Balance as of December 31, 2023	–	$–	665,500	$66	2,443,750	$244	$(9,097,067)	$(9,096,757)
Accretion of carrying value to redemption value	–	–	–	–	–	–	(345,100)	(345,100)
Net loss	–	–	–	–	–	–	(487,166)	(487,166)
Balance as of March 31, 2024	–	–	665,500	66	2,443,750	244	(9,929,333)	(9,929,023)
Accretion of carrying value to redemption value	–	–	–	–	–	–	(336,209)	(336,209)
Net loss	–	–	–	–	–	–	(217,879)	(217,879)
Balance as of June 30, 2024	–	$–	665,500	$66	2,443,750	$244	$(10,483,421)	$(10,483,111)

	For the Six Months Ended June 30, 2023
	Preferred Stock		Class A Common Stock		Class B Common Stock		Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Deficit	Deficit
Balance as of December 31, 2022	–	$–	665,500	$66	2,443,750	$244	$(4,332,048)	$(4,331,738)
Accretion of carrying value to redemption value	–	–	–	–	–	–	(1,757,925)	(1,757,925)
Net income	–	–	–	–	–	–	356,206	356,206
Balance as of March 31, 2023	–	–	665,500	66	2,443,750	244	(5,733,767)	(5,733,457)
Accretion of carrying value to redemption value	–	–	–	–	–	–	(960,575)	(960,575)
Excise taxes accrual on redemption of Class A Common Stock	–	–	–	–	–	–	(654,283)	(654,283)
Net loss	–	–	–	–	–	–	(4,927)	(4,927)
Balance as of June 30, 2023	–	$–	665,500	$66	2,443,750	$244	$(7,353,552)	$(7,353,242)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FORTUNE RISE ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the	For the
	Six Months Ended	Six Months Ended
	June 30, 2024	June 30, 2023
Cash Flows from Operating Activities:
Net (loss) income	$(705,045)	$351,279
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest and dividend earned on cash and investment held in Trust Account	(167,194)	(1,854,942)
Deferred tax expense	–	(83,724)
Changes in operating assets and liabilities:
Prepaid expenses	87,800	(208,187)
Prepaid expenses - related party	–	25,000
Due to a related party	60,000	–
Accounts payable and accrued expenses	240,696	(54,796)
Income taxes payable	6,580	(142,671)
Franchise taxes payable	51,210	(199,759)
Net cash used in operating activities	(425,953)	(2,167,800)

Cash Flows from Investing Activities:
Deposit of funds held in Trust Account	(605,000)	–
Purchase of investments held in Trust Account	–	(1,407,565)
Withdrawal of investments held in Trust Account	–	66,417,533
Net cash (used in) provided by investing activities	(605,000)	65,009,968

Cash Flows from Financing Activities:
Proceeds from issuance of promissory notes to related parties	1,022,000	2,600,985
Advances from a related party	–	(65,428,263)
Net cash provided by financing activities	1,022,000	(62,827,278)

Net Change in Cash	(8,953)	14,890

Cash at beginning of the period	12,910	172,314
Cash at end of the period	$3,957	$187,204

Supplemental Cash Flow Information
Cash paid for income taxes	$–	$698,000
Cash paid for interest	$–	$–

Supplemental Disclosure of Non-cash Financing Activities
Accretion of carrying value to redemption value	$681,309	$2,718,500
Excise taxes accrual on redemption of Class A Common Stock	$–	$654,283

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FORTUNE RISE ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation

Fortune Rise Acquisition Corporation (the “Company”) is a blank check company incorporated as a Delaware corporation on February 1, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company has signed a non-binding Letter of Intent for the Proposed Business Combination as discussed below. The Company has selected December 31 as its fiscal year end.

As of June 30, 2024 and December 31, 2023, the Company had not commenced any operations. For the period from February 1, 2021 (inception) through June 30, 2024, the Company’s efforts have been limited to organizational activities as well as activities related to the IPO (as defined below). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company had generated non-operating income in the form of money market fund dividend income earned from the proceeds derived from the IPO up until September 2023 when all the money market funds were converted into cash. The Company had generated non-operating income in the form of interest income earned from cash earned in the Trust Account beginning in May 2024.

The registration statement for the Company’s initial public offering (“IPO”) became effective on November 2, 2021. On November 5, 2021, the Company consummated the IPO of 9,775,000 units (including 1,275,000 units issued upon the full exercise of the over-allotment option, the “Public Units”). Each Public Unit consists of one share of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), and one-half of one redeemable warrant (“Warrant”), each whole Warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $97,750,000. The shares of Class A Common Stock included in the Public Units are referred to as the “public shares.”

Substantially concurrently with the closing of the IPO, the Company completed the private sale of 545,500 shares of Class A Common Stock (the “Private Placement Shares”), comprised of 505,500 shares sold to the Company’s sponsor, Fortune Rise Sponsor LLC (the “Sponsor”) and 40,000 shares sold to US Tiger Securities, Inc. (“US Tiger Securities”), and EF Hutton, a division of Benchmark Investment LLC, the representatives of the several underwriters (each, a “Representative”), at a purchase price of $10.00 per Private Placement Share, generating gross proceeds to the Company of $5,455,000. The Private Placement Shares are identical to the public shares, except that the holders have agreed not to transfer, assign or sell any of the Private Placement Shares (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination.

Transaction costs for the IPO amounted to $5,822,268, consisting of $5,376,250 of underwriting fees (including $3,421,250 of deferred underwriting fees) and $446,018 of other offering costs.

The Company also issued 120,000 shares of Class A Common Stock (the “Representative Shares”) to the Representatives as part of their underwriting compensation. The Representative Shares are identical to the public shares except that the Representatives have agreed not to transfer, assign or sell any such Representative Shares until the completion of the Company’s initial Business Combination. The Representative Shares are deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the commencement of sales in the IPO pursuant to FINRA Rule 5110(e)(1). In addition, the Representatives have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account (as defined below) with respect to such shares if the Company fails to complete its initial Business Combination by September 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination).

Following the closing of the IPO and the issuance and the sale of Private Placement Shares on November 5, 2021, $99,705,000 ($10.20 per Public Unit) from the net proceeds of the sale of the Public Units in the IPO and the sale of Private Placement Shares was placed in a trust account (the “Trust Account”) maintained by Wilmington Trust, National Association as a trustee and invested the proceeds in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (a) the completion of the initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if it does not complete the initial Business Combination by September 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (c) the redemption of the Company’s public shares if it is unable to complete the Business Combination by September 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

The Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting fee and taxes payable and interest previously released for working capital purposes on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for the post-transaction company not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The shares of Class A Common Stock subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination (if the Company seeks stockholder approval), if a majority of the issued and outstanding shares are voted in favor of the Business Combination. The Company will have until September 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination and payment of the extension deposit by the Sponsor, or its affiliates), to complete the initial Business Combination (the “Combination Period”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay the Company’s taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the Business Combination within the Combination Period. The founders have entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to any Founder Shares (defined below), Private Placement Shares, and any public shares held by them in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares, Private Placement Shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete its initial Business Combination by September 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination) and payment of the extension deposit by our Sponsor, or its affiliates), or (B) with respect to any other provision relating to stockholders’ rights or pre-initial

Business Combination activity and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete the initial Business Combination by September 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination and payment of the extension deposit by our Sponsor, or its affiliates), although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame. If the Company submits its initial Business Combination to its stockholders for a vote, the Company will complete its initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial Business Combination. In no event will the Company redeem its public shares of Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of public shares of Class A Common Stock and the related Business Combination, and instead may search for an alternate Business Combination. As approved by its stockholders at the Special Meeting on October 25, 2023, the Company deleted the limitations that the Company shall not consummate a business combination or redeem shares if such actions would cause the Company’s net tangible assets to be less than $5,000,001 and filed an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on October 25, 2023.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Company’s Sponsor will not be responsible to the extent of any liability for such third-party claims.

Change of Sponsor

On December 22, 2022, Water On Demand, Inc., a Nevada corporation (“WODI”), entered into a Membership Interest Purchase and Transfer Agreement with Ka Wai Cheung, Koon Lin Chan, and Koon Keung Chan (each a “Seller,” and collectively, the “Sellers”) and the Sponsor, pursuant to which WODI purchased 100 membership interests in the Sponsor from the Sellers, which constitutes 100% of the membership interests in the Sponsor. The Sponsor holds 2,343,750 shares out of 2,443,750 shares of the issued and outstanding shares of Class B Common Stock of the Company.

The Proposed Business Combination

On January 5, 2023, the Company filed a press release which announced the signing of a non-binding Letter of Intent (“LOI”) with WODI under which the Company proposes to acquire all the outstanding securities of WODI, based on certain material financial and business terms and conditions being met. On September 28, 2023, the Company announced that the LOI was amended and assigned to Water On Demand, Inc. (f/k/a Progressive Water Treatment Inc.), a Texas corporation (“WODI-PWT”). WODI-PWT recently merged with WODI. Accordingly, the LOI executed January 5, 2023 with WODI has been amended to designate WODI-PWT as the new target of the acquisition. Under the revised/amended LOI, the Company proposes to acquire all the outstanding securities of WODI-PWT, based on certain material financial and business terms and conditions being met. The LOI is not binding on the parties and is intended solely to guide good-faith negotiations toward definitive agreements.

On October 24, 2023, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “BCA”) with FRLA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company incorporated on October 13, 2023 (“Merger Sub”), and WODI-PWT.

The BCA provides, among other things, that Merger Sub will merge with and into WODI-PWT, with WODI-PWT as the surviving company in the merger and, after giving effect to such merger, WODI-PWT shall be a wholly-owned subsidiary of the Company (the “Merger”). The Company will change its name to “Water on Demand, Inc.” The Merger and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination.” In accordance with the terms and subject to the conditions of the BCA, at the effective time of the Merger (the “Effective Time”), among other things: (i) each share of Class A Common Stock and each share of Class B Common Stock (except for Class B Common Stock held by the Sponsor which are subject to forfeiture pursuant to the Sponsor Letter Agreement) that is issued and outstanding immediately prior to the Merger will become one share of common stock, par value $0.0001 per share, of the Company, and (ii) each share of common stock of WODI-PWT (subject to limited exceptions) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive that number of shares of the Company’s common stock equal to an exchange ratio, calculated as (a) the aggregate equity value of WODI-PWT of $32.0 million, divided by the aggregate number of shares of WODI-PWT common stock outstanding immediately prior to the Effective Time, divided by (b) the FRLA Share Value, where “FRLA Share Value” means (i) the aggregate amount of cash on deposit in the Trust Account (without giving effect to stockholder redemptions) as of two business days prior to the closing date of the Merger, including interest not previously released to the Company to pay taxes of the Company divided by (ii) the total number of then issued and outstanding shares of Class A Common Stock (without giving effect to stockholder redemptions).

Extension Amendments for Business Combination

On April 11, 2023, the Company filed with the Secretary of State of the State of Delaware an amendment (the “First Amendment”) to the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company must consummate a Business Combination up to six times, each by an additional month, for an aggregate of six additional months (i.e., from May 5, 2023 to up to November 5, 2023) or such earlier date as determined by the board of directors. The Company’s stockholders approved the First Amendment at a special meeting of stockholders of the Company on April 10, 2023.

As a result of the June 2, 2023 special meeting of stockholders of the Company, the Company filed with the Secretary of State of the State of Delaware an amendment to the Company’s Amended and Restated Certificate of Incorporation to amend the monthly extension amounts to be paid by the Sponsor (or its affiliates), to extend the period of time for the Company to consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company to be made upon the request of the Sponsor, and approval by the Company’s board of directors, from a previously amended price per unredeemed share of Class A Common Stock of $0.0625 to the lower of $100,000 or $0.05 per unredeemed share of Class A Common Stock.

As approved by its stockholders at the special meeting of stockholders held on October 25, 2023, the Company entered into an amendment to the Investment Management Trust Agreement, dated as of November 2, 2021 (the “Trust Agreement”), by and between the Company and Wilmington Trust, National Association (“Wilmington Trust”), on October 25, 2023 (the “Trust Amendment”). The Trust Amendment extended the initial date on which Wilmington Trust must commence liquidation of the Trust Account to up to November 5, 2024, or such earlier date as determined by the Company’s board of directors, unless the closing of the Company’s initial business combination shall have occurred, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account the lesser of: (i) $100,000 and (ii) an aggregate amount equal to $0.05 multiplied by the number of public shares of the Company that are not redeemed, for each such one-month extension unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

From November 2022 to August 2024, a total of $3,785,065 was deposited into the Trust Account for the public stockholders, which enabled the Company to extend the period of time it had to consummate its initial Business Combination from November 5, 2022 to September 5, 2024.

Liquidity and Going Concern

As of June 30, 2024, the Company had $3,957 in cash held outside the Trust Account available for the Company’s payment of expenses related to working capital purposes and a working capital deficit of $7,121,357. The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (ASU) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan to address this uncertainty is through the Promissory Notes – related parties and the Working Capital Loans, as defined below (see Note 6). In addition, if the Company is unable to complete a Business Combination within the Combination Period by September 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination), the Company’s board of directors would commence a winding up, dissolution and liquidation pursuant to the terms of the Amended and Restated Certificate of Incorporation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such additional condition also raises substantial doubt about the Company’s ability to continue as a going concern. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances issued within the same taxable year of a Business Combination and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination. During the second quarter, the Internal Revenue Service issued final regulations with respect to the timing and payment of the Excise Tax. Pursuant to those regulations, the Company would need to file a return and remit payment for any liability incurred during the period from January 1, 2023 to December 31, 2023 on or before October 31, 2024.

As a result of the 6,612,452 shares of Class A Common Stock redeemed in April 2023, June 2023 and November 2023 as discussed in Note 9, as of June 30, 2024 and December 31, 2023, the Company accrued the 1% excise tax in the amount of $703,866 as a reduction of equity.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. Interim results are not necessarily indicative of results to be expected for any other interim period or for the full year. The information included in this Form 10-Q should be read in conjunction with information included in the Company’s annual report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission on April 1, 2024.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany transactions and balances are eliminated in consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The accompanying unaudited condensed consolidated financial statements include all adjustments management considers necessary for a fair presentation.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2024 and December 31, 2023, the Company did not have any cash equivalents.

Cash and Investment held in Trust Account

To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, on September 28, 2023, the Company instructed Wilmington Trust, National Association, the trustee with respect to the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of the Company’s initial Business Combination or its liquidation.

As of June 30, 2024 and December 31, 2023, $35,623,340 and $34,851,146, respectively, representing all of the assets held in the Trust Account, were held in cash. Interest income for the six months ended June 30, 2024 and 2023 amounted to $167,194 and $0, respectively. Interest income for the six months ended June 30, 2024 and 2023 amounted to $167,194 and $0, respectively.

Gains and losses resulting from the change in fair value of investments held in Trust Account are accounted as dividend income in the accompanying statement of operations. Dividend income for the six months ended June 30, 2024 and 2023 amounted to $0 and $759,567, respectively. Dividend income for the six months ended June 30, 2024 and 2023 amounted to $0 and $1,854,942, respectively.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

The Company accounted for the 4,887,500 Warrants issued with the IPO as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity.”

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A Common Stock (including Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A Common Stock is classified as stockholders’ equity. The Company’s public shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2024 and December 31, 2023, shares of Class A Common Stock subject to possible redemption are presented at redemption value of $11.25 and $11.03 per share, respectively, as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated balance sheets. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of shares of redeemable Class A Common Stock are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital is zero.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

•

Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

•

Level 2 – Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s current assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying unaudited condensed consolidated balance sheets, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

While ASC 740 identifies usage of the effective annual tax rate (“ETR”) for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. The Company has taken a position as to the calculation of income tax expense in the current period based on 740-270-25-3 which states, “If an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (or benefit) but is otherwise able to make a reliable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the unusual elements that can impact its annualized book income and its impact on ETR. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through June 30, 2024.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits and income taxes as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States and Florida as its only “major” tax jurisdictions.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. To determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable common stock and non-redeemable common stock and the undistributed income (loss) is calculated using the total net loss less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable common stock. Any remeasurement of the accretion to redemption value of the common stock subject to possible redemption was considered to be dividends paid to the public stockholders. For the three months and six months ended June 30, 2024 and 2023, the Company has not considered the effect of the warrants sold in the IPO to purchase an aggregate of 4,887,500 shares in the calculation of diluted net income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive and the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the period presented.

	For the Three Months Ended June 30, 2024		For the Three Months Ended June 30, 2023
		Non-		Non-
	Redeemable	Redeemable	Redeemable	Redeemable
	Common	Common	Common	Common
	Stock	Stock	Stock	Stock
Basic and diluted net (loss) income per share:
Numerators:
Allocation of net loss excluding accretion of carrying value to redemption value	$(279,398)	$(274,690)	$(606,905)	$(358,597)
Accretion of carrying value to redemption value	336,209	–	960,575	–
Allocation of net (loss) income	$56,811	$(274,690)	$353,670	$(358,597)
Denominators:
Weighted-average shares outstanding	3,162,548	3,109,250	5,262,235	3,109,250
Basic and diluted net (loss) income per share	$0.02	$(0.09)	$0.07	$(0.12)

	For the Six Months Ended June 30, 2024		For the Six Months Ended June 30, 2023
		Non-		Non-
	Redeemable	Redeemable	Redeemable	Redeemable
	Common	Common	Common	Common
	Stock	Stock	Stock	Stock
Basic and diluted net (loss) income per share:
Numerators:
Allocation of net loss excluding accretion of carrying value to redemption value	$(699,068)	$(687,286)	$(1,673,862)	$(693,359)
Accretion of carrying value to redemption value	681,309	–	2,718,500	–
Allocation of net (loss) income	$(17,759)	$(687,286)	$1,044,638	$(693,359)
Denominators:
Weighted-average shares outstanding	3,162,548	3,109,250	7,506,151	3,109,250
Basic and diluted net (loss) income per share	$(0.01)	$(0.22)	$0.14	$(0.22)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40).” The amendment in this ASU is to address issues identified as a result of the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity. For convertible instruments, the FASB decided to reduce the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with prior GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this ASU are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company adopted this ASU on January 1, 2024. The adoption of this ASU did not have a material effect on the Company’s unaudited condensed consolidated financial statements.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its unaudited condensed consolidated financial statements and related disclosures.

Note 3 — Cash Held in Trust Account

To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, on September 28, 2023, the Company instructed Wilmington Trust, National Association, the trustee with respect to the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of the Company’s initial Business Combination or its liquidation. In May 2024, the Company executed a modification of the Trust Agreement in order to move the funds in the Trust Account into an interest-bearing account.

As of June 30, 2024 and December 31, 2023, assets held in the Trust Account were comprised of $35,623,340 and $34,851,146 in cash, respectively.

Note 4 — Initial Public Offering

Pursuant to the IPO on November 5, 2021, the Company sold 9,775,000 Units at $10.00 per Public Unit, generating gross proceeds of $97,750,000. Each Public Unit consists of one share of the Company’s Class A Common Stock and one-half of one redeemable warrant. The Company will not issue fractional shares upon the exercise of warrants. As a result, the warrants must be exercised in multiples of one whole warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A Common Stock at a price of $11.50 per share, and only whole warrants are exercisable. The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation.

All of the 9,775,000 public shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such public shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s Amended and Restated Certificate of Incorporation, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require Class A Common Stock subject to redemption to be classified outside of permanent equity.

The Company’s redeemable Class A Common Stock is subject to the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

For the six months ended June 30, 2024 and for the year ended December 31, 2023, the Class A Common Stock reflected on the unaudited condensed consolidated balance sheets is reconciled in the following table.

Class A Common Stock subject to possible redemption, December 31, 2022	$101,559,697
Less:
Redemptions	(70,386,610)
Plus:
Accretion of carrying value to redemption value	3,709,448
Class A Common Stock subject to possible redemption, December 31, 2023	34,882,535
Plus:
Accretion of carrying value to redemption value	681,309
Class A Common Stock subject to possible redemption, June 30, 2024	$35,563,844

Note 5 — Private Placement

Substantially concurrently with the closing of the IPO, the Company completed the private sale of 545,500 Private Placement Shares, comprised of 505,500 shares sold to the Sponsor and 40,000 shares sold to the Representatives, at a purchase price of $10.00 per Private Placement Share, generating gross proceeds to the Company of $5,455,000. The Private Placement Shares are identical to the public shares, except that the holders have agreed not to transfer, assign or sell any of the Private Placement Shares (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination.

Note 6 — Related Party Transactions

Founder and Private Placement Shares

On February 18, 2021, the Sponsor acquired 2,443,750 shares of common stock from the Company for a purchase price of $25,000. On March 2, 2021, the Company amended and restated its certificate of incorporation to divide its common stock into Class A Common Stock and Class B Common Stock without changing the total amount of the authorized capital of common stock. As a result, the Company cancelled the 2,443,750 shares of common stock held by the Sponsor and simultaneously issued 2,443,750 shares (the “Founder Shares”) of Class B common stock, par value $0.0001 per share (“Class B Common Stock”) to the Sponsor.

As of June 30, 2024 and December 31, 2023, there were 2,443,750 Founder Shares issued and outstanding. The aggregate capital contribution was $25,000, or approximately $0.01 per share.

The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the IPO (excluding the sale of Private Placement Shares and issuance of the Representative Shares).

In November 2021, the Sponsor transferred an aggregate of 443,750 Founder Shares to the Company’s former officers, directors, secretary and their designees at the same price originally paid for such shares prior to the closing of the IPO. As a result of such transfers, each of the Company’s former directors collectively acquired the remaining 321,750 Founder Shares at the same price originally paid for such shares. On December 22, 2022, the Company’s officers, directors and secretary resigned from their respective positions and returned and sold a total of 343,750 Founder Shares back to the Sponsor for the original purchase price. Out of the issued and outstanding shares of Class B Common Stock, an aggregate of 100,000 shares remains owned by former management.

The sale of the Founder Shares from Sponsor to the Company’s officers, directors and secretary is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The grant date fair value of the remaining 100,000 shares, net of forfeiture of 343,750 shares, granted to the Company’s officers, directors and secretary was $716,250, or $7.16 per share. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of June 30, 2024 and December 31, 2023, the Company determined that a Business Combination was not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

The holders of the Founder Shares have agreed not to transfer, assign or sell 50% of their Founder Shares until the earlier to occur of: (A) six months after the date of the consummation of the Company’s initial Business Combination, or (B) the date on which the closing price of the Company’s Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination and the remaining 50% of the Founder Shares may not be transferred, assigned or sold until six months after the date of the consummation of the Company’s initial Business Combination, or earlier, in either case, if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares for cash, securities or other property.

On November 5, 2021, the Company completed the private sale of 505,500 shares of Class A Common Stock to the Sponsor, Fortune Rise Sponsor LLC, at a purchase price of $10.00 per Private Placement Share, generating gross proceeds to the Company of $5,055,000. The Private Placement Shares are identical to the public shares, except that the holders have agreed not to transfer, assign or sell any of the Private Placement Shares (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination.

In connection with BCA, on October 17, 2023, the Sponsor and the three independent directors of the Company entered into three separate securities transfer agreements (the “Securities Transfer Agreement”) to transfer a total of 60,000 shares of the Founder shares to the three directors. The transfer of the Founder Shares from the Sponsor to the three independent directors of the Company is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The grant date fair value of the 60,000 shares granted to the Company’s three independent directors was $517,200, or $8.62 per share. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of June 30, 2024 and December 31, 2023, the Company determined that a Business Combination was not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

In connection with BCA, on October 24, 2023, the Sponsor, the Company and WODI-PWT entered into a letter agreement (the “Sponsor Letter Agreement”) pursuant to which the Sponsor agreed to (a) vote in favor of the Business Combination Agreement and the Business Combination, (b) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the Class B Common Stock, such that the Class B Common Stock will convert into Class A Common Stock at the Closing on a one-to-one basis, and (c) subject certain of the Class B Common Stock currently held by the Sponsor to forfeiture.

Due to a Related Party

On December 22, 2023, the board of directors appointed Ryan Spick to serve as the Company’s Principal Executive Officer and Chief Financial Officer effective as of December 22, 2023. The terms and conditions of Mr. Spick’s appointment are governed by a consulting agreement dated as of December 22, 2023 by and between the Company and Mr. Spick (the “Consulting Agreement”). The Consulting Agreement provides for compensation to Mr. Spick of $10,000 per month. The Consulting Agreement provides for a term of six months, subsequently amended to continue on a month-to-month basis, unless earlier terminated by either party upon 10 business days’ written notice. As of June 30, 2024 and December 31, 2023, balance due to Mr. Spick amounted $62,903 and $2,903, respectively.

Promissory Notes — Related Parties (Working Capital and Extension Loans)

Working Capital Loans – OriginClear

In December 2022, OriginClear, Inc. (“OriginClear”), a Nevada corporation and the parent company of the Sponsor, advanced $50,000 to the Company for working capital. On April 17, 2023, the board of directors of the Company approved the issuance of an unsecured promissory note dated November 23, 2022 in the principal amount of $50,000 to OriginClear and the Company reclassified this $50,000 advance into a promissory note – related party.

As of June 30, 2024 and December 31, 2023, the Company had borrowings of $50,000 from OriginClear under the promissory notes — related parties (working capital loans).

Working Capital Loans – WODI

On November 4, 2022, an aggregate of $977,500 (the “First Extension Payment”) was deposited into the Company’s Trust Account for the public stockholders, representing $0.10 per public share, which enabled the Company to extend the period of time it had to consummate its initial Business Combination by three months from November 5, 2022 to February 5, 2023 (the “First Extension”). The First Extension was the first of the two three-month extensions permitted under the Company’s Amended and Restated Certificate of Incorporation prior to its amendment in April 2023. In connection with the First Extension Payment, the Company issued unsecured promissory notes (the “First Extension Note”) to certain Initial Stockholders, including (i) a note of $413,750 to Mr. Koon Keung Chan, the former manager of the Sponsor of the Company who resigned on December 22, 2022, (ii) a note of $150,000 to US Tiger Securities, an existing stockholder, and (iii) a note of $170,000 to Dr. Lei Xu, the former President and Chairwoman of the Company who resigned on December 22, 2022. The three promissory notes together with the Company’s working capital fund were used to pay for the First Extension Payment. These three promissory notes totaling $733,750 were assigned to WODI as creditor on December 22, 2022.

In addition, in order to finance transaction costs in connection consummating an intended initial business combination, WODI may, but are not obligated to, loan the Company funds as may be required. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Such loans would be evidenced by promissory notes.

As of June 30, 2024 and December 31, 2023, the Company had borrowings of $2,394,420 and $1,972,420, respectively, from WODI under the promissory notes — related parties (working capital loans).

Extension Loans – WODI

From November 2022 to August 2024, a total of $3,785,065 was deposited into the Trust Account for the public stockholders, which enabled the Company to extend the period of time it had to consummate its initial Business Combination from November 5, 2022 to September 5, 2024, with most of the borrowings to fund the extension payments from WODI. As of June 30, 2024 and December 31, 2023, the Company had borrowings of $3,341,315 and $2,741,315, respectively, from WODI under the promissory notes — related parties (extension loans).

Terms of the Working Capital and Extension Loans

The Working Capital and Extension Loans are non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) consummation of the Company’s initial Business Combination and (ii) the date of the liquidation of the Company. The principal balance may be prepaid at any time, at the election of the Company. The holders of the Notes have the right, but not the obligation, to convert their Notes, in whole or in part, respectively, into private shares of Class A Common Stock (the “Conversion Shares”), as described in the IPO prospectus of the Company (File Number 333-256511). The number of Conversion Shares to be received by the holders in connection with such conversion shall be an amount, up to $3,000,000, determined by dividing (x) the sum of the outstanding principal amount payable to such holders by (y) $10.00.

In order to finance transaction costs in connection with an intended initial Business Combination, the founders or an affiliate of the founders or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes the initial Business Combination, it would repay such loaned amounts. Up to $3,000,000 of such loans may be convertible into working capital shares, at a price of $10.00 per share at the option of the lender. Such working capital shares would be identical to the Private Placement Shares. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment.

Note 7 — Commitments & Contingencies

Risks and Uncertainties

As a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The holders of the Founder Shares, Private Placement Shares and shares of common stock that may be issued upon conversion of working capital loans are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the IPO, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion into Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Representatives entitled to underwriting discounts of (i) two percent (2.0%) of the gross proceeds of the IPO, or $1,955,000 in the aggregate, and paid at the closing of the IPO and (ii) will be entitled to a deferred underwriting discount of three and a half percent (3.5%) of the gross proceeds of the IPO, or approximately $3,421,250 in the aggregate, upon the consummation of a Business Combination.

Note 8 — Deferred Underwriters’ Discount

The Company is obligated to pay the underwriters a deferred underwriters’ discount equal to 3.5% of the gross proceeds of the IPO. The deferred underwriters’ discount of $3,421,250 will become payable to the Representatives from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination.

Note 9 — Temporary Equity and Stockholders’ Deficit

Preferred stock — The Company is authorized to issue 2,000,000 shares of preferred stock, par value $0.0001 per share, and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2024 and December 31, 2023, there were no shares of preferred stock issued or outstanding.

Common stock — The Company was initially authorized to issue up to 60,000,000 shares of common stock, par value $0.0001 per share. On February 19, 2021, there were 2,443,750 shares of common stock issued and outstanding. On March 2, 2021, the Company amended and restated its certificate of incorporation to divide its common stock into Class A Common Stock and Class B Common Stock, with the result that the Company is authorized to issue up to 60,000,000 shares of common stock, par value $0.0001 per share, comprised of 55,000,000 shares of Class A Common Stock and 5,000,000 shares of Class B Common Stock. In connection therewith, the Company cancelled 2,443,750 shares of common stock issued to the Sponsor and issued 2,443,750 shares of Class B Common Stock to the Sponsor.

Holders of record of Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. The Company’s stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. Holders of record of the Class A Common Stock and holders of record of the Class B Common Stock will vote together as a single class on all matters submitted to a vote of the stockholders, with each share of common stock entitling the holder to one vote except as required by applicable law. The shares of Class B Common Stock will automatically convert into shares of Class A Common Stock at the closing of the Company’s initial Business Combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution right.

Class A Common Stock — The Company is authorized to issue 55,000,000 shares of Class A Common Stock with a par value of $0.0001 per share.

In connection with the special meeting of stockholders on April 10, 2023, holders of 4,493,968 public shares of Class A Common Stock properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.57 per share, for an aggregate redemption amount of $47,501,242.

In connection with the special meeting of stockholders on June 2, 2023, holders of 1,666,080 public shares of Class A Common Stock properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.76 per share, for an aggregate redemption amount of $17,927,021.

In connection with the special meeting of stockholders on October 25, 2023, holders of 452,404 public shares of Class A Common Stock properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.96 per share, for an aggregate redemption amount of $4,958,347.

Representative Shares

The Company issued 120,000 Representative Shares in Class A Common Stock to the Representatives of the underwriters for the Company’s IPO, as part of their underwriting compensation. The Representative Shares are identical to the public shares except that the Representatives have agreed not to transfer, assign or sell any such Representative Shares until the completion of the Company’s initial Business Combination. The Representative Shares are deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the commencement of sales in this offering pursuant to FINRA Rule 5110(e)(1). In addition, the Representatives have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account (as defined below) with respect to such shares if the Company fails to complete its initial Business Combination by September 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination and payment of the extension deposit by our Sponsor, or its affiliates).

As of June 30, 2024 and December 31, 2023, there were 665,500 shares of common stock issued and outstanding, excluding 3,162,548 shares of common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 5,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. On March 2, 2021, the Company issued 2,443,750 shares of Class B Common Stock to the founders for $25,000, so that the founders collectively owned 20% of the Company’s issued and outstanding common stock after the IPO (excluding the Private Placement Shares and the Representative Shares). As of June 30, 2024 and December 31, 2023, there were 2,443,750 shares of Class B Common Stock issued and outstanding.

In connection with BCA, on October 24, 2023, the Sponsor, the Company and WODI-PWT entered into a letter agreement (the “Sponsor Letter Agreement”) pursuant to which the Sponsor agreed to (a) vote in favor of the Business Combination Agreement and the Business Combination, (b) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the Class B Common Stock, such that the Class B Common Stock will convert into Class A Common Stock at the Closing on a one-to-one basis, and (c) subject certain of the Class B Common Stock currently held by the Sponsor to forfeiture.

Warrants — On November 5, 2021, the Company issued 4,887,500 warrants in connection with the IPO. Each whole warrant entitles the registered holder to purchase one whole share of the Company’s Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of the initial Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

As of June 30, 2024 and December 31, 2023, 4,887,500 warrants were outstanding.

The Company has agreed that as soon as practicable, but in no event later than 30 business days, after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file, and within 60 business days following its initial Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the above, if the Company’s Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elect, it will not be required to file or maintain in effect a registration statement, but it will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•in whole and not in part;

•at a price of $0.01 per warrant;

•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•if, and only if, the reported last sale price of the common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on third business day before the Company send the notice of redemption to the warrant holders.

The Company accounted for the 4,887,500 warrants issued with the IPO as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity.” The Company accounted for the warrant as an expense of the IPO resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of the warrants of the date of grant date is approximately $4.4 million, or $0.906 per Unit, using the Monte Carlo Model. The fair value of the warrants is estimated as of the date of grant date using the following assumptions: (1) expected volatility of 16.2%, (2) risk-free interest rate of 1.16%, (3) expected life of 5.91 years, (4) exercise price of $11.50 and (5) stock price of $9.548.

Note 10 — Income Taxes

The Company’s effective tax rate was (10.3)% and 102.4% for the six months ended June 30, 2024 and 2023, respectively. The Company’s effective tax rate was (3.0)% and 57.3% for the six months ended June 30, 2024 and 2023, respectively. The effective tax rate differs from the statutory tax rate of 21.0% primarily due to the valuation allowance on the deferred tax assets and non-deductible transaction costs.

Note 11 — Subsequent Events

In accordance with ASC 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued, the Company has evaluated all events or transactions that occurred after the balance sheet date, up through the date was the Company issued the unaudited condensed consolidated financial statements.

Promissory Notes — Related Parties (Working Capital and Extension Loans)

On July 5, 2024, $100,000 (the “Seventeenth Extension Payment”) was deposited into the Trust Account, for the public stockholders, representing $0.032 per public share, which enabled the Company to extend the period of time it has to consummate its initial Business Combination by one month from July 5, 2024 to August 5, 2024. The Seventeenth Extension was the ninth of the twelve one-month extensions permitted under the Company’s governing documents, as amended in October 2023. In connection with the Seventeenth Extension Payment, the Company issued an unsecured promissory note (the “Seventeenth Extension Note”) to WODI.

On August 5, 2024, $100,000 (the “Eighteenth Extension Payment”) was deposited into the Trust Account, for the public stockholders, representing $0.032 per public share, which enabled the Company to extend the period of time it has to consummate its initial Business Combination by one month from August 5, 2024 to September 5, 2024. The Eighteenth Extension was the tenth of the twelve one-month extensions permitted under the Company’s governing documents, as amended in October 2023. In connection with the Eighteenth Extension Payment, the Company issued an unsecured promissory note (the “Eighteenth Extension Note”) to WODI.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Fortune Rise Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fortune Rise Acquisition Corporation (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger on or before April 5, 2024 or at the discretion of the board of directors, accompanied by additional contributions to the trust, the business combination deadline maybe extended by additional seven months through November 5, 2024. There is no assurance that the Company will obtain the necessary approvals or raise the additional capital it needs to fund its business operations and complete any business combination prior to the business combination deadline, if at all. The Company also has no approved plan in place to extend the business combination deadline beyond November 5, 2024, and lacks the capital resources needed to fund operations and complete any business combination, even if the deadline to complete a business combination is extended to a later date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021 (such date takes into account the acquisition of certain assets of Friedman LLP by Marcum LLP effective September 1, 2022).

Costa Mesa, CA

April 1, 2024

FORTUNE RISE ACQUISITION CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022

Assets
Current assets:
Cash	$12,910	$172,314
Prepaid expenses	106,658	4,000
Prepaid expenses - related party	-	25,000
Total current assets	119,568	201,314

Cash and investments held in Trust Account	34,851,146	101,942,526
Total Assets	$34,970,714	$102,143,840

Liabilities, Temporary Equity, and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$293,182	$156,052
Due to related parties	2,903	50,000
Promissory notes - related parties	4,763,735	733,750
Income taxes payable	-	271,346
Franchise taxes payable	-	199,759
Excise taxes payable	703,866	-
Total current liabilities	5,763,686	1,410,907

Deferred tax liability	-	83,724
Deferred underwriters' discount	3,421,250	3,421,250
Total Liabilities	9,184,936	4,915,881

Commitments and Contingencies

Class A Common Stock subject to possible redemption, 3,162,548 shares and 9,775,000 shares at redemption value of $11.03 and $10.39 per share as of December 31, 2023 and 2022, respectively	34,882,535	101,559,697

Stockholders’ Deficit:
Preferred Stock, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding as of December 31, 2023 and 2022	-	-
Class A Common Stock, $0.0001 par value; 55,000,000 shares authorized; 665,500 shares issued and outstanding (excluding 3,162,548 shares and 9,775,000 shares subject to possible redemption) as of December 31, 2023 and 2022	66	66
Class B Common Stock, $0.0001 par value; 5,000,000 shares authorized; 2,443,750 shares issued and outstanding as of December 31, 2023 and 2022	244	244
Accumulated deficit	(9,097,067)	(4,332,048)
Total Stockholders' Deficit	(9,096,757)	(4,331,738)
Total Liabilities, Temporary Equity, and Stockholders' Deficit	$34,970,714	$102,143,840

The accompanying notes are an integral part of these consolidated financial statements.

FORTUNE RISE ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the	For the
	Year Ended	Year Ended
	December 31, 2023	December 31, 2022

Operating costs	$2,060,089	$959,457
Franchise tax expenses	138,050	199,759
Loss from Operations	(2,198,139)	(1,159,216)

Other income:
Dividend earned on investments held in Trust Account	2,342,684	1,466,677

Income before income taxes	144,545	307,461

Income taxes provision	(496,250)	(355,070)

Net loss	$(351,705)	$(47,609)

Basic and diluted weighted average shares outstanding, Common Stock subject to possible redemption	5,476,390	9,775,000
Basic and diluted net income (loss) per share, Common Stock subject to possible redemption	$(0.20)	$(0.04)
Basic and diluted weighted average shares outstanding, Common Stock attributable to Fortune Rise Acquisition Corporation	3,109,250	3,109,250
Basic and diluted net loss per share, Common Stock attributable to Fortune Rise Acquisition Corporation	$(0.47)	$(0.15)

The accompanying notes are an integral part of these consolidated financial statements.

FORTUNE RISE ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Preferred Stock		Class A Common Stock		Class B Common Stock		Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Deficit	Deficit
Balance as of December 31, 2021	-	$-	665,500	$66	2,443,750	$244	$(2,429,742)	$(2,429,432)
Accretion of carrying value to redemption value	-	-	-	-	-	-	(1,854,697)	(1,854,697)
Net loss	-	-	-	-	-	-	(47,609)	(47,609)
Balance as of December 31, 2022	-	-	665,500	66	2,443,750	244	(4,332,048)	(4,331,738)
Accretion of carrying value to redemption value	-	-	-	-	-	-	(3,709,448)	(3,709,448)
Excise taxes accrual on redemption of Class A Common Stock	-	-	-	-	-	-	(703,866)	(703,866)
Net loss	-	-	-	-	-	-	(351,705)	(351,705)
Balance as of December 31, 2023	-	$-	665,500	$66	2,443,750	$244	$(9,097,067)	$(9,096,757)

The accompanying notes are an integral part of these consolidated financial statements.

FORTUNE RISE ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the	For the
	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
Cash Flows from Operating Activities:
Net loss	$(351,705)	$(47,609)
Adjustments to reconcile net loss to net cash used in operating activities:
Dividend earned on investment held in Trust Account	(2,342,684)	(1,466,677)
Deferred tax (benefit) expense	(83,724)	83,724
Changes in operating assets and liabilities:
Prepaid expenses	(102,658)	183,500
Prepaid expenses - related party	25,000	(25,000)
Due to a related party	2,903	-
Accounts payable and accrued expenses	137,130	147,850
Income taxes payable	(271,346)	271,346
Franchise taxes payable	(199,759)	163,798
Net cash used in operating activities	(3,186,843)	(689,068)

Cash Flows from Investing Activities:
Purchase of investments held in Trust Account	(2,007,565)	(977,500)
Withdrawal of investments held in Trust Account	71,441,629	207,961
Net cash provided by (used in) investing activities	69,434,064	(769,539)

Cash Flows from Financing Activities:
Proceeds from issuance of promissory notes to related parties	3,979,985	733,750
Advances from a related party	-	50,000
Class A Common Stock redemptions	(70,386,610)	-
Net cash (used in) provided by financing activities	(66,406,625)	783,750

Net Change in Cash	(159,404)	(674,857)

Cash at beginning of the year	172,314	847,171
Cash at end of the year	$12,910	$172,314

Supplemental Cash Flow Information
Cash paid for income taxes	$865,024	$-
Cash paid for interest	$-	$-

Supplemental Disclosure of Non-cash Financing Activities
Accretion of carrying value to redemption value	$3,709,448	$1,854,697
Excise taxes accrual on redemption of Class A Common Stock	$703,866	$-

The accompanying notes are an integral part of these consolidated financial statements.

FORTUNE RISE ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and Business Operation

Fortune Rise Acquisition Corporation (the “Company”) is a blank check company incorporated as a Delaware corporation on February 1, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company has signed a non-binding Letter of Intent for the Proposed Business Combination as discussed below. The Company has selected December 31 as its fiscal year end.

As of December 31, 2023 and 2022, the Company had not commenced any operations. For the period from February 1, 2021 (inception) through December 31, 2023, the Company’s efforts have been limited to organizational activities as well as activities related to the IPO (as defined below). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company had generated non-operating income in the form of money market fund dividend income earned from the proceeds derived from the IPO up until September 2023 when all the money market funds were converted into cash.

The registration statement for the Company’s initial public offering (“IPO”) became effective on November 2, 2021. On November 5, 2021, the Company consummated the IPO of 9,775,000 units (including 1,275,000 units issued upon the full exercise of the over-allotment option, the “Public Units”). Each Public Unit consists of one share of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), and one-half of one redeemable warrant (“Warrant”), each whole Warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $97,750,000. The shares of Class A Common Stock included in the Public Units are referred to as the “public shares.”

Substantially concurrently with the closing of the IPO, the Company completed the private sale of 545,500 shares of Class A Common Stock (the “Private Placement Shares”), comprised of 505,500 shares sold to the Company’s sponsor, Fortune Rise Sponsor LLC (the “Sponsor”) and 40,000 shares sold to US Tiger Securities, Inc. (“US Tiger Securities”), and EF Hutton, a division of Benchmark Investment LLC, the representatives of the several underwriters (each, a “Representative”), at a purchase price of $10.00 per Private Placement Share, generating gross proceeds to the Company of $5,455,000. The Private Placement Shares are identical to the public shares, except that the holders have agreed not to transfer, assign or sell any of the Private Placement Shares (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination.

Transaction costs for the IPO amounted to $5,822,268, consisting of $5,376,250 of underwriting fees (including $3,421,250 of deferred underwriting fees) and $446,018 of other offering costs.

The Company also issued 120,000 shares of Class A Common Stock (the “Representative Shares”) to the Representatives as part of their underwriting compensation. The Representative Shares are identical to the public shares except that the Representatives have agreed not to transfer, assign or sell any such Representative Shares until the completion of the Company’s initial Business Combination. The Representative Shares are deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the commencement of sales in the IPO pursuant to FINRA Rule 5110(e)(1). In addition, the Representatives have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account (as defined below) with respect to such shares if the Company fails to complete its initial Business Combination by April 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination).

Following the closing of the IPO and the issuance and the sale of Private Placement Shares on November 5, 2021, $99,705,000 ($10.20 per Public Unit) from the net proceeds of the sale of the Public Units in the IPO and the sale of Private Placement Shares was placed in a trust account (the “Trust Account”) maintained by Wilmington Trust, National Association as a trustee and invested the proceeds in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (a) the completion of the initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial

Business Combination or to redeem 100% of the Company’s public shares if it does not complete the initial Business Combination by April 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (c) the redemption of the Company’s public shares if it is unable to complete the Business Combination by April 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

The Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting fee and taxes payable and interest previously released for working capital purposes on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for the post-transaction company not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The shares of Class A Common Stock subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination (if the Company seeks stockholder approval), if a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. The Company will have until April 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination and payment of the extension deposit by the Sponsor, or its affiliates), to complete the initial Business Combination (the “Combination Period”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay the Company’s taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete the Business Combination within the Combination Period. The founders have entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to any Founder Shares (defined below), Private Placement Shares, and any public shares held by them in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares, Private Placement Shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete its initial Business Combination by April 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination) and payment of the extension deposit by our Sponsor, or its affiliates), or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete the initial Business Combination by April 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination and payment of the extension deposit by our Sponsor, or its affiliates), although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame. If the Company submits its initial Business Combination to its stockholders for a vote, the Company will complete its initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial Business Combination. In no event will the Company redeem its public shares of Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of public shares of Class A Common Stock and the related Business Combination, and instead may search for an alternate Business Combination. As approved by its stockholders at the Special Meeting on October 25, 2023, the Company deleted the limitations that the Company shall not consummate a business combination or redeem shares if such actions would cause the Company’s net tangible assets to be less than $5,000,001 and filed an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on October 25, 2023.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Company’s Sponsor will not be responsible to the extent of any liability for such third-party claims.

Termination of Prior Proposed Business Combination

On April 26, 2022, the Company entered into an agreement and plan of merger (the “Merger Agreement”) by and among Sigma Merger Sub Inc., a Delaware corporation and its direct, wholly owned subsidiary (“Sigma Merger Sub”), Gamma Merger Sub Inc., a Delaware corporation and its direct, wholly owned subsidiary (“Gamma Merger Sub”), VCV Power Sigma, Inc., a Delaware corporation (“Sigma”), VCV Power Gamma, Inc., a Delaware corporation (“Gamma,” and, together with Sigma, “VCV Digital Technology”), and Jerry Tang, in his capacity as the representative for stockholders of VCV Digital Technology and for certain limited purposes under Section 5.13 thereunder. Pursuant to the Merger Agreement, among other things, (i) in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Sigma Merger Sub would merge with and into Sigma, with Sigma surviving the Sigma Merger as the Company’s wholly owned subsidiary, and (ii) in accordance with the DGCL, Gamma Merger Sub will merge with and into Gamma, with Gamma surviving the Gamma Merger as its wholly owned subsidiary.

On July 19, 2022, pursuant to Section 11.01(a) of the Merger Agreement, the Company and VCV Digital Technology entered into a termination agreement and mutually agreed to terminate the Merger Agreement and the transaction contemplated thereby was abandoned.

Change of Sponsor

On December 22, 2022, Water On Demand, Inc., a Nevada corporation (“WODI”), entered into a Membership Interest Purchase and Transfer Agreement with Ka Wai Cheung, Koon Lin Chan, and Koon Keung Chan (each a “Seller,” and collectively, the “Sellers”) and the Sponsor, pursuant to which WODI purchased 100 membership interests in the Sponsor from the Sellers, which constitutes 100% of the membership interests in the Sponsor. The Sponsor holds 2,343,750 shares out of 2,443,750 shares of the issued and outstanding shares of Class B Common Stock of the Company.

The Proposed Business Combination

On January 5, 2023, the Company filed a press release which announced the signing of a non-binding Letter of Intent (“LOI”) with WODI under which the Company proposes to acquire all the outstanding securities of WODI, based on certain material financial and business terms and conditions being met. On September 28, 2023, the Company announced that the LOI was amended and assigned to Water On Demand, Inc. (f/k/a Progressive Water Treatment Inc.), a Texas corporation (“WODI-PWT”). WODI-PWT recently merged with WODI. Accordingly, the LOI executed January 5, 2023 with WODI has been amended to designate WODI-PWT as the new target of the acquisition. Under the revised/amended LOI, the Company proposes to acquire all the outstanding securities of WODI-PWT, based on certain material financial and business terms and conditions being met. The LOI is not binding on the parties and is intended solely to guide good-faith negotiations toward definitive agreements.

On October 24, 2023, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “BCA”) with FRLA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company incorporated on October 13, 2023 (“Merger Sub”), and WODI-PWT.

The BCA provides, among other things, that Merger Sub will merge with and into WODI-PWT, with WODI-PWT as the surviving company in the merger and, after giving effect to such merger, WODI-PWT shall be a wholly-owned subsidiary of the Company (the “Merger”). The Company will change its name to “Water on Demand, Inc.” The Merger and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination.” In accordance with the terms and subject to the conditions of the BCA, at the effective time of the Merger (the “Effective Time”), among other things: (i) each share of Class A Common Stock and each share of Class B Common Stock (except for Class B Common Stock held by the Sponsor which are subject to forfeiture pursuant to the Sponsor Letter Agreement) that is issued and outstanding immediately prior to the Merger will become one share of common stock, par value $0.0001 per share, of the Company, and (ii) each share of common stock of WODI-PWT (subject to limited exceptions) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive that number of shares of the Company’s common stock equal to an exchange ratio, calculated as (a) the aggregate equity value of WODI-PWT of $32.0 million, divided by the aggregate number of shares of WODI-PWT common stock outstanding immediately prior to the Effective Time, divided by (b) the FRLA Share Value, where “FRLA Share Value” means (i) the aggregate amount of cash on deposit in the Trust Account (without giving effect to stockholder redemptions) as of two business days prior to the closing date of the Merger, including interest not previously released to the Company to pay taxes of the Company divided by (ii) the total number of then issued and outstanding shares of Class A Common Stock (without giving effect to stockholder redemptions).

Extension Amendments for Business Combination

On April 11, 2023, the Company filed with the Secretary of State of the State of Delaware an amendment (the “First Amendment”) to the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company must consummate a Business Combination up to six times, each by an additional month, for an aggregate of six additional months (i.e., from May 5, 2023 to up to November 5, 2023) or such earlier date as determined by the board of directors. The Company’s stockholders approved the First Amendment at a special meeting of stockholders of the Company on April 10, 2023.

As a result of the June 2, 2023 special meeting of stockholders of the Company, the Company filed with the Secretary of State of the State of Delaware an amendment to the Company’s Amended and Restated Certificate of Incorporation to amend the monthly extension amounts to be paid by the Sponsor (or its affiliates), to extend the period of time for the Company to consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company to be made upon the request of the Sponsor, and approval by the Company’s board of directors, from a previously amended price per unredeemed share of Class A Common Stock of $0.0625 to the lower of $100,000 or $0.05 per unredeemed share of Class A Common Stock.

As approved by its stockholders at the special meeting of stockholders held on October 25, 2023, the Company entered into an amendment to the Investment Management Trust Agreement, dated as of November 2, 2021 (the “Trust Agreement”), by and between the Company and Wilmington Trust, National Association (“Wilmington Trust”), on October 25, 2023 (the “Trust Amendment”). The Trust Amendment extended the initial date on which Wilmington Trust must commence liquidation of the Trust Account to up to November 5, 2024, or such earlier date as determined by the Company’s board of directors, unless the closing of the Company’s initial business combination shall have occurred, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account the lesser of: (i) $100,000 and (ii) an aggregate amount equal to $0.05 multiplied by the number of public shares of the Company that are not redeemed, for each such one-month extension unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

From November 2022 to June 2024, a total of $3,285,064.50 was deposited into the Trust Account for the public stockholders, which enabled the Company to extend the period of time it had to consummate its initial Business Combination from November 5, 2022 to April 5, 2024.

Liquidity and Going Concern

As of December 31, 2023, the Company had $12,910 in cash held outside the Trust Account available for the Company’s payment of expenses related to working capital purposes and a working capital deficit of $5,644,118. The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (ASU) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan to address this uncertainty is through the Promissory Notes - related parties and the Working Capital Loans, as defined below (see Note 6). In addition, if the Company is unable to complete a Business Combination within the Combination Period by April 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination), the Company’s board of directors would commence a winding up, dissolution and liquidation pursuant to the terms of the Amended and Restated Certificate of Incorporation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such additional condition also raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances issued within the same taxable year of a Business Combination and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

As a result of the 6,612,452 shares of Class A Common Stock redeemed in April 2023, June 2023 and November 2023 as discussed in Note 9, the Company accrued the 1% excise tax in the amount of $703,866 as a reduction of equity, as the Company is uncertain about the structure of any Business Combination and whether additional shares will be issued within the same taxable year.

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany transactions and balances are eliminated in consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The accompanying financial statements include all adjustments management considers necessary for a fair presentation.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of both December 31, 2023 and 2022, the Company did not have any cash equivalents.

Cash and Investments held in Trust Account

As of December 31, 2023 and 2022, $34,851,146 and $101,942,526, respectively, representing all of the assets held in the Trust Account, were held in cash or money market funds, and consisted of U.S. Treasury securities carried at fair value.

Gains and losses resulting from the change in fair value of investments held in Trust Account are accounted as dividend income in the accompanying statement of operations. Dividend income for the years ended December 31, 2023 and 2022 amounted to $2,342,684 and $1,466,677, respectively.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

The Company accounted for the 4,887,500 Warrants issued with the IPO as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity.”

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A Common Stock (including Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A Common Stock is classified as stockholders’ equity. The Company’s public shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2023 and 2022, shares of Class A Common Stock subject to possible redemption are presented at redemption value of $11.03 and $10.39 per share, respectively, as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated balance sheets. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of shares of redeemable Class A Common Stock are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital is zero.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

•

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

•

Level 2 - Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

•	Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s current assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits and income taxes as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company recognized $23,285 on interest and penalties as income tax expense due to the Company not timely paying its estimated income taxes for the year ended December 31, 2023.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. To determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable common stock and non-redeemable common stock and the undistributed income (loss) is calculated using the total net loss less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable common stock. Any remeasurement of the accretion to redemption value of the common stock subject to possible redemption was considered to be dividends paid to the public stockholders. For the years ended December 31, 2023 and 2022, the Company has not considered the effect of the warrants sold in the IPO to purchase an aggregate of 4,887,500 shares in the calculation of diluted net income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive and the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic (income) loss per share for the period presented.

	For the		For the
	Year Ended		Year Ended
	December 31, 2023		December 31, 2022
		Non-		Non-
	Redeemable	Redeemable	Redeemable	Redeemable
	Common	Common	Common	Common
	Stock	Stock	Stock	Stock
Basic and diluted net income/(loss) per share:
Numerators:
Allocation of net loss excluding accretion of carrying value to redemption value	$(2,590,425)	$(1,470,728)	$(1,443,238)	$(459,068)
Accretion of carrying value to redemption value	3,709,448	-	1,854,697	-
Allocation of net income (loss)	$1,119,023	$(1,470,728)	$411,459	$(459,068)
Denominators:
Weighted-average shares outstanding	5,476,390	3,109,250	9,775,000	3,109,250
Basic and diluted net income (loss) per share	$0.20	$(0.47)	$0.04	$(0.15)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

In August 2020, the FASB issued ASU 2020-06, “Debt - Debt Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40).” The amendment in this ASU is to address issues identified as a result of the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity. For convertible instruments, the FASB decided to reduce the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with prior GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this ASU are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The FASB specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company has not early adopted the ASU, and it will become effective for the Company on January 1, 2024, as the Company is an emerging growth company. The Company believes that the adoption of this ASU would not have a material effect on the Company’s consolidated financial statements.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

Note 3 - Cash and Investments Held in Trust Account

To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, on September 28, 2023, the Company instructed Wilmington Trust, National Association, the trustee with respect to the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of the Company’s initial Business Combination or its liquidation.

As of December 31, 2023, assets held in the Trust Account were comprised of $34,851,146 in cash.

As of December 31, 2022, assets held in the Trust Account were comprised of $101,942,526 in money market funds which are invested in U.S. Treasury Securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2023 and 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2023	December 31, 2022
Assets:
Trust Account - U.S. Treasury Securities Money Market Fund	1	$-	$101,942,526

Note 4 - Initial Public Offering

Pursuant to the IPO on November 5, 2021, the Company sold 9,775,000 Units at $10.00 per Public Unit, generating gross proceeds of $97,750,000. Each Public Unit consists of one share of the Company’s Class A Common Stock and one-half of one redeemable warrant. The Company will not issue fractional shares upon the exercise of warrants. As a result, the warrants must be exercised in multiples of one whole warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A Common Stock at a price of $11.50 per share, and only whole warrants are exercisable. The warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation.

All of the 9,775,000 public shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such public shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s Amended and Restated Certificate of Incorporation, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require Class A Common Stock subject to redemption to be classified outside of permanent equity.

The Company’s redeemable Class A Common Stock is subject to the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

For years ended December 31, 2023 and 2022, the Class A Common Stock reflected on the consolidated balance sheets is reconciled in the following table.

Class A Common Stock subject to possible redemption, December 31, 2021	$99,705,000
Plus:
Accretion of carrying value to redemption value	1,854,697
Class A Common Stock subject to possible redemption, December 31, 2022	101,559,697
Less:
Redemptions	(70,386,610)
Plus:
Accretion of carrying value to redemption value	3,709,448
Class A Common Stock subject to possible redemption, December 31, 2023	$34,882,535

Note 5 - Private Placement

Substantially concurrently with the closing of the IPO, the Company completed the private sale of 545,500 Private Placement Shares, comprised of 505,500 shares sold to the Sponsor and 40,000 shares sold to the Representatives, at a purchase price of $10.00 per Private Placement Share, generating gross proceeds to the Company of $5,455,000. The Private Placement Shares are identical to the public shares, except that the holders have agreed not to transfer, assign or sell any of the Private Placement Shares (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination.

Note 6 - Related Party Transactions

Founder and Private Placement Shares

On February 18, 2021, the Sponsor acquired 2,443,750 shares of common stock from the Company for a purchase price of $25,000. On March 2, 2021, the Company amended and restated its certificate of incorporation to divide its common stock into Class A Common Stock and Class B Common Stock without changing the total amount of the authorized capital of common stock. As a result, the Company cancelled the 2,443,750 shares of common stock held by the Sponsor and simultaneously issued 2,443,750 shares (the “Founder Shares”) of Class B common stock, par value $0.0001 per share (“Class B Common Stock”) to the Sponsor.

As of December 31, 2023 and 2022, there were 2,443,750 Founder Shares issued and outstanding. The aggregate capital contribution was $25,000, or approximately $0.01 per share.

The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the IPO (excluding the sale of Private Placement Shares and issuance of the Representative Shares).

In November 2021, the Sponsor transferred an aggregate of 443,750 Founder Shares to the Company’s former officers, directors, secretary and their designees at the same price originally paid for such shares prior to the closing of the IPO. As a result of such transfers, US Tiger Securities, Inc., a Representative, as the designee of Mr. Lei Huang, former Chief Executive Officer who resigned on December 22, 2022, acquired 122,000 Founder Shares at the same price originally paid for such shares. Dr. Lei Xu, the Company’s former President, Ms. Yuanmei Ma, the Company’s former Chief Financial Officer, Ms. Christy Szeto, the Company’s former secretary, Dr. David Xianglin Li, Mr. Michael Davidov, and Mr. Norman Kristoff, each of the Company’s former directors collectively acquired the remaining 321,750 Founder Shares at the same price originally paid for such shares. On December 22, 2022, the Company’s officers, directors and secretary resigned from their respective positions and returned and sold a total of 343,750 Founder Shares back to the Sponsor for the original purchase price. Out of the issued and outstanding shares of Class B Common Stock, an aggregate of 100,000 shares remains owned by former management.

The sale of the Founder Shares from Sponsor to the Company’s officers, directors and secretary is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The grant date fair value of the remaining 100,000 shares, net of forfeiture of 343,750 shares, granted to the Company’s officers, directors and secretary was $716,250, or $7.16 per share. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2023 and 2022, the Company determined that a Business Combination was not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

The holders of the Founder Shares have agreed not to transfer, assign or sell 50% of their Founder Shares until the earlier to occur of: (A) six months after the date of the consummation of the Company’s initial Business Combination, or (B) the date on which the closing price of the Company’s Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination and the remaining 50% of the Founder Shares may not be transferred, assigned or sold until six months after the date of the consummation of the Company’s initial Business Combination, or earlier, in either case, if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares for cash, securities or other property.

On November 5, 2021, the Company completed the private sale of 505,500 shares of Class A Common Stock to the Sponsor, Fortune Rise Sponsor LLC, at a purchase price of $10.00 per Private Placement Share, generating gross proceeds to the Company of $5,055,000. The Private Placement Shares are identical to the public shares, except that the holders have agreed not to transfer, assign or sell any of the Private Placement Shares (except to certain permitted transferees) until 30 days after the completion of the Company’s initial Business Combination.

In connection with BCA, on October 17, 2023, the Sponsor and the three independent directors of the Company entered into three separate securities transfer agreements (the “Securities Transfer Agreement”) to transfer a total of 60,000 shares of the Founder shares to the three directors. The transfer of the Founder Shares from the Sponsor to the three independent directors of the Company is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The grant date fair value of the 60,000 shares granted to the Company’s three independent directors was $517,200, or $8.62 per share. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2023, the Company determined that a Business Combination was not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

In connection with BCA, on October 24, 2023, the Sponsor, the Company and WODI-PWT entered into a letter agreement (the “Sponsor Letter Agreement”) pursuant to which the Sponsor agreed to (a) vote in favor of the Business Combination Agreement and the Business Combination, (b) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the Class B Common Stock, such that the Class B Common Stock will convert into Class A Common Stock at the Closing on a one-to-one basis, and (c) subject certain of the Class B Common Stock currently held by the Sponsor to forfeiture.

Prepaid Expenses - Related Party

Effective December 1, 2022 (the “Effective Date”), Mr. J. Richard Iler, the Company’s former Principal Executive Officer, Chief Financial Officer, Secretary, and Treasurer, entered into a Consulting Agreement (the “Agreement”) with the Company and OriginClear, Inc. (OriginClear), a Nevada corporation and the parent company of the Sponsor, pursuant to which Mr. Iler received an initial payment of $50,000 and received separate payments of $25,000 monthly for January 2023 through April 2023. The term of the Agreement was for six months starting from the Effective Date, unless earlier terminated. As of December 31, 2023 and 2022, the Company prepaid to Mr. Iler under the Agreement amounted to $0 and $25,000, respectively.

Due to Related Parties

In December 2022, OriginClear advanced $50,000 to the Company for working capital. On April 17, 2023, the board of directors of the Company approved the issuance of an unsecured promissory note dated November 23, 2022 in the principal amount of $50,000 to OriginClear and the Company reclassified this $50,000 advance into a promissory note - related parties. As of December 31, 2023 and 2022, balance due to OriginClear amounted to $0 and $50,000, respectively.

On December 22, 2023, the board of directors appointed Ryan Spick to serve as the Company’s Principal Executive Officer and Chief Financial Officer effective as of December 22, 2023. The terms and conditions of Mr. Spick’s appointment will be governed by a consulting agreement dated as of December 22, 2023 by and between the Company and Mr. Spick (the “Consulting Agreement”). The Consulting Agreement provides for compensation to Mr. Spick of $10,000 per month. The Consulting Agreement provides for a term of six months, unless earlier terminated by either party upon 10 business days’ written notice. As of December 31, 2023, balance due to Mr. Spick amounted $2,903.

Promissory Notes - Related Parties (Working Capital Loans)

On November 4, 2022, an aggregate of $977,500 (the “First Extension Payment”) was deposited into the Company’s Trust Account for the public stockholders, representing $0.10 per public share, which enabled the Company to extend the period of time it had to consummate its initial Business Combination by three months from November 5, 2022 to February 5, 2023 (the “First Extension”). The First Extension was the first of the two three-month extensions permitted under the Company’s Amended and Restated Certificate of Incorporation prior to its amendment in April 2023. In connection with the First Extension Payment, the Company issued unsecured promissory notes (the “First Extension Note”) to certain Initial Stockholders, including (i) a note of $413,750 to Mr. Koon Keung Chan, the former manager of the Sponsor of the Company who resigned on December 22, 2022, (ii) a note of $150,000 to US Tiger Securities, an existing stockholder, and (iii) a note of $170,000 to Dr. Lei Xu, the former President and Chairwoman of the Company who resigned on December 22, 2022. The three promissory notes together with the Company’s working capital fund were used to pay for the First Extension Payment. These three promissory notes totaling $733,750 were assigned to WODI as creditor on December 22, 2022.

On February 6, 2023, $977,500 (the “Second Extension Payment”) was deposited into the Trust Account, for the public stockholders, representing $0.10 per public share, which enabled the Company to extend the period of time it had to consummate its initial Business Combination by three months from February 5, 2023 to May 5, 2023 (the “Second Extension”). The Second Extension was the second and final of the two three-month extensions permitted under the Company’s Amended and Restated Certificate of Incorporation prior to its amendment in April 2023. In connection with the Second Extension Payment, the Company issued an unsecured promissory note (the “Second Extension Note”) to WODI.

On March 16, 2023, the board of directors of the Company approved the issuance of an unsecured promissory note dated March 9, 2023 in the principal amount of $75,000 (the “Note 1”) to WODI.

On April 17, 2023, the board of directors of the Company, approved the issuance of the following unsecured promissory notes (“Notes 2”):

•	Unsecured promissory note dated November 23, 2022 in the principal amount of $50,000 to OriginClear;
•	Unsecured promissory note dated January 6, 2023 in the principal amount of $25,000 to WODI;
•	Unsecured promissory note dated January 9, 2023 in the principal amount of $75,000 to WODI;
•	Unsecured promissory note dated February 15, 2023 in the principal amount of $106,920 to WODI;
•	Unsecured promissory note dated February 28, 2023 in the principal amount of $12,500 to WODI;
•	Unsecured promissory note dated February 28, 2023 in the principal amount of $8,500 to WODI;
•	Unsecured promissory note dated March 3, 2023 in the principal amount of $45,000 to WODI;
•	Unsecured promissory note dated March 8, 2023 in the principal amount of $12,500 to WODI;
•	Unsecured promissory note dated March 17, 2023 in the principal amount of $125,000 to WODI; and
•	Unsecured promissory note dated March 31, 2023 in the principal amount of $145,000 to WODI.

On May 5, 2023, in connection with the Third Extension Payment, the Company issued an unsecured promissory note in the principal amount of $330,065 (the “Third Extension Note”) to WODI.

On June 5, 2023, in connection with the Fourth Extension Payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (the “Fourth Extension Note”) to WODI.

The Company also issued the following unsecured promissory notes (“Notes 3”) to WODI for working capital purpose:

•	Unsecured promissory note dated May 2, 2023 in the principal amount of $30,000 to WODI;
•	Unsecured promissory note dated May 5, 2023 in the principal amount of $25,000 to WODI;
•	Unsecured promissory note dated May 25, 2023 in the principal amount of $130,000 to WODI;
•	Unsecured promissory note dated June 2, 2023 in the principal amount of $105,000 to WODI;
•	Unsecured promissory note dated June 6, 2023 in the principal amount of $100,000 to WODI;
•	Unsecured promissory note dated June 8, 2023 in the principal amount of $48,000 to WODI;
•	Unsecured promissory note dated June 9, 2023 in the principal amount of $25,000 to WODI; and
•	Unsecured promissory note dated June 23, 2023 in the principal amount of $100,000 to WODI.

On July 5, 2023, in connection with the Fifth Extension Payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (the “Fifth Extension Note”) to WODI.

On August 4, 2023, in connection with the Sixth Extension Payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (the “Sixth Extension Note”) to WODI.

On September 5, 2023, in connection with the Seventh Extension Payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (the “Seventh Extension Note”) to WODI.

The Company also issued the following unsecured promissory notes (“Notes 4”) to WODI for working capital purpose:

•	Unsecured promissory note dated July 14, 2023 in the principal amount of $75,000 to WODI;
•	Unsecured promissory note dated August 1, 2023 in the principal amount of $70,000 to WODI;
•	Unsecured promissory note dated August 14, 2023 in the principal amount of $10,000 to WODI;
•	Unsecured promissory note dated September 8, 2023 in the principal amount of $75,000 to WODI; and
•	Unsecured promissory note dated September 21, 2023 in the principal amount of $80,000 to WODI.

On October 5, 2023, in connection with the Eighth Extension Payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (the “Eighth Extension Note”) to WODI.

On November 6, 2023, in connection with the Ninth Extension Payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (the “Ninth Extension Note”) to WODI.

On December 6, 2023, in connection with the Tenth Extension Payment, the Company issued an unsecured promissory note in the principal amount of $100,000 (the “Tenth Extension Note”) to WODI.

The Company also issued the following unsecured promissory notes (“Notes 5”) to WODI for working capital purpose:

•	Unsecured promissory note dated October 5, 2023 in the principal amount of $10,000 to WODI;
•	Unsecured promissory note dated November 3, 2023 in the principal amount of $125,000 to WODI;
•	Unsecured promissory note dated December 6, 2023 in the principal amount of $42,000 to WODI;
•	Unsecured promissory note dated December 19, 2023 in the principal amount of $200,000 to WODI; and
•	Unsecured promissory note dated December 19, 2023 in the principal amount of $2,000 to WODI.

The First Extension Note, the Second Extension Note, the Third Extension Note, the Fourth Extension Note, the Fifth Extension Note, the Sixth Extension Note, the Seventh Extension Note, the Eight Extension Note, the Ninth Extension Note, and the Tenth Extension Note, Note 1, Notes 2, Notes 3, Notes 4 and Note 5 (herein referred to as the “Notes” or the “Working Capital Loans”) are non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) consummation of the Company’s initial Business Combination and (ii) the date of the liquidation of the Company. The principal balance may be prepaid at any time, at the election of the Company. The holders of the Notes have the right, but not the obligation, to convert their Notes, in whole or in part, respectively, into private shares of Class A Common Stock (the “Conversion Shares”), as described in the IPO prospectus of the Company (File Number 333-256511). The number of Conversion Shares to be received by the holders in connection with such conversion shall be an amount, up to $3,000,000, determined by dividing (x) the sum of the outstanding principal amount payable to such holders by (y) $10.00.

In order to finance transaction costs in connection with an intended initial Business Combination, the founders or an affiliate of the founders or certain of the Company’s officers and directors may, but are not obligated to, loan the

Company funds as may be required. If the Company completes the initial Business Combination, it would repay such loaned amounts. Up to $3,000,000 of such loans may be convertible into working capital shares, at a price of $10.00 per share at the option of the lender. Such working capital shares would be identical to the Private Placement Shares. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment.

As of December 31, 2023 and 2022, the Company had borrowings of $4,763,735 and $733,750, respectively, under the promissory notes - related parties (working capital loans).

Note 7 - Commitments & Contingencies

Risks and Uncertainties

As a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The holders of the Founder Shares, Private Placement Shares and shares of common stock that may be issued upon conversion of working capital loans are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the IPO, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion into Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Representatives entitled to underwriting discounts of (i) two percent (2.0%) of the gross proceeds of the IPO, or $1,955,000 in the aggregate, and paid at the closing of the IPO and (ii) will be entitled to a deferred underwriting discount of three and a half percent (3.5%) of the gross proceeds of the IPO, or approximately $3,421,250 in the aggregate, upon the consummation of a Business Combination.

Note 8 - Deferred Underwriters’ Discount

The Company is obligated to pay the underwriters a deferred underwriters’ discount equal to 3.5% of the gross proceeds of the IPO. The deferred underwriters’ discount of $3,421,250 will become payable to the Representatives from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination.

Note 9 - Temporary Equity and Stockholders’ Deficit

Preferred stock - The Company is authorized to issue 2,000,000 shares of preferred stock, par value $0.0001 per share, and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.

Common stock - The Company was initially authorized to issue up to 60,000,000 shares of common stock, par value $0.0001 per share. On February 19, 2021, there were 2,443,750 shares of common stock issued and outstanding. On March 2, 2021, the Company amended and restated its certificate of incorporation to divide its common stock into Class A Common Stock and Class B Common Stock, with the result that the Company is authorized to issue up to 60,000,000 shares of common stock, par value $0.0001 per share, comprised of 55,000,000 shares of Class A Common Stock and 5,000,000 shares of Class B Common Stock. In connection therewith, the Company cancelled 2,443,750 shares of common stock issued to the Sponsor and issued 2,443,750 shares of Class B Common Stock to the Sponsor.

Holders of record of Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. The Company’s stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. Holders of record of the Class A Common Stock and holders of record of the Class B Common Stock will vote together as a single class on all matters submitted to a vote of the stockholders, with each share of common stock entitling the holder to one vote except as required by applicable law. The shares of Class B Common Stock will automatically convert into shares of Class A Common Stock at the closing of the Company’s initial Business Combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution right.

Class A Common Stock - The Company is authorized to issue 55,000,000 shares of Class A Common Stock with a par value of $0.0001 per share.

In connection with the special meeting of stockholders on April 10, 2023, holders of 4,493,968 public shares of Class A Common Stock properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.57 per share, for an aggregate redemption amount of $47,501,242.

In connection with the special meeting of stockholders on June 2, 2023, holders of 1,666,080 public shares of Class A Common Stock properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.76 per share, for an aggregate redemption amount of $17,927,021.

In connection with the special meeting of stockholders on October 25, 2023, holders of 452,404 public shares of Class A Common Stock properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.96 per share, for an aggregate redemption amount of $4,958,347.

Representative Shares

The Company issued 120,000 Representative Shares in Class A Common Stock to the Representatives of the underwriters for the Company’s IPO, as part of their underwriting compensation. The Representative Shares are identical to the public shares except that the Representatives have agreed not to transfer, assign or sell any such Representative Shares until the completion of the Company’s initial Business Combination. The Representative Shares are deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the commencement of sales in this offering pursuant to FINRA Rule 5110(e)(1). In addition, the Representatives have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account (as defined below) with respect to such shares if the Company fails to complete its initial Business Combination by April 5, 2024 (or up to November 5, 2024, if the Company extends the time to complete a Business Combination and payment of the extension deposit by our Sponsor, or its affiliates).

As of December 31, 2023 and 2022, there were 665,500 shares of common stock issued and outstanding, excluding 3,162,548 and 9,775,000 shares of common stock, respectively, subject to possible redemption.

Class B Common Stock - The Company is authorized to issue 5,000,000 shares of Class B Common Stock with a par value of $0.0001 per share. On March 2, 2021, the Company issued 2,443,750 shares of Class B Common Stock to the founders for $25,000, so that the founders collectively owned 20% of the Company’s issued and outstanding common stock after the IPO (excluding the Private Placement Shares and the Representative Shares). As of December 31, 2023 and 2022, there were 2,443,750 shares of Class B Common Stock issued and outstanding.

In connection with BCA, on October 24, 2023, the Sponsor, the Company and WODI-PWT entered into a letter agreement (the “Sponsor Letter Agreement”) pursuant to which the Sponsor agreed to (a) vote in favor of the Business Combination Agreement and the Business Combination, (b) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the Class B Common Stock, such that the Class B Common Stock will convert into Class A Common Stock at the Closing on a one-to-one basis, and (c) subject certain of the Class B Common Stock currently held by the Sponsor to forfeiture.

Warrants - On November 5, 2021, the Company issued 4,887,500 warrants in connection with the IPO. Each whole warrant entitles the registered holder to purchase one whole share of the Company’s Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of the initial Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

As of December 31, 2023 and 2022, 4,887,500 warrants were outstanding.

The Company has agreed that as soon as practicable, but in no event later than 30 business days, after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file, and within 60 business days following its initial Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the above, if the Company’s Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elect, it will not be required to file or maintain in effect a registration statement, but it will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•

if, and only if, the reported last sale price of the common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on third business day before the Company send the notice of redemption to the warrant holders.

The Company accounted for the 4,887,500 warrants issued with the IPO as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity.” The Company accounted for the warrant as an expense of the IPO resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of the warrants of the date of grant date is approximately $4.4 million, or $0.906 per Unit, using the Monte Carlo Model. The fair value of the warrants is estimated as of the date of grant date using the following assumptions: (1) expected volatility of 16.2%, (2) risk-free interest rate of 1.16%, (3) expected life of 5.91 years, (4) exercise price of $11.50 and (5) stock price of $9.548.

Note 10 - Income Taxes

The Company’s taxable income primarily consists of interest earned on investments held in the Trust Account.

The income tax provision consists of the following:

	For the	For the
	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
Current
Federal	$516,672	$167,624
State	63,302	103,722
Deferred
Federal	(354,847)	(124,849)
State	(14,353)	(31,561)
Valuation allowance	285,476	240,134
Income tax provision	$496,250	$355,070

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	For the Year Ended	For the Year Ended
	December 31, 2023	December 31, 2022
U.S. statutory rate	21.0%	21.0%
State statutory rate effected	13.0%	9.1%
Transaction costs	70.0%	-%
Prior year permanent differences true-up	(6.1%)	-%
Penalty and interest	16.1%	-%
Change in valuation allowance	229.3%	85.3%
Effective tax rate	343.3%	$115.4%

The Company’s net deferred tax assets (liabilities) were as follows as of:

	December 31, 2023	December 31, 2022
Deferred tax assets:
Start-up/organization costs	$553,365	$267,889
Deferred tax liabilities:
Accrued dividend income	-	(83,724)
Total deferred tax assets	553,365	184,165
Valuation allowance	(553,365)	(267,889)
Deferred tax liability, net	$-	$(83,724)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

Note 11 - Subsequent Events

In accordance with ASC 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued, the Company has evaluated all events or transactions that occurred after the balance sheet date, up through the date was the Company issued the financial statements.

Promissory Notes - Related Parties (Working Capital Loans)

On January 5, 2024, $100,000 (the “Eleventh Extension Payment”) was deposited into the Trust Account, for the public stockholders, representing $0.032 per public share, which enabled the Company to extend the period of time it has to consummate its initial Business Combination by one month from January 5, 2024 to February 5, 2024. The Eleventh Extension was the third of the twelve one-month extensions permitted under the Company’s governing documents, as amended in October 2023. In connection with the Eleventh Extension Payment, the Company issued an unsecured promissory note (the “Eleventh Extension Note”) to WODI.

On February 5, 2024, $100,000 (the “Twelfth Extension Payment”) was deposited into the Trust Account, for the public stockholders, representing $0.032 per public share, which enabled the Company to extend the period of time it has to consummate its initial Business Combination by one month from February 5, 2024 to March 5, 2024. The Twelfth Extension was the fourth of the twelve one-month extensions permitted under the Company’s governing documents, as amended in October 2023. In connection with the Twelfth Extension Payment, the Company issued an unsecured promissory note (the “Twelfth Extension Note”) to WODI.

On March 5, 2024, $100,000 (the “Thirteenth Extension Payment”) was deposited into the Trust Account, for the public stockholders, representing $0.032 per public share, which enabled the Company to extend the period of time it has to consummate its initial Business Combination by one month from March 5, 2024 to April 5, 2024. The Thirteenth Extension was the fifth of the twelve one-month extensions permitted under the Company’s governing documents, as amended in October 2023. In connection with the Thirteenth Extension Payment, the Company issued an unsecured promissory note (the “Thirteenth Extension Note”) to WODI.

The Company also issued the following unsecured promissory notes (“Notes 6”) to WODI for working capital purpose:

•	Unsecured promissory note dated January 9, 2024 in the principal amount of $30,000 to WODI;
•	Unsecured promissory note dated February 9, 2024 in the principal amount of $28,000 to WODI;
•	Unsecured promissory note dated February 20, 2024 in the principal amount of $27,000 to WODI;
•	Unsecured promissory note dated February 29, 2024 in the principal amount of $50,000 to WODI; and
•	Unsecured promissory note dated March 21, 2024 in the principal amount of $5,000 to WODI.

The Eleventh Extension Note, the Twelfth Extension Note, the Thirteenth Extension Note, and the Notes 6 are non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) consummation of the Company’s initial Business Combination and (ii) the date of the liquidation of the Company. The principal balance may be prepaid at any time, at the election of the Company. The holders of the Notes have the right, but not the obligation, to convert their Notes, in whole or in part, respectively, into private shares of the Class A Common Stock (the “Conversion Shares”) of the Company, as described in the IPO prospectus of the Company (File Number 333-256511). The number of Conversion Shares to be received by the holders in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to such holders by (y) $10.00.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Water on Demand, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Water on Demand, Inc. (the Company) as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company suffered a net loss from operations and used cash in operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition

As discussed in Note 2, the Company recognizes revenue upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services.

Auditing management’s evaluation of agreements with customers involves significant judgment, given the fact that some agreements require management’s evaluation and allocation of the standalone transaction prices to the performance obligations.

To evaluate the appropriateness and accuracy of the assessment by management, we evaluated management’s assessment in relationship to the relevant agreements.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2020.

The Woodlands, TX

July 2, 2024

WATER ON DEMAND, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022

ASSETS

CURRENT ASSETS
Cash	$374,191	$564,118
Contracts receivable, net allowance of $379,335 and $17,315, respectively	1,509,504	2,479,123
Contract assets	455,102	1,479,491
Due from related party	-	332,169

TOTAL CURRENT ASSETS	2,338,797	4,854,901

NET PROPERTY AND EQUIPMENT	3,370	7,386

OTHER ASSETS
SPAC Class B common shares purchase cost	400,000	400,000

TOTAL OTHER ASSETS	400,000	400,000

TOTAL ASSETS	$2,742,167	$5,262,287

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities
Accounts payable and other payable	$1,335,210	$2,993,590
Accrued expenses	1,103,158	42,519
Contract liabilities	1,346,366	932,458
Tax liability 83(b)	13,600	15,600
Customer deposit	143,503	143,503
Warranty reserve	20,000	20,000
Line of credit	178,808	-
Due to related party	864,528	269,000
Loan payable, merchant cash advance	110,695	-
Convertible secured promissory note (Note 5)	16,729,089	1,347,500

Total Current Liabilities	21,844,957	5,764,170

Total Liabilities	21,844,957	5,764,170
SHAREHOLDERS' DEFICIT
Common stock	1,340	578
Additional paid in capital - Common stock	985,278	85,857
Accumulated deficit	(20,089,408)	(588,318)

TOTAL SHAREHOLDERS' DEFICIT	(19,102,790)	(501,883)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$2,742,167	$5,262,287

WATER ON DEMAND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Twelve Months Ended
	December 31, 2023	December 31, 2022
Sales	$6,681,886	$10,350,281

Cost of Goods Sold	6,055,365	8,890,837

Gross Profit	626,521	1,459,444

Operating Expenses
Selling and marketing expenses	182,048	108,947
General and administrative expenses	1,665,745	1,246,113

Total Operating Expenses	1,847,793	1,355,060

Loss from Operations	(1,221,272)	104,384
OTHER INCOME (EXPENSE)
Other income	127,448	352,827
Impairment of receivable from SPAC	(3,979,985)	(737,267)
Preferred stock incentive compensation	(576,618)	-
Conversion and settlement value added to note purchase agreements	(8,108,589)	-
Interest expense	(1,172,460)	(46,554)
Impairment on related party receivable	(4,631,049)	-

TOTAL OTHER (EXPENSE) INCOME	(18,341,253)	(430,994)

NET LOSS	(19,562,525)	$(326,610)

BASIC AND DILUTED	(1.86)	(0.07)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING,
BASIC AND DILUTED	10,516,531	2,615,254

WATER ON DEMAND INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022

TWELVE MONTHS ENDED DECEMBER 31, 2022
	Preferred stock		Common stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in-Capital	Deficit	Total
Balance at December 31, 2021	-	$-	779,638	$78	$61,357	$(261,708)	$(200,273)
Issuance of common stock for cash	-	-	5,000,000	500	24,500	-	25,000
Preferred Series C shares issued	1,000,000
Preferred Series A shares issued	1,475
Net Income	-	-	-	-	-	(326,610)	(326,610)
Balance at December 31, 2022	1,001,475	$-	5,779,638	$578	$85,857	$(588,318)	$(501,883)

TWELVE MONTHS ENDED DECEMBER 31, 2023
	Preferred stock		Common stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in-Capital	Deficit	Total
Balance at December 31, 2022	1,001,475	$-	5,779,638	$578	$85,857	$(588,318)	$(501,883)
Rounding		100					100
Common shares issued for Transfer of MWS assets/IP to WODI	-	-	6,000,000	600	(600)	-	-
Issuance of Series A and B Preferred stock granted to Series Y investors at fair value	545,191	54	-	-	576,563	-	576,617
Issuance of common shares for Reg A for cash	-	-	12,000	1	59,999	-	60,000
Cancellation of Reg A common and Series A and B Preferred shares	(1,546,666)	(154)	(12,000)	-	(113)	-	(267)
Common shares converted to PWT common due to Merger	-	-	(11,779,638)	(1,179)	(60,088)	61,435	168
Common shares issued to OriginClear Inc. due to Merger			12,171,067	1,217	(1,217)		-
Common shares issued to Reg A shareholders due to Merger			25,112	3	(3)		-
Common shares issued to Series A and Series B Preferred Stockholders due to Merger			1,203,038	120	(120)		-

Issuance of warrants					325,000		325,000

Net Loss	-	-	-	-	-	(19,562,525)	(19,562,525)
Balance at December 31, 2023	-	$-	13,399,267	$1,340	$985,278	$(20,089,408)	$(19,102,790)

WATER ON DEMAND INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022

	Twelve Months Ended	Twelve Months Ended
	December 31, 2023	December 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss)	$(19,562,525)	$(326,610)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	4,016	9,561
Preferred stock incentive compensation expense	576,618	-
Debt discount recognized as interest expense	59,900	-
Impairment of receivable from SPAC	3,979,985	737,267
Loss on conversion and settlement value of notes	8,108,589	-
Impairment on related party receivable	4,631,049	-
Change in Assets (Increase) Decrease in:
Contracts receivable	969,619	(328,419)
Contract asset	1,024,389	(1,100,559)
Inventory asset	-	2,850
Loan receivable, related party	(3,353,351)	263
Change in Liabilities Increase (Decrease) in:
Accounts payable	(1,658,379)	2,146,295
Accrued interest on convertible promissory notes	1,032,123	-
Accrued expenses	28,517	29,241
Tax liability 83(b)	(2,000)	15,600
Loan payable, related party	-	69,000
Contract liabilities	413,908	(954,488)

NET CASH USED IN OPERATING ACTIVITIES	(3,747,544)	300,001

CASH FLOWS USED FROM INVESTING ACTIVITIES:
Purchase of SPAC notes payable	(3,979,985)	(737,267)
Purchase of Class B Common Shares in SPAC	-	(400,000)

NET CASH USED IN INVESTING ACTIVITIES	(3,979,985)	(1,137,267)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	345,875	-
Payments on line of credit	(167,067)
Proceeds from loans, merchant cash advance	90,000	-
Payments on loans, merchant cash advance	(39,205)
Proceeds from loans, related party	-	740,000
Repayment of loans, related party	-	(690,000)
Loan receivable, related party		(117,869)
Proceeds from convertible notes	6,923,000	1,347,500
Proceeds from issuance of common stock	60,000	25,000
Proceeds from issuance of warrants	325,000	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	7,537,603	1,304,631

NET INCREASE IN CASH	(189,927)	467,365

CASH BEGINNING OF YEAR	564,118	96,753

CASH END OF YEAR	$374,191	$564,118

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest and dividends paid	$50,437	$41,563
Taxes paid	$-	$-

SUPPLEMENTAL DISCLOSURES OF NON CASH TRANSACTIONS
Issuance of common stock to WODI shareholders	$61,435	$-
Redemption of preferred shares for secured promissory notes	$350,000	$-

WATER ON DEMAND, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2023 AND 2022

1.	ORGANIZATION AND LINE OF BUSINESS

The accompanying audited condensed consolidated financial statements of Water On Demand, Inc. (“WODI”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  For further information, refer to the financial statements and footnotes thereto included in OriginClear, Inc. (the “Parent Company”)’s Form 10-K for the year ended December 31, 2023.

Organization

Water On Demand, Inc. (“WODI”) was incorporated in the state of Nevada on April 22, 2022. WODI, with the support of its parent, OriginClear, Inc (the “Parent Company”), is developing a new outsourced water treatment business called “Water On Demand”: or “WOD”.  The WOD model intends to offer private businesses the ability to pay for water treatment and purification services on a per-gallon basis. This is commonly known as Design-Build-Own-Operate or “DBOO”. WODI intends to work with regional water service companies to build and operate the water treatment systems it finances.

On November 16, 2022, WODI filed a Form 1-A Offering Circular for an offering under Regulation A (the “Offering”) of the Securities Act of 1933 with the U.S. Securities and Exchange Commission. The purpose of the Offering is to allow potential investors the opportunity to invest directly in WODI. The Offering has a minimum investment of $1,000 and will be on a best-efforts basis.

On December 22, 2022, WODI entered into a Membership Interest Purchase and Transfer Agreement (the “Purchase Agreement”) with Ka Wai Cheung, Koon Lin Chan, and Koon Keung Chan (each a “Seller”, and collectively, the “Sellers”) and Fortune Rise Sponsor LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which WODI purchased 100 membership interests in the Sponsor (“Purchased Interests”) from the Sellers, which constitutes 100% of the membership interests in the Sponsor. The Sponsor owns 2,343,750 shares out of 2,443,750 shares of the issued and outstanding shares of Class B common stock (the “Class B Common Stock”) of Fortune Rise Acquisition Corporation, a Delaware Corporation (“FRLA” or the “SPAC”). On December 29, 2022, the Parent Company announced that its subsidiary, Water On Demand, Inc. had closed its acquisition of Fortune Rise Sponsor, LLC, which is the sponsor of Fortune Rise Acquisition Corp.

On December 22, 2022, WODI paid a total of $1,137,267 to the Sellers of Fortune Rise Sponsor, LLC which included a total of $400,000 to purchase the membership interest in Class B Common Stock of FRLA and $737,267 for compensating the payment made by the Sellers on November 4, 2022, towards the first extension of the SPAC through February 5, 2023. In connection with the Extension Payment, FRLA issued unsecured promissory notes to the Sellers. As of December 31, 2022, the $737,267 amount was reflected as Notes Payable to related party on the consolidated balance sheet of the SPAC.

FRLA is a blank check company incorporated in February 2021 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FRLA is a “shell company” as defined under the Exchange Act of 1934, as amended, because it has no operations and nominal assets consisting almost entirely of cash. The SPAC will not generate any operating revenues until after the completion of its initial business combination, at the earliest.

On December 29, 2022, pursuant to a Membership Interest Purchase and Transfer Agreement and Securities Transfer Agreement with the members of the Sponsor, WODI acquired the membership interests of the Sponsor and became the beneficial owner of 2,343,750 shares of FRLA Class B Common Stock, each of which is exercisable into one share of FRLA Class A Common Stock. The purchase price for the membership interests was $400,000. To acquire the equity interests in FRLA for the purchase price of $400,000, WODI issued convertible secured promissory notes to investors at 10% interest per annum. Per the terms and conditions of the convertible promissory note, all unpaid principal, together with any unpaid and accrued interest shall be due and payable on the earlier of the twelve (12) month anniversary of the date of the Note (the “Maturity Date”) (provided, WODI shall have the option to extend the Maturity Date for up to two (2) six-month extensions), or (ii) when, upon the occurrence and during the continuance of an Event of Default.

On January 5, 2023, WODI signed a non-binding Letter of Intent (the “LOI”) with Fortune Rise Acquisition Corporation, (“FRLA” collectively with WODI, the “Parties”). The LOI is not binding on the Parties and is intended solely to guide good-faith negotiations toward a definitive business combination agreement. The Parties will work together in good faith with their respective advisors to agree on a structure for the business combination that is most expedient to the consummation of the acquisition, which may result in a new (merged) entity. Pursuant to the LOI, if a business combination were to be consummated and approved, all of the outstanding equity securities of WODI, including all shares of common stock, preferred stock, outstanding options and warrants will convert into new equity of the merged entity.

On February 7, 2023, FRLA and OriginClear, Inc. announced that WODI deposited $977,500 (the “Second Extension Payment”) into FRLA’s trust account for its public shareholders, representing $0.10 per public share, which enables FRLA to extend the period of time it has to consummate its initial business combination by an additional three months from February 5, 2023 to May 5, 2023 (the “Second Extension”).

WODI assumed the obligation to make any necessary extension payments in connection with the extension of the period of time in which the SPAC may consummate its initial business combination as described in the SPAC’s S-1 Registration Statement, including the three-month extension from November 5, 2022 to February 5, 2023, the Second Extension for an additional three months from February 5, 2023 to May 5, 2023 and a final extension for an additional six months from May 5, 2023 to November 5, 2023.

On April 10, 2023, at the Special Meeting, a total of 10,514,410 (or 81.61%) of FRLA’s issued and outstanding shares of Class A common stock and Class B common stock held of record as of March 3, 2023, were present either in person or by proxy, which constituted a quorum. In that FRLA shareholders agreed to an extension of the period of time it has to consummate its initial business combination by an additional six months from May 5, 2023 to November 5, 2023. FRLA’s stockholders voted on to approve and adopt the extension amendment which received sufficient votes (more than 65%) for approval.

On April 14, 2023, WODI entered into an Asset Purchase Agreement with the Parent Company, whereby it agreed to purchase all of the assets related to Parent Company’s “Modular Water Service” (“MWS”) business, including licenses, technology, intellectual property, contracts, business models, patents and other assets in exchange for 6,000,000 shares of WODI common stock. The assets included MWS accounts receivables and accounts payables as of April 14, 2023, and an assignment of Parent Company’s existing global master license to the patents of inventor Daniel M. Early, P.E., who heads MWS, and the right to file patents for all additional inventions since 2018, when Parent Company created the MWS unit. This merger was of entities under common control, and the financial statements have been retrospectively adjusted and presented as if the entities were under common control from the beginning of the period. Beginning on the Effective Date, all MWS transactions including revenue, accounts payable and accounts receivable were transferred from the Parent Company’s Progressive Water Treatment, Inc. (“PWT”) subsidiary over to WODI.

On September 21, 2023, WODI entered into a merger agreement with PWT to create better enterprise value for a potential merger opportunity with FRLA. A plan of merger agreement (the “PWT-WODI merger agreement”) was entered into between WODI and PWT. This merger constituted a reorganization of entities under common control, as both entities were under the control of the Parent prior to the merger. Consequently, the transaction was recorded at historical cost. Per the PWT-WODI merger agreement, all shares of WODI common and preferred stock were exchanged for shares of PWT common stock as merger consideration. WODI convertible notes and WODI Restricted Stock Grants were assumed by PWT and remain outstanding. WODI Series A and Series B were converted to WODI common stock and WODI Series C was canceled prior to the merger.

In connection with the merger with WODI, PWT changed its name to Water on Demand, Inc.

Before issuing common stock to WODI stockholders in the PWT Merger, PWT had 10,000,000 common shares issued and outstanding, which were fully owned by Parent Company. Post PWT-WODI merger, Parent Company received an aggregate of 12,171,067 shares of WODI.

On September 28, 2023, the Letter of Intent (“LOI”) executed on January 5, 2023 with WODI was amended to designate PWT as the new target of the acquisition. Under the amended LOI, FRLA proposed to acquire all the outstanding securities of the new combined WODI/PWT entity, based on certain material financial and business terms and conditions being met. The LOI is not binding on the parties and is intended solely to guide good-faith negotiations toward definitive agreements.

On October 24, 2023 FRLA and WODI entered into a definitive business combination agreement (the “BCA”).

On October 25, 2023, at the Special Meeting, a total of 5,687,847 (or 84.59%) of FRLA’s issued and outstanding shares of Class A common stock and Class B common stock held of record, were present either in person or by proxy, which constituted a quorum. FRLA shareholders approved a proposal to extend the period of time FRLA has to consummate its initial business combination by an additional one year from November 5, 2023 to November 5, 2024, by up to twelve one-month extensions, subject to certain conditions.

As of the date of this filing, the SPAC has been extended through November 5, 2024, to give the Parent Company adequate time to complete all the necessary administrative and regulatory steps, including filing of the registration statement and timely respond to satisfy potential comments, from regulatory bodies to consummate the business combination. Management estimates the likelihood of completing the business combination at 75%.

Line of Business

With the support of its Parent Company, WODI is developing a new outsourced water treatment business called “Water On Demand” or “WOD”. The WOD model intends to offer private businesses the ability to pay for water treatment and purification services on a per-gallon basis. This is commonly known as Design-Build-Own-Operate or “DBOO”. WODI intends to work with regional water service companies to build and operate the water treatment systems it finances.

Because WOD is still in early stage development, the Parent Company combined its Modular Water Systems division (“MWS”) and its wholly owned subsidiary, Progressive Water Systems Inc. (“PWT”) with WODI. Due to its operating history, PWT became the master corporate entity and subsequently was renamed Water On Demand, Inc.

Thus, Water On Demand Inc. was absorbed into PWT, as was Parent Company’s in-house business unit MWS. Subsequently, Progressive Water Treatment Inc. was renamed Water On Demand, Inc.

WODI as it is now structured, is composed of two operating units, MWS and PWT plus WOD which is a development stage business.

For its current WODI program, the Parent Company plans to support the BCA process, provide management services to WODI and the potential post-merger entity, initiate non-binding agreements for the acquisition of related businesses by WODI or the post-merger entity, which will depend on the outcome of the BCA process.

Going Concern

The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if WODI is unable to continue as a going concern. These factors, among others raise substantial doubt about WODI’s ability to continue as a going concern. Our independent auditors, in their report on the Parent Company’s audited financial statements for the years ended December 31, 2023 and 2022 expressed substantial doubt about our ability to continue as a going concern.

The ability of WODI to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, achieving a level of profitable operations and receiving additional cash infusions. During the periods ended December 31, 2023 and 2022, WODI obtained funds from the issuance of convertible note agreements. Management believes this funding will continue from its’ current investors and from new investors. Management believes the existing shareholders and prospective new investors will provide the additional cash needed to meet WODI’s obligations as they become due and will allow the development of its core business operations. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to WODI. Even if WODI is able to obtain additional financing, it may contain restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in case of equity financing.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

This summary of significant accounting policies of WODI is presented to assist in understanding WODI’s financial statements. The financial statements and notes are representations of WODI’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Principles of Consolidation

Water on Demand Inc. accounts are included on its Parent Company’s consolidated financial statements for the years ended December 31, 2023 and 2022.

Cash and Cash Equivalent

WODI considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review WODI’s impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, warranty reserves, inventory valuation, derivative liabilities and other conversion features, fair value investments, valuations of non-cash capital stock issuances and the valuation allowance on deferred tax assets. WODI bases its estimates on historical experience and on various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Net Earnings (Loss) per Share Calculations

Basic loss per share calculation is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similarly to basic earnings per share except that the denominator is increased to include securities or other contracts to issue common stock that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. WODI’s diluted loss per share was the same as the basic loss per share for the years ended December 31, 2023 and 2022.

Revenue Recognition

We recognize revenue in accordance with ASC 606, Revenue from Contract with Customers (“ASC 606”). We recognize revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.

Nature of Contracts and Performance Obligations

Engineered Water Treatment Solutions

We design, manufacture, and install our customer water treatment systems for municipalities, industrial clients, and commercial entities. Our performance obligations typically include the delivery and installation of water treatment systems that meet specific customer requirements. Revenue from these contracts is recognized over time as performance obligations are satisfied, using a cost-cost input method, which reflects the extent of progress towards completion. The transaction price is determined based on fixed fees agreed upon in the contract, and any variable considerations, such as performance bonuses, are estimated at contract inception and constrained to avoid significant reversals.

Sales Price Calculation

The transaction price for each contract is determined based on the agreed-upon terms with the customer, indicating fixed fees and variable consideration where applicable. Variable consideration is estimated at contract inception and constrained to the extent that is it probable that significant reversal of recognized revenue will not occur when the uncertainty is resolved.

Contract Modifications

Contract modifications are accounted for when they create or change existing enforceable rights and obligations. The impact of modifications on transaction prices and performance obligations is recognized in the period when the modifications are approved.

Significant Judgements and Estimates

•Estimating Progress Towards Completion: For long-term contracts, we use the cost-to-cost method to estimate progress towards completion, considering total costs incurred relative to total estimated costs to complete the project.

•Variable Consideration: Estimates to variable considerations are constrained to ensure that recognized revenue is not subject to significant reversals in future periods.

Material Rights and Obligations

Our contracts may include material rights for customers to receive effective water treatment solutions and ongoing maintenance services. Our obligations include designing, manufacturing, delivering, installing, and maintaining water treatment systems, as well as providing continuous water treatment services under the DBOO model.

Significant Customers

Revisions in cost and profit estimates during the course of the contract are reflected in the accounting period in which the facts for the revisions become known. Provisions are estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements, may result in revisions to costs and income which are recognized in the period the revisions are determined.

Contract receivables are recorded on contracts for amounts currently due based on progress billings, as well as retention, which are collectible upon completion of the contracts. Accounts payable to material suppliers and subcontractors are recorded for amounts currently due based upon work completed or materials received, as are retention due subcontractors, which are payable upon completion of the contract. General and administrative expenses are charged to operations and not allocated to contract costs.

Contract Receivable

WODI bills its customers in accordance with contractual agreements. The agreements generally require billing to be on a progressive basis as work is completed. Credit is extended based on evaluation of client’s financial condition and collateral is not required. WODI maintains an allowance for doubtful accounts for estimated losses that may arise if any customer is unable to make required payments. Management performs a quantitative and qualitative review of the receivables past due from customers on a monthly basis. WODI records an allowance against uncollectible items for each customer after all reasonable means of collection have been exhausted, and the potential for recovery is considered remote. The net contract receivable balance was $1,509,504 and $2,479,123 at December 31, 2023 and 2022, respectively.

Indefinite Lived Intangibles and Goodwill Assets

WODI accounts for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations,” where the total purchase price is allocated to the tangible and identified intangible assets acquired and liabilities assumed based on their estimated fair values. The purchase price is allocated using the information currently available, and may be adjusted, up to one year from acquisition date, after obtaining more information regarding, among other things, asset valuations, liabilities assumed and revisions to preliminary estimates. The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill.

WODI tests for indefinite lived intangibles and goodwill impairment in the fourth quarter of each year and whenever events or circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable. In accordance with its policies, WODI performed a qualitative assessment of indefinite lived intangibles and goodwill at December 31, 2023 and 2022 and determined there was no impairment of indefinite lived intangibles and goodwill.

Promissory Notes

Since buying the sponsorship interest in the SPAC on December 22, 2022 through December 31, 2023, WODI and the Parent Company made payments on behalf of the SPAC in the aggregate amount of $4,029,985. As of December 31, 2023, WODI and the Parent Company received an aggregate of $4,029,985 in unsecured promissory notes (the “SPAC Notes”) from the SPAC in exchange for the payments made on behalf of the SPAC to meet its operating expenses and the extension payments. The SPAC Notes are non-interest bearing and payable (subject to the waiver against SPAC trust provisions) on the earlier of (i) consummation of the SPAC initial business combination; or (ii) the date of the liquidation of the SPAC. The principal balance of each SPAC Note may be prepaid at any time, at the election of the SPAC.

Impairment of receivable

Although the payments made on behalf of the SPAC are amounts receivable to WODI, for the period ended December 31, 2023 and 2022, WODI considered the aggregate amount of $3,979,985 and $737,827, respectively, for the SPAC Notes to be impaired and recorded it as an expense on the consolidated income statements, as it is deemed probable that the SPAC may not have funds to pay back with interest all of the Class A shareholders and WODI for the amounts advanced to the SPAC. In the event of WODI successfully merging with the SPAC, all amounts paid by WODI on behalf of the SPAC, including any future payments made until such merger is fully consummated will be received back by WODI.

Impairment analysis for Class B Common Founder Shares as at December 31, 2023 and 2022

The Parent Company retained an independent valuation firm for the purpose of conducting a valuation of the fair value of Sponsor Founder Shares (Class B) of Fortune Rise Acquisition Corp. as of December 31, 2023 and 2022 (the “Dates of Valuation”).

The independent firm (i) evaluated and analyzed various Sponsor Founder Shares of Fortune Rise Acquisition Corp. (“FRLA”); (ii) assessed the terms including various redemption and liquidation features considering each of the Company’s financial plans and market conditions; and (iii) determined the underlying value to be assigned to the FRLA Sponsor Founder Shares as of the Date of Valuation and evaluated the FRLA Sponsor Founder Shares for impairment by performing the following procedures:

●	Analyzed the Company’s S-4 filing, business combination agreement and other documentation.

●

Developed Monte Carlo Model that values the FRLA Sponsor Founder Shares based on a multipath random event model and future projections of the various potential outcomes. The Monte Carlo Model simulation included 50,000 iterations and simulated the stock price, the timing of the business combination, and the timing of the lapse of the transfer restrictions.

●	Developed the discounted cash flow from the sale of the securities at the time the restrictions terminated.

●	Probability weighted the cash flow, discounted for lack of marketability.

●	Valued the FRLA Sponsor Founder Shares as of the dates of valuation.

Based on the procedures performed the independent valuation firm concluded that the value of FRLA Sponsor Founder Shares was not impaired.

Recording of membership interest

As of December 31, 2023 and 2022, WODI recorded the purchase of Class B Founder Shares at lower of cost or market at $400,000 on the consolidated balance sheet as other asset.

Operating Unit and Segment Reporting Policy

WODI has identified its operating units based on the internal organizational structure used by the Chief Operating Decision Maker (CODM) for making decisions about resource allocation and performance evaluation. The operating units are as follows:

•MWS is engaged in the design, manufacture, and installation of water treatment systems.

•PWT focuses on providing custom-engineered water treatment solutions for industrial and municipal clients.

•WOD is currently in its development stage and is focused on offering water treatment services using a Design-Build-Own-Operate (DBOO) model.

Although WODI manages its operations across three different operating units, the CODM evaluates the company’s overall financial performance as a single reporting segment due to the similarities in products, services, and operational processes across the units. Therefore, WODI reports its financial results on a consolidated basis.

Management Assertion on WODI Expense Reporting

Management asserts that all expenses reflected in WODI’s financial statements represent the direct costs of doing business and are fully borne by WODI.  The financial statements accurately present WODI’s operational costs.

Recently Issued Accounting Pronouncements

Management reviewed currently issued pronouncements and does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed financial statements.

3.	CAPITAL STOCK

WODI Preferred Stock

On April 22, 2022, WODI designated 50,000,000 shares of authorized Preferred Stock at $0.0001 par value per share.

Series A

On October 13, 2022, WODI designated 1,000,000 shares of its authorized preferred stock as Series A preferred stock. The shares of Series A preferred stock were reserved for issuance to the holders of Parent Company’s Series Y preferred shares and issuable to the holders of the Series Y shares at a ratio of 500:1. The holders of Series A preferred shares were not entitled to dividends and were not entitled to a vote until such time as the Series A preferred shares were converted to common shares. Each share of Series A preferred stock was convertible, at any time at the conversion ratio of 50:1, or such other rate as determined by the Board, provided, however that at no time shall the total number of issued and outstanding Series A preferred shares, on a converted basis, be less than ten percent (10%) (‘Dilution Floor’) of the total authorized shares of common stock (on a fully diluted basis) based upon an anticipated sale of $20,000,000 in Series Y shares. The dilution floor shall be adjusted proportionately based upon the actual number of Series Y shares sold. On November 7, 2022, WODI filed an Amended and Restated Certificate of Incorporation and effected a 20:1 reverse stock split with respect to the common shares and the Series A preferred shares.

During the year ended December 31, 2023, WODI issued an aggregate of 6,791 shares of its Series A preferred stock to certain holders of the Parent Company’s Series Y preferred stock at par value of $0.0001. Due to WODI’s merger with PWT on September 21, 2023, all Series A preferred shares were fully converted to common stock in WODI. As of December 31, 2023, there were 0 shares of Series A preferred stock issued and outstanding.

Valuation

The Series A preferred shares were valued by an independent valuation expert based on a Probability Weighted Expected Return Methodology (“PWERM”) with an underlying Discounted Cash Flow (“DCF”) analysis.

The following parameters were considered in this analysis:

1.	Two settlement options - either a merger occurs with the SPAC and the likelihood of it occurring or the merger does not occur.

2.	Three main tranches of valuation dates were considered based on the dates of bulk issuances of shares.

3.	SPAC offer value – which was based on management’s representations of the terms under negotiation during the time of issuances.

4.

Base value of WODI – which was supported by a market analysis completed by management at the time of implementing the Reg A offering and a subsequent increase in base value in Q3, 2023 based on the estimated fair value of the Modular Water Systems assets contributed to the business and merger with PWT.

5.	Timing of a settlement event/conversion event for the Series A shares under the two settlement options.

6.	The expected outstanding issuance of Series Y and convertible debt as of settlement

Based on the above, the value of WODI Series A preferred shares were determined to be as follows:

Valuation Date	Fair Value of shares
12/28/2022	$56.68
02/08/2023	$106.67
06/15/2023	$266.73
08/21/2023	$54.58

Out of the total 6,791 shares issued during the nine months ended September 30, 2023, 201 shares were issued in Q1, 2023 and were valued at $106.67 per share, 8 shares which were issued in Q2, 2023 were valued at $266.73 per share, and 6,582 shares which were issued in Q3, 2023 were valued at $54.58 for an aggregate expense of $382,793 for the year ended December 31, 2023 and recorded as preferred stock incentive compensation in the consolidated financial statements.

Series B

On April 28, 2023, WODI designated 1,000,000 shares of its authorized preferred stock as Series B preferred stock. The shares of Series B preferred stock had an initial issuance value of $5.00 per share and were reserved for issuance to the holders of Parent Company’s Series X preferred shares and other direct issuances at the discretion of the WODI board of directors. The holders of Series B preferred shares were not entitled to dividends and were not entitled to a vote until such time as the Series B preferred shares are converted to common shares. Each share of Series B preferred stock shall be convertible, at any time per terms of the Series B Certificate of Designation, provided, however that at no time shall the total number of issued and outstanding Series B preferred shares, on a converted basis, be less than 2.5 percent (2.5%) (‘Dilution Floor’) of the total authorized shares of common stock (on a fully diluted basis) based upon an anticipated issuance of $5,000,000 in Series B shares. The dilution floor shall be adjusted proportionately based upon the actual number of Series B shares. During the year ended December 31, 2023, WODI issued an aggregate of 538,400 shares of its Series B preferred stock with a par value of $0.0001, to certain holders of the Parent Company’s Series X preferred stock and holders of WODI Note Purchase Agreements. Due to WODI’s merger with PWT on September 21, 2023, all Series B preferred shares were fully converted to common stock in WODI.  As of December 31, 2023, there were 0 shares of Series B preferred stock issued and outstanding.

Valuation

The Series B preferred shares were valued by an independent valuation expert based on a Probability Weighted Expected Return Methodology (“PWERM”) with an underlying Discounted Cash Flow (“DCF”) analysis.

The following parameters were considered in this analysis:

1.	Two settlement options - either a merger occurs with the SPAC and the likelihood of it occurring or the merger does not occur.

2.	SPAC offer value – which was based on management’s representations of the terms under negotiation during the time of issuances.

3.

Base value of WODI – which was supported by a market analysis completed by management at the time of implementing the Reg A offering and a subsequent increase in base value in Q3, 2023 based on the estimated fair value of the Modular Water Systems assets contributed to the business and the merger with PWT.

4.	Timing of a settlement event/conversion event for the Series B shares under the two settlement options.

5.	The expected outstanding issuance of Series Y and convertible debt as of settlement

Based on the above, the value of WODI Series B preferred shares were determined to be as follows:

Valuation Date	Fair Value of shares
06/27/2023	$0.36
08/21/2023	$0.37

For the year ended December 31, 2023, the shares granted in Q2 and Q3 2023 were valued at $0.36 and $0.37 per share, respectively, for an aggregate expense of $193,824 and recorded as preferred stock incentive compensation in the consolidated financial statements.

Series C

On October 13, 2022, the Board of Directors authorized the issuance of 1,000,000 shares of Series C preferred stock, par value $0.0001 per share, to T. Riggs Eckelberry (the “Holder”) in exchange for his continued employment with the Parent Company. The Holder of Series C preferred stock was not entitled to receive dividends, was not entitled to any liquidation preference and shares of Series C preferred stock did not have any conversion rights. The Holder of Series C preferred shares shall vote with the holders of the common shares on an as converted basis. However, as long as any shares of Series C preferred shares are outstanding, WODI shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series C preferred shares directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Series C preferred shares or alter or amend this Certificate of Designation, (b) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series C preferred shares, or (d) enter into any agreement with respect to any of the foregoing. Notwithstanding the foregoing, the Holder shall be entitled to vote a number of shares equal to fifty-one percent (51%) of the total number of voting shares. Due to WODI’s merger with PWT, all Series C preferred shares were cancelled per the plan of merger agreement dated September 21, 2023. As of December 31, 2023, there were 0 of Series C preferred stock outstanding.

WODI Common Stock

On February 17, 2023, the Securities and Exchange Commission qualified the Offering Circular for the offering of securities by WODI pursuant to Regulation A offering (the “Reg A offering”). The Reg A Offering was intended to accumulate capital for WODI to direct toward WOD projects.

On March 9, 2023, the Parent Company announced that it launched a limited preview of the Reg A offering for WODI.

As of June 26, 2023 (the “Termination date”), the Parent Company suspended the sale of securities under the Reg A offering for WODI. As of the Termination Date, 12,000 shares were sold for total proceeds of $60,000.

On September 21, 2023, WODI merged with PWT. Pursuant to the merger:

•	An aggregate of 8,151 shares of WODI Series A preferred stock were converted to 509,482 WODI common stock.

•	An aggregate of 538,400 shares of WODI Series B preferred stock were converted to 637,000 WODI common stock.

In total, the WODI Series A and WODI Series B preferred stock were converted to 1,146,482 shares of WODI common stock.  Per the Merger Agreement with PWT, these shares along with Reg A shares were exchanged for 1,228,150 shares of PWT common stock.

Progressive Water Treatment (‘PWT’) Common Stock

On September 19, 2023, an equity restructuring plan and forward stock-split of 1,000:1 was implemented for PWT common stock. Post forward stock split implementation but before issuing common stock to WODI stockholders in the PWT Merger, the issued and outstanding common shares of PWT were 10,000,000.

On September 21, 2023, WODI merged with PWT (“PWT Merger”). Pursuant to the PWT Merger, all holders of WODI common shares were issued shares in PWT in the following amounts:

•	An aggregate of 12,171,067 PWT common shares were issued to Parent Company.

•	An aggregate of 25,112 PWT common shares, including make-good shares, were issued to the holders of WODI common stock who invested in the WODI Reg A .

•	An aggregate of 518,322 PWT common shares, including make-good shares, were issued to prior WODI Series A shareholders.

·	An aggregate of 684,716 PWT common shares, including make-good shares, were issued to prior WODI Series B shareholders.

As of December 31, 2023, PWT had 13,399,267 total issued and outstanding common shares.

4.	RESTRICTED STOCK GRANTS AND WARRANTS

Restricted Stock to WODI Board, Employees and Consultants

Between August 12, 2022, and August 3, 2023, WODI entered into Restricted Stock Grant Agreements (the “WODI RSGAs”) with its members of the Board, employees, and consultants to create management incentives to improve the economic performance of WODI and to increase its value. WODI RSGAs provide for the issuance of up to 15,550,000 shares of WODI common stock provided certain milestones and vesting are met in certain stages. The restricted shares may become fully vested and no longer subject to risk of forfeiture (“Vested Shares”) if WODI shares are uplisted to a National Exchange, then upon such uplisting, 25% of the restricted shares that shall vest and become Vested Shares and 6.25% each three-month period thereafter, subject to the following: (i) If WODI shares are traded on a National Exchange, then the amount of restricted shares which shall become Vested Shares during any three-month period shall not exceed an amount representing the greater of (a) 1% of the shares of common stock outstanding as shown by the most recent SEC Report published by WODI and (b) the average weekly reported volume of trading in the common stock on a national securities exchange during the previous four calendar weeks. (ii) If WODI shares are subsequently delisted and quoted on the over-the-counter market, including the OTCQB, then the amount of restricted shares which shall become Vested Shares during any three month period shall not exceed an amount representing 1% of the shares of common stock outstanding as shown by the most recent SEC Report published by WODI, or if WODI shares are traded on a national securities exchange, the greater of (b)(i) and the average weekly reported volume of trading in the common stock on a national securities exchange during the previous four calendar weeks. If WODI shares do not achieve listing on a national securities exchange within three years of the Effective Date, then the restricted shares shall vest and become Vested Shares at a rate equal to 25% on the three-year anniversary of the Effective Date and 6.25% each three-month period thereafter. WODI has not recognized any costs associated the WODI RSGAs because milestones and vesting have not been achieved. As the milestones are achieved, the shares shall become eligible for vesting and issuance. On September 21, 2023, per the Merger Plan Agreement and per the conversion ratio of 0.19737 established in the Merger Plan Agreement, the 15,550,000 total issuable shares under the WODI RSGAs were converted to 3,069,100 total issuable shares. On October 23, 2023, certain WODI RSGAs were canceled and new WODI RSGAs were issued. As of December 31, 2023, there were 2,581,344 total issuable shares under the WODI RSGAs. As the milestones are achieved, the shares shall become eligible for vesting and issuance. During the year ended December 31, 2023 and 2022, no issuable shares under the WODI RSGAs vested and no costs associated with the milestones were recognized because achievement is not probable.

Warrants

During the year ended December 31, 2023, the Company issued 1,087,869 warrants for proceeds in the amount of $325,000.

5.	CONVERTIBLE PROMISSORY NOTES

In December 2022, WODI raised capital and issued convertible secured promissory notes in the amount of $1,347,500 to investors with 10% interest per annum. The notes were issued to raise capital needed to acquire the equity interests in Fortune Rise Acquisition Corporation (“FRLA” or the “SPAC”) for the purchase price of $400,000 and to pay off the promissory notes the SPAC owed to sellers. Per the terms and conditions of the convertible promissory notes, all unpaid principal, together with any unpaid and accrued interest shall be due and payable on the earlier of the twelve (12) month anniversary of the date of the Notes (the “Maturity Date”) provided, that WODI shall have the option to extend the Maturity Date for up to two (2) six-month extensions, or (ii) when, upon the occurrence and during the continuance of an event of default.

During the year ended December 31, 2023, WODI raised additional capital of $6,923,000 and an investor exchanged the Parent Company’s Series X preferred stock in the amount of $250,000 and Series R preferred stock in the amount of $100,000 for a WODI convertible secured promissory note. Also, during the year ended December 31, 2023, per settlement, conversion and redemption agreements with WODI shareholders, an aggregate of 853,916,848 shares of the Parent Company’s common stock were redeemed at the closing fair market share price on the dates of redemptions, which was added to the cash value of the shareholders’ investment to purchase WODI convertible secured promissory notes. There were no redemptions of the Parent Company’s common stock for the year ended December 31, 2022. As of December 31, 2023 and 2022, WODI had outstanding convertible secured promissory notes in the amount of $16,729,089 and $1,347,500, respectively.

During the year ended December 31, 2023, WODI recognized a loss of $8,108,859 related to the conversion and settlement value added to the note purchase agreements. This loss was calculated based on fair market value of common stock issued upon conversion and settlement compared to the carrying value of the notes. The conversion feature of the notes is contingent upon the occurrence of a merger, which cannot be considered probable at this time. Therefore, the contingent feature does not need to be considered outstanding. This loss is included in the Conversion and settlement value added to purchase agreements’ line item under “Other Income (Expense)” in the Consolidated Statements of Operations for the year ended December 31, 2023.

A number of the WODI shareholders were original investors in WODI’s parent company OCLN. Under the terms of the agreements with such persons, these original investors, upon further agreeing to invest in WODI, were granted the ability to redeem their OCLN shares. This redemption was contingent upon their continued investment in WODI. The redemption option was specifically offered as an incentive to encourage additional investment into WODI.

The range of closing fair market prices on the dates of redemption is 0.00640 to 0.12000 and the cash value of the redemptions is $7,499,390

The cash value of the redemptions was added to the WODI convertible promissory notes to accurately reflect the total value exchanged during these transactions. This approach seeks to provide transparency and compliance with the terms of the agreements, which required the fair value of the redeemed shares to be included with the cash value of shareholders’ investments. Recognizing this value in the financial statements aligned with GAAP. According to ASC-470-20, “Debt Conversions and Other Options”, the recognition of fair value of the equity instruments issued in a financing transaction should be included in the measurement of the related debt.

6.	REVENUE FROM CONTRACTS WITH CUSTOMERS

Equipment Contracts

Revenues and related costs on equipment contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue and associated profit will be recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, WODI will recognize the loss as it is determined.

The total revenue from contracts with customers for the years ended December 31, 2023 and 2022 was $6,681,886 and $10,350,281, respectively.

Contract assets represents revenues recognized in excess of amounts billed on contracts in progress. Contract liabilities represents billings in excess of revenues recognized on contracts in progress. Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets, as they will be liquidated in the normal course of the contract completion. The contract assets for the years ended December 31, 2023 and 2022 was $455,102 and $1,479,491, respectively. The contract liability for the years ended December 31, 2023 and 2022 was $1,346,366 and $932,458, respectively.

7.	EMPLOYEE RETENTION TAX CREDIT

Under the provisions of the extension of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) passed by the United States Congress and signed by the President, The Parent Company was eligible for a refundable employee retention credit (the “ERTC”) subject to certain criteria. The Parent Company’s subsidiary, PWT applied for the ERTC and during the years ended December 31, 2023 and 2022, received an aggregate of $126,879 and $352,437, respectively, which was recognized in the financial statements as other income.

8.	COMMITMENTS AND CONTINGENCIES

Facility Rental – Related Party

PWT rents an approximately 12,000 square foot facility located at 2535 E. University Drive, McKinney, TX 75069, with a current monthly rent of $8,500.

Related Party Transactions

On an as needed basis, at certain times, WODI transfers funds to the Parent Company for use in operations and to provide intercompany transfers to its subsidiaries. As of December 31, 2023 and 2022, an aggregate of $864,528 and $269,000, respectively, was due to the Parent Company and its subsidiaries which is reflected on WODI’s financial statements. As of December 31, 2023, impairment on related party receivable of $4,631,049 was recognized on WODI’s financial statements due to low probability of Parent company’s ability to repay the balances due.

Warranty Reserve

Generally, a customer project is guaranteed against defects in material and workmanship for one year from the date of completion, while certain areas of construction and materials may have guarantees extending beyond one year. There are various insurance policies relating to the guarantee of completed work, which in the opinion of management will adequately cover any potential claims. A warranty reserve has been provided based on historical data and the opinion of management in the amount of $20,000 and is reflected in the consolidated financial statements for the years ended December 31, 2023 and 2022.

9. LINE OF CREDIT

During the year ended December 31, 2023, PWT obtained 12-month credit lines in the aggregate amount of $345,875, with an interest rate of 26.07%. During the year ended December 31, 2023, PWT paid principal in the amount of $167,067, leaving a principal balance of $178,808 as of December 31, 2023.

10.	SUBSEQUENT EVENTS

Management has evaluated subsequent events according to the requirements of ASC TOPIC 855 and has determined that there are the following subsequent events:

Between January 5, 2024 and June 5, 2024, WODI made payments on behalf of the SPAC in the aggregate amount of $947,000.

Between January 8, 2024 and June 7, 2024, an aggregate of 139,560,037 shares of common stock were redeemed by the Parent Company, and the redemption amount, together with cash paid by the redeeming stockholders, were used by the stockholders to purchase convertible secured promissory notes from WODI.

On February 14, 2024, the Parent Company and Fortune Rise Acquisition Corporation (Nasdaq: FRLA), filed a registration statement on Form S-4 with the SEC which includes a preliminary proxy statement and prospectus in connection with the proposed business combination with WODI.

On or around March 5, 2024, PWT was named as a defendant in a case filed by Process Solutions, Inc (“PSI”). The case was filed in the Court of Common Pleas in Hamilton County, Ohio. The complaint alleges that PWT breached a contract with PSI and alleges damages of $143,675 plus attorneys fees. PWT has removed the case to federal court, denies the claims in the complaint and intends to enforce a binding arbitration provision between the parties and to bring counter claims against PSI for failing to pay PWT for services rendered.

On May 10, 2024, WODI entered into a new facility lease effective July 1, 2024 for an initial term of five years.  The new facility located in Sherman, Texas includes approximately 21,300 square feet with a monthly base rent in the amount of $13,313 plus fees.

WATER ON DEMAND, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$202,644	$374,191
Contracts receivable, net allowance of $368,917 and $379,335, respectively	1,247,416	1,509,504
Contract assets	476,906	455,102
Prepaid expenses	34,354	-
TOTAL CURRENT ASSETS	1,961,320	2,338,797
NET PROPERTY AND EQUIPMENT	2,006	3,370
OTHER ASSETS
SPAC Class B common shares purchase cost	400,000	400,000
Security Deposit	18,000	-
TOTAL OTHER ASSETS	418,000	400,000
TOTAL ASSETS	$2,381,326	$2,742,167

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities
Accounts payable and other payable	$1,459,460	$1,335,210
Accrued expenses	1,992,045	1,103,158
Contract liabilities	1,619,759	1,346,366
Tax liability 83(b)	13,600	13,600
Customer deposit	143,503	143,503
Warranty reserve	20,000	20,000
Line of credit	53,063	178,808
Due to related party	680,986	864,528
Loan payable, merchant cash advance	146,250	110,695
Convertible secured promissory note (Note 5)	20,068,589	16,729,089
Total Current Liabilities	26,197,255	21,844,957

Total Liabilities	26,197,255	21,844,95
SHAREHOLDERS' DEFICIT
Common stock	1,340	1,340
Additional paid in capital - Common stock	1,411,508	985,278
Accumulated deficit	(25,228,777)	(20,089,408)

TOTAL SHAREHOLDERS' DEFICIT	(23,815,929)	(19,102,790)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$2,381,326	$2,742,167

WATER ON DEMAND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

(Unaudited)

	Six Months Ended
	June 30, 2024	June 30, 2023

Sales	$2,604,196	$3,823,932
Cost of Goods Sold	2,332,346	3,513,086
Gross Profit	271,850	310,846
Operating Expenses
Selling and marketing expenses	94,671	42,988
General and administrative expenses	578,784	560,248
Total Operating Expenses	673,455	603,236

Loss from Operations	(401,605)	(292,390)
OTHER INCOME (EXPENSE)
Other income	1,143	126,879
Impairment of receivable from SPAC	(1,128,000)	(2,600,985)
Preferred stock incentive compensation	-	(155,852)
Conversion and settlement value added to note purchase agreements	(1,297,000)	(6,037,589)
Interest expense	(1,040,227)	(311,610)
Impairment on related party receivable	(1,273,680)	-

TOTAL EXPENSE INCOME	(4,737,764)	(8,979,157)

NET LOSS	$(5,139,369)	$(9,271,547)

BASIC AND DILUTED	(0.38)	(1.60)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING,
BASIC AND DILUTED	13,399217	5,783,156

WATER ON DEMAND INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	SIX MONTHS ENDED JUNE 30, 2023
	Preferred stock		Common stock		Additional	Other Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Paid-in-Capital	loss	Deficit	Total
Balance at December 31, 2022	1,001,475	$-	5,779,638	$578	$85,857	$-	$(588,318)	$(501,883)

Issuance of Series A and B Preferred stock granted to Series Y investors at fair value	367,609	37	-	-	155,852	-	-	155,852

Issuance of common shares for Reg A for cash	-	-	7,500	-	37,500	-	-	37,500

Net Loss	-	-	-	-	-	-	(9,271,547)	(9,271,547)

Balance at June 30, 2023	1,369,084	$37	5,787,138	$578	$279,209	$-	$(9,859,865)	$(9,580,078)

	SIX MONTHS ENDED JUNE 30, 2024
	Preferred stock		Common stock		Additional	Other Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Paid-in-Capital	loss	Deficit	Total
Balance at December 31, 2023	-	$-	13,399,267	$1,340	$985,278	$-	$(20,089,408)	$(19,102,790)
Issuance of warrants					426,230			426,230

Net Loss	-	-	-	-	-	-	(5,139,369)	(5,139,369)

Balance at June 30, 2024	-	$-	13,399,267	$1,340	$1,411,508	$-	$(25,228,777)	$(23,815,929)

WATER ON DEMAND INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

(UNAUDITED)

	Six Months Ended
	June 30, 2024	June 30, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss)	$(5,139,369)	$(9,271,547)
Adjustment to reconcile net loss to net cash
used in operating activities
Depreciation and amortization	1,364	2,278
Preferred stock incentive compensation expense	-	155,852
Debt discount recognized as interest expense	90,000	-
Impairment of receivable from SPAC	1,128,000	2,600,985
Loss on conversion and settlement value of notes	1,297,000	6,037,589
Impairment on related party receivable	1,273,680	-
Change in Assets (Increase) Decrease in:
Contracts receivable	262,088	1,061,010
Contract asset	(21,804)	390,206
Prepaid expense and other assets	(34,354)	-
Loan receivable, related party	(1,457,221)	(2,447,150)
Other assets	(18,000)	(40,194)
Change in Liabilities Increase (Decrease) in:
Accounts payable	124,250	(1,243,251)
Accrued interest on convertible promissory notes	920,390	277,658
Accrued expenses	(31,504)	11,592
Tax liability 83(b)	-	(2,000)
Loan payable, related party	-	238,263
Contract liabilities	273,393	(208,564)

NET CASH USED IN OPERATING ACTIVITIES	(1,332,087)	(2,437,273)

CASH FLOWS USED FROM INVESTING ACTIVITIES:
Purchase of SPAC notes payable	(1,128,000)	(2,600,985)

NET CASH USED IN INVESTING ACTIVITIES	(1,128,000)	(2,600,985)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	-	241,542
Payments on line of credit	(125,745)	(40,548)
Payments on loans, merchant cash advance	135,000	-
Payments on loans, merchant cash advance	(189,445)	-
Proceeds from convertible notes	2,042,500	5,344,000
Proceeds from issuance of common stock	-	37,500
Proceeds from issuance of warrants	426,230	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,288,540	5,582,494

NET INCREASE (DECREASE) IN CASH	(171,547)	544,236

CASH BEGINNING OF PERIOD	374,191	564,118

CASH END OF PERIOD	$202,644	$1,108,354

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest and dividends paid	$28,817	$18,952
Taxes paid	-	-

WATER ON DEMAND, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

JUNE 30, 2024

1.	ORGANIZATION AND LINE OF BUSINESS

The accompanying condensed consolidated financial statements of Water On Demand, Inc. (“WODI”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  For further information, refer to the financial statements and footnotes thereto included in OriginClear, Inc. (the “Parent Company”)’s Form 10-K for the year ended December 31, 2023 and Form 10-Q for the six months ended June 30, 2024.

Organization

Water On Demand, Inc. (“WODI”) was incorporated in the state of Nevada on April 22, 2022. WODI, with the support of its parent, OriginClear, Inc (the “Parent Company”), is developing a new outsourced water treatment business called “Water On Demand”: or “WOD”.  The WOD model intends to offer private businesses the ability to pay for water treatment and purification services on a per-gallon basis. This is commonly known as Design-Build-Own-Operate or “DBOO”. WODI intends to work with regional water service companies to build and operate the water treatment systems it finances.

On November 16, 2022, WODI filed a Form 1-A Offering Circular for an offering under Regulation A (the “Offering”) of the Securities Act of 1933 with the U.S. Securities and Exchange Commission. The purpose of the Offering was to allow potential investors the opportunity to invest directly in WODI. The Offering had a minimum investment of $1,000 and was on a best-efforts basis.

On December 22, 2022, WODI entered into a Membership Interest Purchase and Transfer Agreement (the “Purchase Agreement”) with Ka Wai Cheung, Koon Lin Chan, and Koon Keung Chan (each a “Seller”, and collectively, the “Sellers”) and Fortune Rise Sponsor LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which WODI purchased 100 membership interests in the Sponsor (“Purchased Interests”) from the Sellers, which constitutes 100% of the membership interests in the Sponsor. The Sponsor owns 2,343,750 shares out of 2,443,750 shares of the issued and outstanding shares of Class B common stock (the “Class B Common Stock”) of Fortune Rise Acquisition Corporation, a Delaware Corporation (“FRLA” or the “SPAC”). On December 29, 2022, the Parent Company announced that its subsidiary, Water On Demand, Inc. had closed its acquisition of Fortune Rise Sponsor, LLC, which is the sponsor of Fortune Rise Acquisition Corp.

On December 22, 2022, WODI paid a total of $1,137,267 to the Sellers of Fortune Rise Sponsor, LLC which included a total of $400,000 to purchase the membership interest in Class B Common Stock of FRLA and $737,267 for compensating the payment made by the Sellers on November 4, 2022, towards the first extension of the SPAC through February 5, 2023. In connection with the Extension Payment, FRLA issued unsecured promissory notes to the Sellers. As of December 31, 2022, the $737,267 amount was reflected as Notes Payable to related party on the consolidated balance sheet of the SPAC.

FRLA is a blank check company incorporated in February 2021 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FRLA is a “shell company” as defined under the Exchange Act of 1934, as amended, because it has no operations and nominal assets consisting almost entirely of cash. The SPAC will not generate any operating revenues until after the completion of its initial business combination, at the earliest.

On December 29, 2022, pursuant to a Membership Interest Purchase and Transfer Agreement and Securities Transfer Agreement with the members of the Sponsor, WODI acquired the membership interests of the Sponsor and became the beneficial owner of 2,343,750 shares of FRLA Class B Common Stock, each of which is exercisable into one share of FRLA Class A Common Stock. The purchase price for the membership interests was $400,000. To acquire the equity interests in FRLA for the purchase price of $400,000, WODI issued convertible secured promissory notes to investors at 10% interest per annum. Per the terms and conditions of the convertible promissory note, all unpaid principal, together with any unpaid and accrued interest shall be due and payable on the earlier of the twelve (12) month anniversary of the date of the Note (the “Maturity Date”) (provided, WODI shall have the option to extend the Maturity Date for up to two (2) six-month extensions), or (ii) when, upon the occurrence and during the continuance of an Event of Default.

On January 5, 2023, WODI signed a non-binding Letter of Intent (the “LOI”) with Fortune Rise Acquisition Corporation, (“FRLA” collectively with WODI, the “Parties”). The LOI is not binding on the Parties and is intended solely to guide good-faith negotiations toward a definitive business combination agreement. The Parties will work together in good faith with their respective advisors to agree on a structure for the business combination that is most expedient to the consummation of the acquisition, which may result in a new (merged) entity. Pursuant to the LOI, if a business combination were to be consummated and approved, all of the outstanding equity securities of WODI, including all shares of common stock, preferred stock, outstanding options and warrants will convert into new equity of the merged entity.

On February 7, 2023, FRLA and OriginClear, Inc. announced that WODI deposited $977,500 (the “Second Extension Payment”) into FRLA’s trust account for its public shareholders, representing $0.10 per public share, which enables FRLA to extend the period of time it has to consummate its initial business combination by an additional three months from February 5, 2023 to May 5, 2023 (the “Second Extension”).

WODI assumed the obligation to make any necessary extension payments in connection with the extension of the period of time in which the SPAC may consummate its initial business combination as described in the SPAC’s S-1 Registration Statement, including the three-month extension from November 5, 2022 to February 5, 2023, the Second Extension for an additional three months from February 5, 2023 to May 5, 2023 and a final extension for an additional six months from May 5, 2023 to November 5, 2023.

On April 10, 2023, at the Special Meeting, a total of 10,514,410 (or 81.61%) of FRLA’s issued and outstanding shares of Class A common stock and Class B common stock held of record as of March 3, 2023, were present either in person or by proxy, which constituted a quorum. In that FRLA shareholders agreed to an extension of the period of time it has to consummate its initial business combination by an additional six months from May 5, 2023 to November 5, 2023. FRLA’s stockholders voted on to approve and adopt the extension amendment which received sufficient votes (more than 65%) for approval.

On April 14, 2023, WODI entered into an Asset Purchase Agreement with the Parent Company, whereby it agreed to purchase all of the assets related to Parent Company’s “Modular Water Service” business, including licenses, technology, intellectual property, contracts, business models, patents and other assets in exchange for 6,000,000 shares of WODI common stock. The assets included MWS accounts receivables and accounts payables as of April 14, 2023 and an assignment of Parent Company’s existing global master license to the patents of inventor Daniel M. Early, P.E., who heads MWS, and the right to file patents for all additional inventions since 2018, when Parent Company created the MWS unit. Beginning on the Effective Date, all MWS transactions including revenue, accounts payable and accounts receivable were transferred from the Parent Company’s Progressive Water Treatment, Inc. (“PWT”) subsidiary over to WODI.

On September 21, 2023, WODI entered into a merger agreement with PWT to create better enterprise value for a potential merger opportunity with FRLA and a plan of merger agreement (the “PWT-WODI merger agreement”) was entered into between WODI and PWT. Per the PWT-WODI merger agreement, all shares of WODI common and preferred stock were exchanged for shares of PWT common stock as merger consideration. WODI convertible notes and WODI Restricted Stock Grants were assumed by PWT and remain outstanding. WODI Series A and Series B were converted to WODI common stock and WODI Series C was canceled prior to the merger.

In connection with the merger with WODI, PWT changed its name to Water on Demand, Inc.

Before issuing common stock to WODI stockholders in the PWT Merger, PWT had 10,000,000 common shares issued and outstanding, which were fully owned by Parent Company. Post PWT-WODI merger, Parent Company received an aggregate of 12,171,067 shares of WODI.

On September 28, 2023, the Letter of Intent (“LOI”) executed on January 5, 2023 with WODI was amended to designate PWT as the new target of the acquisition. Under the amended LOI, FRLA proposed to acquire all the outstanding securities of the new combined WODI/PWT entity, based on certain material financial and business terms and conditions being met. The LOI is not binding on the parties and is intended solely to guide good-faith negotiations toward definitive agreements.

On October 24, 2023 FRLA and WODI entered into a definitive business combination agreement (the “BCA”).

On October 25, 2023, at the Special Meeting, a total of 5,687,847 (or 84.59%) of FRLA’s issued and outstanding shares of Class A common stock and Class B common stock held of record, were present either in person or by proxy, which constituted a quorum. FRLA shareholders approved a proposal to extend the period of time FRLA has to consummate its initial business combination by an additional one year from November 5, 2023 to November 5, 2024, by up to twelve one-month extensions, subject to certain conditions.

As of the date of this filing, the SPAC has been extended through November 5, 2024, to give the Parent Company adequate time to complete all the necessary administrative and regulatory steps, including filing of the registration statement and timely respond to satisfy potential comments, from regulatory bodies to consummate the business combination. Management estimates the likelihood of completing the business combination at 75%.

Line of Business

With the support of its Parent Company, WODI is developing a new outsourced water treatment business called “Water On Demand” or “WOD”. The WOD model intends to offer private businesses the ability to pay for water treatment and purification services on a per-gallon basis. This is commonly known as Design-Build-Own-Operate or “DBOO”. WODI intends to work with regional water service companies to build and operate the water treatment systems it finances.

Because WOD is still in early stage development, the Parent Company combined its Modular Water Systems division (“MWS”) and its wholly owned subsidiary, Progressive Water Systems Inc. (“PWT”) with WODI. Due to its operating history, PWT became the master corporate entity and subsequently was renamed Water On Demand, Inc.

Thus, Water On Demand Inc. was absorbed into PWT, as was Parent Company’s in-house business unit MWS. Subsequently, Progressive Water Treatment Inc. was renamed Water On Demand, Inc.

WODI as it is now structured, is composed of two operating units, MWS and PWT plus WOD which is a development stage business. For financial reporting purposes, WODI is considered a single reporting unit.

For its current WODI program, the Parent Company plans to support the BCA process, provide management services to WODI and the potential post-merger entity, initiate non-binding agreements for the acquisition of related businesses by WODI or the post-merger entity, which will depend on the outcome of the BCA process.

Going Concern

The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if WODI is unable to continue as a going concern. These factors, among others raise substantial doubt about WODI’s ability to continue as a going concern. Our independent auditors, in their report on the Parent Company’s audited financial statements for the year ended December 31, 2023 expressed substantial doubt about our ability to continue as a going concern.

The ability of WODI to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, achieving a level of profitable operations and receiving additional cash infusions. During the period ended June 30, 2024, WODI obtained funds from the issuance of convertible note agreements. Management believes this funding will continue from its’ current investors and from new investors.

Management believes the existing shareholders and prospective new investors will provide the additional cash needed to meet WODI’s obligations as they become due and will allow the development of its core business operations. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to WODI. Even if WODI is able to obtain additional financing, it may contain restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in case of equity financing.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

This summary of significant accounting policies of WODI is presented to assist in understanding WODI’s financial statements. The financial statements and notes are representations of WODI’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Principles of Consolidation

Water on Demand Inc. accounts are included on its Parent Company’s consolidated financial statements for the six months ended June 30, 2024 and 2023, and for year ended December 31, 2023.

Cash and Cash Equivalent

WODI considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review WODI’s impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, warranty reserves, inventory valuation, derivative liabilities and other conversion features, fair value investments, valuations of non-cash capital stock issuances and the valuation allowance on deferred tax assets. WODI bases its estimates on historical experience and on various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Net Earnings (Loss) per Share Calculations

Basic loss per share calculation is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similarly to basic earnings per share except that the denominator is increased to include securities or other contracts to issue common stock that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. WODI’s diluted loss per share was the same as the basic loss per share for the six months ended June 30, 2024 and 2023.

Revenue Recognition

We recognize revenue in accordance with ASC 606, Revenue from Contract with Customers (“ASC 606”). We recognize revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.

Nature of Contracts and Performance Obligations

Engineered Water Treatment Solutions

We design, manufacture, and install our customer water treatment systems for municipalities, industrial clients, and commercial entities. Our performance obligations typically include the delivery and installation of water treatment systems that meet specific customer requirements. Revenue from these contracts is recognized over time as performance obligations are satisfied, using a cost-cost input method, which reflects the extent of progress towards completion. The transaction price is determined based on fixed fees agreed upon in the contract, and any variable considerations, such as performance bonuses, are estimated at contract inception and constrained to avoid significant reversals.

Sales Price Calculation

The transaction price for each contract is determined based on the agreed-upon terms with the customer, indicating fixed fees and variable consideration where applicable. Variable consideration is estimated at contract inception and constrained to the extent that is it probable that significant reversal of recognized revenue will not occur when the uncertainty is resolved.

Contract Modifications

Contract modifications are accounted for when they create or change existing enforceable rights and obligations. The impact of modifications on transaction prices and performance obligations is recognized in the period when the modifications are approved.

Significant Judgements and Estimates

•Estimating Progress Towards Completion: For long-term contracts, we use the cost-to-cost method to estimate progress towards completion, considering total costs incurred relative to total estimated costs to complete the project.

•Variable Consideration: Estimates to variable considerations are constrained to ensure that recognized revenue is not subject to significant reversals in future periods.

Material Rights and Obligations

Our contracts may include material rights for customers to receive effective water treatment solutions and ongoing maintenance services. Our obligations include designing, manufacturing, delivering, installing, and maintaining water treatment systems, as well as providing continuous water treatment services under the DBOO model.

Contract Receivable

WODI bills its customers in accordance with contractual agreements. The agreements generally require billing to be on a progressive basis as work is completed. Credit is extended based on evaluation of clients financial condition and collateral is not required. WODI maintains an allowance for doubtful accounts for estimated losses that may arise if any customer is unable to make required payments. Management performs a quantitative and qualitative review of the receivables past due from customers on a monthly basis. WODI records an allowance against uncollectible items for each customer after all reasonable means of collection have been exhausted, and the potential for recovery is considered remote.  The net contract receivable balance was $1,247,416 and $1,509,504 as of June 30, 2024, and December 31, 2023 respectively.

Indefinite Lived Intangibles and Goodwill Assets

WODI accounts for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations,” where the total purchase price is allocated to the tangible and identified intangible assets acquired and liabilities assumed based on their estimated fair values. The purchase price is allocated using the information currently available, and may be adjusted, up to one year from acquisition date, after obtaining more information regarding, among other things, asset valuations, liabilities assumed and revisions to preliminary estimates. The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill.

WODI tests for indefinite lived intangibles and goodwill impairment in the fourth quarter of each year and whenever events or circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable. In accordance with its policies, WODI performed a qualitative assessment of indefinite lived intangibles and goodwill at June 30, 2024 and December 31, 2023 and determined there was no impairment of indefinite lived intangibles and goodwill.

Promissory Notes

Since buying the sponsorship interest in the SPAC on December 22, 2022 through June 30, 2024, WODI and the Parent Company made payments on behalf of the SPAC in the aggregate amount of $5,051,985. As of June 30, 2024, WODI and the Parent Company received an aggregate of $5,051,985 in unsecured promissory notes (the “SPAC Notes”) from the SPAC in exchange for the payments made on behalf of the SPAC to meet its operating expenses and the extension payments. The SPAC Notes are non-interest bearing and payable (subject to the waiver against SPAC trust provisions) on the earlier of (i) consummation of the SPAC initial business combination; or (ii) the date of the liquidation of the SPAC. The principal balance of each SPAC Note may be prepaid at any time, at the election of the SPAC.

Impairment of receivable

Although the payments made on behalf of the SPAC are amounts receivable to WODI, for the periods ended June 30, 2024 and 2023, WODI considered the aggregate amount of $1,128,000 and $2,600,985, respectively, for the SPAC Notes to be impaired and recorded it as an expense on the consolidated income statements, as it is deemed probable that the SPAC may not have funds to pay back with interest all of the Class A shareholders and WODI for the amounts advanced to the SPAC. In the event of WODI successfully merging with the SPAC, all amounts paid by WODI on behalf of the SPAC, including any future payments made until such merger is fully consummated will be received back by WODI.

Recording of membership interest

As of June 30, 2024 and December 31, 2023, WODI recorded the purchase of Class B Founder Shares at lower of cost or market at $400,000 on the consolidated balance sheet as other assets.

Recently Issued Accounting Pronouncements

Management reviewed currently issued pronouncements and does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed financial statements.

3.	CAPITAL STOCK

WODI Common Stock

On February 17, 2023, the Securities and Exchange Commission qualified the Offering Circular for the offering of securities by WODI pursuant to Regulation A offering (the “Reg A offering”). The Reg A Offering was intended to accumulate capital for WODI to direct toward WOD projects.

On March 9, 2023, the Parent Company announced that it launched a limited preview of the Reg A offering for WODI.

As of June 26, 2023 (the “Termination date”), the Parent Company suspended the sale of securities under the Reg A offering for WODI. As of the Termination Date, 12,000 shares were sold for total proceeds of $60,000.

On September 21, 2023, WODI merged with PWT. Pursuant to the merger:

•	An aggregate of 8,151 shares of WODI Series A preferred stock were converted to 509,482 WODI common stock.

•	An aggregate of 538,400 shares of WODI Series B preferred stock were converted to 637,000 WODI common stock.

In total, the WODI Series A and WODI Series B preferred stock were converted to 1,146,482 shares of WODI common stock. Per the Merger Agreement with PWT, these shares along with Reg A shares were exchanged for 1,228,150 shares of PWT common stock.

On September 19, 2023, an equity restructuring plan and forward stock-split of 1,000:1 was implemented for PWT common stock. Post forward stock split implementation but before issuing common stock to WODI stockholders in the PWT Merger, the issued and outstanding common shares of PWT were 10,000,000.

On September 21, 2023, WODI entered into a merger agreement with PWT to create better enterprise value for a potential merger opportunity with FRLA and a plan of merger agreement (the “PWT-WODI merger agreement”) was entered into between WODI and PWT. Per the PWT-WODI merger agreement, all shares of WODI common and preferred stock were exchanged for shares of PWT common stock as merger consideration. WODI convertible notes and WODI Restricted Stock Grants were assumed by PWT and remain outstanding. WODI Series A and Series B were converted to WODI common stock and WODI Series C was canceled prior to the merger.

In connection with the merger with WODI, PWT changed its name to Water on Demand, Inc.

As of June 30, 2024, WODI had 13,399,267 total issued and outstanding common shares.

4.	RESTRICTED STOCK GRANTS AND WARRANTS

Restricted Stock to WODI Board, Employees and Consultants

Between August 12, 2022, and August 3, 2023, WODI entered into Restricted Stock Grant Agreements (the “WODI RSGAs”) with its members of the Board, employees, and consultants to create management incentives to improve the economic performance of WODI and to increase its value. WODI RSGAs provide for the issuance of up to 15,550,000 shares of WODI common stock provided certain milestones and vesting are met in certain stages. The restricted shares may become fully vested and no longer subject to risk of forfeiture (“Vested Shares”) if WODI shares are uplisted to a National Exchange, then upon such uplisting, 25% of the restricted shares that shall vest and become Vested Shares and 6.25% each three-month period thereafter, subject to the following: (i) If WODI shares are traded on a National Exchange, then the amount of restricted shares which shall become Vested Shares during any three-month period shall not exceed an amount representing the greater of (a) 1% of the shares of common stock outstanding as shown by the most recent SEC Report published by WODI and (b) the average weekly reported volume of trading in the common stock on a national securities exchange during the previous four calendar weeks. (ii) If WODI shares are subsequently delisted and quoted on the over-the-counter market, including the OTCQB, then the amount of restricted shares which shall become Vested Shares during any three month period shall not exceed an amount representing 1% of the shares of common stock outstanding as shown by the most recent SEC Report published by WODI, or if WODI shares are traded on a national securities exchange, the greater of (b)(i) and the average weekly reported volume of trading in the common stock on a national securities exchange during the previous four calendar weeks. If WODI shares do not achieve listing on a national securities exchange within three years of the Effective Date, then the restricted shares shall vest and become Vested Shares at a rate equal to 25% on the three-year anniversary of the Effective Date and 6.25% each three-month period thereafter. WODI has not recognized any costs associated the WODI RSGAs because milestones and vesting have not been achieved. As the milestones are achieved, the shares shall become eligible for vesting and issuance. On September 21, 2023, per the Merger Plan Agreement and per the conversion ratio of 0.19737 established in the Merger Plan Agreement, the 15,550,000 total issuable shares under the WODI RSGAs were converted to 3,069,100 total issuable shares. On October 23, 2023, certain WODI RSGAs were canceled and new WODI RSGAs were issued. As of June 30, 2024, there were 2,581,344 total issuable shares under the WODI RSGAs. As the milestones are achieved, the shares shall become eligible for vesting and issuance. During the six months ended June30, 2024 and 2023, no issuable shares under the WODI RSGAs vested and no costs associated with the milestones were recognized because achievement is not probable.

Warrants

During the six months ended June 30, 2024, the Company issued 1,427,049 warrants for proceeds in the amount of $426,230.

5.	CONVERTIBLE PROMISSORY NOTES

Between December 2022 and December 31, 2023, WODI raised capital and issued convertible secured promissory notes in the amount of $8,270,500 to investors with 10% interest per annum, and an investor exchanged the Parent Company’s Series X preferred stock in the amount of $250,000 and Series R preferred stock in the amount of $100,000 for a WODI convertible secured promissory note. Also during the year ended December 31, 2023, per settlement, conversion and redemption agreements with WODI shareholders, an aggregate of 853,916,848 shares of the Parent Company’s common stock were redeemed at the closing fair market share price on the dates of redemptions, which was added to the cash value of the shareholders’ investment to purchase WODI convertible secured promissory notes. Per the terms and conditions of the convertible promissory notes, all unpaid principal, together with any unpaid and accrued interest shall be due and payable on the earlier of the twelve (12) month anniversary of the date of the Notes (the “Maturity Date”) provided, that WODI shall have the option to extend the Maturity Date for up to two (2) six-month extensions, or (ii) when, upon the occurrence and during the continuance of an event of default.

During the six months ended June 30, 2024, WODI raised additional capital of $2,042,500 and issued convertible secured promissory notes to investors with 10% interest per annum. Also during the six months ended June 30, 2024, per settlement, conversion and redemption agreements with WODI shareholders, an aggregate of 139,560,037 shares of the Parent Company’s common stock were redeemed at the closing fair market share price on the dates of redemptions, which was added to the cash value of the shareholders’ investment to purchase WODI convertible secured promissory notes. The loss relating to these settlement and conversion agreements of $1,297,000 was accounted for in the consolidated statements of operations.

As of June 30, 2024, WODI had outstanding convertible secured promissory notes in the amount of $20,068,589.

6.	REVENUE FROM CONTRACTS WITH CUSTOMERS

Equipment Contracts

Revenues and related costs on equipment contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue and associated profit will be recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, WODI will recognize the loss as it is determined.

The total revenue from contracts with customers for the six months ended June 30, 2024 and 2023 was $2,604,196 and $3,823,932, respectively.

Contract assets represent revenues recognized in excess of amounts billed on contracts in progress. Contract liabilities represent billings in excess of revenues recognized on contracts in progress. Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets, as they will be liquidated in the normal course of the contract completion. The contract assets for the six months ended June 30, 2024 and the year ended December 31, 2023 was $476,906 and $455,102, respectively. The contract liability for the six months ended June 30, 2024 and the year ended December 31, 2023 was $1,619,759 and $1,346,366, respectively.

7.	COMMITMENTS AND CONTINGENCIES

Facility Rental – Related Party

PWT rents an approximately 12,000 square foot facility located at 2535 E. University Drive, McKinney, TX 75069, with a current monthly rent of $8,500.

Related Party Transactions

On an as needed basis, at certain times, WODI transfers funds to the Parent Company for use in operations and to provide intercompany transfers to its subsidiaries. As of June 30, 2024 and the year ended December 31, 2023, an aggregate of $680,986 and $864,528, respectively, was due to the Parent Company and its subsidiaries which is reflected on WODI’s financial statements. As of June 30, 2024, impairment on related party receivable of $1,273,680 was recognized on WODI’s financial statements due to low probability of Parent company’s ability to repay the balances due.

Warranty Reserve

Generally, a customer project is guaranteed against defects in material and workmanship for one year from the date of completion, while certain areas of construction and materials may have guarantees extending beyond one year. There are various insurance policies relating to the guarantee of completed work, which in the opinion of management will adequately cover any potential claims. A warranty reserve has been provided based on historical data and the opinion of management in the amount of $20,000 and is reflected in the consolidated financial statements for the six months ended June 30, 2024 and the year ended December 31, 2023.

Litigation

On or around March 5, 2024, PWT was named as a defendant in a case filed by Process Solutions, Inc (“PSI”). The case was filed in the Court of Common Pleas in Hamilton County, Ohio. The complaint alleges that PWT breached a contract with PSI and alleges damages of $143,675 plus attorney’s fees. PWT has removed the case to federal court, denies the claims in the complaint and intends to enforce a binding arbitration provision between the parties and to bring counter claims against PSI for failing to pay PWT for services rendered.

8. LINE OF CREDIT

During the year ended December 31, 2023, PWT obtained 12-month credit lines in the aggregate amount of $345,875, with an interest rate of 26.07%. The remaining balance as of December 31, 2023 was $178,808. During the six months ended June 30, 2024, PWT paid principal in the amount of $125,745 leaving a principal balance of $53,063 as of June 30, 2024.

9.	SUBSEQUENT EVENTS

Management has evaluated subsequent events according to the requirements of ASC TOPIC 855 and has determined that there are the following subsequent events:

Between April 3, 2024 and August 7 2024, an aggregate of 108,479,526 shares of common stock were redeemed by the Parent Company, and the redemption amount, together with cash paid by the redeeming stockholders, were used by the stockholders to purchase convertible secured promissory notes from WODI.

On May 10, 2024, WODI entered into a new facility lease effective July 1, 2024 for an initial term of five years.  The new facility located in Sherman, Texas includes approximately 21,300 square feet with a monthly base rent in the amount of $13,313 plus fees.

ANNEX A
BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT

By, Between, and Among

FORTUNE RISE ACQUISITION CORPORATION

FRLA MERGER SUB, INC.

and

WATER ON DEMAND, INC.

Dated as of October 24, 2023

Annex A-1

Annex A-2

Annex A-3

Annex A-4

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”) is entered into as of October 23, 2023, by, between, and among Water on Demand, Inc., a Texas corporation (the “Company”), Fortune Rise Acquisition Corporation, a Delaware corporation (“FRLA”), and FRLA Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of FRLA (“Merger Sub”).  FRLA, the Company, and the Merger Sub may be referred to herein as “Parties.” Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.1 hereof.

RECITALS

WHEREAS, (a) FRLA is a blank check company incorporated in Delaware on February 1, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is a wholly-owned Subsidiary of FRLA that was formed for the purpose of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of FRLA, FRLA is required to provide an opportunity for Public Stockholders to have their outstanding FRLA Class A Shares redeemed on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date of this Agreement, Fortune Rise Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), owns 2,283,750 FRLA Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, FRLA and the Company are entering into the letter agreement, substantially in the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) agree to or alternatively waive any adjustment to the conversion ratio set forth in the Governing Documents of FRLA or any other anti-dilution or similar protection with respect to the FRLA Class B Shares, such that the FRLA Class B Shares will convert into FRLA Class A Shares at the Closing on a one-to-one basis, and (c) subject certain of the FRLA Class B Shares currently held by the Sponsor to forfeiture, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, the board of directors of FRLA (the “FRLA Board”) has (a) approved this Agreement, the Ancillary Documents to which FRLA is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger) by the holders of FRLA Class A Shares and FRLA Class B Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon;

Annex A-5

WHEREAS, FRLA, as the sole stockholder of Merger Sub, has approved and adopted, or will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, on the Closing Date, (a) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of FRLA, and (b) each share of Company Common Stock will be automatically converted as of the Effective Time into a portion of the Merger Consideration, in each case on the terms and subject to the conditions set forth herein; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and (b) the Merger be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (a)-(b), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111 148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111 152), and the regulations promulgated pursuant to each of the foregoing laws.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Ancillary Documents” means the Subscription Agreements, the Sponsor Letter Agreement, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

Annex A-6

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (FCPA) and any other anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering, which are applicable to FRLA or the Company.

“Anti-Money Laundering Laws” means all applicable Laws and sanctions, foreign, state and federal, criminal and civil, that:(a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a “financial institution” (as defined in 31 U.S.C. 5312 (a)(z), as periodically amended) conducts business; (d) require reporting of suspicious activity; or (e) are designed to disrupt the flow of funds to terrorist organizations. Such applicable Laws shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act of 1970, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., the Intelligence Reform & Terrorism Prevention Act of 2004, and the sanction regulations promulgated pursuant thereto by U.S. Department of the Treasury’s Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“Basile” has the meaning set forth in Section 8.19.

“Business” means the business of the manufacture, sale, and installation of modern water treatment technology.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Certificates” has the meaning set forth in Section 2.1(a)(vii).

“Certificates of Merger” has the meaning set forth in Section 2.1(a)(ii).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount payable to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filings” has the meaning set forth in Section 5.4(b).

Annex A-7

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from an FRLA Party), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its Subsidiaries or (ii) all or a material portion of the assets or businesses of the Company or any of its Subsidiaries (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its Subsidiaries that results in the acquisition or transfer of beneficial ownership of equity securities, or the right to acquire beneficial ownership or to vote, equity securities representing 10% or more of the then-outstanding voting power of the Company or any of its Subsidiaries. Notwithstanding the foregoing or anything to the contrary herein, no transaction between the Company and an FRLA Party or the issuance by the Company or any of its Subsidiaries to an FRLA Party, including as contemplated by this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Common Stock” means common stock, par value $0.0001 per share, of the Company.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to FRLA by the Company on the date of this Agreement.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) the aggregate amount of Change of Control Payments that are payable as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement that when paid constitute compensation to the recipient, transaction or similar bonuses, stay bonuses, retention payments and any other similar payments (including, in each case, the employer portion of any unemployment, social security or payroll Taxes thereon, determined as if such amounts were payable at the Closing) that are created, accelerated, accrued, become payable to, or in respect of any current or former employee or other individual service provider, but excluding “double trigger” payments and any payment due as a result of an action taken on or after the Closing Date or after the consummation of the transactions contemplated by this Agreement (including the termination of any employee on the Closing Date or after the

Annex A-8

consummation of such transaction), and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of any HSR Act filing fee and fifty percent (50%) of any filing fee related to the Registration Statement. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any FRLA Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization and Qualification), 3.2 (Capitalization and Group Companies), 3.3 (Authority), 3.7(b) (No Violations) and 3.19 (Brokers).

“Company IT Systems” means all computer systems, Software, hardware, communication systems, servers, network equipment and related documentation, interfaces, data and databases, and all other information technology or telecommunications systems that are used to process, store, maintain or operate data, information, and functions used in connection with the business of a Group Company that are, in each case, owned or purported to be owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned or licensed by any Person (other than a Group Company) that is licensed or sublicensed, as applicable, to any Group Company.

“Company Licensed Patent” has the meaning set forth in Section 3.15(a).

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or prospects of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with its terms; provided, however, that, in the case of clause (a), a Company Material Adverse Effect shall not be deemed to include any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, (iv) any change, event, effect or occurrence, including a change in GAAP or in any Law or interpretations thereof, that is generally applicable to the industries or markets in which any Group Company operates, (v) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, or any actions or omissions of a Group Company taken pursuant thereto or in contemplation thereof, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 3.7(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vi) any hurricane,

Annex A-9

tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, and the implementation of any Pandemic Measures, or any escalation of the foregoing, (vii) actions or omissions of a Group Company taken at the request of, or with the prior written consent of, a FRLA Party, or (viii) any matter to the extent that (A) it is disclosed in reasonable detail in the Company Disclosure Schedules and (B) such disclosed matter does not worsen in a materially adverse manner; except to the extent that any such change, event, effect or occurrence described in or resulting from a matter described in any of the foregoing clauses (i) through (iv) or (vi) has had or would reasonably be expected to have a materially disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company-Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Product” means each product that is being tested, developed, manufactured, marketed, sold or distributed by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of any Group Company.

“Company Related Party” has the meaning set forth in Section 3.21.

“Company Related Party Transactions” has the meaning set forth in Section 3.21.

“Company Shares” means shares of Company Common Stock.

“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Stockholder Approval” has the meaning set forth in Section 5.13(a).

“Company Stockholders Meeting” has the meaning set forth in Section 5.13(a).

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contingent Worker” means any independent contractor, consultant, contractor, subcontractor, temporary employee, leased employee or other agent used by any Group Company and classified by such Group Company as other than an employee, or compensated other than through wages paid by such Group Company through the Group Company’s payroll function.

Annex A-10

“Contract” or “Contracts” means any written agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement.

“Convertibles” shall mean any convertible notes, restricted stock units or other securities into shares of Company Common Stock.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2, including any variants thereof, COVID-19, or related or associated epidemics, pandemics or disease outbreaks.

“Creator” has the meaning set forth in Section 3.15(d).

“Company Audited Financial Statements” has the meaning set forth in Section 3.6(a)(i).

“DE Certificate of Merger” has the meaning set forth in Section 2.1(a)(ii).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Effective Time” has the meaning set forth in Section 2.1(a)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each equity or equity-based, bonus, incentive, retention, severance pay, deferred compensation, employment, compensation, change in control, supplemental income arrangement, or vacation plan, program, arrangement or agreement, in each case that any Group Company maintains, sponsors or contributes to or has any obligation to contribute to, or with respect to which any Group Company has or may reasonably be expected to have any present or future Liability (including as an ERISA Affiliate).

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.8.

“Environmental Laws” means all Laws and Orders concerning pollution, Hazardous Substances, restoration or protection of the environment or natural resources, public health, and workplace health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $32,000,000.

“Equity Value Per Share” means (a) the Equity Value, divided by (b) the Fully Diluted Company Capitalization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Annex A-11

“ERISA Affiliate” means any Person that is treated as a single employer together with the Company under Code Section 414(b), (e), (m), (o) or (t), or any regulations or guidance promulgated under one or more of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.4(a).

“Exchange Fund” has the meaning set forth in Section 2.4(b).

“Exchange Ratio” means (a) the Equity Value Per Share, divided by (b) the FRLA Share Value.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Foreign Benefit Plan” means each Employee Benefit Plan for the benefit of employees employed and outside of the United States of America (other than any plans, funds or similar programs that are maintained by a Governmental Entity) and which plan is not subject to ERISA or the Code.

“Fraud” means common law fraud.

“FRLA” has the meaning set forth in the introductory paragraph to this Agreement.

“FRLA Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from a Group Company), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, any transaction or series of related transactions under which FRLA or any of its Subsidiaries, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a FRLA Acquisition Proposal.

“FRLA Board” has the meaning set forth in the recitals to this Agreement.

“FRLA Board Recommendation” has the meaning set forth in Section 5.8.

“FRLA Bylaws” has the meaning set forth in Section 2.1(a)(ix).

“FRLA Certificate of Incorporation” has the meaning set forth in Section 2.1(a)(ix).

“FRLA Class A Shares” means FRLA’s Class A Common Stock, par value $0.0001 per share.

“FRLA Class B Shares” means FRLA’s Class B Common Stock, par value $0.0001 per share.

“FRLA Common Shares” has the meaning set forth in Section 2.1(a)(iv).

Annex A-12

“FRLA D&O Persons” has the meaning set forth in Section 5.14(a).

“FRLA Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, a FRLA Party in connection with FRLA’s initial public offering (including any and all deferred expenses in connection therewith (including fees or commissions payable to the underwriters and any legal fees)), the operation of the business and affairs of FRLA (including all amounts payable by FRLA pursuant to any promissory note or other debt instrument to which it is a party), the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any FRLA Party and (b) any other fees, expenses, commissions or other amounts that are allocated to any FRLA Party pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of any HSR Act filing fee and fifty percent (50%) of any filing fee related to the Registration Statement. Notwithstanding the foregoing or anything to the contrary herein, FRLA Expenses shall not include any Company Expenses.

“FRLA Financial Statements” means all of the financial statements of FRLA included in the FRLA SEC Reports.

“FRLA Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization and Qualification), 4.2 (Authority), 4.3(b) (No Violations), 4.4 (Brokers) and 4.6 (Capitalization of the FRLA Parties).

“FRLA Incentive Equity Plan” has the meaning set forth in Section 5.18.

“FRLA Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, financial condition or prospects of the FRLA Parties, taken as a whole, or (b) the ability of FRLA to consummate the transactions contemplated by this Agreement in accordance with its terms; provided, however, that, in the case of clause (a), a FRLA Material Adverse Effect shall not be deemed to include any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, (iv) any change, event, effect or occurrence, including a change in GAAP or in any Law or interpretations thereof, that is generally applicable to the industries or markets in which FRLA operates, (v) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, or any actions or omissions of a FRLA Party taken pursuant thereto or in contemplation thereof, including the impact thereof on the relationships, contractual or otherwise, of any FRLA Party with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other

Annex A-13

third parties related thereto (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 4.7(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vi) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, and the implementation of any Pandemic Measures, or any escalation of the foregoing, (vii) actions or omissions of a FRLA Party taken at the request of, or with the prior written consent of, a Group Company, or (viii) any matter to the extent that (A) it is disclosed in reasonable detail in the FRLA Disclosure Schedules and (B) such disclosed matter does not worsen in a materially adverse manner; except to the extent that any such change, event, effect or occurrence described in or resulting from a matter described in any of the foregoing clauses (i) through (iv) or (vi) has had or would reasonably be expected to have a materially disproportionate adverse effect on the FRLA Parties, taken as a whole, relative to other participants operating in the industries or markets in which the FRLA Parties operate.

“FRLA Non-Party Affiliates” means, collectively, each FRLA Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any FRLA Related Party (other than, for the avoidance of doubt, any FRLA Party).

“FRLA Parties” means, collectively, FRLA and Merger Sub.

“FRLA Related Parties” has the meaning set forth in Section 4.9.

“FRLA Related Party Transactions” has the meaning set forth in Section 4.9.

“FRLA SEC Reports” has the meaning set forth in Section 4.7.

“FRLA Share Value” means (i) the aggregate amount of cash on deposit in the Trust Account (without giving effect to the FRLA Stockholder Redemption) as of two (2) Business Days prior to the Closing Date, including interest not previously released to FRLA to pay Taxes of FRLA divided by (ii) the total number of then issued and outstanding FRLA Class A Shares (without giving effect to the FRLA Stockholder Redemption).

“FRLA Stockholder Approval” means the approval of each Transaction Proposal, at the FRLA Stockholders Meeting where a quorum is present, by the affirmative vote of holders of at least a majority of the votes cast by the Pre-Closing FRLA Holders present in person or represented by proxy at the FRLA Stockholders Meeting and entitled to vote on such matter.

“FRLA Stockholders Meeting” has the meaning set forth in Section 5.8.

“FRLA Stockholder Redemption” means the right of Public Stockholders to redeem all or a portion of their FRLA Class A Shares prior to the Closing (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of FRLA.

“Fully Diluted Company Capitalization” means the sum of the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (including, for

Annex A-14

the avoidance of doubt, the number of shares of Company Common Stock issuable upon conversion of all Convertibles on the then applicable conversion ratio).

“GAAP” means United States generally accepted accounting principles.

“Governing Document Proposals” has the meaning set forth in Section 5.8.

“Governing Documents” means the formation documents (including the Bylaws) of the respective entity.

“Governmental Entity” means any United States or non-United States (a) federal, state, regional, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private); provided, however, that (for the avoidance of doubt) institutional review boards shall not be “Governmental Entities” hereunder.

“Group Companies” means, collectively, the Company and its Subsidiaries, if any.

“Group Company” means either the Company or any of its Subsidiaries, as the context requires.

“Group Company Affiliate” means any Person who is an Affiliate of any Group Company.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, but excluding for the avoidance of doubt the effects of Accounting Standards Update No. 2016-02, Leases (Topic 842), (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or treaty

Annex A-15

regime, or under any international convention, and whether registered or not registered, including all (a) patents, inventions, industrial designs, continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, icons, Internet domain names, corporate names, social medial handles and account identifiers, and other source or business identifiers, and together with the goodwill associated with any of the foregoing (collectively, “Marks”); (c) copyrights, copyrightable works, works of authorship, data and databases, mask work rights, and moral rights (collectively, “Copyrights”); (d) trade secrets, know-how, methods, techniques, processes, and confidential and proprietary information, including business, financial, customer and technical information, inventions and formulae, whether patentable or not; (e) Software or other technology; and (f) all applications, registrations, extensions and renewals of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 8.18.

“Proxy Statement/Prospectus” means the proxy statement/prospectus to be included in the Registration Statement and that shall be a proxy statement of FRLA with respect to the matters to be submitted to FRLA at the FRLA Stockholders Meeting and a prospectus of FRLA, including all amendments and supplements thereto.

“KBA” has the meaning set forth in Section 8.19.

“Latest Balance Sheet” has the meaning set forth in Section 3.6(a).

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.20(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other similar interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.9(a).

Annex A-16

“Material Customers” means the top ten (10) customers of the Group Companies, taken as a whole, based on revenue received by the Group Companies from each such customer for the trailing twelve (12) months ended June 30, 2023.

“Material Permits” has the meaning set forth in Section 3.8.

“Material Suppliers” means the top ten (10) suppliers (determined by the amount purchased) of the Group Companies, taken as a whole, for the trailing twelve (12) months ended June 30, 2023.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means with respect to each outstanding share of Company Common Stock (which shall include Company Common Stock that results from the conversion of any Convertibles) a number (equal to the Exchange Ratio) of FRLA Common Shares.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Proposal” has the meaning set forth in Section 5.8.

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Non-Sponsor FRLA Class B Shares” means all FRLA Class B Shares not owned by the Sponsor.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $25,000 per license or an ongoing licensee fee of less than $10,000 per year.

“Officers” has the meaning set forth in Section 5.16(a).

“Order” means any outstanding writ, order, judgment, injunction, binding decision or determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Pandemic Measures” means any “shelter-in-place,” “stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, order, or directive of or by any Governmental Entity, the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration or the Equal Employment Opportunity Commission, in connection with or in respect to COVID-19 or any other virus.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

Annex A-17

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which, in either case, sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of nonexclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice, and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.

“Pre-Closing FRLA Holders” means the holders of FRLA Class A Shares and FRLA Class B Shares at any time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.22(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Group Companies.

“Privacy Requirements” has the meaning set forth in Section 3.22(a).

“Privileged Communications” has the meaning set forth in Section 8.19(b).

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, complaint, charge, proceeding, suit, arbitration, investigation, or mediation (in each case, whether

Annex A-18

civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Processing” means any operation or set of operations performed on data, including storing, use, disclosure, collection, disposal, transferring or otherwise accessing or interacting with such data.

“Prospectus” has the meaning set forth in Section 8.18.

“Public Stockholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source Software or pursuant to similar free licensing, access or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form, (b) be licensed for purposes of making derivative works, or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all (i) issued and pending applications for Patents, (ii) registered and pending applications for Marks, (iii) registered and pending applications for Copyrights, (iv) social media handles and account identifiers registered with social media platforms, and (v) registered and pending applications for Internet domain names.

“Registration Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing the Proxy Statement/Prospectus, including all amendments and supplements thereto.

“Representatives” means with respect to any entity, such entity’s directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives or agents engaged or retained by such Person.

“Restricted Shares” means restricted Company Shares.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or (c) anti-boycott measures that apply to the Company.

“Schedules” means, collectively, the Company Disclosure Schedules and the FRLA Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

Annex A-19

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic (including applicable state jurisdictions) securities or similar Laws.

“Signing Filings” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all: (a) computer programs, applications, and code, including system software, mobile apps, software provided for access or use in a “hosted” or “SaaS” basis, scripts, routines, screens, user interfaces, report formats and software implementations of algorithms, models and methodologies, whether in source code, object code or other form; (b) data, databases and data compilations, including libraries and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; (d) the technology supporting, and the contents and audiovisual displays of, any website(s); and (e) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor FRLA Class B Shares” means the FRLA Class B Shares owned by the Sponsor.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Company” has the meaning set forth in Section 2.1(a)(i).

“TBOC” means the Texas Business Organizations Code, as amended.

“Tax” means any United States federal, state or local, or any non-United States, income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other

Annex A-20

taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Returns” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Share Consideration” means an aggregate number of FRLA Class A Shares equal to (1) the Equity Value, divided by (2) the FRLA Share Value.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trustee” has the meaning set forth in Section 4.8.

“TX Certificate of Merger” has the meaning set forth in Section 2.1(a)(ii).

“Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid FRLA Expenses” means the FRLA Expenses that are unpaid as of immediately prior to the Closing.

“Union” has the meaning set forth in Section 3.16(g).

“VStock” means VStock Transfer, LLC.

“Waived 280G Benefits” has the meaning set forth in Section 5.21.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, provincial, state or local Laws related to plant closings, relocations, mass layoffs and employment losses.

Annex A-21

ARTICLE II
THE MERGER

Section 2.1Closing Transactions. On the terms of and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)The Merger.

(i)On the terms of and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub and the Company shall consummate the Merger at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Company”).

(ii)At the Closing, the parties hereto shall (i) cause a certificate of merger, in a form reasonably satisfactory to the Company and FRLA (the “DE Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware and (ii) cause a certificate of merger, in a form reasonably satisfactory to the Company and FRLA (the “TX Certificate of Merger” and, together with the DE Certificate of Merger, the “Certificates of Merger”), to be executed and filed with the Secretary of State of the State of Texas.  The Merger shall become effective on the date and time as is agreed by FRLA and the Company and specified in the Certificates of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii)The Merger shall have the effects set forth in Section 259 of the DGCL and Section 10.008 of the TBOC.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL and the TBOC, as applicable.

(iv)At the Effective Time, (A) each FRLA Class A Share and each FRLA Class B Share (other than such FRLA Class B Shares held by Sponsor which are forfeited pursuant to the Sponsor Letter Agreement) that is issued and outstanding immediately prior to the Merger shall become one share of common stock, par value $0.0001 per share, of FRLA (“FRLA Common Shares”), and (B) the Governing Documents (including the certificate of incorporation) of the Surviving Company shall be amended so that the Governing Documents of Company shall be those of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v)FRLA shall take all necessary action, including causing the directors of FRLA to resign, so that immediately after the Effective Time, FRLA’s board of directors (the “Post-Closing FRLA Board”) will consist of five (5) individuals: two (2) persons that are designated by the Company prior to the Closing (the “Company Director Designees”); and three (3) persons that are mutually designated by FRLA and the Company prior to the Closing, each of whom shall be required to qualify as an independent director under the Nasdaq rules; provided that the applicable Party shall only designate Person(s) eligible to

Annex A-22

serve as a director on the Post-Closing FRLA Board in accordance with the applicable corporate governance standards and qualifications set forth by Nasdaq and any SEC rules, regulations or provisions related to individuals serving on the board of directors of a public company. At or prior to the Closing, FRLA will execute and deliver to each member of the Post-Closing FRLA Board a customary director indemnification agreement, in form and substance reasonably acceptable to the Company and FRLA. FRLA shall take all necessary action, including causing the officers of FRLA to resign, so that immediately after the Effective Time, T. Riggs Eckelberry shall become the Chief Executive Officer of FRLA and Prasad Tare shall become the Chief Financial Officer of FRLA.

(vi)At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Company.

(vii)At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares cancelled and extinguished pursuant to Section 2.1(a)(viii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive that number of FRLA Common Shares equal to the Merger Consideration; provided, however, that any Company Shares that are Restricted Shares shall be converted into restricted FRLA Common Shares, subject to the same vesting, transfer and other restrictions as the applicable Restricted Shares. A Company Stockholder may obtain the Merger Consideration into which his, her or its Company Shares have been converted by following the requirements contemplated by Section 2.4. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii)At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(ix)In connection with the Merger, the certificate of incorporation, substantially in the form attached hereto as Exhibit B (the “FRLA Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit C (the “FRLA Bylaws”), in each case with any changes or modifications thereto as the Company and FRLA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or FRLA, as applicable), shall become the Governing Documents of FRLA, and FRLA’s name shall become “Water On Demand, Inc.”

Annex A-23

Section 2.2Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 2.4 as promptly as reasonably practicable, but in no event later than the third Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as FRLA and the Company may mutually agree in writing.

Section 2.3Allocation Schedule. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to FRLA an allocation schedule (the “Allocation Schedule”) setting forth:

(a)the number of Company Shares, including Restricted Shares, held by each Company Stockholder; and

(b)the portion of the Merger Consideration allocated to each Company Stockholder.

The Company will review any comments to the Allocation Schedule provided by FRLA or any of its authorized Representatives and consider in good faith all reasonable comments on the final Allocation Schedule. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of FRLA Common Shares that each Company Stockholder will have a right to receive pursuant to Section 2.1(a)(vii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of FRLA Common Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares, as set forth on the Allocation Schedule, exceed or be less than the Transaction Share Consideration, and (C) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company or any other Contract to which the Company is a party or bound. The Parties acknowledge and agree that FRLA may rely exclusively (without any independent inquiry or investigation and without any liability) on the Allocation Schedule as setting forth a true, complete and accurate listing of all amounts required to be specified in this Section 2.3.

Section 2.4Deliverables.

(a)As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, FRLA shall appoint VStock (or its applicable Affiliate thereof) as the exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Merger Consideration issuable in respect of such Company Shares pursuant to Section 2.1(a)(vii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that VStock is unable or unwilling to serve as the Exchange Agent, then FRLA and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), FRLA shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent.

Annex A-24

(b)At the Effective Time, FRLA shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.4 through the Exchange Agent, evidence of FRLA Common Shares in book-entry form representing the portion of the Merger Consideration issuable pursuant to Section 2.1(a)(vii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Merger Consideration issuable pursuant to Section 2.1(a)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.”

(c)Each Company Stockholder whose Company Shares have been converted into a portion of the Merger Consideration pursuant to Section 2.1(a)(vii) shall receive the portion of the Merger Consideration to which he, she or it is entitled on the date provided in Section 2.4(d) upon (i) in the case of Company Shares held in certificated form, surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Exchange Agent), together with the delivery of any documents or agreements required by the Exchange Agent, to the Exchange Agent or (ii) in the case of Company Shares held in book-entry form, delivery of any documents or agreements required by the Exchange Agent, to the Exchange Agent.

(d)If a Certificate (or affidavit of loss in lieu thereof in the form required by the Exchange Agent), if any, is delivered to the Exchange Agent in accordance with Section 2.4(c) (i) at least one (1) Business Day prior to the Closing Date, then FRLA and the Company shall take all necessary actions to reflect the issuance of the applicable portion of the Merger Consideration the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one (1) Business Day prior to the Closing Date, then FRLA and the Company (or the Surviving Company) shall take all necessary actions to reflect the issuance of the applicable portion of the Merger Consideration to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(e)If any portion of the Merger Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, the issuance of the applicable portion of the Merger Consideration shall not be reflected unless (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(f)No interest will be paid or accrued on the Merger Consideration (or any portion thereof). From and after the Effective Time, until the applicable portion of the Merger Consideration is obtained by the applicable Company Stockholders in accordance with this Section 2.4, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to Section 2.1(a)(viii)) shall solely represent the right to receive the FRLA Common Shares to which such Company Stockholder is entitled to receive pursuant to this Agreement.

Annex A-25

(g)At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(h)Any portion of the Exchange Fund not obtained by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to FRLA or as otherwise instructed by FRLA, and any Company Stockholder who has not obtained the applicable portion of the Merger Consideration in accordance with this Section 2.4 prior to that time shall thereafter look only to FRLA for such portion of the Merger Consideration, without any interest thereon. None of FRLA, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Merger Consideration not obtained by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of FRLA free and clear of any claims or interest of any Person previously entitled thereto.

(i)At the Effective Time, Sponsor shall cause any and all accrued and unpaid liabilities of FRLA owed to any person other than the Sponsor to be satisfied.

Section 2.5Withholding. FRLA, the Group Companies, and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required or permitted to be deducted and withheld under applicable Tax Law and to the extent that any consideration paid or issued pursuant to Section 2.1 is compensatory in nature, such consideration shall be subject to the Company’s standard payroll procedures. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.6Appraisal Rights

(a)Notwithstanding any provision of this Agreement to the contrary and to the extent available under the TBOC, Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with TBOC 21.460 and otherwise complied with all of the provisions of the TBOC relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, any of the Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the TBOC. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such Company Shares under TBOC 21.460 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Exchange Agent), together with the delivery of any documents or agreements required by the Exchange Agent, to the Company or (ii) delivery of an

Annex A-26

“agent’s message” in the case of Company Common Stock held in book-entry form, together with the delivery of any documents or agreements required by the Exchange Agent, to the Company.

(b)The Company shall give FRLA prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the TBOC and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of TBOC Section 21.460, and FRLA shall, at its sole cost and expense, have the opportunity to participate in, but not control, all negotiations and proceedings with respect to all such demands.  The Company shall not, except with the prior written consent of FRLA (which consent shall not be unreasonably withheld, conditioned, or delayed), settle, or make any payment, or deliver any consideration, with respect to, any such demand.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the FRLA Parties as follows:

Section 3.1Organization and Qualification.

(a)Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority could not reasonably be expected to have a Company Material Adverse Effect.

(b)True and complete copies of the Governing Documents of the Company have been made available to FRLA, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents.

(c)Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Company Material Adverse Effect.

Annex A-27

Section 3.2Capitalization of the Group Companies.

(a)Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record owners thereof, and (iii) with respect to each Restricted Share, (A) the date of grant, (B) any applicable vesting schedule (including acceleration provisions), and (C) whether the recipient has made an election under Section 83(b) of the Code. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, and (3) have been offered, sold and issued in material compliance with applicable Law, including Securities Laws.

(b)The issued and outstanding Equity Securities of the Company are free and clear of all Liens imposed by the Company (other than transfer restrictions under applicable Securities Law). There are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c)Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. Except as set forth in Section 3.2(a) of the Company Disclosure Schedules, there are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Group Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of a Group Company, or (C) voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of a Group Company.

(d)Except as set forth in Section 3.2(d) of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e)Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f)Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Annex A-28

Section 3.3Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4[Intentionally Omitted].

Section 3.5[Intentionally Omitted].

Section 3.6Financial Statements; Undisclosed Liabilities.

(a)The Company has made available to FRLA a true and complete copy of (i) the audited consolidated balance sheets of the Company as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations, stockholders’ deficit and cash flows of the Company for the years then ended (collectively, the “Company Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of the Company as of June 30, 2023 and June 30, 2022 (the balance sheet as of June 30, 2023, the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations of the Company for the six-month periods then ended, consolidated statements of stockholders’ deficit of the Company for the six-month periods then ended, and consolidated statements of cash flows of the Company for the six-month periods then ended (collectively, the “Unaudited Financial Statements,” and, together with the Company Audited Financial Statements, the “Financial Statements”). Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (C) when included in the Registration Statement for filing with the SEC following the date of this Agreement, will comply in all material respects with the applicable accounting requirements under the Securities Act and with the applicable rules and regulations of the SEC, in each case, as in effect as of the respective dates thereof (including Regulation S-X), as applicable to the Company.

(b)Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of

Annex A-29

this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for executory obligations under contracts to which any member of the Group Companies is a party (other than Liabilities for breach thereof), and (v) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any other Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 3.7Consents and Requisite Governmental Approvals; No Violations.

(a)Except as set forth on Section 3.7(a) of the Company Disclosure Schedules, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) filing of the Certificates of Merger, or (iii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)Except as set forth on Section 3.7(b) of the Company Disclosure Schedules, neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.8Permits. Section 3.8 of the Company Disclosure Schedules contains a complete listing of all Permits that are necessary to own and operate the business of the Group Companies as presently conducted and each of the Group Companies has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except for such Permits that are not, individually or in the aggregate, material to the Group Companies, taken as a whole (the “Material Permits”). Except as is not could not reasonably be expected to be material to the Group Companies, taken as a whole, (i) to the Company’s knowledge, each Material Permit is in full force and effect in accordance with its terms, (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies, and (iii) there are, and have been, no Proceedings pending or, to the Company’s knowledge, threatened relating to the suspension, revocation or material and adverse modification of any of such Material Permit. Except as set forth on Section 3.8 of the Company Disclosure

Annex A-30

Schedules, neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly, require the provision of any notice to any Governmental Entity or the approval of any Material Permit for the continued conduct of the business of the Group Companies as currently conducted.

Section 3.9Material Contracts.

(a)Section 3.9(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.9(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.9(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any assets or properties of any Group Company, in each case, other than ordinary course trade payables;

(ii)any Contract under which any Group Company is lessee of or holds, in each case, any tangible property (other than real property), owned by any other Person;

(iii)any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company;

(iv)any (A) joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract and (B) any Contract with respect to material Company Licensed Intellectual Property (other than (I) any Contract of the type described in Section 3.15(c)(i), (II) licenses to Off-the-Shelf Software, (III) licenses to Public Software, and (IV) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors);

(v)any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of FRLA or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, FRLA or any of its Affiliates after the Closing;

(vi)any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $100,000 annually, or (B) $100,000 over the life of the agreement;

Annex A-31

(vii)any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company;

(viii)any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix)any Contract required to be disclosed on Section 3.21 of the Company Disclosure Schedules;

(x)any Contract with any Person under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xi)any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, or Contingent Worker of a Group Company (A) whose annual base salary (or, in the case of a Contingent Worker, actual or anticipated annual base compensation) is in excess of $100,000, or (B) that provides for severance or any other post-termination payments or benefits;

(xii)any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any former director, manager, officer, employee, or Contingent Worker of a Group Company pursuant to which any Group Company, as of the Closing, has or will have an obligation to pay severance or other post-termination pay;

(xiii)any Contract providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiv)any collective bargaining agreements and any other agreements executed with a union or similar organization;

(xv)any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out,” contingent purchase price or other contingent or deferred payment obligation;

(xvi)any Contract for the settlement or conciliation of a prior Proceeding or other dispute with a third party (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity, or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or FRLA or any of its Affiliates after the Closing);

Annex A-32

(xvii)any Contract with any (x) Material Customer or (y) Material Supplier;

(xviii)any Contract with any Governmental Entity;

(xix)any Contract granting an exclusive or other material license in and to Company Licensed Intellectual Property, other than licenses for Off-the-Shelf Software;

(xx)any Contract granting an exclusive or other material license in and to any Company-Owned Intellectual Property, other than incidental licenses granted in the ordinary course of business; and

(xxi)any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $100,000 or (B) aggregate payments to or from any Group Company in excess of $100,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b)(i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against the applicable Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract, and (iii) no event has occurred that (with or without due notice or lapse of time or both) could reasonably be expected to result in a material breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto.

(c)Section 3.9(c) of the Company Disclosure Schedules sets forth a list of each of the Material Suppliers and the Material Customers. Since June 30, 2023, no such Material Supplier or Material Customer has canceled, terminated or materially and adversely altered its relationship with the Company, or to the Company’s knowledge, threatened in writing to cancel or terminate its relationship with the Company. There have been no material disputes between the Company and any Material Supplier or Material Customer since the date of the Latest Balance Sheet.

Section 3.10Absence of Changes. During the period beginning on June 30, 2023 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of FRLA if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

Section 3.11Litigation. Section 3.11 of the Company Disclosure Schedules sets forth a list of all material Proceedings against a Group Company or by a Group Company against any other Person, or Proceedings involving a Group Company Affiliate for matters related to a Group Company. Besides the disclosure listed in Section 3.11, there is (and for the past three (3) years there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided

Annex A-33

or resolved, has been or could reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.12Compliance with Applicable Law. To the Company’s knowledge, each Group Company (a) currently conducts (and for the past three (3) years, has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order, including those concerning any Group Company’s liability in the event of possible misuse of public funds granted by any Governmental Entity, and (b) has not received any written or to the Company’s knowledge, oral, communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order. Except as could not reasonably be expected to be material to any Group Company, without limiting the foregoing, no Group Company has violated or, to the Company’s knowledge, is under investigation with respect to, or have been threatened in writing or charged with or given notice of any violation of any provisions of: (i) Laws applicable to lending activities; (ii) the U.S. Foreign Corrupt Practices Act (FCPA); (iii) any comparable or similar Law of any jurisdiction; or (iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Section 3.13Employee Benefit Plans.

(a)Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction) and (ii) all employee benefit plans sponsored by an entity other than the Company in which employees of the Group Companies participated during the three (3)-year period prior to the date hereof.

(b)True, complete and correct copies of the following documents, with respect to each Employee Benefit Plan, where applicable, have previously been delivered or made available to FRLA: (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan; (ii) the most recent IRS determination, advisory or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description and all summaries of material modifications thereto; (vi) the last three (3) years of non-discrimination and compliance testing results; and (vii) all non-routine written correspondence to and from any governmental agency.

(c)Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or approval from the Internal Revenue Service with respect to such qualification, or may rely on an opinion or advisory letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an Internal Revenue Service determination and, to the knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any such Employee Benefit Plan to lose such qualification.

Annex A-34

(d)Each Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and with its terms, including without limitation ERISA, the Code and the Affordable Care Act. No Employee Benefit Plan is, or within the past three (3) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

(e)No Group Company nor any ERISA Affiliate has in the past three (3) years maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither any Group Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full and no facts exist that would reasonably be likely to result in Liability to any Group Company with respect to any such plan.

(f)No Group Company nor any ERISA Affiliate provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar Law), and no Group Company has ever formally promised to provide such post-termination benefits.

(g)Except as required by applicable Law, no Group Company has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(h)Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder so that no payment under such Employee Benefit Plan will be subject to tax under Section 409A.

(i)Neither the execution and delivery of this Agreement, the stockholder approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could be reasonably expected to (either alone or in combination with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) result in, or cause the accelerated vesting of any securities, (iii) further restrict any rights of the Group

Annex A-35

Companies to amend or terminate any Employee Benefit Plan, or (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(j)The Group Companies have no obligation to make any tax “gross-up” or similar “make whole” payments, whether under Sections 409A or 4999 of the Code or otherwise.

(k)Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored by a Group Company (including severance, termination notice, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

Section 3.14Environmental Matters. Except as could not reasonably be expected to have a Company Material Adverse Effect:

(a)None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, or Liability under, any applicable Environmental Laws.

(b)To the Company’s knowledge, here is no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to applicable Environmental Laws.

(c)To the Company’s knowledge, the Group Companies are in compliance with Environmental Laws. There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances by the Group Companies in violation of, or which could reasonably be expected to give rise to Liability under, applicable Environmental Laws.

(d)To the Company’s knowledge, the Group Companies are in compliance with and have all Permits required pursuant to applicable Environmental Laws with respect to the operation of the Business as currently conducted.

(e)The Group Companies have made available to FRLA copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current operations, properties or facilities of the Group Companies.

Section 3.15Intellectual Property.

(a)Section 3.15(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all Company-Owned Intellectual Property, (ii) currently issued or pending

Annex A-36

Company Registered Intellectual Property, (iii) Company-owned Software other than Off-the-Shelf Software; (iv) Company Licensed Intellectual Property that constitutes an issued or pending application for Patent or Trademark owned, or purported to be owned, by or registered to a third party (each, a “Company Licensed Patent”), and (v) unregistered Marks or Copyrights owned by any Group Company, in each case, as of the date of this Agreement. Section 3.15(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property and each Company Licensed Patent as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, (D) the issuance, registration or application number, as applicable, for such item, and (E) whether the Intellectual Property Rights covered by such an item arose from research and/or activities performed under a government (including U.S. and foreign governments) research, educational institution, or other public funding contract.

(b)As of the date of this Agreement, all necessary fees and filings with respect to all Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. There are no material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c)A Group Company exclusively owns all right, title and interest in and to all Company-Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. Except as set forth in Section 3.15(c) of the Company Disclosure Schedules, no Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any Company-Owned Intellectual Property or Company Licensed Intellectual Property used or held for use in the business as currently conducted to any other Person, or (ii) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis. Section 3.15(c) of the Company Disclosure Schedule sets forth a list of all current licenses, sublicenses or other agreements, including covenants not to sue, under which any Person has been granted by any of the Group Companies any right or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company-Owned Intellectual Property or Company Licensed Intellectual Property, in each case, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, (C) non-exclusive licenses granted by the Group Companies in the ordinary course of business, and (D) non-disclosure agreements granted by employees, individual consultants or individual contractors of any Group Companies  (or by Group Company Affiliates for matters related to a Group Company) pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form that has been made available to FRLA. The applicable Group Company has rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property

Annex A-37

licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company. The Company-Owned Intellectual Property and the Company Licensed Intellectual Property constitute all of the Intellectual Property Rights owned, used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted. The Company Registered Intellectual Property and, to the knowledge of the Company, the Company Licensed Intellectual Property is valid, subsisting and enforceable (except for applications for Company Registered Intellectual Property that have not issued), and all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company-Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. Immediately following the Closing, each Group Company shall continue to own and possess or have the rights or licenses sufficient to use all of the Company-Owned Intellectual Property (including Company Software), Company Licensed Intellectual Property, and Company IT Systems to the same extent as prior to the Closing, and the transaction contemplated by this Agreement will not result in the loss or impairment of any Group Company’s rights therein.

(d)Except as set forth in Section 3.15(d) of the Company Disclosure Schedules, each Group Company’s and Group Company Affiliate’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the invention, improvement, modification or development of any material Company-Owned Intellectual Property (each such person, a “Creator”) have signed written agreements agreeing to maintain and protect the trade secrets and confidential information of all Group Companies. Each Creator has signed written agreements agreeing to a present assignment to such Group Company all Intellectual Property Rights invented, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(e)To the Company’s knowledge, each Group Company and Group Company Affiliate has taken commercially reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by, possessed or used by each Group Company. Without limiting the foregoing, each Group Company and Group Company Affiliate has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under a written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of each Group Company, or of any written obligations with respect to such.

(f)None of the Company-Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company-Owned Intellectual Property or Company Licensed Intellectual Property.

(g)To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold,

Annex A-38

distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person.

(h)To the Company’s knowledge, there is not now, and there has never been, any Proceeding pending against the Company, nor has any Group Company or Group Company Affiliate received, any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company-Owned Intellectual Property or (iii) inviting any Group Company or Group Company Affiliate to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i)To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company-Owned Intellectual Property or Company Licensed Intellectual Property. No Group Company or Group Company Affiliate has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company-Owned Intellectual Property in any material respect.

(j)Except as set forth on Section 3.15(j) of the Disclosure Schedule, to the Company’s knowledge each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business. No Group Company or Group Company Affiliate has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to written confidentiality obligations, any of the source code that is Company-Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company-Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company or Group Company Affiliate subject to written confidentiality obligations with respect thereto.

(k)Section 3.15(k) of the Company Disclosure Schedules sets forth all Public Software that is incorporated or embedded in any proprietary Software of a Group Company by any Group Company as of the date of this Agreement. No Group Company or Group Company Affiliate has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company-Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company-Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants,

Annex A-39

or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company-Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company-Owned Intellectual Property, or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company-Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and could not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(l)To the Company’s knowledge, none of the Company IT Systems contain any viruses, worms, Trojan horses, bugs, faults or other harmful devices, errors, contaminants or effects that (i) disrupt or adversely affect the functionality of any Company IT Systems or Company Software, or (ii) enable or assist any Person to access any Company IT Systems or Company Software without authorization. Each Group Company maintains commercially reasonable security, disaster recovery, and business continuity procedures and technologies. Each Group Company uses commercially reasonable efforts to protect the confidentiality, operation, and internal and external security of the Company IT Systems and all information therein or transmitted thereby.

Section 3.16Labor Matters.

(a)Section 3.16(a) of the Company Disclosure Schedules contains a complete and accurate list of each employee of each Group Company as of the date of this Agreement, setting forth for each employee: (i) the employee’s position or title; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) whether paid on a salary, hourly or commission basis; (iv) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a commission-only basis), as applicable; (v) bonus and commission potential; (vi) date of hire; (vii) work location; (viii) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); (ix) the entity that employs the individual; and (x) the total amount of Change of Control Payment to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby.

(b)Section 3.16(b) of the Company Disclosure Schedules contains a complete and accurate list of all Contingent Workers, showing for each such individual: (i) a description of his, her, or its services rendered; (ii) fees and other compensation paid and accrued to such Contingent Worker during calendar year 2022; (iii) fees and other compensation accrued and/or paid, whichever is greater, to such Contingent Worker thus far during calendar year 2023; (iv) actual or estimated hours worked per week; and (v) the primary location (e.g., U.S. state) from which services are performed.

(c)Each Group Company currently classifies and, to the Company’s knowledge, has properly classified for the last three (3) years each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, provincial, local and foreign wage and hour Laws (as applicable), except as has not and could not reasonably be expected to result in material Liability to the Group Companies, and is and has been otherwise in material compliance with such Laws. To the extent that any Contingent Workers are or were engaged by any Group Company, such Group Company currently classifies and treats them, and has properly classified and treated

Annex A-40

them for the last three years, as Contingent Workers (as distinguished from employees) in accordance with applicable Law and for the purpose of all Employee Benefit Plans and perquisites.

(d)To the Company’s knowledge, each Group Company is, and for the past three (3) years has been, in material compliance with all applicable Laws and regulations respecting labor and employment matters, including but not limited to fair employment practices, pay equity, the classification of independent contractors, and/or consultants and/or agents, the classification of employees as exempt or non-exempt for wage and hour purposes, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, accommodation of disabilities, discrimination, harassment, whistleblowing, retaliation, affirmative action, background checks, prevailing wages, terms and conditions of employment, child labor, reductions in force, employee leave and wages and hours, including payment of minimum wages and overtime. No Group Company is delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers.

(e)To the Company’s knowledge, in the last three (3) years, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any failure to pay into any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and could not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(f)To the Company’s knowledge, in the last three (3) years, no Group Company has experienced a “mass layoff” or “plant closing” as defined by WARN, and no Group Company has incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(g)No Group Company is a party to, bound by, or negotiating any collective bargaining agreements, work rules or practices, or other agreements or Contracts with any labor organization, labor union, works council or other Person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker, nor is there any duty on the part of any Group Company to bargain with any Union. In the last three years, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, in the last three years, there have been no labor organizing activities with respect to any employees of any Group Company nor has the Company engaged in any unfair labor practice.

Annex A-41

(h)No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any applicable employment-related Pandemic Measure. Except as could not reasonably be expected to give rise to a material Liability, to the Company’s knowledge, each Group Company has materially complied with (i) all applicable employment-related Pandemic Measures including, without limitation, all applicable COVID-19 related Laws, regulations, orders and guidance of any Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act), and any other applicable COVID-19 related leave Law.

(i)Except as set forth on Section 3.16(i) of the Company Disclosure Schedules, in the past twelve (12) months (i) no director, officer, or management-level or key employee’s employment with any Group Company has been terminated or furloughed for any reason; and (ii) to the knowledge of the Company, no director, officer, or management-level or key employee, or group of employees or Contingent Workers, has indicated an intention to terminate his, her or their employment or service arrangement with the Company.

(j)Currently and, to the knowledge of the Company, within the three (3) years preceding the date of this Agreement, no Group Company or Group Company Affiliate has been a party to any form of litigation, arbitration, mediation, investigation (including but not limited to material internal investigations), audit, administrative agency proceeding, other private dispute resolution proceeding, settlement, or out-of-court or pre-charge or pre-litigation arrangement, in each case relating to employment or labor matters concerning the employees or Contingent Workers of the Company (including but not limited to those concerning allegations of employment discrimination, retaliation, breach of contract, noncompliance with wage and hour Laws, the misclassification of employees, independent contractors, consultants or agents, violation of restrictive covenants, sexual or other harassment or misconduct, other unlawful harassment, or unfair labor practices), and no such matters are pending or threatened against any Group Company or any employees or Contingent Workers of any Group Company (in their respective capacity as employees or Contingent Workers of any Group Company), as applicable.

(k)Except as set forth on Section 3.16(k) of the Company Disclosure Schedules, each employee of each Group Company is employed at-will and no employee is subject to any employment contract with any Group Company, whether oral or written, for a fixed term of employment with any Group Company.

(l)To the Company’s knowledge, in the last three (3) years, no allegations of sexual harassment or sexual misconduct have been made to any Group Company (or to a Group Company Affiliate for matters related to a Group Company) against any employee, officer, or director of any Group Company and no Group Company has otherwise become aware of any such allegations. To the knowledge of the Company, there are no facts that could reasonably be expected to give rise to a claim of sexual harassment or misconduct, other unlawful harassment or unlawful discrimination or retaliation against or involving any Group Company (or a Group Company Affiliate for matters related to a Group Company) or any employee, officer, or director of any Group Company. In the last three years, there have not been any internal investigations by or on behalf of any Group Company (or a Group Company Affiliate for matters related to a Group Company) with respect to

Annex A-42

any claims or allegations of sexual harassment, misconduct or abuse against or involving any employee, officer, or director of any Group Company, nor have there been any settlements or out-of-court or pre-charge or pre-litigation arrangements relating to such matters.

(m)To the Company’s knowledge, no Group Company (i) is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, and/or (ii) is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage Laws.

(n)There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation during the past three years and, to the knowledge of the Company, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation.

(o)True and complete copies of all work permits and labor market impact assessment opinion confirmations relating to employees of any Group Company have been made available to FRLA. Each Group Company is in compliance with all terms and conditions of the work permits and the labor market impact assessment confirmations. No audit by a Governmental Entity is being conducted, or to the Company’s knowledge, is pending in respect of any foreign workers.

Section 3.17Insurance. Section 3.17 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to FRLA. No claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and could not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.18Tax Matters.

(a)To the Company’s knowledge, each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return, and has paid all assessments and reassessments in respect of Taxes in all material respects. Each Group Company has made full and adequate provision in its books and records and interim financial statements for all Taxes which are not yet due and payable but which relate to periods ending on or before the Effective Time. To the Company’s knowledge, no Group Company has received a refund of Taxes to which it was not entitled.

(b)Except as set forth in Section 3.18(b) of the Company Disclosure Schedules, to the Company’s knowledge, each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts

Annex A-43

paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party. To the Company’s knowledge, each Group Company has, to the extent required under applicable Laws, duly charged, collected and remitted on a timely basis all material Taxes on any sale, supply or delivery whatsoever, made by it.

(c)No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d)No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f)To the Company’s knowledge, no Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h)During the three (3)-year period ending on the date of this Agreement, to the Company’s knowledge, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)To the Company’s knowledge, no Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates), or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j)In the past three (3) years, to the Company’s knowledge, no written claims have been received by any Group Company from any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any

Annex A-44

joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)Except as set forth in Section 3.18(l) of the Company Disclosure Schedules, each Group Company is a tax resident only in its jurisdiction of formation.

(m)No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any FRLA Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.19Brokers. Except for fees payable to Persons set forth on Section 3.19 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.20Real and Personal Property.

(a)Owned Real Property. No Group Company owns any real property.

(b)Leased Real Property. Section 3.20(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to FRLA. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases in each case if such event could reasonably be expected to have a material adverse impact on the ability to use the Leased Real Property for the operation of the Business as currently conducted.

Annex A-45

(c)Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies used or held for use in the operation of the Company’s Business, except for assets disposed of in the ordinary course of business, and such material assets and properties constitute all of the material assets and properties of, or used by, the Group Companies necessary to operate the Business of the Group Companies in the same manner as presently conducted.

Section 3.21Transactions with Affiliates. Section 3.21 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equity holder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Stockholder’s status as a holder of Company Common Stock and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.21 are referred to herein as “Company Related Party Transactions”.

Section 3.22Data Privacy and Security.

(a)Except as set forth on Section 3.22(a) of the Company Disclosure Schedules, each Group Company has implemented written internal and external policies relating to the Processing of Personal Data as and to the extent required by applicable Privacy Law (“Privacy and Data Security Policies”). Except as set forth on Section 3.22(a) of the Company Disclosure Schedules, for the past three (3) years, to the knowledge of the Company, each Group Company has at all times complied with all applicable Privacy Laws, the Privacy and Data Security Policies, and contractual obligations entered into by a Group Company relating to the Processing of Personal Data and any other applicable industry standards or requirements binding upon such Group Company (collectively, the “Privacy Requirements”).

(b)The Company has not received notice of any pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity; or (iv) any state, federal, or international data protection authority, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company is in violation of any Privacy Requirements.

(c)Except as set forth on Section 3.22(c) of the Company Disclosure Schedules, for the past three (3) years, to the knowledge of the Company, (i) there has been no material unauthorized access, use or disclosure of Personal Data in the possession or control of any Group

Annex A-46

Company and/or any of the service providers of any Group Company and (ii) there have been no unauthorized intrusions or breaches of security into any Company IT Systems under the control of any Group Company.

(d)Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. Each Group Company has taken commercially reasonable steps to protect (i) the operation, confidentiality, integrity and security of the Company IT Systems and (ii) personal data in the Group Company’s possession or control, or otherwise processed by the Group Company, from unauthorized, accidental or unlawful use, disclosure and modification.

(e)To the knowledge of the Company, each Group Company is, and at all times has been, in compliance with all legal requirements that are applicable to each Group Company’s business as presently conduct pertaining to sales, marketing, and electronic communications, including, without limitation, the U.S. CAN-SPAM Act, the U.S. Telephone Consumer Protection Act (TCPA), and the Fair Credit Reporting Act (FCRA).

(f)Each Group Company has reasonable procedures in place to ensure that the third parties with which such Group Company shares or transfers Personal Data are required to protect the confidentiality of the shared or transferred Personal Data in compliance with all applicable Privacy Requirements. Each Group Company has contractual arrangements with such third parties that comply with all applicable Privacy Requirements to the extent applicable to the third party’s services, use, or processing of Personal Data.

Section 3.23Compliance with International Trade & Anti-Corruption Laws.

(a)To the Company’s knowledge, each of the Group Companies is in material compliance with all Sanctions and Export Control Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(b)There is no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company or their respective Representatives that relates to a violation of Sanctions and Export Control Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws.

(c)Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the past five years, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity, (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws, (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii), or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, during the past three (3) years, been the subject of or target of any comprehensive Sanctions and Export Control Laws.

(d)Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic

Annex A-47

or foreign political party or candidate, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.24Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement, including the Proxy Statement/Prospectus will, when the Registration Statement is declared effective or when the Proxy Statement/Prospectus is mailed to the Pre-Closing FRLA Holders or at the time of the FRLA Stockholders Meeting and the Company Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.25Warranties; Product Liability.

(a)To the knowledge of the Company, each product or service provided by the Group Companies to a purchaser was provided in material conformity with all applicable contractual commitments and all express warranties by which the Group Companies are bound. To the knowledge of the Company, there are no claims or other Proceedings threatened or that have been submitted or asserted, relating to breach of any guarantee, warranty or indemnity relating to any products designed, sold, manufactured, distributed or delivered by, or services provided by, the Group Companies and, to the knowledge of the Company, there is no reasonable basis for any present or future claim or other Proceeding that would reasonably be expected to give rise to any such liability. To the knowledge of the Company, there is no design defect, nor any failure to warn, with respect to any products now or previously designed, tested, sold, manufactured, distributed or delivered by, or services now or previously provided by, the Group Companies.

(b)There are no claims or other Proceedings pending, to the knowledge of the Company, threatened, or other Proceeding the have been submitted or asserted, alleging that the Group Companies have any Liability (whether in negligence, breach of warranty, strict liability, failure to warn, or otherwise) arising out of or relating to any claimed injury or damage to individuals or property as a result of the claimed ownership, possession or use of any products or services allegedly designed, tested, sold, manufactured, distributed or delivered by the Group Companies.

Section 3.26Investigation; No Other Representations.

(a)The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the FRLA Parties and (ii) it has been furnished with or given access to such documents and information about the FRLA Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV, in the Ancillary Documents to

Annex A-48

which it is or will be a party, and in the certificate delivered pursuant to Section 6.3(c)(i) and no other representations or warranties of any FRLA Party, any FRLA Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV, in the Ancillary Documents to which it is or will be a party and in the certificate delivered pursuant to Section 6.3(c)(i), none of the FRLA Parties, any FRLA Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE FRLA PARTIES

(a) Subject to Section 8.8, except as set forth on the FRLA Disclosure Schedules, or (b) except as set forth in any FRLA SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each FRLA Party hereby represents and warrants to the Company as follows:

Section 4.1Organization and Qualification. Each FRLA Party is a corporation duly organized, incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2Authority. Each FRLA Party has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the FRLA Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which a FRLA Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such FRLA Party. This Agreement has been and each Ancillary Document to which a FRLA Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such FRLA Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such FRLA Party (assuming this Agreement has been and the Ancillary Documents to which such FRLA Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such FRLA Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3Consents and Requisite Governmental Approvals; No Violations.

(a)No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a FRLA Party with respect to such FRLA Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with

Annex A-49

this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) such filings with and approvals of Nasdaq to permit the FRLA Common Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iii) filing of the Certificates of Merger, (iv) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.10, (v) the FRLA Stockholder Approval, or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which could not reasonably be expected to have a FRLA Material Adverse Effect.

(b)Neither the execution, delivery or performance by a FRLA Party of this Agreement nor the Ancillary Documents to which a FRLA Party is or will be a party nor the consummation by a FRLA Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a FRLA Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a FRLA Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such FRLA Party or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a FRLA Party, except in the case of clauses (ii) through (iv) above, as could not reasonably be expected to have a FRLA Material Adverse Effect.

Section 4.4Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the FRLA Disclosure Schedules (which fees shall be the sole responsibility of FRLA, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FRLA for which FRLA has any obligation.

Section 4.5Information Supplied. None of the information supplied or to be supplied by or on behalf of either FRLA Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement, including the Proxy Statement/Prospectus will, when the Registration Statement is declared effective or when the Proxy Statement/Prospectus is mailed to the Pre-Closing FRLA Holders or at the time of the FRLA Stockholders Meeting or the Company Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6Capitalization of the FRLA Parties.

(a)Section 4.6(a) of the FRLA Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of all of the issued and outstanding Equity Securities of FRLA as of immediately prior to the consummation of the Merger. All outstanding Equity Securities of FRLA prior to the consummation of the Merger have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of FRLA and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or

Annex A-50

similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of FRLA) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the Equity Securities of FRLA set forth on Section 4.6(a) of the FRLA Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the FRLA Class A Shares as a result of, or to give effect to, the Merger and assuming that no FRLA Stockholder Redemptions are effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of FRLA.

(b)After giving effect to the Merger and the transactions contemplated by this Agreement, (i) the Merger Consideration will be duly authorized, validly issued and fully paid and non-assessable, (ii) will not be issued in violation of the Governing Documents of FRLA and (iii) will not be subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of the Company) and will not be issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

(c)Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and FRLA, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require FRLA, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and FRLA, there is no obligation of FRLA, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of FRLA.

(d)The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.001 per share, and as of the date hereof, all such shares are issued and outstanding. The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by FRLA free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, FRLA has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 4.7FRLA SEC Filings. FRLA has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any information incorporated by reference therein, and as they have been supplemented, modified or amended since the time of filing, the “FRLA SEC Reports”). Each of the FRLA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Federal Securities Laws applicable to the FRLA SEC Reports. As of their respective dates of filing, the FRLA SEC Reports did not contain

Annex A-51

any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the FRLA SEC Reports.

Section 4.8Trust Account. As of the date of this Agreement, FRLA has an amount in cash in the Trust Account equal to at least $39,635,882. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Account Agreement, dated as of November 2, 2021 (the “Trust Agreement”), between FRLA and Wilmington Trust, National Association, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the FRLA SEC Reports to be inaccurate in any material respect or, to FRLA’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing FRLA Holders who shall have elected to redeem their FRLA Class A Shares pursuant to the Governing Documents of FRLA or (iii) if FRLA fails to complete a business combination within the allotted time period set forth in the Governing Documents of FRLA and liquidates the Trust Account, subject to the terms of the Trust Agreement, FRLA (in limited amounts to permit FRLA to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of FRLA) and then the Pre-Closing FRLA Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of FRLA and the Trust Agreement. FRLA has performed all material obligations required to be performed by it to date under the Trust Agreement, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of FRLA, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. FRLA has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement and prior redemptions pursuant to FRLA’s Governing Documents). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing FRLA Holders who have elected to redeem their FRLA Class A Shares pursuant to the Governing Documents of FRLA, each in accordance with the terms of and as set forth in the Trust Agreement, FRLA shall have no further obligation under either the Trust Agreement or the Governing Documents of FRLA to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9Transactions with Affiliates. Section 4.9 of the FRLA Disclosure Schedules sets forth all Contracts between (a) FRLA, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equity holder (including the Sponsor) or Affiliate of either FRLA or the Sponsor, on the other hand (each Person identified in this clause (b), an “FRLA Related Party”), other than (i) Contracts with respect to a FRLA Related Party’s employment with, or the provision of services to, FRLA entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), or (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. No FRLA Related Party (A) owns any interest in any material asset used in the business of FRLA, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer

Annex A-52

of, any Person which is a material client, supplier, customer, lessor or lessee of FRLA, or (C) owes any material amount to, or is owed material any amount by, FRLA. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “FRLA Related Party Transactions.”

Section 4.10Litigation. There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to FRLA’s knowledge, threatened against or involving any FRLA Party that, if adversely decided or resolved, would be material to the FRLA Parties, taken as a whole, or which in any manner challenges or seeks to prevent the transactions contemplated hereby. None of the FRLA Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any FRLA Party pending against any other Person.

Section 4.11Compliance with Applicable Law. To the knowledge of the FRLA Parties, each FRLA Party is (and since its incorporation has been) in compliance with all applicable Laws, except as could not reasonably be expected to have a FRLA Material Adverse Effect.

Section 4.12Business Activities.

(a)Since its incorporation, FRLA has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in FRLA’s Governing Documents, there is no Contract binding upon any FRLA Party or to which any FRLA Party is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b)Merger Sub was incorporated solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or continuing corporate existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.13Internal Controls; Listings; Financial Statements.

(a)Except as is not required in reliance on exemptions from various reporting requirements by virtue of FRLA’s status as an “emerging growth company” as defined in Rule 12b-2 under the Exchange Act, or a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act, since its initial public offering, to FRLA’s knowledge (i) FRLA has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability

Annex A-53

of FRLA’s financial reporting and the preparation of FRLA’s financial statements for external purposes in accordance with GAAP and that: (a) all transactions by or with FRLA and its Subsidiaries are executed in accordance with management’s authorizations; and (b) all transactions by or with FRLA and its Subsidiaries are recorded as necessary to permit the preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for FRLA’s and its Subsidiaries’ assets and liabilities, and (ii) FRLA has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to FRLA is made known to FRLA’s principal executive officer and principal financial officer by others within FRLA as appropriate to allow timely decisions regarding required disclosure.

(b)To FRLA’s knowledge, since its initial public offering, FRLA has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding FRLA Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Proceeding pending or, to the knowledge of FRLA, threatened against FRLA by Nasdaq or the SEC with respect to any intention by such entity to deregister FRLA Class A Shares or prohibit or terminate the listing of FRLA Class A Shares on Nasdaq. FRLA has not taken any action that is designed to terminate the registration of FRLA Class A Shares under the Exchange Act.

(c)To FRLA’s knowledge, the FRLA SEC Reports contain true and complete copies of the applicable FRLA Financial Statements. To FRLA’s knowledge, except as disclosed in the FRLA SEC Reports, the FRLA Financial Statements (i) fairly present in all material respects the financial position of FRLA as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited FRLA Financial Statements, were audited in accordance with the standards of the PCAOB, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(d)To FRLA’s knowledge, FRLA maintains and, for all periods covered by the FRLA Financial Statements, has maintained books and records of FRLA in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of FRLA in all material respects.

(e)Since its incorporation, FRLA to its knowledge has not received any written complaint, allegation, assertion or claim that, as alleged therein, would constitute (i) a “significant deficiency” in the internal control over financial reporting of FRLA, (ii) a “material weakness” in the internal control over financial reporting of FRLA or (iii) Fraud, whether or not material, that involves management or other employees of FRLA who have a significant role in the internal control over financial reporting of FRLA

Annex A-54

Section 4.14No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the FRLA Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the FRLA Disclosure Schedules), (c) that are incurred in connection with or incident or related to a FRLA Party’s incorporation, or continuing corporate existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10(d) or incurred in accordance with Section 5.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the FRLA Financial Statements included in the FRLA SEC Reports, none of the FRLA Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.15Tax Matters.

(a)To FRLA’s knowledge, FRLA has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and FRLA has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)To FRLA’s knowledge, FRLA has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)To FRLA’s knowledge, FRLA is not currently the subject of a Tax audit or examination with respect to material taxes. To FRLA’s knowledge, FRLA has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)To FRLA’s knowledge, FRLA is not currently the subject of a Tax audit or examination with respect to material taxes. To FRLA’s knowledge, FRLA has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(e)To FRLA’s knowledge, no “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any FRLA Party which agreement or ruling would be effective after the Closing Date.

(f)To FRLA’s knowledge, none of the FRLA Parties is and none of the FRLA Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

Annex A-55

(g)None of the FRLA Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of FRLA, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Stockholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.16Investigation; No Other Representations.

(a) Each FRLA Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each FRLA Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III, in the Ancillary Documents to which it is or will be a party, and in the certificate delivered pursuant to Section 6.2(d)(i) and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each FRLA Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III, in the Ancillary Documents to which it is or will be a party, and in the certificate delivered pursuant to Section 6.2(d)(i), none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.17Employees and Employee Benefit Plans. None of the FRLA Parties (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any Employee Benefit Plans (substituting “FRLA Party” for “Group Company” in the definition thereof). Neither the execution and delivery of this Agreement or the Ancillary Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of FRLA; or (ii) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by FRLA’s officers and directors in connection with activities on FRLA’s behalf in an aggregate amount not in excess of the amount of cash held by FRLA outside of the Trust Account, FRLA has no unsatisfied material liability with respect to any officer or director.

Section 4.18Properties. FRLA does not own, license or otherwise have any right, title or interest in any material Intellectual Property Rights (other than Marks). FRLA does not own, or otherwise

Annex A-56

have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

Section 4.19Compliance with International Trade & Anti-Corruption Laws.

(a) Since FRLA’s incorporation, neither FRLA nor, to FRLA’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since FRLA’s incorporation, been the subject of or target of any Sanctions and Export Control Laws.

(b) Since FRLA’s incorporation, to FRLA’s knowledge, neither FRLA nor any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

ARTICLE V
COVENANTS

Section 5.1Conduct and Business of the Company.

(a)From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by FRLA (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, Permits, properties and material business relations of the Group Companies, taken as a whole.

(b)Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall not and shall cause its Subsidiaries not to do any of the following, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by FRLA:

Annex A-57

(i)declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii)(A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(iv)other than as set forth below or as disclosed in Section 5.1(b) of the Company Disclosure Schedules, transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company;

(v)sell, exclusively license, abandon, permit to lapse, assign or transfer any material Company-Owned Intellectual Property;

(vi)incur, create or assume any Indebtedness, other than ordinary course trade payables unless provided prior written approval from FRLA;

(vii)make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business and (C) working capital advances to cover FRLA Expenses;

(viii)other than as disclosed in Section 5.1(b) of the Company Disclosure Schedules, and except (x) as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.13(a) of the Company Disclosure Schedules, (y) in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), or (z) as required by applicable Law, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company earning annual compensation in excess of $100,000, or increase the aggregate annual compensation or benefits payable to any other current or former director, manager, officer,

Annex A-58

employee, or Contingent Worker of any Group Company to be greater than $75,000, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company, (D) take any action to accelerate the vesting of any securities; (E) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (F) pay any special bonus or special remuneration to any director, officer or employee of any Group Company, or (G) terminate or furlough the employment of any director, officer, management-level or key employee of any Group Company, or;

(ix)make, change or revoke any material election concerning Taxes, claim any reserve that may cause a material income inclusion in any Tax period after Closing;

(x)enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $100,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or FRLA or any of its Affiliates after the Closing);

(xi)authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii)change any Group Company’s methods of accounting in any material respect;

(xiii)enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement without first receiving the prior written approval of FRLA;

(xiv)make any Change of Control Payment that is not set forth on Section 3.2(f) of the Company Disclosure Schedules;

(xv)(A) amend, modify or terminate any Material Contract of the type described in Section 3.9(a)(ix) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.9(a)(ix) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.9(a)(ix);

(xvi)terminate or fail to timely renew, or otherwise take any act or omission that would impair the continued maintenance or renewal of, any Permit required for the operation of the Business as it is currently conducted; or

Annex A-59

(xvii)agree to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or elsewhere in this Agreement to the contrary, nothing set forth in this Agreement shall give FRLA, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 5.2Efforts to Consummate; Litigation.

(a)Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article VI and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, (ii) to execute and deliver such Ancillary Document when required pursuant to this Agreement). In furtherance of the foregoing, and not in limitation thereof, each of FRLA and the Company (and, to the extent applicable, the Surviving Company) shall take all such actions as are reasonably necessary to fulfill the closing conditions set forth in Sections 6.1, 6.2, and 6.3 of this Agreement. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that the FRLA Parties, on the one hand, and the Company, on the other hand, shall pay 50% of any HSR Act filing fee (to the extent required); and provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets, lines of business or facilities of any Group Company or any entity, facility, line of business or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with FRLA’s and the Company’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the FRLA Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any FRLA Party) or FRLA (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any FRLA Party, the Company, or, in the case of the Company, FRLA in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any FRLA Party, the Company, or, in the case of the Company, FRLA, the opportunity to attend and participate in such meeting or discussion.

Annex A-60

(c)Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article V that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, FRLA, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of FRLA, any of the FRLA Parties or any of their respective Representatives (in their capacity as a representative of a FRLA Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). FRLA and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with the other, including with respect to the defense, settlement and compromise of any such Transaction Litigation. Notwithstanding the foregoing, FRLA shall, subject to and without limiting the covenants and agreements, and the rights of the Company, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall FRLA or any of its respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

Section 5.3Confidentiality and Access to Information.

(a)From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to FRLA and its authorized Representatives during normal business hours reasonable access to the directors, officers, books and records, and premises of the Group Companies, in a manner so as to not interfere with the normal business operations of the Group Companies. Notwithstanding the foregoing, none of the Group Companies shall be required to provide to FRLA or any of its authorized Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy, or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any FRLA Party, any FRLA Non-Party Affiliate or any of their respective Representatives, on the other

Annex A-61

hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(b)From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, FRLA shall provide, or cause to be provided, to the Company and its authorized Representatives during normal business hours reasonable access to the directors, officers, books and records of the FRLA Parties (in a manner so as to not interfere with the normal business operations of the FRLA Parties). Notwithstanding the foregoing, FRLA shall not be required to provide, or cause to be provided to, the Company or any of its authorized Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any FRLA Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any FRLA Party with respect to confidentiality, non- disclosure or privacy or (D) jeopardize protections afforded to any FRLA Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), FRLA shall use, and shall cause the other FRLA Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a FRLA Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that FRLA shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4Public Announcements.

(a)Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties shall, nor shall any of the Parties authorize any of their respective Representatives on such Party’s behalf to, issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company, the Sponsor and FRLA or, after the Closing, the Sponsor and FRLA, which consent shall not be unreasonably delayed or withheld; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any FRLA Party, or FRLA and the Sponsor, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Sponsor and FRLA and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made or obtained under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor and its Affiliates may provide

Annex A-62

general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, of any Affiliate of the Sponsor.

(b)The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and FRLA prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, each of FRLA and the Company shall file a Current Report on Form 8-K (the “Signing Filings”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which with respect to the Form 8-K to be filed by FRLA, the Company shall have the opportunity to review and comment upon prior to filing and FRLA shall consider such comments in good faith. The Company, on the one hand and FRLA on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or FRLA, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), FRLA shall file a Current Report on Form 8-K (the “Closing Filings”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filings, the Closing Press Release and the Closing Filings, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equity holders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5Tax Matters.

(a)Tax Treatment.

(i)The Parties intend that, for U.S. federal and applicable state and local income tax purposes, the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.6(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii)FRLA and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Merger qualifying for the Intended Tax Treatment.

Annex A-63

(iii)If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, FRLA and the Company shall deliver to Nelson Mullins Riley & Scarborough LLP and KBA (or specific counsel appointed for such purpose), respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, and, if required, KBA (or specific counsel appointed for such purpose) shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

(b)Tax Matters Cooperation.  Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided.

Section 5.6Exclusive Dealing.

(a)From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly encourage (including by means of furnishing or disclosing information) or facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public information relating to the Group Companies to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) except for any existing Contract listed on the Company Disclosure Schedules, prepare or take any steps in connection with an offering of any securities of any Group Company (or any successor of any Group Company), including filing, amending or supplementing any registration statement relating to a public offering of any Equity Securities of any Group Company (or any successor of any Group Company), or causing any such registration statement to become effective; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify FRLA promptly (and in any event within two (2) Business Days) upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep FRLA reasonably informed on a current basis of any modifications to such offer or information. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than FRLA) conducted prior to or as of the date hereof by the Company or any of its Subsidiaries, and will cause the other Group Companies and its and their respective Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a

Annex A-64

Company Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Company Acquisition Proposal. For clarity, any actions taken by any of the Representatives of the Group Companies that are inconsistent with this Section 5.6(a) will be deemed to be a breach of this Section 5.6(a) by the Group Companies. For the avoidance of doubt, nothing set forth in this or any other section of this Agreement shall, or shall be deemed to, prohibit the Company from pursuing discussions with potential acquisition candidates or consummating transactions with such candidates provided that no such transaction constitutes a Company Acquisition Proposal.

(b)From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the FRLA Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly encourage (including by means of furnishing or disclosing information) or facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a FRLA Acquisition Proposal; (ii) furnish or disclose any non-public information relating to FRLA or any of its Subsidiaries to any Person in connection with, or that could reasonably be expected to lead to, a FRLA Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a FRLA Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any FRLA Party (or any successor of any FRLA Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. FRLA agrees to (A) notify the Company promptly upon receipt of any FRLA Acquisition Proposal by any FRLA Party, and to describe the material terms and conditions of any such FRLA Acquisition Proposal in reasonable detail (including the identity of any person or entity making such FRLA Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. FRLA shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than with the Group Companies) conducted prior to or as of the date hereof by any of the FRLA Parties, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a FRLA Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of FRLA or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential FRLA Acquisition Proposal. For clarity, any actions taken by any of the Representatives of FRLA that are inconsistent with this Section 5.6(b) will be deemed to be a breach of this Section 5.6(b) by FRLA.

Section 5.7Preparation of Registration Statement. As promptly as reasonably practicable and no later than sixty (60) days following the date of this Agreement, FRLA and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either FRLA or the Company, as applicable), and FRLA shall file with the SEC, the Registration Statement (it being understood that the Registration Statement shall include the Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the offer and sale of the FRLA Common Shares to be issued in the Merger and which will be used as a proxy statement for the FRLA Stockholders Meeting). Each of FRLA and the Company shall use its reasonable best efforts to (a) cause the Registration Statement, including the Proxy Statement/Prospectus, to comply in all material respects with the applicable rules and

Annex A-65

regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement and the Proxy Statement/Prospectus under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the other of any comments of the SEC or its staff with respect to the Registration Statement received by such Party, and respond promptly thereto; (c) have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. FRLA, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of FRLA to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement and/or the Proxy Statement/Prospectus, then: (i) such Party shall promptly inform, in the case of any FRLA Party, the Company, or, in the case of the Company, FRLA, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of FRLA, the Company, or, in the case of the Company, FRLA (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement and/or the Proxy Statement/Prospectus; (iii) FRLA shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in disseminating such amendment or supplement to the Pre-Closing FRLA Holders. FRLA shall as promptly as is reasonably practicable advise the Company of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of FRLA Common Shares for offering or sale in any jurisdiction, and FRLA and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use their reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on their behalf for inclusion or incorporation by reference in the Registration Statement, including the Proxy Statement/Prospectus will, at the time the Registration Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8FRLA Stockholder Approval.  As promptly as reasonably practicable following the time at which the Registration Statement is declared effective under the Securities Act, FRLA shall (a) duly give notice of and (b) use best efforts to duly convene and hold a meeting of its stockholders (the “FRLA Stockholders Meeting”) in accordance with the Governing Documents of FRLA, for the purposes of obtaining the FRLA Stockholder Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect a FRLA Stockholder Redemption. FRLA shall, through approval of its board of directors, recommend to its stockholders (the “FRLA Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and approval of the issuance of the FRLA Common Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iii) the adoption and

Annex A-66

approval of the amendments to the Governing Documents of FRLA contemplated by the FRLA Certificate of Incorporation and the FRLA Bylaws (the “Governing Document Proposals”); (iv) the adoption and approval of the FRLA Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (v) the election of directors effective as of the Closing as contemplated by Section 5.16(a) and Section 5.16(b); (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by FRLA and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (viii) the adoption and approval of a proposal for the adjournment of the FRLA Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that FRLA may adjourn the FRLA Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the FRLA Stockholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that FRLA has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing FRLA Holders prior to the FRLA Stockholders Meeting; provided that, without the consent of the Company, in no event shall FRLA adjourn the FRLA Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The FRLA recommendation contemplated by the preceding sentence shall be included in the Registration Statement. Except as otherwise required by applicable Law, FRLA covenants that none of the FRLA Board or FRLA nor any committee of the FRLA Board shall withdraw or modify, or propose publicly or by formal action of the FRLA Board, any committee of the FRLA Board or FRLA to withdraw or modify, in a manner adverse to the Company, the FRLA Board Recommendation or any other recommendation by the FRLA Board or FRLA of the proposals set forth in the Registration Statement (a “Change in Recommendation”); provided, that the FRLA Board may make a Change in Recommendation if it determines in good faith that a failure to make a Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law.

Section 5.9Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within (1) one Business Day) following the date of this Agreement, FRLA, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.10Conduct of Business of FRLA. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, FRLA shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.10 of the FRLA Disclosure Schedules or as consented to in writing by the Company, do any of the following:

(a)adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any FRLA Party or any of its Subsidiaries;

Annex A-67

(b)declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of FRLA or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of FRLA or any of its Subsidiaries, as applicable;

(c)split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d)incur, create or assume any Indebtedness or other Liability, other than Liabilities for FRLA Expenses (including working capital loans from the Sponsor to fund those expenses);

(e)make any loans or advances to, or capital contributions in, any other Person, other than to, or in, FRLA or any of its Subsidiaries;

(f)issue any Equity Securities of FRLA or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of FRLA or any of its Subsidiaries;

(g)enter into, renew, modify or revise any FRLA Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a FRLA Related Party Transaction);

(h)engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s incorporation or continuing corporate existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(i)make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j)authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k)enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(l)change its methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards; or

(m)enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Annex A-68

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any FRLA Party, and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any FRLA Party from using the funds held by FRLA outside the Trust Account to pay any FRLA Expenses or from otherwise distributing or paying over any funds held by FRLA outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.11Nasdaq Listing.  FRLA shall use its reasonable best efforts to cause: (a) FRLA’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) FRLA to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the FRLA Class A Shares issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 5.12Trust Account.  Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee, (a) at the Closing, FRLA shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of FRLA pursuant to the FRLA Stockholder Redemption, (B) pay the Unpaid FRLA Expenses and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to FRLA in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13Company Stockholder Approval.

(a)As promptly as reasonably practicable following the time at which the Registration Statement is declared effective under the Securities Act, the Company shall obtain the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), in each case to the extent required by the Company’s Governing Documents and applicable Law, by the affirmative vote of the holders of at least the requisite number of issued and outstanding Company Shares entitled to vote thereon in accordance with the TBOC and the Company’s Governing Documents (the “Company Stockholder Approval”) either through  (a) a duly noticed meeting of its stockholders (the “Company Stockholders Meeting”) or (b) by written consent, each in accordance with the TBOC and the Company’s Governing Documents. The Company, through its board of directors, shall recommend to the holders of Company Shares the approval of this Agreement and the transactions contemplated by this Agreement (including the Merger). The Company recommendation contemplated by the preceding sentence shall be included in the Registration Statement. Except as otherwise required by applicable Law, the Company covenants that none of the Company Board or the Company nor any committee of the Company Board shall withdraw or modify, or propose publicly or by formal action of the Company Board, any committee of the Company Board or the Company to withdraw or modify, in a manner adverse to FRLA, the recommendation by the Company Board or the Company of the proposals relating to the Company Stockholder Approval set forth in the Registration Statement.

Annex A-69

Section 5.14FRLA Indemnification; Directors’ and Officers’ Insurance.

(a)Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of each FRLA Party, as provided in the applicable FRLA Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) FRLA will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, FRLA shall advance, or caused to be advanced, expenses reasonably incurred in connection with such indemnification as provided in the applicable FRLA Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the FRLA Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any FRLA Party (the “FRLA D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such FRLA D&O Person was a director or officer of any FRLA Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)FRLA shall not have any obligation under this Section 5.14 to any FRLA D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such FRLA D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)The FRLA Parties shall purchase, at or prior to the Closing, and FRLA shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the FRLA Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the FRLA Parties’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d)If FRLA or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one (1) or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of FRLA shall assume all of the obligations set forth in this Section 5.14.

Annex A-70

(e)The FRLA D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of FRLA.

Section 5.15Company Indemnification; Directors’ and Officers’ Insurance.

(a)Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of three (3) years and (ii) FRLA will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity, advancement and exculpation during such three (3)-year period. To the maximum extent permitted by applicable Law, during such three (3)-year period, FRLA shall cause the applicable Group Companies to advance expenses reasonably incurred in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such three (3)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)None of FRLA or the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)The Company shall purchase, at or prior to the Closing, and FRLA shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

Annex A-71

(d)If FRLA or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of FRLA shall assume all of the obligations set forth in this Section 5.15.

(e)The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of FRLA.

Section 5.16Post-Closing Directors and Officers.

(a)FRLA shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the FRLA Board shall initially consist of five (5) directors; (ii) the members of the FRLA Board are the individuals determined in accordance with Section 5.16(b); (iii) the members of the compensation committee, audit committee and nominating committee of the FRLA Board are the individuals determined in accordance with Section 5.16(c); and (iv) the officers of FRLA (the “Officers”) are the individuals determined in accordance with Section 5.16(d).

(b)The FRLA Board immediately after the Effective Time shall consist of five (5) individuals in accordance with Section 2.1(a)(v).

(c)Prior to the mailing of the Proxy Statement/Prospectus to the Pre-Closing FRLA Holders, the Company and FRLA shall mutually agree to each director that will serve on the compensation committee, the audit committee and the nominating committee of the FRLA Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.

(d)The individuals identified on Section 5.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 5.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Proxy Statement/Prospectus to the Pre-Closing FRLA Holders, the Company may in its sole discretion replace such individual with another individual to serve as such Officer by amending Section 5.16(d) of the Company Disclosure Schedules to include such replacement individual as such Officer.

Section 5.17PCAOB Financials.

(a)The Financial Statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations, stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the

Annex A-72

Proxy Statement/Prospectus (A) will fairly present in all material respects the consolidated financial position of the Company as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited by a PCAOB-registered accounting firm that will confirm that the audit was conducted in accordance with the standards of the PCAOB, and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X).

(b)The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, FRLA in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by FRLA with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document, and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18FRLA Incentive Equity Plan. Prior to the effectiveness of the Registration Statement, the FRLA Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit D and with any changes or modifications thereto as the Company and FRLA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or FRLA, as applicable) (the “FRLA Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, reserving for grant thereunder an initial number of FRLA Common Shares equal to ten percent (10%) of the fully diluted FRLA Common Shares as of immediately following the Effective Time.

Section 5.19FIRPTA Certificates.  At or prior to the Closing, the Company shall deliver, or cause to be delivered, to FRLA (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to FRLA and (b) an IRS Form W-9 duly executed by the Company.

Section 5.20Compliance with International Trade and Anti-Corruption Laws.

(a)Within ninety (90) days from the Closing, the Company shall implement appropriate controls reasonably designed to promote compliance by each Group Company and their respective Representatives with Sanctions and Export Control Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws.

Annex A-73

(b)Following the Effective Time, the Group Companies shall not knowingly, directly or indirectly use or contribute the proceeds from any funds provided by FRLA or the Sponsor for any purpose that would breach the Sanctions and Export Control Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws.

Section 5.21Section 280G of the Code.  To the extent applicable, each Group Company shall (a) use its reasonable commercial efforts to secure from any Person who (i) is a “disqualified individual” (as defined in Section 280G of the Code) and (ii) has a right or potential right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of all or a portion of such Person’s rights to any such payments and/or benefits, such that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”), and (b) for all such obtained waivers, submit for approval by the respective Group Company’s stockholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. No later than five Business Days before the Closing Date, the Group Companies shall provide to FRLA or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process and shall consider in good faith FRLA’s comments. Prior to the Closing Date, to the extent applicable, the Group Companies shall deliver to FRLA evidence that (x) a vote of the respective Group Company’s stockholders was received in conformance with Section 280G of the Code and the regulations thereunder, or (y) such requisite Group Company stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be paid or provided.

Section 5.22Covenants Regarding Extension of Business Combination Period.  If the Closing shall not be consummated on or prior to November 5, 2023, FRLA shall take such actions as are reasonably necessary pursuant to the Trust Agreement and FRLA’s Governing Documents to extend the period of time for it to complete an initial business combination for an additional period of an aggregate of six (6) months, including providing any required notices to the Trustee. So long as FRLA takes such actions as are described in the immediately preceding sentence, and provides written notice thereof to the Company not less than two (2) Business Days prior to November 5, 2023, the Company shall unconditionally be required to, and hereby agrees that it shall, deposit into the Trust Account, not later than November 5, 2023, such funds as are required pursuant to the Trust Agreement and FRLA’s Governing Documents to extend the period of time for FRLA to complete an initial business combination for an additional period of an aggregate of six (6) months; provided however, that the Company’s payment of such funds as are required to extend the period of time to complete the initial business combination as provided herein shall not be or be deemed to be prohibited by or a breach of the Company’s obligations under Section 5.1 or any other section of this Agreement.

Section 5.23Employment Agreements; Management Services Agreement.  Following the Closing, FRLA shall enter into an employment agreement (the “Employment Agreement”) between FRLA and T. Riggs Eckelberry (which Employment Agreement shall supersede the existing employment agreement between the Company and such individual), to be approved by the new Board of Directors of FRLA (and the compensation committee thereof) following the Closing, containing substantially the same terms as are contained in the existing employment agreement between such individual and the Company, including title, responsibilities, compensation terms, severance and restrictive covenants, provided, that, notwithstanding the foregoing, such Employment Agreement shall provide for (i) increases in the base salary of Mr. Eckelberry to be consistent with market standards applicable to the position in which the individual serves following the Closing, (ii) maintenance of the existing bonus structures presently provided

Annex A-74

for in such individual’s existing employment agreement, and (iii) preservation of the severance provisions presently included in the existing employment agreements of such individual. The new Board of Directors of FRLA (and the compensation committee thereof), following the Closing, shall approve the compensation arrangements for the executive officers of the post-Closing combined company, which arrangements, for the one-year period following the Closing, may not be materially more favorable than proposed in writing by the Company to FRLA and its prior Board of Directors during FRLA’s due diligence review of the Company. In addition, no less than three weeks prior to the Closing Date, the Company shall deliver to FRLA an organizational chart detailing the directors and executive officers of the post-Closing combined company, including compensation information, biographical information, and such other information as FRLA may reasonably request. The new Board of Directors of FRLA (and the audit committee thereof), following the Closing, shall approve the Management Services Agreement by and between the post-Closing combined company and OriginClear, Inc., the terms of which, for the two-year period following the Closing, may not be materially more favorable to OriginClear, Inc. than the terms proposed in writing by the Company to FRLA and its prior Board of Directors during FRLA’s due diligence review of the Company.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver, at or prior to the Closing Date, by the Party for whose benefit such condition exists of the following conditions:

(a)no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be pending or in effect;

(b)the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c)FRLA’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, FRLA shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and FRLA shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the FRLA Common Shares to be issued pursuant to the Merger and the transactions contemplated by this Agreement shall have been approved for listing on Nasdaq;

(d)the FRLA Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.16(a) and Section 5.16(b);

(e)the FRLA Stockholder Approval shall have been obtained; and

(f)the Company Stockholder Approval shall have been obtained.

Annex A-75

(g)after giving effect to the transactions contemplated hereby, FRLA shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 6.2Other Conditions to the Obligations of the FRLA Parties. The obligations of the FRLA Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver, at or prior to the Closing Date, by FRLA (on behalf of itself and the other FRLA Parties) of the following further conditions:

(a)(i) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date); and (ii) the representations and warranties of the Company set forth in Article III (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d)at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to FRLA:

(i)a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to FRLA; and

(ii)a certificate of the secretary or equivalent officer of each of the Group Companies certifying that attached thereto are true, correct and complete copies of all resolutions adopted by the board of directors or equivalent body of each of the Group Companies authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated by this Agreement;

Annex A-76

(e)the Company shall have delivered to FRLA a good standing certificate (or similar documents applicable for such jurisdictions) for each Group Company certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper governmental authority of each such Group Company’s jurisdiction of organization and from each other jurisdiction in which each such Group Company is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions; and

(f)at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to FRLA a certificate duly executed by an authorized officer of the Company, without personal liability, that, to the best of his or her knowledge, information and belief, (i) the information delivered pursuant to clauses (a) and (b) of Section 2.3 is true and correct in all respects.

Section 6.3Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver, at or prior to the Closing Date, by the Company of the following further conditions:

(a)(i) the FRLA Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date); and (ii) the representations and warranties of the FRLA Parties contained in Article IV of this Agreement (other than the FRLA Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “FRLA Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a FRLA Material Adverse Effect;

(b)the FRLA Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)at or prior to the Closing, FRLA shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of FRLA, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(d) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(d)FRLA shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for each of FRLA and Merger Sub certified as of a date no earlier than ten (10) days prior to the Closing Date from the Secretary of State of the State of Delaware.

Annex A-77

Section 6.4Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. None of the FRLA Parties may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by a FRLA Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE VII
TERMINATION

Section 7.1Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)by mutual written consent of FRLA and the Company;

(b)by FRLA, if any of the representations or warranties set forth in Article III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by FRLA, and (ii) the Termination Date; provided, however, that none of the FRLA Parties is then in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c)by the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct or if any FRLA Party has failed to perform any covenant or agreement on the part of such applicable FRLA Party set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to FRLA by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d)by either FRLA or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to July 24, 2024 (the “Termination Date”) (subject to Section 7.1(i) below); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to FRLA if any FRLA Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

Annex A-78

(e)by either FRLA or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable;

(f)by either FRLA or the Company if the FRLA Stockholders Meeting or Company Stockholders Meeting, as applicable, has been held (including any adjournment thereof), has concluded, either FRLA’s stockholders or the Company’s stockholders have duly voted and the FRLA Stockholder Approval or Required Company Stockholder Approval, as applicable, was not obtained;

(g)by FRLA, if the Company Stockholders Meeting has been held (including any adjournment thereof), has concluded, the Company Stockholders have duly voted and the Company Stockholder Approval was not obtained;

(h)by the Company should FRLA not have timely taken such actions as are reasonably necessary pursuant to the Trust Agreement and the Governing Documents of FRLA to extend the period of time for it to complete an initial business combination for an additional period of an aggregate of six (6) months from November 5, 2023; provided, that it is understood and agreed that, as per Section 5.22, it shall be the obligation of the Company to timely make the deposit into the Trust Account in connection with such extension, and the Company shall not have a right to terminate this Agreement pursuant to this Section 7.1(h) as a result of the Company’s failure to make such deposit;

(i)by FRLA should the Company not deposit into the Trust Account in a timely manner the funds necessary to extend the period for FRLA to complete an initial business combination for an additional period of an aggregate of six (6) months from November 5, 2023, in accordance with, and as required pursuant to, Section 5.22; and

(j)by FRLA should: (i) Nasdaq not approve the initial listing application for the combined company with Nasdaq in connection with the transactions contemplated by this Agreement; (ii) the combined company not have satisfied all applicable initial listing requirements of Nasdaq; or (iii) the common stock of the combined company not have been approved for listing on Nasdaq prior to the Closing Date.

Section 7.2Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non- Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, Article VIII and Article I (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties.

Annex A-79

ARTICLE VIII
MISCELLANEOUS

Section 8.1Non-Survival. Other than as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any FRLA Non-Party Affiliate, in each case, except in the case of and without in any way limiting any remedies available with regard to Fraud. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) FRLA and the Company prior to Closing, and (b) FRLA after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) FRLA and the Company prior to the Closing, and (b) FRLA after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)If to any FRLA Party prior to the Effective Time, to:

Fortune Rise Acquisition Corp.

Attn: Richard A. Brand, CFO

13575 58th Street North

Suite 200

Clearwater, FL 33760

fracrich@yahoo.com

Annex A-80

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

Attn: Michael K. Bradshaw, Jr.

101 Constitution Avenue NW, Suite 900

Washington, DC 20001

mike.bradshaw@nelsonmullins.com

(b)If to the Company or to any FRLA Party after the Effective Time, to:

Water on Demand, Inc.

Attn: T. Riggs Eckelberry, CEO

13575 58th Street North

Suite 200

Clearwater, FL 33760

riggs@originclear.com

with a copy (which shall not constitute notice) to:

Kunzler Bean & Adamson

Attn: Marty Tate, Esq.

50 W. Broadway

Suite 1000

Salt Lake City, UT 84020

mtate@kba.law

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 8.6Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and FRLA shall pay, or cause to be paid, all Unpaid FRLA Expenses and (b) if the Closing occurs, then FRLA shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid FRLA Expenses.

Section 8.7Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise

Annex A-81

indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (l) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the FRLA Disclosure Schedules corresponding to any Section or subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the FRLA Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the FRLA Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article III or Article IV may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.15, Section 5.16 and the subsequent sentence of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 8.10Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the

Annex A-82

original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12Knowledge of Company; Knowledge of FRLA. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, after reasonable due inquiry of his or her direct reports. For all purposes of this Agreement, the phrase “to FRLA’s knowledge” and “to the knowledge of FRLA” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the FRLA Disclosure Schedules, after reasonable due inquiry of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the FRLA Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any FRLA Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the FRLA Non-Party Affiliates, in the case of FRLA, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, FRLA or any Non-Party Affiliate concerning any Group Company, any FRLA Party, this Agreement or the transactions contemplated hereby.

Section 8.14Extension; Waiver. The Company prior to and after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the FRLA Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the FRLA Parties set forth herein or (c) waive compliance by the FRLA Parties with any of the agreements or conditions set forth herein. FRLA may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be

Annex A-83

construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced

Annex A-84

against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Without limiting the foregoing, each Party hereto hereby agrees that service of process upon such party in any action or proceeding contemplated by this Section shall be effective if notice is given in accordance with Section 8.4 of this Agreement.

Section 8.18Trust Account Waiver. Reference is made to the final prospectus of FRLA, filed with the SEC (File No. 333-256511) on November 3, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that FRLA has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of FRLA’s public stockholders (including overallotment shares acquired by FRLA’s underwriters, the “Public Stockholders”), and FRLA may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of FRLA entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between FRLA or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with FRLA or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with FRLA or its Affiliates).

Annex A-85

Section 8.19Conflicts and Privilege.

(a)Each of the Parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i)The Basile Law Firm, P.C. (“Basile”) has acted as counsel to the Company and its Affiliates in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  FRLA agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Basile (or any successor) shall not preclude Basile from serving as counsel to the FRLA Parties or any director, member, shareholder, partner, officer or employee of the FRLA Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)FRLA shall not, and shall cause the Company not to, seek or have Basile disqualified from any such representation based upon the prior representation of the Company by Basile.  Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation.  Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith.  The covenants, consent and waiver contained in this Section 8.19 shall not be deemed exclusive of any other rights to which Basile is entitled whether pursuant to law, contract or otherwise.

(b)All communications between the FRLA Parties or the Company, on the one hand, and Basile and Kunzler Bean & Adamson (“KBA”), respectively, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Surviving Company and shall not pass to or be claimed by any other Party.  Accordingly, the Parties (excluding the Surviving Company) shall not have access to any Privileged Communications or to the files of Basile or KBA relating to such engagement from and after Closing.  Without limiting the generality of the foregoing, from and after the Closing, (i) the Surviving Company (and no other Party) shall be the sole holder of the attorney-client privilege with respect to such engagement, and none of the other Parties shall be a holder thereof, (ii) to the extent that files of Basile or KBA, respectively, in respect of such engagement constitute property of the client, only the Surviving Company (and no other Party) shall hold such property rights and (iii) Basile and KBA, respectively, shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any Party (excluding the Surviving Company) by reason of any attorney-client relationship between Basile or KBA, respectively, and the Company or otherwise.  Notwithstanding the foregoing, in the event that a dispute arises between FRLA or its Affiliates (including the Company), on the one hand, and a third party, on the other hand, FRLA and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party.

Annex A-86

(c)This Section is intended for the benefit of, and shall be enforceable by, Basile and KBA, respectively. This Section 8.19 shall be irrevocable, and no term of this Section 8.19 may be amended, waived or modified, without the prior written consent of Basile and KBA, as applicable.

[signature page follows]

Annex A-87

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Water on Demand, Inc.
By: /s/ T. Riggs Eckelberry________________
Name: T. Riggs Eckelberry
Title: Chief Executive Officer
Fortune Rise Acquisition Corp.
By: /s/ Richard A. Brand______________
Name: Richard A. Brand
Title: Principal Executive Officer

FRLA Merger Sub, Inc.

By: /s/ Richard A. Brand_______________
Name: Richard A. Brand
Title: Chief Executive Officer

Annex A-88

AMENDMENT NO. 1

TO THE

BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of February 6, 2024, to the Business Combination Agreement, dated as of October 24, 2023 (the “Business Combination Agreement”), is by and between Fortune Rise Acquisition Corporation, a Delaware corporation (together with its successors, “FRLA”) and Water on Demand, Inc., a Texas corporation (the “Company”). FRLA and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.

WHEREAS, Section 8.3 of the Business Combination Agreement provides for the amendment of the Business Combination Agreement only by execution of a written instrument signed by FRLA and the Company; and

WHEREAS, FRLA and the Company desire to amend the Business Combination Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

1.Delete Section 6.1(g). Section 6.1(g) of the Business Combination Agreement is hereby deleted.

2.Disclosure Schedules.  Section 3.2(a) and Section 5.1(b) of the Company’s Disclosure Schedules have been amended as set forth on Exhibit A.

3.Consent.  In accordance with Section 5.1(b), FRLA hereby consents to the issuance of the Warrants as set forth on Section 5.1(b) of the Company’s Disclosure Schedule as amended and set forth on Exhibit A.

ARTICLE II

MISCELLANEOUS

1. No Further Amendment. Except as expressly amended hereby, the Business Combination Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein.

ANNEX A/A-1

2. Effect of Amendment. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Proceedings arising out of or relating to this Amendment shall be heard and determined exclusively in the Court of Chancery of the State of Delaware located in Wilmington, Delaware (and in the absence of jurisdiction, the Parties consent to be subject to the jurisdiction of the United States District Court for the District of Delaware or any other state court located in Wilmington, Delaware).

4. Severability. In case any provision in this Amendment shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

ANNEX A/A-2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

FRLA:

FORTUNE RISE ACQUISITION CORPORATION

By:	/s/ Ryan Spick
Name: Ryan Spick
Title: Principal Executive Officer

The Company:

WATER ON DEMAND, INC.

By:	/s/ T. Riggs Eckelberry
Name: T. Riggs Eckelberry
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to the Business Combination Agreement]

ANNEX B
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FORTUNE RISE ACQUISITION CORPORATION

Fortune Rise Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.The name of the Corporation is “Fortune Rise Acquisition Corporation”.

2.The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 1, 2021.

3.The Corporation’s Certificate of Incorporation was previously amended and restated upon the filing of the Corporation’s Amended and Restated Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on October 28, 2021.

4.The Corporation’s Certificate of Incorporation was previously further amended upon the filing in the office of the Secretary of State of the State of Delaware of that Amendment No. 1 to the Amended and Restated Certificate of Incorporation on April 11, 2023, Amendment No. 2 to the Amended and Restated Certificate of Incorporation on June 3, 2023 and Amendment No. 3 to the Amended and Restated Certificate of Incorporation on October 25, 2023.

5.This Second Amended and Restated Certificate of Incorporation amends and restates the Amended and Restated Certificate of Incorporation of the Corporation.

6.This Second Amended and Restated Certificate of Incorporation was duly adopted and approved by the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware.

7.The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is “Water On Demand, Inc.” (the “Corporation”).

ARTICLE II
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III
BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Annex B-1

ARTICLE IV
CAPITAL STOCK

Section 4.1Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is [_____________]1, all of which shall be shares of common stock having a par value of $0.0001 per share (“Common Stock”).2

Section 4.2Common Stock. Except as otherwise required by law, as provided in this Second Amended and Restated Certificate of Incorporation, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by him. Holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the board of directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.2Number. The number of directors of the Corporation which shall constitute the entire Board of Directors shall be fixed from time to time in accordance with the Bylaws of the Corporation (as the same may be amended from time to time, the “Bylaws”).

Section 5.3Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this provision; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this provision; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

Section 5.4Newly Created Directorships and Vacancies. Except as otherwise required by law, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 5.5Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

Annex B-2

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.1Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. No amendment to, modification of, or repeal of this Section 6.1 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

Section 6.2Indemnification. The Corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.2 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII
STOCKHOLDER ACTION

Section 7.1Stockholder Consent Prohibition. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders.

Section 7.2Special Meetings of Stockholders. Except as otherwise required by law, special meetings of the stockholders of the Corporation shall be called only by: (i) the Board of Directors; or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Bylaws.

ARTICLE VIII
BYLAWS

Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Second Amended and Restated Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Annex B-3

ARTICLE IX
AMENDMENTS

Section 9.1Amendments. The Corporation reserves the right to amend, alter, or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided however, that notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least [66 2/3%] of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with this Article IX or Article V, Article VI, Article VII and Article VIII of this Second Amended and Restated Certificate of Incorporation.

(Remainder of Page Intentionally Left Blank; Signature Page Follows)

Annex B-4

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed as of __________, 2024.

By:
Name:
Title:

Annex B-5

ANNEX C

AMENDED AND RESTATED BY-LAWS
OF
WATER ON DEMAND, INC.

ARTICLE I
OFFICES

Section 1.1Registered Office. The registered office of Water On Demand, Inc. (the “Corporation”) will be fixed in the Certificate of Incorporation of the Corporation (as the same may be amended from time to time, the “Certificate of Incorporation”).

Section 1.2Other Offices. The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF THE STOCKHOLDERS

Section 2.1Place of Meetings; Meetings by Remote Communications.

(a)Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.

(b)Meetings by Remote Communications. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication: (i) participate in a meeting of stockholders, and (ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (B) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.2Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these by-laws shall be held at such date, time, and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

Section 2.3Special Meetings.

(a)Purpose. Special meetings of stockholders for any purpose or purposes shall be called only:

(i)by the Board of Directors; or

(ii)by the Secretary (as defined in Section 4.1), following receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 2.3 from stockholders of record satisfying the ownership requirements as set forth in the Certificate of Incorporation.

Annex C-1

(b)Notice. A request to the Secretary shall be delivered to him or her at the Corporation’s principal executive offices and signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall set forth:

(i)a brief description of each matter of business desired to be brought before the special meeting;

(ii)the reasons for conducting such business at the special meeting;

(iii)the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and in the event that such business includes a proposal to amend these by-laws, the language of the proposed amendment); and

(iv)the information required in Section 2.12(b) of these by-laws (for stockholder nomination demands) or Section 2.12(c) of these by-laws (for all other stockholder proposal demands), as applicable.

(c)Business. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(d)Time and Date. A special meeting requested by stockholders shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than 90 days after the request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if:

(i)the Board of Directors has called or calls for an annual or special meeting of the stockholders to be held within 90 days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such meeting includes (among any other matters properly brought before the meeting) the business specified in the request;

(ii)the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law;

(iii)an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within 120 days prior to the receipt by the Secretary of the request for the special meeting (and, for purposes of this Section 2.3(d)(iii), the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); or

(iv)the special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”).

(e)Revocation. A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the Corporation’s principal executive offices, and if, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting.

Section 2.4Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Annex C-2

Section 2.5Notice of Meetings. Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.6List of Stockholders. The Corporation shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of capital stock of the Corporation registered in the name of each stockholder at least ten days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days before the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list was provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.7Quorum. Unless otherwise required by law, the Certificate of Incorporation or these by-laws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.4, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.8Organization. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chair of the Board, or in his or her absence or inability to act, the Chief Executive Officer (as defined in Section 4.1), or, in his or her absence or inability to act, the officer or director whom the Board of Directors shall appoint, shall act as chair of, and preside at, the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following:

(a)the establishment of an agenda or order of business for the meeting;

Annex C-3

(b)the determination of when the polls shall open and close for any given matter to be voted on at the meeting;

(c)rules and procedures for maintaining order at the meeting and the safety of those present;

(d)limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine;

(e)restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(f)limitations on the time allotted to questions or comments by participants.

Section 2.9Voting; Proxies.

(a)General. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder.

(b)Election of Directors. Unless otherwise required by the Certificate of Incorporation, the election of directors shall be by written ballot. If authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder. Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, the election of directors shall be decided by a majority of the votes cast at a meeting of the stockholders, at which a quorum is present, by the holders of stock entitled to vote in the election; provided, however, that, if the Secretary determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders, at which a quorum is present, held to elect directors and entitled to vote on such election of directors. For purposes of this Section 2.9(b), a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee’s election. If a nominee for director who is not an incumbent director does not receive a majority of the votes cast, the nominee shall not be elected.

(c)Other Matters. Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, any matter, other than the election of directors, properly brought before any meeting of stockholders, at which a quorum is present, shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

(d)Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as proxy may be documented, signed, and delivered in accordance with Section 116 of the General Corporation Law of the State of Delaware (the “DGCL”) provided that such authorization shall set forth, or be delivered with, information enabling the corporation to determine the identity of the stockholder granting such authorization. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.

Section 2.10Inspectors at Meetings of Stockholders. In advance of any meeting of the stockholders, the Board of Directors shall, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors may appoint or retain other persons or entities to assist the inspector or inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector or inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office

Annex C-4

at an election may serve as an inspector at such election. When executing the duties of inspector, the inspector or inspectors shall:

(a)ascertain the number of shares outstanding and the voting power of each;

(b)determine the shares represented at the meeting and the validity of proxies and ballots;

(c)count all votes and ballots;

(d)determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e)certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

Section 2.11Fixing the Record Date.

(a)In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to notice of or to vote at the adjourned meeting.

(b)In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.12Advance Notice of Stockholder Nominations and Proposals.

(a)Annual Meetings. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. Except for nominations that are included in the Corporation’s annual meeting proxy statement pursuant to Section 2.13, to be properly brought before an annual meeting, nominations or such other business must be:

(i)specified in the notice of meeting given by or at the direction of the Board of Directors or any committee thereof;

(ii)otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or

(iii)otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 2.12.

In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder pursuant to Section 2.12(a)(iii), the stockholder or stockholders of record intending to propose the business (the “Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 2.12(a), in writing to the Secretary even if such matter is already the subject of any

Annex C-5

notice to the stockholders or Public Disclosure from the Board of Directors. To be timely, a Proposing Stockholder’s notice for an annual meeting must be delivered to the Secretary at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the tenth day following the first date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For the purposes of this Section 2.12 and Section 2.13, “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press, or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(b)Stockholder Nominations. For the nomination of any person or persons for election to the Board of Directors pursuant to Section 2.12(a)(iii) or Section 2.12(d), a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.12) shall set forth or include:

(i)the name, age, business address, and residence address of each nominee proposed in such notice;

(ii)the principal occupation or employment of each such nominee;

(iii)the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any);

(iv)such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act;

(v)a written statement and agreement executed by each such nominee acknowledging that such person:

(A)consents to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected,

(B)intends to serve as a director for the full term for which such person is standing for election, and

Annex C-6

(C)makes the following representations: (1) that the director nominee has read and agrees to adhere to the Corporation’s policies and guidelines applicable to directors, (2) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any nomination or other business proposal, issue, or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (3) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification (“Compensation Arrangement”) that has not been disclosed to the Corporation in connection with such person’s nomination for director or service as a director; and

(vi)as to the Proposing Stockholder:

(A)the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is being made,

(B)the class and number of shares of the Corporation which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, and a representation that the Proposing Stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five business days after the record date for such meeting,

(C)a description of any agreement, arrangement, or understanding with respect to such nomination between or among the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,

(D)a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,

(E)a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and

(F)a representation whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination.

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

Annex C-7

(c)Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.12) shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting:

(i)a brief description of the business desired to be brought before the annual meeting;

(ii)the reasons for conducting such business at the annual meeting;

(iii)the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these by-laws, the language of the proposed amendment);

(iv)any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed;

(v)any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(vi)a description of all agreements, arrangements, or understandings between or among such stockholder, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder, beneficial owner, or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such stockholder, beneficial owner, or their affiliates or associates; and

(vii)all of the other information required by Section 2.12(b)(vi) above.

(d)Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting:

(i)by or at the direction of the Board of Directors or any committee thereof; or

(ii)provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.12(d) is delivered to the Secretary, who is entitled to vote at the meeting, and upon such election and who complies with the notice procedures set forth in this Section 2.12.

In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such stockholder delivers a stockholder’s notice that complies with the requirements of Section 2.12(b) to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the tenth (10th) day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

Annex C-8

(e)Effect of Noncompliance.

(i)Only such persons who are nominated in accordance with the procedures set forth in this Section 2.12 or Section 2.13 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with the procedures set forth in this Section 2.12 or Section 2.13, as applicable. If any proposed nomination was not made or proposed in compliance with this Section 2.12 or Section 2.13, as applicable, or other business was not made or proposed in compliance with this Section 2.12, then except as otherwise required by law, the chair of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these by-laws to the contrary, unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 2.12 does not provide the information required under this Section 2.12 to the Corporation, including the updated information required by Section 2.12(b)(vi)(B), Section 2.12(b)(vi)(C), and Section 2.12(b)(vi)(D) within five business days after the record date for such meeting or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

(ii)If any stockholder provides notice pursuant to Rule 14a-19 under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met all of the applicable requirements of Rule 14a-19 under the Exchange Act. Without limiting the other provisions and requirements of this Section 2.12, unless otherwise required by law, if any Proposing Stockholder provides such notice and either (A) fails to comply with the requirements of Rule 14a-19 under the Exchange Act, or (B) fails to provide reasonable evidence of such compliance as required by this Section 2.12(e)(ii), then the Corporation shall disregard any proxies or votes solicited for such stockholder's nominees.

(f)Rule 14a-8. This Section 2.12 and Section 2.13 shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

Section 2.13Proxy Access.

(a)Inclusion of Proxy Access Stockholder Nominee in Proxy Statement. Subject to the provisions of this Section 2.13, the Corporation shall include in its proxy statement (including its form of proxy and ballot) for an annual meeting of stockholders the name of any stockholder nominee for election to the Board of Directors submitted pursuant to this Section 2.13 (each a “Proxy Access Stockholder Nominee”) provided:

(i)timely written notice of such Proxy Access Stockholder Nominee satisfying this Section 2.13 (“Proxy Access Notice”) is delivered to the Corporation by or on behalf of a stockholder or stockholders that, at the time the Proxy Access Notice is delivered, satisfy the ownership and other requirements of this Section 2.13 (such stockholder or stockholders, and any person on whose behalf they are acting, the “Eligible Stockholder”);

(ii)the Eligible Stockholder expressly elects in writing at the time of providing the Proxy Access Notice to have its Proxy Access Stockholder Nominee included in the Corporation’s proxy statement pursuant to this Section 2.13; and

(iii)the Eligible Stockholder and the Proxy Access Stockholder Nominee otherwise satisfy the requirements of this Section 2.13.

(b)Timely Notice. To be timely, the Proxy Access Notice must be delivered to the Secretary at the principal executive offices of the Corporation, not later than 120 days nor more than 150 days prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) that the Corporation’s definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting, or if no annual

Annex C-9

meeting was held in the preceding year, the Proxy Access Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of: (i) the 120th day prior to such annual meeting; or (ii) the 10th day following the day on which Public Disclosure of the date of such annual meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Proxy Access Notice.

(c)Information to be Included in Proxy Statement. In addition to including the name of the Proxy Access Stockholder Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include (collectively, the “Required Information”):

(i)the information concerning the Proxy Access Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Exchange Act, and the rules and regulations promulgated thereunder; and

(ii)if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Proxy Access Stockholder Nominee, which must be provided at the same time as the Proxy Access Notice for inclusion in the Corporation’s proxy statement for the annual meeting (a “Statement”).

Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation, or listing standard. Additionally, nothing in this Section 2.13 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Proxy Access Stockholder Nominee.

(d)Proxy Access Stockholder Nominee Limits. The number of Proxy Access Stockholder Nominees (including Proxy Access Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy statement pursuant to this Section 2.13 but either are subsequently withdrawn or that the Board of Directors decides to nominate (a “Board Nominee”)) appearing in the Corporation’s proxy statement with respect to a meeting of stockholders shall not exceed the greater of: (x) two; or (y) 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to this Section 2.13 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (the “Permitted Number”); provided, however, that:

(i)in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced;

(ii)any Proxy Access Stockholder Nominee who is included in the Corporation’s proxy statement for a particular meeting of stockholders but either: (A) withdraws from or becomes ineligible or unavailable for election at the meeting, or (B) does not receive a number of votes cast in favor of his or her election at least equal to 25% of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the Proxy Access Stockholder Nominee’s election, shall be ineligible to be included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee pursuant to this Section 2.13 for the next two annual meetings of stockholders following the meeting for which the Proxy Access Stockholder Nominee has been nominated for election; and

(iii)any director in office as of the nomination deadline who was included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee for any of the three preceding annual meetings and whom the Board of Directors decides to nominate for election to the Board of Directors also will be counted against the Permitted Number.

In the event that the number of Proxy Access Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.13 exceeds the Permitted Number, each Eligible Stockholder shall select one Proxy Access Stockholder Nominee for inclusion in the Corporation’s proxy statement until the Permitted Number is reached, going

Annex C-10

in order of the amount (from greatest to least) of voting power of the Corporation’s capital stock entitled to vote on the election of directors as disclosed in the Proxy Access Notice. If the Permitted Number is not reached after each Eligible Stockholder has selected one Proxy Access Stockholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(e)Eligibility of Nominating Stockholder; Stockholder Groups. An Eligible Stockholder must have owned (as defined below) continuously for at least three years a number of shares that represents 3% or more of the outstanding shares of the Corporation entitled to vote in the election of directors (the “Required Shares”) as of both the date the Proxy Access Notice is delivered to or received by the Corporation in accordance with this Section 2.13 and the record date for determining stockholders entitled to vote at the meeting. For purposes of satisfying the ownership requirement under this Section 2.13, the voting power represented by the shares of the Corporation’s capital stock owned by one or more stockholders, or by the person or persons who own shares of the Corporation’s capital stock and on whose behalf any stockholder is acting, may be aggregated, provided that:

(i)the number of stockholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed 20; and

(ii)each stockholder or other person whose shares are aggregated shall have held such shares continuously for at least three years.

Whenever an Eligible Stockholder consists of a group of stockholders and/or other persons, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.13 must be satisfied by and as to each such stockholder or other person, except that shares may be aggregated to meet the Required Shares as provided in this Section 2.13(e). With respect to any one particular annual meeting, no stockholder or other person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 2.13.

(f)Funds. A group of two or more funds shall be treated as one stockholder or person for this Section 2.13 provided that the other terms and conditions in this Section 2.13 are met (including Section 2.13(h)(v)(A)) and the funds are:

(i)under common management and investment control;

(ii)under common management and funded primarily by the same employer (or by a group of related employers that are under common control); or

(iii)a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.

(g)Ownership. For purposes of this Section 2.13, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of the Corporation’s capital stock as to which the person possesses both:

(i)the full voting and investment rights pertaining to the shares; and

(ii)the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(A)sold by such person or any of its affiliates in any transaction that has not been settled or closed,

(B)borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or

(C)subject to any option, warrant, forward contract, swap, contract of sale, other derivative, or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (1) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right

Annex C-11

to vote or direct the voting of any such shares; and/or (2) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate.

An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares, provided that the Eligible Stockholder has the power to recall such loaned shares on three business days’ notice and recalls such loaned shares not more than three business days after being notified that any of its Proxy Access Stockholder Nominees will be included in the Corporation’s proxy statement. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 2.13, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

(h)Nomination Notice and Other Eligible Stockholder Deliverables. An Eligible Stockholder must provide with its Proxy Access Notice the following information in writing to the Secretary:

(i)one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Notice is delivered to or received by the Corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Stockholder’s agreement to provide:

(A)within five business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date, and

(B)immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders;

(ii)the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder under this Section 2.13):

(A)intends to continue to satisfy the eligibility requirements described in this Section 2.13 through the date of the annual meeting,

(B)acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent,

(C)has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Proxy Access Stockholder Nominee(s) being nominated pursuant to this Section 2.13,

(D)has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or a Board Nominee,

(E)will not distribute to any stockholder any form of proxy for the meeting other than the form distributed by the Corporation,

(F)has provided and will provide facts, statements, and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading,

Annex C-12

(G)agrees to assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Corporation’s stockholders or out of the information that the Eligible Stockholder provides to the Corporation,

(H)agrees to indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss, or damages in connection with any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers, or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.13,

(I)will file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Proxy Access Stockholder Nominee will be nominated, regardless of whether any such filing is required under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or whether any exemption from filing is available for such solicitation or other communication under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and

(J)will comply with all other applicable laws, rules, regulations, and listing standards with respect to any solicitation in connection with the meeting;

(iii)the written consent of each Proxy Access Stockholder Nominee to be named in the Corporation’s proxy statement, and form of proxy and ballot and, as a nominee and, if elected, to serve as a director;

(iv)a copy of the Schedule 14N (or any successor form) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(v)in the case of a nomination by a group of stockholders that together is an Eligible Stockholder:

(A)documentation satisfactory to the Corporation demonstrating that a group of funds qualifies pursuant to the criteria set forth in Section 2.13(f) to be treated as one stockholder or person for purposes of this Section 2.13, and

(B)the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(vi)if desired, a Statement.

(i)Stockholder Nominee Agreement. Each Proxy Access Stockholder Nominee must:

(i)provide within five business days of the Corporation’s request an executed agreement, in a form deemed satisfactory to the Corporation, providing the following representations:

(A)the Proxy Access Stockholder Nominee has read and agrees to adhere to the Corporation’s policies and guidelines applicable to directors, and

(B)the Proxy Access Stockholder Nominee is not and will not become a party to: (1) any Voting Commitment that has not been disclosed to the Corporation; or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and

(C)the Proxy Access Stockholder Nominee is not and will not become a party to any Compensation Arrangement in connection with such person’s nomination for director or service as a director that has not been disclosed to the Corporation;

(ii)complete, sign, and submit all questionnaires required of the Corporation’s Board of Directors within five business days of receipt of each such questionnaire from the Corporation; and

Annex C-13

(iii)provide within five business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine whether such Proxy Access Stockholder Nominee meets the requirements of this Section 2.13 or the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether:

(A)such Proxy Access Stockholder Nominee is independent under the independence requirements, including the committee independence requirements, set forth in the listing standards of the stock exchange on which shares of the Corporation’s capital stock are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors (the “Independence Standards”),

(B)such Proxy Access Stockholder Nominee has any direct or indirect relationship with the Corporation that has not been deemed categorically immaterial pursuant to the Corporation’s corporate governance guidelines, and

(C)such Proxy Access Stockholder Nominee is not and has not been subject to: (1) any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), or (2) any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.

(j)Eligible Stockholder/Proxy Access Stockholder Nominee Undertaking. In the event that any information or communications provided by the Eligible Stockholder or Proxy Access Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Stockholder Nominee, as the case may be, shall promptly notify the Secretary in writing of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct. Notwithstanding the foregoing, the provision of any such notification pursuant to the preceding sentence shall not be deemed to cure any defect or limit the Corporation’s right to omit a Proxy Access Stockholder Nominee from its proxy materials as provided in this Section 2.13.

(k)Exceptions Permitting Exclusion of Proxy Access Stockholder Nominee. The Corporation shall not be required to include pursuant to this Section 2.13 a Proxy Access Stockholder Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of a Proxy Access Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation):

(i)if the Eligible Stockholder who has nominated such Proxy Access Stockholder Nominee has nominated for election to the Board of Directors at the meeting any person other than pursuant to this Section 2.13, or has or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or a Board Nominee;

(ii)if the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements in Section 2.12 of these by-laws;

(iii)who is not independent under the Independence Standards;

(iv)whose election as a member of the Board of Directors would violate or cause the Corporation to be in violation of these by-laws, the Corporation’s policies and guidelines applicable setting forth qualifications for directors, the listing standards of the stock exchange on which shares of the Corporation’s capital stock is listed, or any applicable state or federal law, rule, or regulation;

(v)if the Proxy Access Stockholder Nominee is or becomes a party to any undisclosed Voting Commitment;

Annex C-14

(vi)if the Proxy Access Stockholder Nominee is or becomes a party to any undisclosed Compensation Arrangement;

(vii)who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(viii)who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;

(ix)who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act; or

(x)if such Proxy Access Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading or shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13.

(l)Invalidity. Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall be entitled to declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation; and the Corporation shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder if:

(i)the Proxy Access Stockholder Nominee and/or the applicable Eligible Stockholder shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13, as determined by the Board of Directors or the person presiding at the meeting; or

(ii)the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 2.13.

(m)Interpretation. The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.13 and to make any and all determinations necessary or advisable to apply this Section 2.13 to any persons, facts, or circumstances, including the power to determine whether:

(i)a person or group of persons qualifies as an Eligible Stockholder;

(ii)outstanding shares of the Corporation’s capital stock are “owned” for purposes of meeting the ownership requirements of this Section 2.13;

(iii)a notice complies with the requirements of this Section 2.13;

(iv)a person satisfies the qualifications and requirements to be a Proxy Access Stockholder Nominee;

(v)inclusion of the Required Information in the Corporation’s proxy statement is consistent with all applicable laws, rules, regulations, and listing standards; and

(vi)any and all requirements of this Section 2.13 have been satisfied.

Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be conclusive and binding on all persons, including the Corporation and all record or beneficial owners of stock of the Corporation.

Annex C-15

Section 2.14No Action by Stockholder Consent in Lieu of a Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of Corporation and may not be effected by any consent by such stockholders.

Section 2.15Notices to the Corporation. Whenever notice is to be given to the Corporation by a stockholder under any provision of law or of the Certificate of Incorporation or these by-laws, such notice shall be delivered to the Secretary at the principal executive offices of the Corporation. If delivered by electronic transmission, the stockholder’s notice shall be directed to the Secretary at the electronic mail address or facsimile number, as the case may be, specified in the Corporation’s most recent proxy statement.

ARTICLE III
BOARD OF DIRECTORS

Section 3.1General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.2Number. The Board of Directors shall consist of a number directors as fixed from time to time by resolution of the Board of Directors.

Section 3.3Classes of Directors. The Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible.

Section 3.4Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this provision; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this provision; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

Section 3.5Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 3.6Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later effective date or upon the happening of an event or events as is therein specified. A verbal resignation shall not be deemed effective until confirmed by the director in writing or by electronic transmission to the Corporation.

Section 3.7Removal. Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders holding a majority of the shares then entitled to vote at an election of directors may remove any director from office with or without cause.

Section 3.8Fees and Expenses. Directors shall receive such reasonable fees for their services on the Board of Directors and any committee thereof and such reimbursement of their actual and reasonable expenses as may be fixed or determined by the Board of Directors.

Annex C-16

Section 3.9Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors.

Section 3.10Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the Chair of the Board, the lead independent director of the Board of Directors, or the Chief Executive Officer on at least 24 hours’ notice to each director given by one of the means specified in Section 3.13 hereof other than by mail or on at least three days’ notice if given by mail. Special meetings shall be called by the Chair of the Board or the Chief Executive Officer in like manner and on like notice on the written request of any two or more directors.

Section 3.11Telephone Meetings. Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.11 shall constitute presence in person at such meeting.

Section 3.12Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.13 hereof other than by mail, or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.13Notices. Subject to Section 3.10, Section 3.12, and Section 3.14 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation, or these by-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, email, or by other means of electronic transmission.

Section 3.14Waiver of Notice. Whenever notice to directors is required by applicable law, the Certificate of Incorporation, or these by-laws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.15Organization. At each regular or special meeting of the Board of Directors, the Chair of the Board or, in his or her absence, another director selected by the Board of Directors shall preside. The Secretary shall act as secretary at each meeting of the Board of Directors. If the Secretary is absent from any meeting of the Board of Directors, an assistant secretary of the Corporation shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all assistant secretaries of the Corporation, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.16Quorum of Directors. Except as otherwise provided by these by-laws, the Certificate of Incorporation, or required by applicable law, the presence of a majority of the total number of directors on the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 3.17Action by Majority Vote. Except as otherwise provided by these by-laws, the Certificate of Incorporation, or required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.18Directors’ Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed, and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents

Annex C-17

relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 3.19Chair of the Board. The Board of Directors shall annually elect one of its members to be its chair (the “Chair of the Board”) and shall fill any vacancy in the position of Chair of the Board at such time and in such manner as the Board of Directors shall determine. Except as otherwise provided in these by-laws, the Chair of the Board shall preside at all meetings of the Board of Directors and of stockholders. The Chair of the Board shall perform such other duties and services as shall be assigned to or required of the Chair of the Board by the Board of Directors.

Section 3.20Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this ARTICLE III.

ARTICLE IV
OFFICERS

Section 4.1Positions and Election. The officers of the Corporation shall be chosen by the Board of Directors and shall include a chief executive officer (the “Chief Executive Officer”), a president (the “President”), a chief financial officer (the “Chief Financial Officer”), a treasurer (the “Treasurer”), and a secretary (the “Secretary”). The Board of Directors, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers in accordance with these by-laws. Any two or more offices may be held by the same person.

Section 4.2Term. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation, or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving notice of his or her resignation in writing, or by electronic transmission, to the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

Section 4.3Chief Executive Officer. The Chief Executive Officer shall, subject to the provisions of these by-laws and the control of the Board of Directors, have general supervision, direction, and control over the business of the Corporation and over its officers. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Board of Directors, in each case subject to the control of the Board of Directors.

Annex C-18

Section 4.4President. The President shall report and be responsible to the Chief Executive Officer. The President shall have such powers and perform such duties as from time to time may be assigned or delegated to the President by the Board of Directors or the Chief Executive Officer or that are incident to the office of president.

Section 4.5Vice Presidents. Each vice president of the Corporation shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer, or the President, or that are incident to the office of vice president.

Section 4.6Secretary. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings, and shall perform like duties for committees of the Board of Directors when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chair of the Board, or the Chief Executive Officer. The Secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

Section 4.7Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board of Directors, the Chair of the Board, or the Chief Executive Officer.

Section 4.8Treasurer. The treasurer of the Corporation shall have the custody of the Corporation’s funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in records belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the President and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 4.9Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

Section 4.10Duties of Officers May Be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the Chief Executive Officer or the President or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V
INDEMNIFICATION

Section 5.1Indemnification. The Corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.

Section 5.2Advancement of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer of the Corporation in defending any Proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Section 5.2 or otherwise. Payment of

Annex C-19

such expenses actually and reasonably incurred by such person, may be made by the Corporation, subject to such terms and conditions as the general counsel of the Corporation in his or her discretion deems appropriate.

Section 5.3Non-Exclusivity of Rights. The rights conferred on any person by this ARTICLE V will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these by-laws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

Section 5.4Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

Section 5.5Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 5.6Repeal, Amendment, or Modification. Any amendment, repeal, or modification of this ARTICLE V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VI
STOCK CERTIFICATES AND THEIR TRANSFER

Section 6.1Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent, or registrar who has signed such a certificate ceases to be an officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if the signatory were still such at the date of its issue.

Section 6.2Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of stock shall be made on the books administered by or on behalf of the Corporation only by the direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, in the case of certificated shares, upon the surrender to the Company or its transfer agent or other designated agent of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued.

Section 6.3Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 6.4Lost, Stolen, or Destroyed Certificates. The Board of Directors or the Secretary may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors or the Secretary may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen, or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.

Annex C-20

ARTICLE VII
GENERAL PROVISIONS

Section 7.1Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

Section 7.2Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

Section 7.3Checks, Notes, Drafts, Etc. All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 7.4Conflict with Applicable Law or Certificate of Incorporation. These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

Section 7.5Books and Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 7.6Forum for Adjudication of Disputes.

(a)Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

(i)any derivative action or proceeding brought on behalf of the Corporation;

(ii)any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders;

(iii)any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or these by-laws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or

(iv)any action asserting a claim governed by the internal affairs doctrine.

If any action the subject matter of which is within the scope of this Section 7.6 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 7.6 (an “Enforcement Action”); and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.6(a).

Annex C-21

(b)Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.6(b).

ARTICLE VIII
AMENDMENTS

These by-laws may be adopted, amended, or repealed by the stockholders entitled to vote; provided, however, that the Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend, or repeal these by-laws upon the Board of Directors; and, provided further, that any proposal by a stockholder to amend these by-laws will be subject to the provisions of ARTICLE II of these by-laws except as otherwise required by law. The fact that such power has been so conferred upon the Board of Directors will not divest the stockholders of the power, nor limit their power to adopt, amend, or repeal by-laws.

Annex C-22

ANNEX D

2024 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS:  ______

APPROVED BY THE STOCKHOLDERS: _______

TERMINATION DATE: _________

1.GENERAL.

(a)Eligible Stock Award Recipients.  Employees, Directors and Consultants are eligible to receive Stock Awards.

(b)Available Stock Awards.  The Plan provides for the grant of the following types of Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards and (vi) Other Stock Awards.

(c)Purpose.  The Plan, through the granting of Stock Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.

2.ADMINISTRATION.

(a)Administration by Board.  The Board will administer the Plan.  The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)Powers of Board.  The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)To determine (A) who will be granted Stock Awards; (B) when and how each Stock Award will be granted; (C) what type of Stock Award will be granted; (D) the provisions of each Stock Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Stock Award; (E) the number of shares of Common Stock subject to a Stock Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii)To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Stock Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Stock Award fully effective.

Annex D-1

(iii)To settle all controversies regarding the Plan and Stock Awards granted under it.

(iv)To accelerate, in whole or in part, the time at which a Stock Award may be exercised or vest (or at which cash or shares of Common Stock may be issued).

(v)To suspend or terminate the Plan at any time.  Except as otherwise provided in the Plan or a Stock Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under his or her then-outstanding Stock Award without his or her written consent except as provided in subsection (viii) below.

(vi)To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Stock Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Stock Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (E) materially extends the term of the Plan, or (F) materially expands the types of Stock Awards available for issuance under the Plan.  Except as provided in the Plan (including subsection (viii) below) or a Stock Award Agreement, no amendment of the Plan will impair a Participant’s rights under an outstanding Stock Award unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii)To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 422 of the Code regarding Incentive Stock Options.

(viii)To approve forms of Stock Award Agreements for use under the Plan and to amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that a Participant’s rights under any Stock Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.  Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Stock Awards without the affected Participant’s consent (A) to maintain the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the

Annex D-2

Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Stock Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws.

(ix)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Stock Awards.

(x)To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Stock Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).

(xi)To effect, with the consent of any adversely affected Participant, (A) the reduction of the exercise, purchase or strike price of any outstanding Stock Award; (B) the cancellation of any outstanding Stock Award and the grant in substitution therefor of a new (1) Option or SAR, (2) Restricted Stock Award, (3) Restricted Stock Unit Award, (4) Other Stock Award, (5) cash and/or (6) other valuable consideration determined by the Board, in its sole discretion, with any such substituted award (x) covering the same or a different number of shares of Common Stock as the cancelled Stock Award and (y) granted under the Plan or another equity or compensatory plan of the Company; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

(c)Delegation to Committee.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee).  Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable).  The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee.  The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(d)Delegation to an Officer.  The Board may delegate to one (1) or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such Stock Awards, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards

Annex D-3

granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Stock Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority.  The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(u) below.

(e)Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.SHARES SUBJECT TO THE PLAN.

(a)Share Reserve.

(i)Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed [____] shares (the “Share Reserve”).  For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan.  Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a).

(b)Reversion of Shares to the Share Reserve.  If a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan.  If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Plan.  Any shares reacquired by the Company in satisfaction of tax withholding obligations on a Stock Award or as consideration for the exercise or purchase price of a Stock Award will again become available for issuance under the Plan.

(c)Incentive Stock Option Limit.  Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be [_____] shares of Common Stock.

(d)Source of Shares.  The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

Annex D-4

4.ELIGIBILITY.

(a)Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code).  Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction), or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or alternatively comply with the distribution requirements of Section 409A of the Code.

(b)Ten Percent Stockholders.  A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)Consultants.  A Consultant will not be eligible for the grant of a Stock Award if, at the time of grant, either the offer or sale of the Company’s securities to such Consultant is not exempt under Rule 701 because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other provision of Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

5.PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate.  All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option.  If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Stock Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Stock Award Agreement or otherwise) the substance of each of the following provisions:

(a)Term.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Award Agreement.

Annex D-5

(b)Exercise Price.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Stock Award is granted.  Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Stock Award if such Stock Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.  Each SAR will be denominated in shares of Common Stock equivalents.

(c)Purchase Price for Options.  The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below.  The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:

(i)by cash, check, bank draft or money order payable to the Company;

(ii)pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.  Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v)in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Stock Award Agreement.

(d)Exercise and Payment of a SAR.  To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock

Annex D-6

Award Agreement evidencing such SAR.  The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date.  The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Award Agreement evidencing such SAR.

(e)Transferability of Options and SARs.  The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine.  In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i)Restrictions on Transfer.  An Option or SAR will not be transferable except by will or by the laws of descent and distribution (and pursuant to subsections (ii) and (iii) below), and will be exercisable during the lifetime of the Participant only by the Participant.  The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii)Domestic Relations Orders.  Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2).  If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)Beneficiary Designation.  Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise.  In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise.  However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f)Vesting Generally.  The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of performance goals or other criteria) as the Board may deem appropriate.  The vesting provisions of individual Options or SARs may vary.  The provisions of this Section 5(f) are subject to any Option or SAR provisions

Annex D-7

governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g)Termination of Continuous Service.  Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Stock Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Stock Award Agreement, which period will not be less than thirty (30) days if necessary to comply with applicable laws unless such termination is for Cause) and (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement.  If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(h)Extension of Termination Date.  Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement.  In addition, unless otherwise provided in a Participant’s Stock Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement.

(i)Disability of Participant.  Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Award Agreement,

Annex D-8

which period will not be less than six (6) months if necessary to comply with applicable laws), and (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement.  If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j)Death of Participant.  Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Stock Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Stock Award Agreement, which period will not be less than six (6) months if necessary to comply with applicable laws), and (ii) the expiration of the term of such Option or SAR as set forth in the Stock Award Agreement.  If, after the Participant’s death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.

(k)Termination for Cause.  Except as explicitly provided otherwise in a Participant’s Stock Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)Non-Exempt Employees.  If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option or SAR (although the Stock Award may vest prior to such date).  Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Stock Award Agreement, in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company's then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six (6) months following the date of grant.  The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock

Annex D-9

Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

(m)Early Exercise of Options.  An Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option.  Subject to the “Repurchase Limitation” in Section 8(l), any unvested shares of Common Stock so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Board determines to be appropriate. Provided that the “Repurchase Limitation” in Section 8(l) is not violated, the Company will not be required to exercise its repurchase right until at least six (6) months (or such longer or shorter period of time required to avoid classification of the Option as a liability for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option Agreement.

(n)Right of Repurchase.  Subject to the “Repurchase Limitation” in Section 8(l), the Option or SAR may include a provision whereby the Company may elect to repurchase all or any part of the vested shares of Common Stock acquired by the Participant pursuant to the exercise of the Option or SAR.

(o)Right of First Refusal.  The Option or SAR may include a provision whereby the Company may elect to exercise a right of first refusal following receipt of notice from the Participant of the intent to transfer all or any part of the shares of Common Stock received upon the exercise of the Option or SAR.  Such right of first refusal will be subject to the “Repurchase Limitation” in Section 8(l).  Except as expressly provided in this Section 5(o) or in the Stock Award Agreement, such right of first refusal will otherwise comply with any applicable provisions of the bylaws of the Company.

6.PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a)Restricted Stock Awards.  Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate.  To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board.  The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical.  Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the

Annex D-10

Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)Vesting.  Subject to the “Repurchase Limitation” in Section 8(l), shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)Termination of Participant’s Continuous Service.  If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right, any or all of the shares of Common Stock held by the Participant as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)Transferability.  Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v)Dividends.  A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b)Restricted Stock Unit Awards.  Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate.  The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical.  Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award.  The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)Payment.  A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

Annex D-11

(iv)Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.  At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board.  Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii)Compliance with Section 409A of the Code.   Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code.  Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award.  For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c)Other Stock Awards.  Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6.  Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.COVENANTS OF THE COMPANY.

(a)Availability of Shares.  The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.

Annex D-12

(b)Securities Law Compliance.  The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award.  If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of a Stock Award or the subsequent issuance of cash or Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c)No Obligation to Notify or Minimize Taxes.  The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award.  Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised.  The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.MISCELLANEOUS.

(a)Use of Proceeds from Sales of Common Stock.  Proceeds from the sale of shares of Common Stock pursuant to Stock Awards will constitute general funds of the Company.

(b)Corporate Action Constituting Grant of Stock Awards.  Corporate action constituting a grant by the Company of a Stock Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.  In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Stock Award Agreement as a result of a clerical error in the papering of the Stock Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Stock Award Agreement.

(c)Stockholder Rights.  No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Stock Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to the Stock Award has been entered into the books and records of the Company.

(d)No Employment or Other Service Rights.  Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Stock Award

Annex D-13

granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)Change in Time Commitment.  In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Stock Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares subject to any portion of such Stock Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Stock Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Stock Award that is so reduced or extended.

(f)Incentive Stock Option Limitations.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000) (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g)Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a

Annex D-14

determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(h)Withholding Obligations.  Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from a Stock Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Stock Award Agreement.

(i)Electronic Delivery.  Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(j)Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Stock Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants.  Deferrals by Participants will be made in accordance with Section 409A of the Code.  Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company.  The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k)Compliance with Section 409A of the Code.  To the extent that the Board determines that any Stock Award granted hereunder is subject to Section 409A of the Code, the Stock Award Agreement evidencing such Stock Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code.  To the extent applicable, the Plan and Stock Award Agreements shall be interpreted in accordance with Section 409A of the Code.

(l)Repurchase Limitation.  The terms of any repurchase right will be specified in the Stock Award Agreement.  The repurchase price for vested shares of Common Stock will be the Fair Market Value of the shares of Common Stock on the date of repurchase.  The repurchase price for

Annex D-15

unvested shares of Common Stock will be the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price.  However, the Company will not exercise its repurchase right until at least six (6) months (or such longer or shorter period of time necessary to avoid classification of the Stock Award as a liability for financial accounting purposes) have elapsed following delivery of shares of Common Stock subject to the Stock Award, unless otherwise specifically provided by the Board.

9.ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board will appropriately and  proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards.  The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b)Dissolution.  Except as otherwise provided in the Stock Award Agreement, in the event of a Dissolution of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such Dissolution, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the Dissolution is completed but contingent on its completion.

(c)Corporate Transactions.  The following provisions will apply to Stock Awards in the event of a Transaction unless otherwise provided in the Stock Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.  In the event of a Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Transaction:

(i)arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction);

(ii)arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

Annex D-16

(iii)accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Transaction, which exercise is contingent upon the effectiveness of such Transaction;

(iv)arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;

(v)cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Transaction, in exchange for such cash consideration (including no consideration), if any, as the Board, in its sole discretion, may consider appropriate; and

(vi)make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by such holder in connection with such exercise.  For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed and/or adjusted to the same extent that payment of consideration to the holders of the Company’s Common Stock in connection with the Transaction is delayed and/or adjusted as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants.  The Board may take different actions with respect to the vested and unvested portions of a Stock Award.

(d)Change in Control.  A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.

10.PLAN TERM; EARLIER TERMINATION OR SUSPENSION OF THE PLAN.

(a)Plan Term.  The Board may suspend or terminate the Plan at any time.  Unless terminated sooner by the Board, the Plan will automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company.  No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

Annex D-17

(b)No Impairment of Rights.  Suspension or termination of the Plan will not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

11.EFFECTIVE DATE OF PLAN.

This Plan will become effective on the Effective Date.

12.CHOICE OF LAW.

The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.DEFINITIONS.   As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)“Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405.  The Board will have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(b)“Board” means the Board of Directors of the Company.

(c)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto).  Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(d)“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events:  (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole

Annex D-18

discretion.  Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Stock Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(e)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation; or

(iv)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially

Annex D-19

the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing definition or any other provision of this Plan, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply.

(f)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g)“Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(h)“Common Stock” means the common stock of the Company.

(i)“Company” means Water on Demand, Inc., a Delaware corporation.

(j)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services.  However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service.  To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors.  Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s

Annex D-20

leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(l)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m)“Director” means a member of the Board.

(n)“Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(o)“Dissolution” means when the Company, after having executed a certificate of dissolution with the State of Delaware, has completely wound up its affairs. Conversion of the Company into a Limited Liability Company will not be considered a “Dissolution” for purposes of the Plan.

(p)“Effective Date” means the effective date of this Plan, which is the earlier of (i) the date that this Plan is first approved by the Company’s stockholders, and (ii) the date this Plan is adopted by the Board.

(q)“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(r)“Entity” means a corporation, partnership, limited liability company or other entity.

Annex D-21

(s)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(t)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(u)“Fair Market Value” means, as of any date, the value of the Common Stock determined by the Board in compliance with Section 409A of the Code or, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

(v)“Good Reason” means for a person to terminate his or her Continuous Service following the occurrence of any of the following events without the person’s consent; provided however, that any resignation of Continuous Service by the person due to any of the following conditions shall only be deemed for Good Reason if: (i) such person gives the Company written notice of the intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the person believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the person; and (iii) such person actually resigns his or her Continuous Service within the first fifteen (15) days after expiration of the Cure Period: (a) a material breach of a material agreement with such person by the Company or (b) the Company relocates the facility that is the person’s principal place of business with the Company to a location that requires an increase in the person’s one-way driving distance by more than 40 miles.  For the avoidance of doubt, “Good Reason” shall have no force or effect with respect to this Plan or any Stock Award Agreement unless specifically incorporated by reference or otherwise incorporated in a Stock Award Agreement.

(w)“Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(x)“Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(y)“Officer” means any person designated by the Company as an officer.

Annex D-22

(z)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(aa)“Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant.  Each Option Agreement will be subject to the terms and conditions of the Plan.

(bb)“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(cc)“Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(c).

(dd)“Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant.  Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ee)“Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ff)“Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(gg)“Plan” means this 2024 Equity Incentive Plan.

(hh)“Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(ii)“Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant.  Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(jj)“Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(kk)“Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant.  Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.

(ll)“Rule 405” means Rule 405 promulgated under the Securities Act.

Annex D-23

(mm)“Rule 701” means Rule 701 promulgated under the Securities Act.

(nn)“Securities Act” means the Securities Act of 1933, as amended.

(oo)“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(pp)“Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant.  Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(qq)“Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right or any Other Stock Award.

(rr)“Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant.  Each Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ss)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) .

(tt)“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

(uu)“Transaction” means a Corporate Transaction or a Change in Control.

Annex D-24

ANNEX E
SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of October 24, 2023, is made by and among Fortune Rise Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Fortune Rise Acquisition Corporation, a Delaware corporation (“FRLA”), and Water on Demand, Inc., a Texas corporation (the “Company”). The Sponsor, FRLA and the Company shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, FRLA, the Company, and FRLA Merger Sub Inc., a Delaware corporation (“Merger Sub”), entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each Sponsor will agree to (a) vote in favor of the Business Combination Agreement and the Business Combination and (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of FRLA or any other anti-dilution or similar protection with respect to the Class B Common Stock, such that the Class B Common Stock will convert into Class A Common Stock at the Closing on a one-to-one basis.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.

Agreement to Vote. Prior to the Termination Date (as defined herein), Sponsor, in its capacity as a shareholder of FRLA, irrevocably and unconditionally agrees that at the meeting of FRLA’s shareholders to be convened for the purpose of obtaining the requisite shareholder approval of the proposals in connection with the Transactions or any other meeting of FRLA’s shareholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), Sponsor shall:

(a)

if and when such meeting is held, appear at such meeting or otherwise cause all Covered Shares (as defined below) owned by Sponsor as of the record date of such meeting to be counted as present thereat for the purpose of establishing a quorum;

(b)

vote, or cause to be voted, at such meeting all of such Covered Shares (as defined below) owned as of the record date for such meeting in favor of each of the Transaction Proposals and any other matters necessary or reasonably requested by FRLA for consummation of the Transactions, including any actions necessary to effectuate the matters contemplated by the Transaction Proposals;

(c)

vote or cause to be voted at such meeting all of such Covered Shares against any FRLA Acquisition Proposal and any other action that (i) would reasonably be expected to materially impede, interfere with, delay, postpone, nullify or adversely affect the Transactions, or (ii) would result in the failure of any condition set forth in Article X of the Business Combination Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement; and

Annex E-1

(d)

the obligations of the Sponsor specified in this Section 1 shall apply whether or not the Transactions or any action described above are recommended by the board of directors of FRLA (the “FRLA Board”) or the FRLA Board has changed, withdrawn, withheld, qualified or modified, or publicly proposed to change, withdraw, withhold, qualify or modify, its recommendation to adopt and/or approve the Transaction Proposals. For purposes of this Agreement, “Covered Shares” means all FRLA Class A Shares and FRLA Class B Shares held by Sponsor as of the date hereof together with any FRLA Class A Shares and FRLA Class B Shares acquired by Sponsor after the date hereof.

2.

Waiver of Anti-dilution Protection. With respect to its Covered Shares, Sponsor hereby waives and agrees to refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of FRLA, any rights to adjustment of the conversion ratio with respect to the FRLA Class B Shares owned by Sponsor set forth in the Governing Documents of FRLA (including, but not limited to, the rights set forth in Article 4 of the amended and restated certificate of incorporation of FRLA). Notwithstanding anything to the contrary contained herein, Sponsor does not waive, or agree to refrain from asserting or perfecting any rights in the event the Business Combination Agreement is terminated. If the Business Combination Agreement is terminated, this Section 2 shall be deemed null and void ab initio.

3.

Forfeiture of Shares.  At or prior to the Closing of the Business Combination Agreement (as defined therein), Sponsor agrees to forfeit and surrender 1,522,500 shares of the FRLA Class B Shares owned by Sponsor or such other number as necessary (up to 2/3 of the FRLA Class B Shares owned by Sponsor) to comply with the applicable ownership limits.

Annex E-2

4.	Transfer of Shares.

(a)

The Sponsor and each Affiliate agrees that it, he or she shall not (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, 50% or more of its Covered Shares; (ii) grant any proxies or powers of attorney with respect to 50% or more of its Covered Shares held by it (except in connection with voting by proxy at a meeting of shareholders of FRLA as contemplated in Section 1); or (iii) permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any equity securities, any voting, transfer or similar restrictions) (a “Lien”) with respect to 50% or more of its Covered Shares other than those created by this Agreement, until the earlier to occur of: (A) six months after the completion of the Company’s initial Business Combination, or (B) the date on which the closing price of the Company’s Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the completion of the Company’s initial Business Combination; and shall not Transfer the remaining 50% of the Covered Shares until the six months after the completion of the Company’s initial Business Combination, or earlier, in either case, if, subsequent to the Company’s initial Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (the “Covered Shares Lock-up Period”).

(b) Notwithstanding the provisions set forth in paragraph 3(a), Transfers of the Covered Shares that are held by the Sponsor any of their permitted transferees (that have complied with this paragraph 3(b)), are permitted (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any affiliates of the Sponsor, or any of its Affiliates, officers, directors, direct and indirect equityholders; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) transfers in the event of the Company’s liquidation prior to the completion of an initial Business Combination; and (vii) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; provided, however, that in the case of clauses (i) through (v) or (vii), these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

5.	Redemption; Other Covenants.

(a)	Unless this Agreement shall have been terminated in accordance with Section 7, Sponsor hereby agrees that Sponsor shall not effect a SPAC Stockholder Redemption.

(b)

Sponsor hereby agrees to be bound by and subject to (i) Section 5.6 (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to FRLA and (ii) Section 5.3 (Confidentiality and Access to Information) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, in each case, as if Sponsor were directly a party thereto.

(c)

Each of FRLA and Sponsor agrees that during the period from the date hereof through the Termination Date, it shall not further modify, amend or waive the performance of any provision under the Letter Agreement.

Annex E-3

6.	Closing Date Deliverables. At or prior to the Closing, Sponsor shall deliver to FRLA and the Company a copy of the Registration Rights Agreement, duly executed by Sponsor.

7.

Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”) (a) at Closing, (b) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (c) the mutual written agreement of the Parties hereto; provided that nothing herein shall relieve any Party from liability for any breach hereof prior to the Termination Date, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such breach. FRLA shall promptly notify the Sponsor of the termination of the Business Combination Agreement promptly after the termination of such agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, Section 2 (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring), Section 3, Section 5(b)(ii) (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring and solely with respect to the provisions of the Business Combination Agreement that survive following the Closing), and Section 5 (and the other Sections of this Agreement to the extent relating to the aforementioned provisions and including for the avoidance of doubt, Section 12 through Section 15) shall survive the termination of this Agreement pursuant to this Section 7.

8.

No Recourse; Several Not Joint. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement or any other agreement contemplated by the Transactions, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and persons that are expressly identified as Parties to this Agreement in their capacities as such and no former, current or future stockholder, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or in connection therewith seek to recover monetary damages from, any Non-Recourse Party. All obligations of a Party under this Agreement are several and not joint, and in no event will a Party seek recourse against another Party in connection with a breach by another Party.

9.

Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of FRLA Class B Shares and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of FRLA or as an officer, employee or fiduciary of FRLA, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of FRLA.

Annex E-4

10.	Representations and Warranties.

(a)

Each of the Parties represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or limited liability company action on its part and (c) this Agreement has been duly and validly executed and delivered by each of the Parties and constitutes, a legal, valid and binding obligation of each such Party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)	Sponsor represents and warrants as of the date hereof to FRLA and the Company (solely with respect to itself, himself or herself and not with respect to any other Party):

i.

The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (A) result in any breach of any provision of the organizational documents of Sponsor, or (B) require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority that has not been given, except for (1) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby, (2) such filings with and approvals of the Stock Exchange to permit FRLA Common Shares to be issued in accordance with the Business Combination Agreement to be listed on the Stock Exchange, (3) filing of certain documents with respect to the Merger under the applicable law of Delaware, (4) certain regulatory approvals, (5) FRLA Stockholder Approval or (6) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to Sponsor, as applicable, in each case, to the extent such consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

ii.

Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the FRLA Class B Shares as set forth in its respective beneficial ownership reports filed with the SEC, and there exist no Liens or any other limitation or restriction (other than transfer restrictions under the Securities Act, FRLA’s Governing Documents, Permitted Liens, this Agreement, the Business Combination Agreement, the Letter Agreement or any other applicable securities Laws), in each case, that could reasonably be expected to (A) impair the ability of Sponsor to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The equity securities set forth in such beneficial ownership reports filed with the SEC are the only equity securities in FRLA owned of record or beneficially by Sponsor on the date of this Agreement, and none of such equity securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities, except as provided hereunder and under the Letter Agreement.

iii.

There are no Proceedings pending against Sponsor, or to the knowledge of Sponsor threatened against it, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its, his or her obligations under this Agreement or the Letter Agreement.

Annex E-5

iv.

No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, other than as disclosed in the Disclosure Schedules, based upon arrangements made by Sponsor, for which FRLA or any of its Affiliates may become liable.

v.	Sponsor understands and acknowledges that each of FRLA and the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

11.

No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

12.

Sponsor Indemnity. For a period of six years after the Closing Date, FRLA will indemnify, exonerate and hold harmless the Sponsor from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by the Sponsor before, on or after the date of this Agreement, arising out of any third-party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim directly relating to the Transactions which names the Sponsor as a defendant (or co-defendant) arising from the Sponsor’s ownership of equity securities of FRLA or its control or ability to influence FRLA; provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of any breach by the Sponsor of this Agreement or any other agreement between the Sponsor, on the one hand, and FRLA or any of their respective Subsidiaries, on the other hand, or (ii) the willful misconduct, gross negligence or fraud of the Sponsor. For the avoidance of doubt, the rights of the Sponsor to indemnification pursuant to the foregoing paragraph will be in addition to any other rights the Sponsor may have under any other agreement or instrument to which the Sponsor is or becomes a party or is or otherwise becomes a beneficiary or under Law.

13.

Further Assurances. Each of the Parties is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Parties shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each of the Parties shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

14.

Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with no mail undeliverable or other rejection notice, if sent by email or (c) three business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

Annex E-6

If to Sponsor:

Fortune Rise Sponsor LLC

13575 58th Street North

Suite 200

Clearwater, FL 33760

riggs@originclear.com

With a required copy (which shall not constitute notice) to:

Kunzler Bean & Adamson

Attn: Marty Tate, Esq.

50 W. Broadway

Suite 1000

Salt Lake City, UT 84020

mtate@kba.law

If to FRLA:

Fortune Rise Acquisition Corp.

Attn: Richard Brand, CFO

13575 58th Street North

Suite 200

Clearwater, FL 33760

fracrich@yahoo.com

With a required copy (which shall not constitute notice) to:

Mike Bradshaw

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

mike.bradshaw@nelsonmullins.com

If to the Company:

 Water on Demand, Inc.

Attn: T. Riggs Eckelberry, CEO

13575 58th Street North

Suite 200

Clearwater, FL 33760

riggs@originclear.com

With a required copy (which shall not constitute notice) to:

Kunzler Bean & Adamson

Attn: Marty Tate, Esq.

50 W. Broadway

Suite 1000

Salt Lake City, UT 84020

mtate@kba.law

Annex E-7

15.

No Waiver of Rights, Powers and Remedies. No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

15.

Incorporation by Reference. Sections 8.1 (Non-Survival); 8.2 (Entire Agreement; Assignment); 8.3 (Amendment); 8.5 (Governing Law); 8.7 (Construction; Interpretation); 8.10 (Severability); 8.15 (Waiver of Jury Trial); 8.16 (Submission to Jurisdiction); and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

Annex E-8

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

Fortune Rise Sponsor, LLC

By:   /s/ T. Riggs Eckelberry

Name: T. Riggs Eckelberry

Title: Authorized Person

Annex E-9

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

Fortune Rise Acquisition Corporation

By:   /s/ Richard A. Brand

Name: Richard A. Brand

Title: Principal Executive Officer

Annex E-10

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

Water on Demand, Inc.

By:   /s/ T. Riggs Eckelberry

Name: T. Riggs Eckelberry

Title: Chief Executive Officer

Annex E-11

ANNEX F
SECTION 21.460 ET. SEQ.
APPRAISAL RIGHTS

Sec. 21.460.  RIGHTS OF DISSENT AND APPRAISAL.  A shareholder of a domestic corporation has the rights of dissent and appraisal under Subchapter H, Chapter 10, with respect to a fundamental business transaction.

Sec. 10.351.  APPLICABILITY OF SUBCHAPTER.  (a)  This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b)  This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002.  That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust.  Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c)  The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352.  DEFINITIONS.  In this subchapter:

(1)“Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

a.provides notice under Section 10.356; and

b.complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2)“Responsible organization” means:

a.the organization responsible for:

i.the provision of notices under this subchapter; and

ii.the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

b.with respect to a merger or conversion:

i.for matters occurring before the merger or conversion, the organization that is merging or converting; and

ii.for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

c.with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange;

d.with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and

e.with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation.

Annex F-1

Sec. 10.353.  FORM AND VALIDITY OF NOTICE.

(a)Notice required under this subchapter:

i.must be in writing; and

ii.may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b)  Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354.  RIGHTS OF DISSENT AND APPRAISAL.  (a)  Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1)dissent from:

a.a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

b. a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

c.a plan of exchange in which the ownership interest of the owner is to be acquired;

d. a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;

e. a merger effected under Section 10.006 in which:

i.the owner is entitled to vote on the merger; or

ii. the ownership interest of the owner is converted or exchanged;

f.a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or

g.if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation’s certificate of formation to:

i.add the provisions required by Section 3.007(c) to elect to be a public benefit corporation; or

ii.delete the provisions required by Section 3.007(c), which in effect cancels the corporation’s election to be a public benefit corporation; and

(2)subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b)  Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1)the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner:

(A)in the case of a plan of merger, conversion, or exchange, other than a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate, are either:

(i)listed on a national securities exchange; or

(ii)held of record by at least 2,000 owners; or

(B)in the case of a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, immediately before the date the board

Annex F-2

of directors of the corporation that issued the ownership interest held, directly or indirectly, by the owner approves the plan of merger, are either:

(i)listed on a national securities exchange; or

(ii)held of record by at least 2,000 owners;

(2)the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3)the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

a.ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

i.listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

ii.held of record by at least 2,000 owners;

b.cash instead of fractional ownership interests, or fractional depository receipts in respect of ownership interests, the owner would otherwise be entitled to receive; or

c.any combination of the ownership interests, or fractional depository receipts in respect of ownership interests, and cash described by Paragraphs (A) and (B).

(c)Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

(d)  Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters’ rights may not dissent from an amendment to the corporation’s certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment:

(1)listed on a national securities exchange; or

(2)held of record by at least 2,000 owners.

Sec. 10.355.  NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a)  A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1)the action or proposed action is submitted to a vote of the owners at a meeting; or

(2)approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b)  If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger.  The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

Annex F-3

(b-1)  If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger.  Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date.  If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.

(c)  A notice required to be provided under Subsection (a), (b), or (b-1) must:

(1)be accompanied by:

(A)a copy of this subchapter; or

(B)  information directing the owner to a publicly available electronic resource at which this subchapter may be accessed without subscription or cost; and

(2)advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.

(d)  In addition to the requirements prescribed by Subsection (c), a notice required to be provided:

(1)under Subsection (a)(1) must accompany the notice of the meeting to consider the action;

(2)under Subsection (a)(2) must be provided to:

(A)each owner who consents in writing to the action before the owner delivers the written consent; and

(B)  each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and

(3)under Subsection (b-1) must be provided:

(A)if given before the consummation of the offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or

(B)if given after the consummation of the offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

(e)  Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f)  If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date.  If the second notice is given after the later of the date on which the offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).

Annex F-4

Sec. 10.356.  PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a)  An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter.  An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b)  To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1)if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A)is addressed to the entity’s president and secretary;

(B)states that the owner’s right to dissent will be exercised if the action takes effect;

(C)provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D)is delivered to the entity’s principal executive offices before the meeting;

(2)with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A)must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B)(B)  may not consent to the action if the action is approved by written consent; and

(3)must give to the responsible organization a demand in writing that:

(A)is addressed to the president and secretary of the responsible organization;

(B)demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C)provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D)states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E)is delivered to the responsible organization at its principal executive offices at the following time:

(i)not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(c) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;

(iii)not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or

(iv)not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).

(c)An owner who does not make a demand within the period required by Subsection (b)(3)(c) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

Annex F-5

(d)  Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section.  An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e)  If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357.  WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a)  An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1)payment for the ownership interest has been made under Sections 10.358 and 10.361;  or

(2)a petition has been filed under Section 10.361.

(b)  Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358.  RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a)  Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1)accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2)rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b)  If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1)endorsed certificates representing the ownership interests if the ownership interests are certificated;  or

(2)signed assignments of the ownership interests if the ownership interests are uncertificated.

(c)If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1)an estimate by the responsible organization of the fair value of the ownership interests;  and

(2)an offer to pay the amount of the estimate provided under Subdivision (1).

(d)  If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e)  If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a

Annex F-6

responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1)endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2)signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359.  RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a)  A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b)  If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1)a reference to the demand;  and

(2)the name of the original dissenting owner of the ownership interest.

Sec. 10.360.  RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.  A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer.  The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361.  PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT;  APPOINTMENT OF APPRAISERS.

(a)  If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1)the county in which the organization’s principal office is located in this state;  or

(2)the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b)  A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c)  On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization.  Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization.  If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d)  The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1)the responsible organization;  and

(2)each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

Annex F-7

(e)  The court shall:

(1)determine which owners have:

(A)perfected their rights by complying with this subchapter;  and

(B)become subsequently entitled to receive payment for the fair value of their ownership interests;  and

(C)appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f)  The court shall approve the form of a notice required to be provided under this section.  The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g)  The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d).  When the beneficial owner files a petition described by Subsection (a):

(1)the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2)the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362.  COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a)  For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal.  Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b)  In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability.  If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363.  POWERS AND DUTIES OF APPRAISER;  APPRAISAL PROCEDURES.

(a)   An appraiser appointed under Section 10.361 has the power and authority that:

(1)is granted by the court in the order appointing the appraiser; and

(2)may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

Annex F-8

(b)  The appraiser shall:

(1)determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2)file with the court a report of that determination.

(c)The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate.  A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d)  The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364.  OBJECTION TO APPRAISAL; HEARING.

(a)  A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b)  If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report.  After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d)  The responsible organization shall pay the amount of the judgment to the holder of the ownership interest on the terms and conditions ordered by the court.

(e)  On payment of the judgment, the dissenting owner does not have an interest in the:

(1)ownership interest for which the payment is made; or

(2)responsible organization with respect to that ownership interest.

Sec. 10.365.  COURT COSTS; COMPENSATION FOR APPRAISER.

(a)  An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b)  All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366.  STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a)  An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1)in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2)in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b)  An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

Annex F-9

(1)receive payment for the ownership interest under this subchapter; and

(2)bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c)  An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367.  RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.  (a)  The rights of a dissenting owner terminate if:

(1)the owner withdraws the demand under Section 10.356;

(2)the owner’s right of dissent is terminated under Section 10.356;

(3)a petition is not filed within the period required by Section 10.361;  or

(4)after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b)  On termination of the right of dissent under this section:

(1)the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2)the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3)the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4)the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5)any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6)the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368.  EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.  In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1)the value of the ownership interest; or

(2)money damages to the owner with respect to the action.

Annex F-10

ANNEX G
OPINION OF THE BENCHMARK COMPANY, LLC

October 24, 2023

STRICTLY CONFIDENTIAL

The Board of Directors

Fortune Rise Acquisition Corporation

To the Board of Directors:

We understand that Fortune Rise Acquisition Corporation (“FRLA”) intends to pursue a business combination transaction (the “Transaction”) on the terms and subject to the conditions set forth in the Business Combination Agreement (the “Agreement”) to be entered into by, between, and among Water on Demand, Inc. (“WOD”, the “Company”), FRLA, and FRLA Merger Sub, Inc., a wholly owned Subsidiary of FRLA (“Merger Sub”), pursuant to which, as currently contemplated: (i) on the Closing Date, Merger Sub and the Company shall consummate the Merger at the Effective Time, and following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Company”); (ii) at the Effective Time, each FRLA Class A Share and each FRLA Class B Share (other than such FRLA Class B Shares held by Sponsor which are forfeited pursuant to the Sponsor Letter Agreement) that is issued and outstanding immediately prior to the Merger shall become one share of common stock, par value $0.0001 per share, of FRLA (“FRLA Common Shares”); (iii) at the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares cancelled and extinguished pursuant to Section 2.1(a)(viii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive that number of FRLA Common Shares equal to the Merger Consideration; (iv) “Merger Consideration” means with respect to each outstanding share of Company Common Stock (which shall include Company Common Stock that results from the conversion of any Convertibles) a number (equal to the Exchange Ratio) of FRLA Common Shares, with the Exchange Ratio meaning (a) the Equity Value Per Share, divided by (b) the FRLA Share Value; and (v) the Equity Value per Share means (a) the Equity Value (which means $32,000,000), divided by (b) the Fully Diluted Company Capitalization (which means the sum of the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time). Terms capitalized but otherwise not defined shall have their respective meanings set forth in the Agreement.

The board of directors of FRLA (the “Board”) has requested that The Benchmark Company, LLC (“Benchmark” or “us”) provide a written opinion (the “Opinion”) to the Board as to whether the consideration to be paid by FRLA in the Transaction is fair to FRLA’s unaffiliated public stockholders from a financial point of view.

In exchange for our services in rendering this Opinion, FRLA has agreed to pay a fee to Benchmark, which is not contingent upon either the conclusion expressed herein or the consummation of the Transaction. FRLA has also agreed to indemnify us against certain potential liabilities in connection with our services in rendering this Opinion and to reimburse us for certain of our expenses incurred in connection with our engagement with FRLA.  We may seek to provide other financial advisory or investment banking services to FRLA and/or its affiliates and other participants in the Transaction in the future for which we may receive compensation.

Annex G-1

This Opinion is addressed to, and is intended for the use, information and benefit of the Board (solely in its capacity as such) and may not be used for any other purpose without our prior written consent.  This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, FRLA, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of FRLA, or to any other party, except if and only to the extent expressly set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for FRLA, the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of FRLA’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents) , except if and only to the extent expressly set forth in this Opinion, (vi) the solvency, creditworthiness or fair value of the Company, FRLA or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.  It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, FRLA and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, FRLA, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

In arriving at this Opinion, we reviewed and considered such financial and other matters as we deemed relevant, including, among other things:

▪a draft of the Agreement provided to us by FRLA, dated October 23, 2023;

▪certain information relating to the historical, current and future operations, financial condition and prospects of the Company, made available to us by FRLA, including unaudited financial statements for the calendar years 2021 and 2022, and a financial model with projected financials for the calendar years 2023-2026;

▪discussions with certain members of the management of FRLA and the Company and certain of its advisors and representatives regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

▪a certificate addressed to us from senior management of FRLA which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) on the Company provided to, or discussed with, us by or on behalf of FRLA;

▪the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain companies that we deemed to be relevant;

▪the publicly available financial terms of certain transactions that we deemed to be relevant; and

▪such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

Annex G-2

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information.  We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.  Benchmark has further relied upon the assurance of the management of FRLA and the Company that they are unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at this Opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by FRLA and the Company.  In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the version of the Agreement provided to us as identified above.  In addition, Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of FRLA or the Company nor was Benchmark furnished with any such independent evaluations or appraisals.  This Opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date hereof.  Although subsequent developments might affect this Opinion, Benchmark does not have any obligation to update, revise or reaffirm this Opinion.

Benchmark has assumed that the Transaction will be consummated on terms substantially similar to those set forth in the draft of the Agreement provided to us as identified above. Furthermore, FRLA represented to Benchmark that the Transaction was negotiated by the parties on an arm’s length basis.

In the ordinary course of our business, Benchmark may have actively traded the equity or debt securities of FRLA and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be stockholders of FRLA.

Annex G-3

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be paid by FRLA in the Transaction pursuant to the Agreement is fair to FRLA’s unaffiliated public stockholders from a financial point of view.

Very truly yours,

THE BENCHMARK COMPANY, LLC

By:	/s/ John J. Borer III
Name:	John J. Borer III
Title:	Senior Managing Director & Co-Head of Investment Banking

Annex G-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, FRLA’s charter provides that a director will not be personally liable to FRLA or FRLA’s stockholders for monetary damages for breach of fiduciary duty as a director, unless they violated their duty of loyalty to FRLA or FRLA’s stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

FRLA’s charter provides that FRLA will indemnify its present and former directors and officers to the fullest extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may have or hereafter acquire under law, the FRLA charter, the Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

FRLA has entered into indemnification agreements with each of its current directors and executive officers. These agreements require FRLA to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to FRLA, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. FRLA also intends to enter into indemnification agreements with future directors and executive officers.

Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description
2.1	Business Combination Agreement, dated as of October 24, 2023 (included as Annex A to this proxy statement/prospectus).
2.2	Amendment No. 1 to Business Combination Agreement, dated as of February 6, 2024 (included as Annex A to this proxy statement/prospectus).
3.1	Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K/A filed with the SEC on November 8, 2021).
3.2

Amendment No. 1 to the Amended and Restated Certificate of Incorporation filed April 11, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 13, 2023).

3.3

Amendment No. 2 to the Amended and Restated Certificate of Incorporation filed June 2, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 2, 2023).

3.4

Amendment No. 3 to the Amended and Restated Certificate of Incorporation filed October 25, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 27, 2023).

3.5	Bylaws (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 26, 2021).
3.6	Form of the Combined Company’s Charter (included as Annex B to this proxy statement/prospectus).
3.7	Form of the Combined Company’s Bylaws (included as Annex C to this proxy statement/prospectus).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on May 26, 2021).
4.2	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on May 26, 2021).
4.3	Specimen Public Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on May 26, 2021).
4.4

Public Warrant Agreement, dated November 2, 2021, between FRLA and VStock Transfer, LLC, as warrant agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K/A filed with the SEC on November 8, 2021).

5.1**	Opinion of Nelson Mullins Riley & Scarborough LLP as to the validity of the securities being registered.
8.1*	Opinion of Nelson Mullins Riley & Scarborough LLP regarding certain tax matters.
10.1

Investment Management Trust Agreement, dated November 2, 2021, between the Registrant and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K/A filed with the SEC on November 8, 2021).

10.2

Securities Purchase Agreement, dated February 18, 2021, between FRLA and the Sponsor (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on May 26, 2021).

10.3

Private Placement Share Purchase Agreement, dated November 2, 2022, by and between FRLA and the underwriters (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K/A filed with the SEC on November 8, 2021).

10.4	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.14 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 20, 2023).
10.5

Registration Rights Agreement, dated November 2, 2021, among the Registrant and certain security holders (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K/A filed with the SEC on November 8, 2021).

10.6	Sponsor Letter Agreement, dated as of October 24, 2023, by and among the Sponsor, FRLA, and WODI (included as Annex E to this proxy statement/prospectus).
10.7+	Form of FRLA Incentive Equity Plan (included as Annex D to this proxy statement/prospectus).

23.1	Consent of Marcum LLP.
23.2	Consent of M&K CPAS, PLLC.
23.3*	Consent of The Benchmark Company, LLC.
23.5**	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1 hereto).
23.6*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 8.1 hereto).
24.1	Power of Attorney (included on the signature page to this Registration Statement).
99.1**	Form of Proxy Card to be used by Fortune Rise Acquisition Corp.
99.2**	Form of Consent to be used by holders of Water on Demand, Inc. common stock.
99.3*	Consent of T. Riggs Eckelberry to be named as a director nominee.
99.4*	Consent of Stephen Hall to be named as a director nominee.
99.5*	Consent of Leslie Brock to be named as a director nominee.
99.6*	Consent of Taron Lexton to be named as a director nominee.
99.7*	Consent of Jean-Louis Kindler to be named as a director nominee.
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)
107*	Filing Fee Table

+	Indicates management contract or compensatory plan.
*	Previously filed.
**	To be filed by amendment.

Undertakings

The undersigned registrant hereby undertakes:

A.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Clearwater, Florida, on September 26, 2024.

Fortune Rise Acquisition Corporation

By:	/s/ Ryan Spick
Name:	Ryan Spick
Title:	Principal Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Ryan Spick	Principal Executive Officer and Chief Financial Officer	September 26, 2024
Ryan Spick	(Principal executive, financial and accounting officer)

*	Director	September 26, 2024
Ronald Pollack

*	Director	September 26, 2024
Philip Goodman

*	Director	September 26, 2024
Beau Vuillemot

*  Signed pursuant to Power of Attorney dated February 14, 2024, included as part of the signature page to the Registration Statement on Form S-4 for Fortune Rise Acquisition Corporation filed on February 14, 2024.